Filed Pursuant to Rule 424(b)(4)
Registration No. 333-130361

PROSPECTUS

SAFETY PRODUCTS HOLDINGS, INC.

EXCHANGE OFFER FOR
$35,419,775
11 3/4% SENIOR PAY IN KIND NOTES DUE 2012

We are offering to exchange:

up to $35,419,775 of our new 11 3/4% Senior Pay in Kind Notes due 2012, Series B

for

a like amount of our outstanding unregistered 11 3/4% Senior Pay in Kind Notes due 2012

Material Terms of Exchange Offer

•       Safety Products Holdings, Inc. will be the issuer of the exchange notes.

•       The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•       There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

•       You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.

•       The exchange offer expires at 5:00 p.m., New York City time, on February 6, 2006, unless extended.

•       The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•       We will not receive any proceeds from the exchange offer.

•       The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the Staff of the SEC.

For a discussion of certain factors that you should consider before participating in this exchange offer, see “Risk Factors” beginning on page 12 of this prospectus.

Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

January 6, 2006

We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

Until April 6, 2006, all dealers that, buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

TABLE OF CONTENTS

INCORPORATED INFORMATION	i
CURRENCIES AND EXCHANGE RATES	ii
MARKET, RANKING AND OTHER DATA	ii
TRADEMARKS	ii
PRO FORMA FINANCIAL INFORMATION	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	12
FORWARD-LOOKING STATEMENTS	26
EXCHANGE OFFER	27
USE OF PROCEEDS	35
CAPITALIZATION	36
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA	37
SELECTED HISTORICAL FINANCIAL AND OTHER DATA	43
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	46
BUSINESS	65
MANAGEMENT	84
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	93
PRINCIPAL EQUITYHOLDERS	96
DESCRIPTION OF OTHER OBLIGATIONS	98
DESCRIPTION OF THE NOTES	105
BOOK-ENTRY, DELIVERY AND FORM	145
CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	148
PLAN OF DISTRIBUTION	154
LEGAL MATTERS	155
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	155
INDEPENDENT PUBLIC ACCOUNTING FIRM	155
WHERE YOU CAN FIND ADDITIONAL INFORMATION	155
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

INCORPORATED INFORMATION

This prospectus incorporates important business and financial information about Safety Products that is not included in or delivered with this prospectus. This information is available free of charge to security holders upon written or oral request to:  Safety Products Holdings, Inc., c/o Norcross Safety Products L.L.C., 2001 Spring Road, Suite 425, Oak Brook, Illinois, 60523, Attention: Chief Financial Officer (telephone (630) 572-5715). To ensure timely delivery, you should request any information no later than five business days prior to the expiration of the exchange offer.

i

CURRENCIES AND EXCHANGE RATES

References in this prospectus to “dollars” or “$” are to the currency of the United States. References to “euros” or “€” are to the currency of the European Union. References in this prospectus to “Canadian dollars” or “C$” are to the currency of Canada. References in this prospectus to “rand” or “R” are to the currency of South Africa. Except as otherwise stated herein, conversions of non-dollar currencies to dollars in the financial statements and the other information included herein have been calculated, for statement of operations purposes, on the basis of average exchange rates over the related periods and, for balance sheet purposes, on the date thereof.

MARKET, RANKING AND OTHER DATA

Unless otherwise indicated, the market, ranking and other similar data contained in this prospectus, including statements regarding our being a leader and one of the largest participants in our industry and regarding the breadth of our product offering, are based upon our management’s knowledge of and experience in the markets in which we operate, and upon information from independent industry publications. None of the independent industry publications was prepared on our or our affiliates’ behalf and no party has consented to the inclusion of any data from its reports, nor have we sought their consent. While management believes this data and its estimates and beliefs based on such data, to be reasonable, market, ranking and other similar data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market size. In addition, consumption patterns and customer preferences can and do change.

TRADEMARKS

North™, Morning Pride™, Ranger™, Servus™, Pro-Warrington™, Salisbury™, Fibre-Metal™ and Total Fire Group™ are some of our trademarks. Other brand names or trademarks appearing in this prospectus are the property of their respective owners.

PRO FORMA FINANCIAL INFORMATION

Unless otherwise indicated, the unaudited pro forma statement of operations data presented in this prospectus for the nine months ended October 1, 2005 and for the year ended December 31, 2004 give pro forma effect to (1) the offering of $25.0 million of the outstanding notes and the application of the net proceeds as described under “Use of Proceeds,” (2) the consummation of the acquisition by Safety Products Holdings, Inc., or Safety Products, of all of the issued and outstanding equity interests of the subsidiaries of NSP Holdings L.L.C., or NSP Holdings, and the related financing transactions, (3) the issuance by NSP Holdings and NSP Holdings Capital Corp., or NSP Capital, of $100 million 11 ¾% Senior Pay in Kind Notes due 2012 (the “Existing Holdings Notes”), (4) the assumption by Safety Products of the obligations of NSP Holdings under the Existing Holdings Notes and (5) the acquisition by Norcross Safety Products L.L.C. of The Fibre-Metal Products Company, or Fibre-Metal, on November 1, 2005, in each case as if these transactions had occurred on January 1, 2004. The unaudited pro forma balance sheet data as of October 1, 2005 presented in this prospectus give pro forma effect to the acquisition of Fibre-Metal, while the other foregoing items occurred prior to October 1, 2005, and are therefore reflected in the October 1, 2005 historical balance sheet.

ii

PROSPECTUS SUMMARY

The following summary contains basic information about this exchange offer. It likely does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire document and the other documents to which we refer you. We refer to Safety Products Holdings, Inc. as “Safety Products” or the “Issuer.”  Safety Products conducts all of its business through its wholly owned subsidiary, Norcross Safety Products L.L.C., which we refer to as “Norcross,” and its subsidiaries. References to “we,” “our,” “us” and the “Company” refer collectively to Safety Products and its consolidated subsidiaries.

In presenting our operating results and cash flows, Safety Products Holdings, Inc., following its acquisition of Norcross, is referred to as the “Successor.” NSP Holdings L.L.C., prior to the acquisition, is referred to as the “Predecessor.” When we refer to the “combined nine months ended October 1, 2005,” we are referring to our operating results and cash flows on a non-GAAP combined basis. The presentation of our operating results and cash flows on a combined basis for the nine month period ended October 1, 2005 simply represents the mathematical addition of the pre-acquisition results of operations of the Predecessor for the period from January 1, 2005 to July 19, 2005 and the results of operations of the Successor for the period from July 20, 2005 to October 1, 2005.

Our Company

We are a leading designer, manufacturer and marketer of branded products in the fragmented personal protection equipment industry. We manufacture and market a full line of personal protection equipment for workers in the general industrial, fire service and utility/high voltage industries. Our broad product offering includes, among other things, respiratory protection, protective footwear, hand protection, protective garments for firefighters, known as “bunker gear,” and linemen equipment for utility workers.

We are one of the largest participants in the personal protection equipment industry with approximately 2,800 employees in 29 facilities worldwide as of October 1, 2005. We market and sell our products through three distinct sales forces dedicated to our three target markets. Our sales representatives work closely with third-party distributors, while simultaneously calling on end-users to generate “pull-through”  demand for our products. We manufacture or assemble the majority of the products we sell. Approximately 81% of our net sales in 2004 were to customers in North America, with the remainder to customers primarily in Europe.

We classify our diverse product offerings into three operating segments:

General Industrial.   We offer a diverse portfolio of leading products for a wide variety of industries, including the manufacturing, agriculture, construction, food processing, pharmaceutical, and automotive industries and the military, under the North, Ranger, Servus, KCL and Fibre-Metal brand names. Our product offering is one of the broadest in the personal protection equipment industry and includes respiratory protection, protective footwear, hand protection, eye, head and face protection, first aid, hearing protection and fall protection. We sell our general industrial products primarily through industrial distributors.

Fire Service.   We manufacture and market one of the broadest lines of personal protection equipment for the fire service segment, offering firefighters head-to-toe protection. Our products include bunker gear, fireboots, helmets, gloves and other accessories. We market our products under our Total Fire Group umbrella, using the brand names of Morning Pride, Ranger, Servus and Pro Warrington. We are widely known for developing innovative equipment. We are the vendor of choice for many of the largest fire departments in North America. We sell our fire service products primarily through specialized fire service distributors.

Utility/High Voltage.   We manufacture and market a broad line of personal protection equipment for the utility/high voltage service segment under the Servus and Salisbury brands. Our products, including linemen equipment, gloves, sleeves and footwear, are designed to protect utility workers and industrial workers from up to 40,000 volts of electricity. All our products either meet or exceed the applicable standards of the American National Standards Institute (“ANSI”) and the American Society for Testing of Materials (“ASTM”). We sell our utility/high voltage products through specialized distributors and direct to utilities and electrical contractors.

The Transactions

In May 2005, Safety Products was formed to effect the acquisition from NSP Holdings of all the issued and outstanding equity interests of Norcross and NSP Capital in a transaction valued at approximately $481.0 million. To execute this transaction, Safety Products, NSP Holdings and Norcross entered into a purchase and sale agreement whereby Safety Products acquired all of the equity interests of Norcross and NSP Capital. As a result of the acquisition, Safety Products became the sole unit holder of Norcross and assumed, pursuant to a supplemental indenture, the obligations of NSP Holdings under NSP Holdings’ and NSP Capital’s outstanding $100.0 million 11 3/4% Senior Pay in Kind Notes due 2012 (the “Existing Holdings Notes”) and the indenture governing such notes. The acquisition was completed in July 2005 and was funded with proceeds to Safety Products from the issuance and sale of $25,000,000 of the outstanding notes as well as an equity investment by affiliates of Odyssey Investment Partners, LLC, or Odyssey, and General Electric Pension Trust, or GEPT, and certain members of management of Norcross. Concurrently with the acquisition, Norcross also entered into a new senior credit facility consisting of an $88 million term loan and a $50 million revolving credit facility. See “Use of Proceeds.”

In November 2005, Norcross completed the acquisition of all of the issued and outstanding capital stock of The Fibre-Metal Products Company (“Fibre-Metal”). The purchase price consisted of $68.0 million in cash which may be increased by the amount that the Fibre-Metal closing working capital exceeds $9.3 million or reduced by the amount that the Fibre-Metal closing working capital falls below $8.9 million. Norcross financed the acquisition through additional term borrowings under the senior credit facility.

We refer herein to the acquisition of Norcross as the “Norcross Transaction” and to the acquisition of Fibre-Metal as the “FMP Transaction.”  We also refer herein collectively to the Norcross Transaction and the FMP Transaction as the “Transactions.”

Safety Products is a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at c/o Norcross Safety Products L.L.C., 2001 Spring Road, Suite 425, Oak Brook, Illinois, 60523, and our telephone number is (630) 572-5715.

Corporate Structure

The following chart illustrates our company structure and principal indebtedness as of October 1, 2005, on a pro forma basis after giving effect to the FMP Transaction:

(1)    Represents the Existing Holdings Notes and the outstanding notes, including $3.9 million of accrued interest and $5.7 million of additional notes issued in lieu of cash interest on July 1, 2005 on the Existing Holdings Notes and excluding a $6.3 million reduction in the fair value of the Existing Holdings Notes related to purchase accounting adjustments arising from the Norcross Transaction, net of original issue discount of $1.5 million on $25.0 million of the outstanding notes.

(2)    Our senior credit facility, as amended, consists of: (i) a revolving credit facility, which provides for up to $50.0 million of borrowings and (ii) an $153.0 million term loan. We had approximately $42.5 million of pro forma availability under the revolving credit facility as of October 1, 2005.

(3)    Represents Norcross senior subordinated notes excluding a $7.4 million increase in the fair value of the notes related to purchase accounting adjustments arising from the Norcross Transaction.

(4)    Other indebtedness and capitalized leases consist of capitalized lease obligations in the amount of $0.1 million and European term loans of $0.3 million. In addition, our European subsidiaries have additional revolving credit facilities available of €2.7 million and our South African subsidiary has a R3.0 million revolving credit facility which has availability of R1.7 million.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes

We sold $25.0 million of the outstanding notes on July 19, 2005 to Credit Suisse First Boston LLC. We refer to this party in this prospectus as the “initial purchaser.” The initial purchaser subsequently resold $25.0 million of the outstanding notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, as amended, or the Securities Act. NSP Holdings sold $8.0 million of the outstanding notes on January 7, 2005 to CIVC Partners Fund, L.P., or CIVC, who subsequently resold those notes to GS Mezzanine Partners III Onshore Fund, L.P. and GS Mezzanine Partners Offshore Fund, L.P., or the GS Funds. On July 1, 2005 and January 1, 2006, $454,333 and $496,692, respectively, of additional notes were issued in lieu of cash interest on the notes now held by the GS Funds. On January 1, 2005, $1,468,750 of additional notes were issued in lieu of cash interest on the outstanding notes sold to the initial purchaser.

Registration Rights Agreement

Simultaneously with the sale of the outstanding notes to the initial purchaser, the issuer entered into a registration rights agreement for the exchange offer. In the registration rights agreement, the issuer agreed, among other things, to use reasonable best efforts to file a registration statement with the SEC and to commence and complete this exchange offer within 300 days of issuing the outstanding notes to the initial purchaser. Pursuant to a letter dated as of July 19, 2005, we requested that the GS Funds waive their rights under the CIVC registration rights agreement in exchange for the right to register the notes purchased from CIVC as part of our registration of the outstanding notes sold to the initial purchaser. The GS Funds subsequently exercised their rights under the letter. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offer

We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on either January 7, 2005 or July 19, 2005. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales

We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

	•	the exchange notes are being acquired in the ordinary course of your business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on January 4, 2006.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, February 6, 2006, unless we decide to extend the expiration date.
Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.
Procedures for Tendering Outstanding Notes	If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:
•

an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•

if the notes you own are held of record by The Depository Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the notes exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:
• a timely confirmation of book-entry transfer of your outstanding notes into the account of the notes exchange agent at DTC if you are effecting delivery of book-entry transfer, or
• if necessary, the documents required for compliance with the guaranteed delivery procedures.
Special Procedures for Beneficial Owners

If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on February 6, 2006.
Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.
Exchange Agent	Wilmington Trust Company is serving as the exchange agent in connection with the exchange offer.

Summary of Terms of the Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	Safety Products Holdings, Inc.
Securities Offered	$35,419,775 in aggregate principal amount of 11¾% Senior Pay in Kind Notes due 2012, Series B.
Maturity Date	January 1, 2012.
Interest Payments

Interest is payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 2006. Interest on the notes will accrue from July 1, 2005. Through and including the interest payment date of January 1, 2010, accrued interest on all notes then outstanding will be payable, at the Issuer’s option, in cash or in the form of additional notes.

Guarantees	None.
Ranking	The notes will be senior unsecured obligations of the Issuer. The notes rank:
• pari passu in right of payment to all existing and future senior indebtedness of the Issuer;
• senior in right of payment to all existing and future subordinated indebtedness of the Issuer;
•

effectively subordinated to all existing and future secured obligations of the Issuer, including the Issuer’s senior secured guarantee of the senior credit facility of Norcross and its subsidiaries, to the extent of the value of the assets securing such obligations; and

• structurally subordinated to all existing and future obligations (including trade payables) of Norcross and its subsidiaries.

As of October 1, 2005, on a pro forma basis after giving effect to the FMP Transaction, the Issuer would have had approximately $443.7 million of outstanding indebtedness (excluding fair value adjustments to the Norcross senior subordinated notes and Existing Holdings Notes) and the notes would have ranked effectively junior in right of payment to approximately $445.4 million of liabilities, including trade payables of Norcross and its subsidiaries (excluding intercompany liabilities and guarantees and fair value adjustment to the Norcross senior subordinated notes).

Optional Redemption

At any time prior to July 1, 2006, we may redeem the notes and the Existing Holdings Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus the Make Whole Premium (as defined under “Description of the Notes”) and accrued and unpaid interest to the date of redemption.

We may redeem any of the notes and the Existing Holdings Notes at any time on or after July 1, 2006, in whole or in part, in cash, at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

At any time prior to July 1, 2006, we may redeem up to 35% of the aggregate principal amount of the notes and the Existing Holdings Notes issued under the indenture with the net proceeds of certain equity offerings at a redemption price equal to 11¾% of the principal amount of the notes plus accrued and unpaid interest to the date of redemption. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes and the Existing Holdings Notes issued under the indenture remains outstanding.

See “Description of the Notes—Redemption—Optional Redemption upon Equity Offerings.”
Mandatory Partial Redemption

On July 1, 2010, if any notes under the indenture are outstanding, we are required to redeem, at a redemption price equal to 100% of the notes and the Existing Holdings Notes plus accrued and unpaid interest to the date of redemption, a principal amount of notes and the Existing Holdings Notes sufficient (but not in excess of the amount sufficient) to ensure that the notes and the Existing Holdings Notes are not treated for tax purposes as “Applicable High Yield Discount Obligations.” This redemption provision is intended to ensure the ongoing deductibility of interest by the Company. See “Description of the Notes—Redemption—Mandatory Partial Redemption.”

Change of Control

If the Issuer experiences a Change of Control (as defined under “Description of the Notes—Change of Control Offer”), we will be required to make an offer to repurchase the notes and the Existing Holdings Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Certain Covenants	The indenture governing the notes and the Existing Holdings Notes will restrict our ability and the ability of our restricted subsidiaries to, among other things:
	•	incur or guarantee additional indebtedness or issue preferred stock;
	•	pay dividends or make other distributions to our stockholders;
	•	purchase or redeem capital stock or subordinated indebtedness;
	•	make investments;
	•	create liens;
	•	incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;
	•	sell assets, including capital stock of our subsidiaries;
	•	consolidate or merge with or into other companies or transfer all or substantially all of our assets; and
	•	engage in transactions with affiliates.
These covenants will be subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Risk Factors

Investing in the notes involves substantial risks. See “Risk Factors” for a discussion of certain risks of participating in the exchange offer.

Summary Historical and Pro Forma Financial and Other Data

The following table presents summary historical and pro forma consolidated statement of operations, balance sheet and other data for the periods presented and should only be read in conjunction with the “Selected Historical Financial and Other Data,” “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes thereto, all included elsewhere in this prospectus. In the following table, Safety Products, following the Norcross Transaction, is referred to as the “Successor” and NSP Holdings, prior to the Norcross Transaction, is referred to as the “Predecessor.” The historical financial data for each of the three years in the period ended December 31, 2004, have been derived from our historical audited consolidated financial statements included elsewhere in this prospectus. The historical financial data as of October 1, 2005 and for the nine months ended October 2, 2004 (Predecessor), the period from January 1, 2005 through July 19, 2005 (Predecessor), and the period from July 20, 2005 through October 1, 2005 (Successor), have been derived from our historical unaudited financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The unaudited pro forma financial data as of and for the nine months ended October 1, 2005 and for the year ended December 31, 2004 have been derived from the pro forma financial statements included elsewhere in this prospectus. Results of operations for an interim period are not necessarily indicative of results for a full year.

				Unaudited
	Predecessor					Successor
	Year Ended December 31,			Nine Months ended October 2,	January 1, 2005 through July 19,	July 20, 2005 through October 1,	Pro Forma Nine Months ended October 1,	Pro Forma Year Ended December 31,
	2002	2003	2004	2004	2005	2005	2005	2004
	(dollars in thousands)
Statement of Operations Data:
Net sales	$323,509	$372,524	$440,280	$330,586	$273,074	$85,738	$385,320	$470,964
Cost of goods sold	205,655	240,408	281,924	212,129	171,645	58,271	241,254	299,997
Gross profit	117,854	132,116	158,356	118,457	101,429	27,467	144,066	170,967
Operating expenses:
Selling	30,440	36,877	41,901	31,514	26,892	8,413	37,157	44,591
Distribution	15,177	18,550	22,452	16,607	14,634	4,427	21,082	24,915
General and administrative	31,075	34,011	41,721	29,988	24,956	7,834	37,228	47,324
Amortization of intangibles	3,239	2,583	517	380	329	4,732	6,503	12,109
Zimbabwe subsidiary impairment charge	2,785	—	—	—	—	—	—	—
Restructuring and merger-related charges	9,269	—	—	—	—	—	—	—
Strategic alternatives	—	—	616	616	—	—	—	616
Management incentive compensation	—	—	—	—	16,388	—	16,388	—
Total operating expenses	91,985	92,021	107,207	79,105	83,199	25,406	118,358	129,555
Income from operations	25,869	40,095	51,149	39,352	18,230	2,061	25,708	41,412
Other expense (income):
Interest expense(1)(2)(3)	23,374	33,454	35,962	26,942	24,584	7,151	34,908	43,297
Interest income	(122)	(117)	(213)	(128)	(914)	(39)	(505)	(227)
Other, net	(305)	(1,002)	1,539	1,206	5,391	(110)	629	1,541
Income (loss) before income taxes and minority interest	2,922	7,760	13,861	11,332	(10,831)	(4,941)	(9,324)	(3,199)
Income tax expense	7,901	1,843	3,195	2,915	3,619	84	4,283	3,634
Minority interest	—	(3)	25	22	13	(2)	11	25
Net (loss) income	(4,979)	5,920	$10,641	$8,395	$(14,463)	$(5,023)	$(13,618)	$(6,858)
Preferred unit dividend(1)	11,991	12,973
Net loss attributable to common unit holders	$(16,970)	$(7,053)

							Unaudited
	Predecessor									Successor
	Year Ended December 31,						Nine Months ended October 2,		January 1, 2005 through July 19,	July 20, 2005 through October 1,	Pro Forma Nine Months ended October 1,	Pro Forma Year Ended December 31,
	2002		2003		2004		2004		2005	2005	2005	2004
	(dollars in thousands)
Other Financial Data and Ratios:
EBITDA(4)	$44,791		$53,849		$61,956		$47,031		$19,332	$9,322	$42,563	$67,616
Adjusted EBITDA(4)	47,576		53,432		63,471		48,031		40,366	12,579	58,951	69,138
Depreciation and amortization	18,617		12,749		12,371		8,907		6,506	7,149	17,495	27,770
Capital expenditures	7,197		7,432		6,423		4,284		4,250	1,471	6,017	7,805
Ratio of earnings to fixed charges(5)	1.1	x	1.3	x	1.4	x	1.4	x	—	—	—	—
Balance Sheet Data (at period end):
Cash and cash equivalents										$4,241	$4,266
Working capital										122,780	132,111
Total assets										615,030	687,870
Total equity										107,408	107,408

(1)              Beginning January 1, 2004, in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 150, the yield on NSP Holdings’ preferred units was recorded as interest expense and the preferred units were classified on NSP Holdings’ balance sheet as long-term obligations. For the year ended December 31, 2004, the nine months ended October 2, 2004 and the period from January 1, 2005 through July 19, 2005, accrued and unpaid yield on the preferred units was $13.5 million, $10.0 million, and $4.8 million, respectively. For all periods prior to January 1, 2004, the yield is recorded below net income as preferred unit dividend and the preferred units were recorded on NSP Holdings’ balance sheet between debt and equity.

(2)              Interest expense for the year ended December 31, 2003 includes a $5.2 million write-off of deferred financing fees, a $2.1 million write-off of original issue discount and a prepayment penalty of $2.9 million associated with the refinancing of Norcross’ former senior credit facility and senior subordinated debt.

(3)              Interest expense includes non-cash interest expense of $3.0 million, $2.9 million, $1.9 million, $1.4 million, $1.4 million, $0.6 million, $2.6 million, and $3.5 million for the years ended December 31, 2002, 2003 and 2004, the nine months ended October 2, 2004, the period from January 1, 2005 through July 19, 2005, the period from July 20, 2005 through October 1, 2005, the pro forma nine months ended October 1, 2005, and the pro forma year ended December 31, 2004, respectively, reflecting the amortization of deferred financing costs and net original issue discount (premium).

(4)              “EBITDA” is net income plus interest, taxes, depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA further adjusted to exclude (1) charges for strategic alternatives, (2) inventory purchase accounting adjustment, seller transaction expenses and management incentive compensation related to the Norcross Transaction, (3) a non-cash impairment charge taken with regard to our former subsidiary located in Zimbabwe and (4) gain or loss on sale of property, plant and equipment. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to that reported by other companies. EBITDA and Adjusted EBITDA are included in this prospectus because they are a basis upon which we assess our liquidity position and because we believe that they present useful information to investors regarding a company’s ability to service and/or incur indebtedness. This belief is based on our negotiations with our lenders who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on measures similar to our EBITDA and our Adjusted EBITDA. EBITDA and Adjusted EBITDA do not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, are not necessarily indicative of amounts that may be available for discretionary use.

The following table reconciles Adjusted EBITDA with EBITDA, net (loss) income and net cash provided by operating activities for the periods indicated. EBITDA and Adjusted EBITDA on a pro forma basis are reconciled to net income only because pro forma statement of cash flow data is not available.

				Unaudited
	Predecessor					Successor
	Year Ended December 31,			Nine Months ended October 2,	January 1, 2005 through July 19,	July 20, 2005 through October 1,	Pro Forma Nine Months ended October 1,	Pro Forma Year ended December 31,
	2002	2003	2004	2004	2005	2005	2005	2004

Adjusted EBITDA(a)	$47,576	$53,432	$63,471	$48,031	$40,366	$12,579	$58,951	$69,138
(Subtract)/Add:
Strategic alternatives(b)	—	—	(616)	(616)	—	—	—	(616)
Zimbabwe subsidiary impairment(c)	(2,785)	—	—	—	—	—	—	—
Management incentive compensation	—	—	—	—	(16,388)	—	(16,388)	—
Seller transaction expenses	—	—	—	—	(4,646)	—	—	—
Inventory purchase accounting adjustment	—	—	—	—	—	(3,257)	—	—
Gain (loss) on sale of property, plant and equipment	—	417	(899)	(384)	—	—	—	(906)
EBITDA	44,791	53,849	61,956	47,031	19,332	9,322	42,563	67,616
Subtract:
Interest expense, net(d)	(23,252)	(33,337)	(35,749)	(26,814)	(23,670)	(7,112)	(34,403)	(43,070)
Income tax expense	(7,901)	(1,843)	(3,195)	(2,915)	(3,619)	(84)	(4,283)	(3,634)
Depreciation and amortization expense(e)	(18,617)	(12,749)	(12,371)	(8,907)	(6,506)	(7,149)	(17,495)	(27,770)
Net (loss) income	(4,979)	5,920	10,641	8,395	(14,463)	(5,023)	$(13,618)	$(6,858)
Add/(subtract):
Depreciation and amortization expense	18,617	12,749	12,371	8,907	6,506	7,149
Amortization of deferred financing costs	2,024	2,191	1,777	1,324	1,311	623
Amortization of net original issue discount (premium)	1,016	662	92	68	58	(32)
(Gain) loss on sales of fixed assets	—	(417)	899	384	—	—
Deferred income taxes	5,716	154	583	731	(86)	(651)
Minority interest	—	(3)	25	15	13	(2)
Non-cash interest	—	—	13,493	10,041	11,167	3,075
Write-off of deferred financing costs	—	7,284	—	—	—	—
Zimbabwe subsidiary impairment charge	2,072	—	—	—	—	—
Changes in operating assets and liabilities	(1,236)	(6,844)	(9,970)	(21,418)	15,058	(4,599)
Net cash provided by operating activities	$23,230	$21,696	$29,911	$8,447	$19,564	$540

(a)    In addition to the non-cash charges added back in calculating EBITDA, we incurred restructuring and merger- related charges of $3.0 million for the year ended December 31, 2002.

(b)    We incurred costs associated with exploring strategic alternatives of $0.6 million for the year ended December 31, 2004 and the nine months ended October 2, 2004. These costs related to a possible sale of the Predecessor.

(c)     Due to adverse political and economic conditions in Zimbabwe, we recorded a non-cash impairment charge of $2.8 million, equivalent to our net investment, with regard to the impairment of our former Zimbabwe subsidiary for the year ended December 31, 2002.

(d)    Interest expense, net is calculated as interest expense minus interest income.

(e)    Depreciation expense for the year ended December 31, 2002 includes $6.3 million of non-cash charges relating to accelerated depreciation in connection with the write-off of long-lived assets.

(5)              In calculating the ratio of earnings to fixed charges, earnings consist of (loss) income before income taxes and minority interest plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and net original issue discount (premium), and the portion of rental expense deemed attributable to interest. For the period from January 1, 2005 through July 19, 2005, the period from July 20, 2005 through October 1, 2005, the pro forma nine months ended October 1, 2005, and the pro forma year ended December 31, 2004, our earnings were insufficient to cover our fixed charges by $11.0 million, $5.0 million, $10.5 million, and $3.1 million, respectively.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus when deciding whether to participate in the exchange offer. The risks described below are not the only risks we face. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. In such case, you may lose all or part of your original investment.

Risks Associated with the Exchange Offer

Because there is no public market for the notes, you may not be able to resell your notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•       the liquidity of any trading market that may develop;

•       the ability of holders to sell their exchange notes; or

•       the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes

In addition, any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we may not accept your notes for exchange. For more information, see “Exchange Offer.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks Relating to the Notes

Safety Products is a holding company with no business operations or assets other than the equity interests it holds in its subsidiaries. Its subsidiaries do not guarantee Safety Products’ obligations under the notes and do not have any obligation with respect to the notes.

Safety Products is a holding company with no business operations or assets other than the equity interests it holds in its subsidiaries. Its subsidiaries do not guarantee Safety Products’ obligations under the notes and do not have any obligation with respect to the notes. Consequently, Safety Products will be dependent on dividends and other payments from its subsidiaries, none of which have guaranteed the notes, to make payments of principal and, when they elect to or are required to pay interest in cash, interest on the notes. Its subsidiaries are separate and distinct legal entities, and they will have no obligation, contingent or otherwise, to pay the amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. You will not have any direct claim on the cash flows or assets of Safety Products’ subsidiaries.

The terms of our debt agreements significantly restrict the ability of Safety Products’ subsidiaries to make dividends to Safety Products. Because Safety Products has no independent assets or operations, it may therefore not be able to make payments on the notes.

The terms of Norcross’ senior credit facility significantly restrict Norcross from paying dividends and otherwise transferring assets to Safety Products. Further, the terms of the indenture governing the Norcross senior subordinated notes significantly restrict Norcross and Safety Products’ other subsidiaries from paying dividends and otherwise transferring assets to Safety Products, except for taxes and ordinary course corporate operating expenses. Safety Products cannot assure you that the agreements governing the current and future indebtedness of its subsidiaries will permit its subsidiaries to provide Safety Products with sufficient dividends, distributions or loans to make the mandatory partial redemption of the notes on July 1, 2010 or to fund the cash interest payments on the notes that are required to begin thereafter. The ability of Safety Products’ subsidiaries to make dividends and other payments to it will depend on their cash flows and earnings which, in turn, will be affected by all of the factors discussed in these “Risk Factors.”

Given the restrictions in our debt instruments, we currently anticipate that, in order to pay the principal amount of the notes at maturity or to repurchase the notes upon a change of control as defined in the indentures governing the notes, we will be required to adopt one or more alternatives, such as refinancing our indebtedness at or before maturity, selling our equity securities or the equity securities or assets of Norcross, seeking capital contributions or loans from our affiliates or reducing or delaying business activities and capital expenditures. None of our affiliates is required to make any capital contributions, loans or other payments to us with respect to our obligations on the notes. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, or at all, or that any of the foregoing actions would enable us to refinance our indebtedness or pay the principal amount or interest of the notes or that any of such actions would be permitted by the terms of the indentures governing the notes or any debt instruments of our subsidiaries then in effect. See  “Description of Other Obligations.”

To service our indebtedness, we require a significant amount of cash, the availability of which depends on many factors beyond our control. If we cannot service our indebtedness, we may not be able to satisfy our obligations under the notes.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future from our operations. Our ability to generate cash is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under the new senior credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. As of October 1, 2005, on a pro forma basis after giving effect to the FMP Transaction, the current portion (due within one year) of our debt service payments, which includes principal and interest, would have been approximately $26.2 million. We intend to service these obligations through our future cash flows from operations. If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional equity capital or restructure or refinance all or a portion of our debt, including the notes, on or before maturity. We may not be able to refinance any of our indebtedness, including the senior credit facility and the notes, on satisfactory terms or at all.

The notes are structurally subordinated to the debt and liabilities of our subsidiaries and are effectively subordinated to any of Safety Products’ secured debt.

Generally, claims of creditors of a subsidiary, including trade creditors, will have priority with respect to the assets and earnings of the subsidiary over the claims of creditors of its parent company. Your rights under the notes, therefore, will be structurally subordinated to those of the creditors of our subsidiaries. In the event of bankruptcy or insolvency, you may receive less, ratably, than holders of debt of our subsidiaries and other liabilities, including, in all likelihood, the claims of the holders of the Norcross senior subordinated notes and the lenders under the senior credit facility. As of October 1, 2005, on a pro forma basis after giving effect to the FMP Transaction, our subsidiaries would have had $445.4 million of indebtedness and other liabilities, including trade payables and excluding fair value adjustment to the Norcross senior subordinated notes, and the notes would have been effectively subordinated to such indebtedness and other liabilities.

In addition, holders of the secured debt of Norcross will have claims that are prior to your claims as a holder of the notes, to the extent of the value of the assets securing that debt. Safety Products guarantees the obligations of Norcross under the senior credit facility and secures its guarantee with substantially all of its assets, including the stock of Norcross. In addition, the senior credit facility is secured by a pledge of all of the equity securities of Safety Products’ direct and indirect domestic subsidiaries, substantially all of its tangible and intangible assets and 65% of the equity securities of, or equity interest in, certain of its foreign subsidiaries. If Safety Products becomes insolvent or is liquidated, or if payment under the senior credit facility is not made, the lenders would be entitled to exercise the remedies of a secured lender. Accordingly, these lenders will have a secured claim against the pledged assets of Norcross and will have priority with respect to those assets over any other claim for payment, including any claim Safety Products may have for amounts invested in Norcross. In such event, it is possible that there would be no assets remaining after payment to these lenders from which claims to the holders of the notes could be satisfied. As of October 1, 2005, on a pro forma basis after giving effect to the FMP Transaction, there would have been outstanding $158.2 million of senior secured debt, approximately $42.5 million would have been available for borrowing as additional senior secured debt under the revolving credit facility, €2.7 million would have been available for borrowing under the revolving credit facilities at our European subsidiaries, and R1.7 million would have been available under the revolving credit facility at our South African subsidiary.

Our substantial indebtedness could adversely affect our financial health and prevent Safety Products from fulfilling its obligations under the notes.

After giving effect to the FMP Transaction, we will have a significant amount of indebtedness. As of October 1, 2005, on a pro forma basis after giving effect to the FMP Transaction, our total debt (excluding fair value adjustments to the Norcross senior subordinated notes and the Existing Holdings Notes), total capitalization and ratio of total debt (excluding fair value adjustment to the Norcross senior subordinated notes and the Existing Holdings Notes) to total capitalization were $443.7 million, $107.4 million and 80.5%, respectively.

Our substantial indebtedness could have important consequences to you. For example, it could:

•       make it more difficult for Safety Products to satisfy its obligations with respect to the notes;

•       increase our vulnerability to general adverse economic and industry conditions;

•       require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, expansion through acquisitions and other general corporate purposes;

•       limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•       place us at a competitive disadvantage compared to our competitors that have less debt; and

•       limit our ability, among other things, to borrow additional funds.

Our substantial indebtedness may make it difficult for us to satisfy our obligations under the senior credit facility. If we cannot satisfy our obligations under the senior credit facility, the senior lenders could declare a default. A default, if not waived or cured, could result in an acceleration of our indebtedness and a foreclosure on our assets. A foreclosure would make it extremely difficult for us to operate as a going concern. In addition, a default, if not cured or waived, may permit the acceleration of our other indebtedness.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

Safety Products may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the Existing Holdings Notes and the notes do not fully prohibit us from doing so. The senior credit facility includes a revolving credit facility, which permits borrowings of up to $50.0 million and revolving credit facilities at our European subsidiaries and South African subsidiary would permit borrowings of up to €2.7 million and R3.0 million, respectively, and all of those borrowings would rank senior to the notes. As of October 1, 2005, on a pro forma basis after giving effect to the FMP Transaction, $42.5 million would have been available for future borrowings under the revolving credit facility, €2.7 million would have been available for borrowing under the revolving credit facilities at our European subsidiaries and R1.7 million would have been available for borrowing under the revolving credit facility at our South African subsidiary. If new debt is added to our current debt levels, the related risks that we now face could intensify. All of those borrowings would be secured, and as a result, would be effectively senior to the notes and further, because they represent debt of one of our subsidiaries, the borrowings would be structurally senior to the notes. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes and the Existing Holdings Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

Our subsidiaries may not be able to generate sufficient cash to service all of their indebtedness and may be forced to take other actions to satisfy their obligations under such indebtedness, which may not be successful.

Our subsidiaries’ ability to make scheduled payments on or to refinance their debt obligations depends on their financial condition and operating performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our subsidiaries will generate sufficient cash flow from operations sufficient to permit them to pay the principal, premium, if any, and interest on their indebtedness. If our subsidiaries, cash flows and capital resources are insufficient to fund their debt services obligations, our subsidiaries may be forced to restructure or refinance their indebtedness on or before maturity, sell assets, obtain additional capital or reduce or delay business activities and capital expenditures. These alternative measures may not be successful and may not permit our subsidiaries to meet their scheduled debt service obligations. In the absence of such operating results and resources, they could face substantial liquidity problems and might be required to dispose of material assets or operations to meet their debt services and other obligations. The senior credit facility, the indenture governing the Norcross senior subordinated notes and the indenture governing the Existing Holdings Notes and the notes significantly restrict our subsidiaries’ ability to dispose of assets and use the proceeds from the disposition. Our subsidiaries may not be able to consummate these dispositions or to obtain the proceeds which could be realized from them and these proceeds may not be adequate to meet any debt service obligations when due.

If our subsidiaries default on their obligations to pay their indebtedness, Safety Products may not be able to make principal payments on the notes.

If our subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on their indebtedness, or if they otherwise fail to comply with the various covenants, including financial and operating covenants, in their debt instruments, Safety Products or its subsidiaries could be in default under the terms of such debt instruments. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the senior credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against Safety Products’ assets, and Safety Products could be forced into bankruptcy or liquidation. Any of the foregoing could prevent Safety Products from paying principal and interest on the notes and substantially decrease the market value of the notes.

Restrictive covenants in our and our subsidiaries’ debt agreements may adversely affect Safety Products.

The indenture governing the Existing Holdings Notes and the notes, the indenture governing the Norcross senior subordinated notes and the senior credit facility contain financial and other restrictive covenants that, among other things, restrict our ability and the ability of our restricted subsidiaries to, among other things:

•       incur additional debt or issue preferred stock;

•       pay dividends and make distributions on, or redeem or repurchase, capital stock;

•       issue stock of subsidiaries;

•       make investments;

•       create liens;

•       enter into transactions with affiliates;

•       enter into sale-leaseback transactions;

•       merge or consolidate; and

•       transfer and sell assets.

Events beyond our control can affect our ability to comply with these covenants. Our failure to comply with these covenants could result in a default which, if not cured or waived, could result in the acceleration of all of our debts. We cannot be certain that we will have funds available to remedy these defaults. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all. We may incur other indebtedness in the future that may contain financial or other covenants more restrictive than those applicable to the senior credit facility, the indenture governing the Existing Holdings Notes and the notes or the indenture governing the Norcross senior subordinated notes.

The notes are not secured by any assets, while Safety Products’ obligations as a guarantor under the senior credit facility are secured by liens on substantially all of its assets. Under certain circumstances, noteholders may receive less, ratably, than our secured lenders.

The notes are not secured by any collateral. However, Safety Products’ obligations as a guarantor under the senior credit facility are secured by liens on substantially all of its assets. Therefore, in a bankruptcy, liquidation or reorganization or similar proceeding relating to Safety Products or its property, holders of the notes, together with holders of the Existing Holdings Notes, will participate in the assets remaining after Safety Products has paid all of its secured debt. In any of these cases, Safety Products may not have sufficient funds to pay all of its creditors and the holders of notes may receive less, ratably, than the holders of our secured debt.

The senior credit facility contains certain restrictive covenants, including leverage, fixed charge and interest coverage ratios. If we fail to comply with these financial covenants, a default could be declared, and the senior lenders could accelerate our repayment obligations.

The senior credit facility contains certain restrictive covenants, including covenants that require us to maintain certain financial ratios. These ratios relate to our leverage, fixed charge and interest coverage. The specific ratios we are required to maintain change over time. If we fail to maintain these ratios and the failure is not cured, the senior lenders could declare a default under the senior credit facility, accelerate our payment obligations and foreclose on our assets. A foreclosure would make it extremely difficult for us to operate as a going concern. In addition, a default, if not cured or waived, may permit the acceleration of our other indebtedness. We may not have funds available to remedy these defaults. If our indebtedness is accelerated, we may not have sufficient funds available to pay the accelerated indebtedness or the ability to refinance the accelerated indebtedness on terms favorable to us or at all.

Safety Products may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, Safety Products will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that Safety Products will not have sufficient funds at the time of the change of control to make any required repurchases or that restrictions in the senior credit facility will not allow such repurchases. A change in control can be the basis for the declaration of an event of default under the senior credit facility, which, if not waived, accelerates the obligations under the credit agreement and, under the terms of the indenture, Safety Products would be prohibited from making, and the trustee from accepting, any payment with respect to the notes until the new senior indebtedness was paid in full. If we do not repay all borrowings under the senior credit facility or obtain a consent of the lenders under the senior credit facility to repurchase the notes, Safety Products will be prohibited from purchasing the notes. Safety Products’ failure to purchase tendered notes would constitute a default under the indenture governing the notes, which, in turn, would constitute a default under the senior credit facility. As of October 1, 2005 on a pro forma basis after giving effect to the FMP Transaction, we would have had $443.4 million of indebtedness outstanding (excluding fair value adjustments to the Norcross senior subordinated notes and the Existing Holdings Notes) that is payable in full at the option of the payees upon a change of control. Safety Products was not required to make any change in control payments to the holders of the Existing Holdings Notes in connection with the acquisition of Norcross because those holders agreed to waive the repurchase offer requirement.

Also, Safety Products could in the future enter into transactions, including acquisitions, refinancings or other recapitalizations or highly leveraged transactions, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or adversely affect our capital structure or credit ratings. See “Description of the Notes—Change of Control Offer.”

Federal and state statutes allow courts, under specific circumstances, to void the notes and require noteholders to return payments received from Safety Products.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the notes could be voided, or claims in respect of the notes could be subordinated to all of Safety Products’ other debts if, among other things, at the time Safety Products incurred the indebtedness evidenced by the notes it received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; and

•       was insolvent or rendered insolvent by reason of such incurrence; or

•       was engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•       intended to incur, or believed that we would incur, debts beyond its ability to pay such debts as they matured.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, Safety Products would be considered insolvent if:

•       the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•       the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•       Safety Products could not pay its debts as they became due.

On the basis of historical financial information, recent operating history and other factors, we believe, we are not insolvent, do not have unreasonably small capital for the business in which we are engaged and have not incurred debts beyond our ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Interest on the notes is payable with additional notes, which may produce tax consequences adverse to holders.

At our option, interest on the notes will be payable in additional notes. Consequently, holders of the notes generally will be required to include amounts in income for U.S. federal income tax purposes equal to the principal amount of all additional notes issued in lieu of cash interest payments on the notes, even though no cash income will be received at the time of such payments. See “Certain United States Federal Income Tax Consequences” for a more detailed discussion of this and other tax consequences that may arise from holding the notes.

We cannot assure you that an active trading market for the exchange notes will develop.

The exchange notes are new securities for which there currently is no market. Although the initial purchaser of the outstanding notes has informed us that it intends to make a market in the exchange notes it is not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The exchange notes are expected to be eligible for trading by qualified buyers in the PORTAL™ market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through The Nasdaq National Market.

In addition, the liquidity of, and trading market for, the exchange notes may also be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

Holders of the notes will vote together with holders of the Existing Holdings Notes and your individual voting interest as a noteholder will be diluted.

Any action under the indenture governing the notes and the Existing Holdings Notes will require the consent of the holders of a majority in aggregate principal amount of all notes issued under the indenture. For purposes of the indenture, the Existing Holdings Notes and the notes offered hereby will be considered a single class of debt securities. Holders of the notes will represent $33.0 million of the outstanding $125.0 million in aggregate principal amount of debt securities entitled to vote as a class under the indenture (without giving effect to the issuance of any additional notes in lieu of interest).

Risks Relating to Our Business

If we are unable to retain senior executives and other qualified professionals our growth may be hindered, which could negatively impact our results of operations and our ability to make payments on the notes.

Our success depends in part on our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. Competition for these types of personnel is intense. We may be unsuccessful in attracting and retaining the personnel we require to conduct and expand our operations successfully. Our results of operations could be materially and adversely affected if we are unable to attract, hire, train and retain qualified personnel. Our success also depends to a significant extent on the continued service of our management team. The loss of any member of the management team could have a material adverse effect on our business, results of operations and financial condition.

The markets in which we compete are highly competitive, and some of our competitors have greater financial and other resources than we do. The competitive pressures faced by us could materially and adversely affect our business, results of operations and financial condition.

The personal protection equipment market is highly competitive, with participants ranging in size from small companies which focus on single types of safety products, to large multinational corporations which manufacture and supply many types of safety products. Our main competitors vary by region and product. We believe that participants in this industry compete primarily on the basis of product characteristics (such as functional performance, design and style), price, brand name recognition and service. Some of our competitors have greater financial and other resources than we do and our cash flows from operations could be adversely affected by competitors’ new product innovations and pricing changes made by us in response to competition from existing or new competitors. Individual competitors have advantages and strengths in different segments of the industry, in different products and in different areas, including manufacturing and distribution systems, geographic market presence, customer service and support, breadth of product, delivery time, costs of labor and price. We may not be able to compete successfully against current and future competitors and the competitive pressures faced by us could materially and adversely affect our business, results of operations and financial condition. See “Business—Competition.”

Many of our products are subject to existing regulations and standards, changes in which could materially and adversely affect our results of operations.

Our net sales may be materially and adversely affected by changes in safety regulations and standards covering industrial workers, firefighters and utility workers in the U.S. and Canada, including safety regulations of Occupational Safety & Health Administration (“OSHA”) and standards of the National Fire Protection Agency (“NFPA”), ANSI and ASTM. Our net sales could also be adversely affected by a reduction in the level of enforcement of such regulations. Changes in regulations could reduce the demand for our products or require us to reengineer our products, thereby creating opportunities for our competitors.

A reduction in the spending patterns of government agencies could materially and adversely affect our net sales.

We sell a significant portion of our products in the U.S. and Canada to various governmental agencies. In addition, a portion of our products are sold to government agencies through fixed price contracts awarded by competitive bids submitted to state and local agencies. Many of these governmental agency contracts are awarded on an annual basis. Accordingly, notwithstanding our long-standing relationship with various governmental agencies, we may lose our contracts with such agencies to lower bidders in the competitive bid process. Moreover, the terms and conditions of such sales and the government contract process are subject to extensive regulation by various federal, state and local authorities in the U.S. and Canada.

In most markets in which we compete, there are frequent introductions of new products and product line extensions. If we fail to introduce successful new products, we may lose market position and our financial performance may be negatively impacted.

If we are unable to identify emerging consumer and technological trends, maintain and improve the competitiveness of our products and introduce these products on a global basis, we may lose market position, which could have a material adverse effect on our business, financial condition and results of operations. Continued product development and marketing efforts have all the risks inherent in the development of new products and line extensions, including development delays, the failure of new products and line extensions to achieve anticipated levels of market acceptance and the cost of failed product introductions.

Our international operations are subject to various uncertainties and a significant reduction in international sales of our products could have a material adverse effect on our results of operations.

Our international operations are subject to various political, economic and other uncertainties which could adversely effect our business. A significant reduction of our international business due to any of these risks would adversely affect our revenues. In 2004, approximately 33% of our net sales were outside the U.S. These risks include:

•       unexpected changes in regulatory requirements;

•       currency exchange rate fluctuations;

•       changes in trade policy or tariff regulations;

•       customs matters;

•       longer payment cycles;

•       higher tax rates and potentially adverse tax consequences, including restrictions on repatriating earnings and the threat of “double taxation”;

•       additional tax withholding requirements;

•       intellectual property protection difficulties;

•       difficulty in collecting accounts receivable;

•       complications in complying with a variety of foreign laws and regulations, many of which conflict with U.S. laws;

•       costs and difficulties in integrating, staffing and managing international operations; and

•       strains on financial and other systems to properly administer VAT and other taxes.

In addition, foreign operations involve uncertainties arising from local business practices, cultural considerations and international political and trade tensions. For example, in 2002, we recorded a non-cash impairment charge with regard to our former Zimbabwe subsidiary due to adverse economic and political conditions. In addition, a portion of our manufacturing and outsourcing relationships involve China. If we are unable to successfully manage the risks associated with expanding our global business or to adequately manage operational fluctuations internationally, it could have a material adverse effect on our business, financial condition or results of operations.

We may incur restructuring or impairment charges that would reduce our earnings.

We have in the past and may in the future restructure some of our operations, including our recently acquired subsidiaries. In such circumstances, restructuring and/or impairment charges may result, which would reduce our earnings. These restructurings have or may be undertaken to realign our subsidiaries, eliminate duplicative functions, rationalize our operating facilities and products, and reduce our staff. For the year ended December 31, 2002, we recorded restructuring charges of approximately $9.3 million related to a restructuring plan to exit certain manufacturing facilities and move certain hand operations to China. Additionally, on January 1, 2002 we adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill and intangible assets that have an indefinite useful life be tested at least annually for impairment. We carry a very significant amount of goodwill and intangible assets and SFAS No. 142 requires us to perform an annual assessment for possible impairment. As of October 1, 2005, on a pro forma basis and after giving effect to the FMP Transaction, we would have had goodwill and other intangible assets of approximately $411.4 million. We do not anticipate that our goodwill will be impaired for the year ended December 31, 2005. If we determine our goodwill to be impaired, the resulting non-cash charge could be substantial.

We may be unable to successfully execute or effectively integrate acquisitions, which may adversely affect our results of operations.

One of our key operating strategies is to selectively pursue acquisitions. Acquisitions involve a number of risks including:

•       failure of the acquired businesses to achieve the results we expect;

•       diversion of our management’s attention from operational matters;

•       our inability to retain key personnel of the acquired businesses;

•       risks associated with unanticipated events or liabilities;

•       the potential disruption of our existing business; and

•       customer dissatisfaction or performance problems at the acquired businesses.

If we are unable to integrate or successfully manage any business that we may acquire in the future, we may not realize anticipated cost savings, improved manufacturing efficiencies and revenue growth, which may result in reduced profitability or operating losses. In addition, we expect to face competition for acquisition candidates, which may limit the number of our acquisition opportunities and may lead to higher acquisition prices. Moreover, acquisitions of businesses may require additional debt financing, resulting in additional leverage. The covenants in the senior credit facility, the indenture governing the notes and the Existing Holdings Notes, and the indenture governing the Norcross senior subordinated notes may further limit our ability to complete acquisitions. The realization of all or any of the risks described above could materially and adversely affect our reputation and our results of operations.

Our continued success depends on our ability to protect our intellectual property. If we are unable to protect our intellectual property, our sales could be materially and adversely affected.

Our success depends, in part, on our ability to obtain and enforce patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. We have been issued patents and have registered trademarks with respect to many of our products, but our competitors could independently develop similar or superior products or technologies, duplicate any of our designs, trademarks, processes or other intellectual property or design around any processes or designs on which we have or may obtain patents or trademark protection. In addition, it is possible that third parties may have or acquire licenses for other technology or designs that we may use or desire to use, so that we may need to acquire licenses to, or to contest the validity of, such patents or trademarks of third parties. Such licenses may not be made available to us on acceptable terms, if at all, and we may not prevail in contesting the validity of third-party rights.

In addition to patent and trademark protection, we also protect trade secrets, know-how and other confidential information against unauthorized use by others or disclosure by persons who have access to them, such as our employees, through contractual arrangements. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, our sales could be materially adversely affected. See “Business—Intellectual Property.”

We do not have long-term contracts with many of our customers and they may terminate their relationship with us at any time, which could have a material adverse effect on our operating results.

A significant portion of our contracts are not long-term contacts and are terminable at will by either party. If a significant number of our customers choose to terminate their contracts or to not renew their contracts with us upon expiration, it would have a material adverse effect on our business, financial condition and results of operations.

We face an inherent business risk of exposure to product liability claims which could have a material adverse effect on our operating results.

We face an inherent business risk of exposure to product liability claims arising from the claimed failure of our products to prevent the types of personal injury or death against which they are designed to protect. We have not experienced any material uninsured losses due to product liability claims, but it is possible that we could experience material losses in the future.

In particular, as of October 1, 2005, our North Safety Products subsidiary, its predecessors and/or the former owners of such business were named as a defendant in approximately 1,182 lawsuits involving respirators manufactured and sold by it or its predecessors. We are also monitoring an additional 11 lawsuits in which we feel that North Safety Products, its predecessors and/or the former owners of such businesses may be named as defendants. Collectively, these 1,193 lawsuits represent a total of approximately 23,938 (excluding spousal claims) plaintiffs. Approximately 92% of these lawsuits involve plaintiffs alleging injury resulting from exposure to silica dust, with the remainder alleging injury from exposure to other particles, including asbestos. These lawsuits typically allege that the purported injuries resulted in part from respirators that were negligently designed or manufactured. The defendants in these lawsuits are often numerous, and include, in addition to respirator manufacturers, employers of the plaintiffs and manufacturers of sand (used in sand blasting) and asbestos. We acquired our North Safety Products subsidiary on October 2, 1998 from Siebe plc. In connection with the acquisition, Siebe, which was subsequently merged with BTR plc (now known as “Invensys plc” or Invensys), contractually agreed to indemnify us for any losses, including costs of defending claims, resulting from respiratory products manufactured prior to our acquisition of North Safety Products in October 1998.

In addition, our North Safety Products subsidiary is contractually entitled to indemnification from Norton Company, an affiliate of Saint-Gobain, which owned the North Safety Products business prior to Invensys. Pursuant to a December 14, 1982 asset purchase agreement, Siebe Norton, Inc., a newly formed wholly-owned subsidiary of Norton Company, acquired the assets of Norton’s Safety Products Division and the stock of this company was in turn acquired by Siebe Gorman Holdings PLC. Under the terms of the Agreement, Siebe Norton, Inc. did not assume any liability for claims relating to products shipped by Norton Company prior to the closing date. Moreover, Norton Company covenanted in the Agreement to indemnify Siebe Norton and its successors and assigns against any liability resulting from or arising out of any state of facts, omissions or events existing or occurring on or before the closing date, including, without limitation, any claims arising from products shipped by Norton Company or any of its affiliates prior to the closing date. Siebe Norton, whose name was subsequently changed to Siebe North Inc., was subsequently acquired by us as part of the 1998 acquisition of the North Safety Products business from Invensys.

Despite these indemnification arrangements, we could potentially be liable for losses or claims relating to products manufactured prior to the October 1998 acquisition date if Invensys fails to meet its obligations to indemnify us and we could potentially be liable for losses and claims relating to products sold prior to January 10, 1983 if both Invensys and Norton fail to meet their obligations to indemnify us. We could also be liable if the alleged exposure involved the use of a product manufactured by us after our October 1998 acquisition of the North Safety Products business. Invensys is currently handling the defense of all of the cases prior to October 1998 in which North Safety Products, its predecessors and/or the former owners of such businesses have been named as defendants. We are jointly with Invensys handling the defense of all of the cases which allege exposure including periods pre and post October 1998. We will individually handle the defense of all cases with exclusive post October 1998 exposure; however, we have not been involved in a case with exclusive post October 1998 exposure to date. As of October 1, 2005, Invensys has sent us requests for reimbursement totaling $214,900, relating to settled cases in which Invensys claims that the period of alleged exposure included periods after October 1998. To date, we have not reimbursed Invensys for these claims, as we are currently pursuing negotiations regarding the allocation of costs and the determination of the alleged exposure periods. Based on information provided to us by Invensys, we believe that Invensys has made payments with respect to settlement of these claims of $303,486 prior to 2001, $210,056 in 2001, $479,206 in 2002, $660,510 in 2003, $938,083 in 2004 and $59,500 for the nine months ended October 1, 2005. Separately, we settled on an unusual case along with Invensys for $65,000 in which our settlement share was $45,000 (our net contribution after insurance proceeds was $25,000).

Consistent with the current environment being experienced by companies involved in silica and asbestos-related litigation, there has been an increase in the number of asserted claims that could potentially involve us. Based upon information provided to us by Invensys, we believe activity related to these lawsuits was as follows for the periods indicated:

				Nine months ended October 1,
	2002	2003	2004	2005
Beginning lawsuits	363	306	680	858
New lawsuits	185	537	372	505
Settlements	(134)	(46)	(46)	(23)
Dismissals and other	(108)	(117)	(148)	(147)
Ending lawsuits	306	680	858	1,193

Plaintiffs have asserted specific dollar claims in approximately a quarter of the approximately 928 cases pending as of October 1, 2005, in which North Safety Products, its predecessors and/or the former owners of such businesses have been named as defendants. A majority of jurisdictions prohibit specifying damages in tort cases such as these, and most of the remaining jurisdictions do not require such specification. In those cases in which plaintiffs choose to assert specific dollar amounts in their complaints, brought in states that permit such pleading, the amounts claimed are typically not meaningful as an indicator of a company’s potential liability. This is because (1) the amounts claimed typically bear no relation to the level of the plaintiff’s injury, (2) the complaints typically assert claims against numerous defendants, and (3) many cases are brought on behalf of plaintiffs who have not suffered any medical injury, and, ultimately, are resolved without any payment or payment of a small fraction of the damages initially claimed. Of the 1,182 complaints maintained in our records, 909 do not specify the amount of damages sought, 26 generally allege damages in excess of $50,000, two allege compensatory damages in excess of $50,000 and an unspecified amount of punitive damages, 90 allege compensatory damages and punitive damages, each in excess of $25,000, two generally allege damages in excess of $100,000, 18 allege compensatory damages and punitive damages, each in excess of $50,000, 26 generally allege damages of $15.0 million, one generally alleges damages not to exceed $290.0 million, one alleges compensatory damages and punitive damages, each in excess of $10,000, two allege compensatory and punitive damages, each in excess of $15,000, seven allege punitive damages in excess of $25,000, one alleges punitive damages in excess of $50,000, 88 generally allege damages in excess of $15,000, six generally allege damages in excess of $25,000, one alleges compensatory damages in excess of $25,000 and two allege compensatory and punitive damages each in excess of $15.0 million. We currently do not have access to the complaints with respect to the previously mentioned additional 11 monitored cases, and therefore do not know whether these cases allege specific damages, and if so, the amount of such damages, but are in the process of seeking to obtain such information. Due to the reasons noted above and to the indemnification arrangements benefiting us, we do not believe that the damage amounts specified in these complaints are a meaningful factor in any assessment of our potential liability.

Bankruptcy filings of companies with asbestos and silica-related litigation could increase our cost over time. If we were found liable in these cases and either Invensys or Norton Company failed to meet its indemnification obligations to us or the suit involved products manufactured by us after our October 1998 acquisition of North Safety Products, it would have a material adverse effect on our business. For more information, see “Business—Legal Proceedings.”

Also, in the event any of our products prove to be defective, we could be required to recall or redesign such products. We maintain insurance against product liability claims (with the exception of asbestosis and silicosis cases, for which coverage is not commercially available), but it is possible that our insurance coverage will not continue to be available on terms acceptable to us or that such coverage will not be adequate for liabilities actually incurred. A successful claim brought against us in excess of available insurance coverage, or any claim or product recall that results in significant expense or adverse publicity against us, could have a material adverse effect on our business, operating results and financial condition.

We are subject to various environmental laws and any violation of these laws could adversely affect our results of operations.

We are subject to federal, state and local laws, regulations and ordinances relating to the protection of the environment, including those governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, hazardous substance contamination and the maintenance of a safe workplace. These laws impose penalties for noncompliance and liability for response costs and certain damages resulting from past and current spills, disposals or other releases of hazardous materials. We could incur substantial costs as a result of noncompliance with or liability pursuant to these environmental laws and to attain and maintain compliance with evolving regulatory requirements under environmental laws. Environmental laws continue to evolve and we may be subject to more stringent environmental laws in the future. If more stringent environmental laws are enacted, these future laws could have a material adverse effect on our results of operations. See “Business—Environmental Matters.”

The interests of Safety Products’ controlling equityholders could conflict with those of the holders of the notes.

Odyssey Investment Partners Fund III, LP, or Odyssey Fund, beneficially owns approximately 76% of Safety Products’ outstanding voting stock. By virtue of its stock ownership and the terms of the stockholders agreement, Odyssey Fund has significant influence over Safety Products’ management and has the ability to elect a majority of its board of directors and to determine the outcome of any other matter submitted to the stockholders for their approval, including the power to determine the outcome of all corporate transactions, such as mergers, consolidations and the sale of all or substantially all of Safety Products’ assets. The interests of Odyssey Fund may differ from your interests as a noteholder, and as such Odyssey Fund may take actions that may not be in your interest. For example, if Safety Products encounters financial difficulties or is unable to pay its debts as they mature, the interests of Odyssey Fund might conflict with your interests as a noteholder. In addition, Odyssey Fund may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance its equity investment, even though such transactions might involve risks to you as a holder of the notes.

FORWARD-LOOKING STATEMENTS

We make “forward- looking statements” throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described (or that they will happen at all). You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation will change in the future.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including:

•       the retention of critical employees;

•       our high degree of leverage and significant debt service obligations;

•       the impact of current and future laws and governmental regulations affecting us or our product offerings;

•       the impact of governmental spending;

•       our ability to retain existing customers, maintain key supplier status with those customers with which we have achieved such status and obtain new customers;

•       the highly competitive nature of the personal protection equipment industry;

•       any future changes in management;

•       acceptance by consumers of new products we develop or acquire;

•       the importance and costs of product innovation;

•       unforeseen problems associated with international sales, including gains and losses from foreign currency exchange and restrictions on the efficient repatriation of earnings;

•       the unpredictability of patent protection and other intellectual property issues;

•       cancellation of current orders;

•       the outcome of pending product liability claims and the availability of indemnification for those claims; and

•       general risks associated with the personal protection equipment industry.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward- looking statements in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus.

Our forward-looking statements speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The issuer and the initial purchaser entered into a registration rights agreement in connection with the issuance of $25.0 million of the outstanding notes on July 19, 2005. Pursuant to a letter dated as of July 19, 2005, the issuer requested that the GS Funds waive their rights under the CIVC registration rights agreement in exchange for the right to register the notes purchased from CIVC (including the additional notes received July 1, 2005) as part of the issuer’s registration of the outstanding notes sold to the initial purchaser. The GS Funds subsequently exercised their rights under the letter. Under the registration rights agreement, the issuer has agreed to:

•       file a registration statement within 180 days after the issue date of the outstanding notes sold to the initial purchaser enabling holders thereof to exchange the privately placed outstanding notes for publicly registered exchange notes with identical terms;

•       use our reasonable best efforts to cause the registration statement to become effective within 270 days after the issue date of the outstanding notes sold to the initial purchaser;

•       use our reasonable best efforts to complete the exchange offer within 300 days after the issue date of the outstanding notes sold to the initial purchaser; and

•       use our reasonable best efforts to file a shelf registration statement for the resale of the notes if we cannot effect an exchange offer within the time periods listed above and in other circumstances.

We will pay additional interest on the notes sold to the initial purchaser for the periods described below if:

•       we do not file the required registration statement on time;

•       the SEC does not declare the required registration statement effective on time;

•       the exchange offer is not consummated or a shelf registration statement is not declared effective on time; or

•       the shelf registration statement is declared effective but shall later become unusable in connection with resales of the notes during the periods specified in the registration rights agreement.

You will not have any remedy other than liquidated damages on the notes sold to the initial purchaser if we fail to meet the deadlines listed above, which we refer to as a registration default. When there is a registration default, the interest rate of the notes sold to the initial purchaser will increase by one-quarter of one percent per year for the first 90-day period. The interest rate (as so increased) will increase by an additional one-quarter of one percent each subsequent 90-day period until all registration defaults have been cured, up to an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1 principal amount of exchange notes in exchange for each $1 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•       the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

•       the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

•       the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture relating to the outstanding notes.

The exchange offer is for $35,419,775 aggregate principal amount of the outstanding notes that were outstanding as of the date of this prospectus. We have fixed the close of business on January 4, 2006 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

Holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on February 6, 2006, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under
“—Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

The exchange notes will bear interest from their date of issuance at a rate of 11¾% per year, payable semi-annually on January 1 and July 1 of each year, commencing January 1, 2006. Interest on each exchange note will accrue from July 1, 2005. Such interest will be paid with the first interest payment on the exchange notes on January 1, 2006. Holders of the exchange notes will not receive any interest on outstanding notes tendered and accepted for exchange.

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees:  (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

By executing the letter of transmittal, each holder will make to us the representations set forth therein.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

(A)  the tender is made through a member firm of the Medallion System;

(B)   prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

(C)   the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

(1)   specify the name of the person having deposited the outstanding notes to be withdrawn;

(2)   identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3)   be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

(4)   specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

(1)   any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we reasonably believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries;

(2)   any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we reasonably believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

(3)   any governmental approval has not been obtained, which approval we reasonably believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see
“—Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

Wilmington Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail:

Wilmington Trust Company

DC-1626 Processing Unit

P.O. Box 8861

Wilmington, Delaware 19899-8861

By Hand Prior to 4:30 p.m., New York City time:

Wilmington Trust Company

Corporate Capital Markets

1100 North Market Street

Rodney Square North

Wilmington, Delaware 19890-1626

Facsimile Transmission:

(302) 636-4139

For Information Telephone:

(302) 636-6470

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

(1)   to us upon redemption thereof or otherwise;

(2)   so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)   outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)   pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

We used the proceeds from the offering of $25.0 million of the outstanding notes, together with the other financing transactions described below, to consummate the Norcross Transaction and pay the related fees and expenses, as follows:

Sources (in millions)		Uses (in millions)
Cash on hand	$26.9	Acquisition consideration	$134.5
Revolving credit facility	1.8	Repay former senior credit facility(4)	84.9
Term loan	88.0	Repay other senior and subordinated indebtedness(5)	3.0
Outstanding Notes(1)	23.6	Assume Existing Holdings Notes(2)	106.3
Assume Existing Holdings Notes(2)	106.3	Assume Norcross senior subordinated notes(3)	151.6
Assume Norcross senior subordinated notes(3)	151.6	Assume capital leases and other senior indebtedness	0.4
Assume capital leases and other senior indebtedness	0.4	Estimated fees and expenses(6)	28.3
Accrued expenses	1.4
Cash from equity investors	109.7	Repay accrued interest	0.7
Total Sources	$509.7	Total Uses	$509.7

(1)          The $25.0 million of outstanding notes are net of original issue discount of $1.5 million and include $0.1 million of accrued interest.

(2)          Represents the Existing Holdings Notes, including $0.6 million of accrued interest and $5.7 million of additional notes issued in lieu of cash interest on July 1, 2005. The balance excludes an estimated $6.4 million reduction in the fair value of the Existing Holdings Notes related to purchase accounting adjustments arising from the Norcross Transaction.

(3)          The Norcross senior subordinated notes are shown net of original issue discount of $0.9 million. The balance excludes an estimated $7.6 million increase in the fair value of the Norcross senior subordinated notes related to purchase accounting adjustments arising from the Norcross Transaction.

(4)          The former term loan was payable in quarterly installments aggregating $1.3 million per annum, with the balance due on March 20, 2009.

(5)          Other senior debt includes $0.4 million of seller notes issued by North Safety Products Europe B.V. to the former owners of Arbin Vieligheid B.V. (“Arbin”), which notes bore interest at 5.5% per annum and were scheduled to mature on December 20, 2005. Other subordinated debt includes: (a) a $2.0 million subordinated seller note to the former owners of The Muck Boot Company (“Muck Boot”), which note bore interest at 5.75% per annum and were scheduled to mature on January 18, 2007 and (b) $0.6 million of subordinated seller notes to the former owners of Arbin, which notes bore interest at 5.5% per annum and were scheduled to mature on December 20, 2005. Amounts outstanding under the Arbin senior and subordinated seller notes have been translated into U.S. dollars using a rate of $1.21=€1.00, the rate on July 19, 2005.

(6)          Includes commitment and placement fees, consent payments to holders of the Existing Holdings Notes and the Norcross senior subordinated notes, and other transactional fees and expenses, including legal, accounting and other professional fees.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and capitalization as of October 1, 2005 on an actual basis and on a pro forma basis after giving effect to the FMP Transaction. You should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. See “Use of Proceeds,” “Selected Historical Financial and Other Data,” “Unaudited Pro Forma Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of October 1, 2005
	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents	$4,241	$4,266
Long-term obligations
Senior credit facilities(1):
Revolving credit facilities(2)	—	5,000
Term loan(2)	87,780	152,780
Other senior debt and capital leases(3)	371	371
Existing Holdings Notes(4)	102,568	108,818
Notes offered by Safety Products(5)	24,268	24,268
Total senior debt	214,987	291,237
Senior subordinated notes(6)	159,932	152,500
Total debt	374,919	443,737
Total equity	107,408	107,408
Total capitalization	$482,327	$551,145

(1)          The senior credit facility includes a revolving credit facility, which provides for up to $50.0 million of borrowings. In addition, our European and South African operations have additional revolving credit facilities which provide for borrowings of up to €2.7 million and R3.0 million, respectively. As of October 1, 2005, we had approximately $2.5 million in outstanding letters of credit under our senior credit facility and $1.3 million under our South African facility.

(2)          The pro forma balance includes $5.0 million of borrowings under the revolving credit facility and $65.0 million of borrowings under the term loan related to the FMP Transaction.

(3)          Other senior debt and capital leases consists of: (a) European term debt of $0.3 million; and (b) capital lease obligations in the amount of $0.1 million. Amounts outstanding under the European term debt have been translated into U.S. dollars using a rate of $1.20 = €1.00, the rate on October 1, 2005.

(4)          Represents the Existing Holdings Notes, including accrued interest of $3.1 million as of October 1, 2005 and $5.7 million of additional notes issued in lieu of cash interest on July 1, 2005. The pro forma balance excludes an estimated $6.3 million reduction in the fair value of the Existing Holdings Notes related to purchase accounting adjustments arising from the Norcross Transaction.

(5)          The $25.0 million of outstanding notes include accrued interest of $0.8 million and are shown net of original issue discount of $1.5 million.

(6)          The Norcross senior subordinated notes pro forma balance excludes an estimated $7.4 million increase in the fair value of the Norcross senior subordinated notes related to purchase accounting adjustments arising from the Norcross Transaction.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

Set forth below is unaudited pro forma consolidated financial data for Safety Products, as the successor to NSP Holdings. We derived the unaudited consolidated financial data set forth below by the application of pro forma adjustments to NSP Holdings’ and Safety Products’ historical financial statements appearing elsewhere in this prospectus.

The unaudited pro forma statement of operations data for the nine months ended October 1, 2005 and the year ended December 31, 2004 give pro forma effect to (1) the offering of $25.0 million of the outstanding notes and the application of the net proceeds as described under “Use of Proceeds,” (2) the consummation of the Norcross Transaction, (3) the issuance by NSP Holdings and NSP Capital of the Existing Holdings Notes, (4) the assumption by Safety Products of the obligations of NSP Holdings and NSP Capital under the Existing Holdings Notes, and (5) the FMP Transaction, in each case as if these transactions had occurred on January 1, 2004. The unaudited pro forma balance sheet data as of October 1, 2005 presented in this prospectus gives pro forma effect to the FMP Transaction, while the other foregoing items occurred prior to October 1, 2005, and are therefore reflected in the October 1, 2005 historical balance sheet.

The unaudited pro forma consolidated balance sheet as of October 1, 2005 has been derived from combining the balance sheets of Safety Products and Fibre-Metal and applying the pro forma adjustments described in the accompanying notes. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2004 has been derived from combining the historical statements of NSP Holdings and Fibre-Metal and applying the pro forma adjustments described in the accompanying notes. The unaudited pro forma consolidated statement of operations for the nine months ended October 1, 2005 has been derived from combining (1) the historical statement of operations for NSP Holdings for the period from January 1, 2005 through July 19, 2005, (2) the historical statement of operations for Safety Products for the period from July 20, 2005 through October 1, 2005, and (3) the historical statement of operations for Fibre-Metal for the nine months ended September 30, 2005 and applying the pro forma adjustments described in the accompanying notes.

The adjustments give pro forma effect to the FMP Transaction, which will be accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” The total purchase price will be allocated to our net assets acquired and liabilities assumed based upon estimates of fair value. The pro forma adjustments were based on a preliminary assessment of the fair value of the tangible and intangible assets and liabilities by management. The final purchase price allocation will be based on a formal valuation analysis by an outside appraisal firm and may include an adjustment to the amounts recorded for the value of inventory, property, plant and equipment, identifiable intangible assets and goodwill.

The adjustments to the unaudited pro forma consolidated statements of operations are based upon available information and certain assumptions that we believe are reasonable. You should read the unaudited pro forma consolidated financial data and the accompanying notes in conjunction with the audited historical financial statements and the accompanying notes thereto and the other financial information contained in “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF OCTOBER 1, 2005
(in thousands)

	Safety Products	Fibre- Metal	Pro Forma Adjustments		Safety Products Pro Forma
Assets
Current assets:
Cash and cash equivalents	$4,241	3,089	$(3,064)	(1)	$4,266
Accounts receivable, net	73,919	5,549			79,468
Inventories	90,479	6,178			96,657
Deferred income taxes	61	—			61
Prepaid expenses and other current assets	2,494	618	(300)	(2)	2,812
Total current assets	171,194	15,434	(3,364)		183,264
Property, plant, and equipment, net	63,838	5,430	(2,397)	(3)	66,871
Deferred financing costs, net	19,212	—	1,275	(4)	20,487
Goodwill	116,817	—	56,172	(5)	172,989
Other intangible assets, net	238,405	—			238,405
Other noncurrent assets	5,564	1,011	(721)	(2)	5,854
Total assets	$615,030	$21,875	$50,965		$687,870
Liabilities and equity
Current liabilities:
Accounts payable	20,667	1,515			22,182
Accrued expenses	26,809	1,224			28,033
Current maturities of long- term obligations	938	—			938
Total current liabilities	48,414	2,739	—		51,153
Pension, postretirement, and deferred compensation	32,571	932	(831)	(6)	32,672
Long-term obligations	373,981	1,806	68,194	(7)	443,981
Other noncurrent liabilities	1,620	—			1,620
Deferred income taxes	50,861	—			50,861
Minority interest	175	—			175
	459,208	2,738	67,363		529,309
Equity:
Common shares	109,670	—			109,670
Contributed capital	—	1,940	(1,940)	(8)	—
Accumulated deficit	(5,023)	14,679	(14,679)	(8)	(5,023)
Accumulated other comprehensive income (loss)	2,761	(221)	221	(8)	2,761
Total equity (deficit)	107,408	16,398	(16,398)		107,408
Total liabilities and equity (deficit)	$615,030	$21,875	$50,965		$687,870

See accompanying notes to the unaudited pro forma consolidated financial information.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED OCTOBER 1, 2005
(in thousands)

	NSP Holdings January 1, 2005 through July 19, 2005	Safety Products July 20, 2005 through October 1, 2005	Combined Nine Months ended October 1, 2005	Fibre-Metal	Pro Forma Adjustments		Safety Products Pro Forma
Statement of Operations Data:
Net sales	$273,074	$85,738	$358,812	$26,508			$385,320
Cost of goods sold	171,645	58,271	229,916	13,216	$(3,257	)(9)	241,254
					1,379	(10)
Gross profit	101,429	27,467	128,896	13,292	1,878		144,066
Operating expenses:
Selling	26,892	8,413	35,305	1,852			37,157
Distribution	14,634	4,427	19,061	2,021			21,082
General and administrative	24,956	7,834	32,790	4,004	434	(11)	37,228
Amortization of intangibles	329	4,732	5,061	—	1,442	(12)	6,503
Management incentive compensation	16,388	—	16,388	—			16,388
Total operating expenses	83,199	25,406	108,605	7,877	1,876		118,358
Income from operations	18,230	2,061	20,291	5,415	2		25,708
Other expense (income):
Interest expense	24,584	7,151	31,735	140	1,254	(13)	34,908
					(110	)(14)
					7,935	(15)
					(9,244	)(16)
					17	(17)
					3,317	(18)
					(136	)(19)
Interest income	(914)	(39)	(953)	(2)	450	(20)	(505)
Seller transaction expenses	4,646	—	4,646	—	(4,646	)(21)	—
Other, net	745	(110)	635	(6)			629
(Loss) income before income taxes and minority interest	(10,831)	(4,941)	(15,772)	5,283	1,165		(9,324)
Income tax expense	3,619	84	3,703	580	—		4,283
Minority interest	13	(2)	11	—	—		11
Net (loss) income	$(14,463)	$(5,023)	$(19,486)	$4,703	$1,165		$(13,618)

See accompanying notes to the unaudited pro forma consolidated financial information.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004
(in thousands)

					Safety
	NSP	Fibre-	Pro Forma		Products
	Holdings	Metal	Adjustments		Pro Forma
Statement of Operations Data:
Net sales	$440,280	$30,684			$470,964
Cost of goods sold	281,924	15,709	$2,364	(10)	299,997
Gross profit	158,356	14,975	(2,364)		170,967
Operating expenses:
Selling	41,901	2,690			44,591
Distribution	22,452	2,463			24,915
General and administrative	41,721	4,859	744	(11)	47,324
Amortization of intangibles	517	—	11,592	(12)	12,109
Strategic alternatives	616	—			616
Total operating expenses	107,207	10,012	12,336		129,555
Income (loss) from operations	51,149	4,963	(14,700)		41,412
Other expense (income):
Interest expense	35,962	191	12,095	(13)	43,297
			(6,150)	(14)
			11,421	(15)
			(14,530)	(16)
			37	(17)
			4,462	(18)
			(191)	(19)
Interest income	(213)	(14)			(227)
Other, net	1,539	2			1,541
Income (loss) before income taxes and minority interest	13,861	4,784	(21,844)		(3,199)
Income tax expense	3,195	439			3,634
Minority interest	25	—			25
Net income (loss)	$10,641	$4,345	$(21,844)		$(6,858)

See accompanying notes to the unaudited pro forma consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
(in thousands)

(1)          To eliminate cash not acquired related to the FMP Transaction.

(2)          Represents assets not acquired related to the FMP Transaction.

(3)          Represents property, plant, and equipment not acquired related to the FMP Transaction.

(4)          Represents deferred financing fees on additional term loan related to the FMP Transaction.

(5)          Excess of purchase price over net assets acquired related to the FMP Transaction.

(6)          Represents liabilities not assumed related to the FMP Transaction.

(7)          Represents term loan borrowing of $65,000 and revolver borrowings of $5,000, net of debt not assumed of $1,806 related to the FMP Transaction.

(8)          Represents elimination of existing equity accounts related to the FMP Transaction.

(9)          To eliminate impact of inventory step-up related to fair value adjustment recorded as part of the Norcross Transaction.

(10)   Represents additional depreciation expense related to fair value adjustment on property, plant and equipment recorded as part of the Norcross Transaction.

(11)   Represents additional depreciation expense related to fair value adjustment on property, plant and equipment recorded as part of the Norcross Transaction.

(12)   Represents additional amortization of intangible assets related to the Norcross Transaction.

(13)   Represents increase in interest expense to reflect issuance of the Existing Holdings Notes as follows:

	Year ended	Nine Months ended
	December 31, 2004	October 1, 2005
Increase in PIK interest on the Existing Holdings Notes at 11.75%	$12,095	$1,254

(14)   Represents decrease in interest expense to reflect the use of proceeds from the issuance of the Existing Holdings Notes as follows:

	Year ended	Nine Months ended
	December 31, 2004	October 1, 2005
Reduction of dividends related to repurchase of $60,000 of preferred units at 10.0%	$(6,150)	$(110)

(15)   Represents increase in interest expense to reflect the Norcross Transaction as follows:

	Year ended	Nine Months ended
	December 31, 2004	October 1, 2005
Increase in PIK interest on $25,000 of the outstanding notes at 11.75%	$3,024	$1,927
Increase in interest expense on new term loan $88,000 at 6.0%	5,254	4,273
Increase in amortization of deferred financing fees	3,143	1,735
	$11,421	$7,935

(16)   Represents decrease in interest expense to reflect the Norcross Transaction as follows:

	Year ended December 31, 2004	Nine Months ended October 1, 2005
Reduction of interest expense related to repayment of term loan	$(5,151)	$(3,090)
Reduction of dividends related to repurchase of preferred units at 10.0%	(7,343)	(4,723)
Reduction of interest expense related to payment of other senior debt	(46)	(21)
Reduction of interest expense related to payment of other subordinated debt	(213)	(99)
Reduction of amortization of deferred financing fees related to write-off of existing deferred financing fees	(1,777)	(1,311)
	$(14,530)	$(9,244)

(17)   Represents the following to reflect the Norcross Transaction:

	Year ended	Nine Months ended
	December 31, 2004	October 1, 2005
Eliminate historical original issue discount on the Norcross senior subordinated notes	$(92)	$(58)
Increase in amortization of original issue discount related to $25,000 of the outstanding notes	232	135
Reduction of interest expense related to amortization of premium recorded to reflect Norcross senior subordinated notes at fair market value	(1,092)	(637)
Increase in interest expense related to amortization of discount recorded to reflect Existing Holdings Notes at fair market value	989	577
	$37	$17

(18)   Represents the following to reflect the FMP Transaction:

	Year ended	Nine months ended
	December 31, 2004	October 1, 2005
Increase in interest expense related to $65,000 increase in the term loan at 6.0%	$3,881	$2,881
Increase in interest expense related to $5,000 increase in revolving credit facility at 6.25%	313	234
Increase in amortization of deferred financing fees	268	202
	$4,462	$3,317

(19)   Eliminate interest expense for debt not assumed as part of the FMP Transaction.

(20)   Represents reduction of interest income related to cash not acquired at NSP Holdings as part of the Norcross Transaction.

(21)   Represents elimination of seller transaction expenses recorded as part of the Norcross Transaction.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The following table presents selected historical consolidated statements of operations, balance sheet and other data for the periods presented and should only be read in conjunction with our audited and unaudited consolidated financial statements and the related notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus. In the following table, Safety Products, following the Norcross Transaction, is referred to as the “Successor” and NSP Holdings, prior to the Norcross Transaction, is referred to as the “Predecessor.” The historical financial data for each of the three years in the period ended December 31, 2004, have been derived from our historical audited consolidated financial statements included elsewhere in this prospectus. The historical financial data for the two years in the period ended December 31, 2001 have been derived from our historical consolidated financial statements, which are not included in this prospectus. The historical financial data as of October 1, 2005, for the nine-month periods ended October 2, 2004 (Predecessor), the period from January 1, 2005 through July 19, 2005 (Predecessor), and the period from July 20, 2005 through October 1, 2005 (Successor), have been derived from our historical unaudited financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. Results of operations for an interim period are not necessarily indicative of results for a full year.

						Unaudited
	Predecessor							Successor
	Year Ended December 31,					Nine Months ended October 2,	January 1, 2005 through July 19,	July 20, 2005 through October 1,
	2000	2001	2002	2003	2004	2004	2005	2005
	(dollars in thousands)
Statement of Operations Data:
Net sales	$313,053	$317,950	$323,509	$372,524	$440,280	$330,586	$273,074	$85,738
Cost of goods sold	205,751	204,927	205,655	240,408	281,924	212,129	171,645	58,271
Gross profit	107,302	113,023	117,854	132,116	158,356	118,457	101,429	27,467
Operating expenses:
Selling	31,496	30,876	30,440	36,877	41,901	31,514	26,892	8,413
Distribution	14,630	15,383	15,177	18,550	22,452	16,607	14,634	4,427
General and administrative	26,705	28,404	31,075	34,011	41,721	29,988	24,956	7,834
Amortization of goodwill and other intangibles	11,810	10,902	3,239	2,583	517	380	329	4,732
Zimbabwe subsidiary impairment charge	—	—	2,785	—	—	—	—	—
Restructuring and merger-related charges	3,488	1,683	9,269	—	—	—	—	—
Strategic alternatives	—	3,108	—	—	616	616	—	—
Management incentive compensation	—	—	—	—	—	—	16,388	—
Total operating expenses	88,129	90,356	91,985	92,021	107,207	79,105	83,199	25,406
Income from operations	19,173	22,667	25,869	40,095	51,149	39,352	18,230	2,061
Other expense (income):
Interest expense(1)(2)(3)	34,100	27,785	23,374	33,454	35,962	26,942	24,584	7,151
Interest income(4)	(799)	(3,708)	(122)	(117)	(213)	(128)	(914)	(39)
Seller transaction expenses	—	—	—	—	—	—	4,646	—
Other, net	464	178	(305)	(1,002)	1,539	1,206	745	(110)
(Loss) income before income taxes and minority interest	(14,592)	(1,588)	2,922	7,760	13,861	11,332	(10,831)	(4,941)
Income tax expense	1,722	2,320	7,901	1,843	3,195	2,915	3,619	84
Minority interest	422	435	—	(3)	25	22	13	(2)
Net (loss) income	(16,736)	(4,343)	(4,979)	5,920	$10,641	$8,395	$(14,463)	$(5,023)
Preferred unit dividends(1)	9,358	11,421	11,991	12,973
Net loss attributable to common unit holders	$(26,094)	$(15,764)	$(16,970)	$(7,053)

Other Financial Data and Ratios:
EBITDA(5)	$39,219	$41,849	$44,791	$53,849	$61,956	$47,031	$19,332	$9,322
Adjusted EBITDA(5)	39,219	44,957	47,576	53,432	63,471	48,031	40,366	12,579
Depreciation and amortization	20,932	19,795	18,617	12,749	12,371	8,907	6,506	7,149
Capital expenditures	5,590	6,933	7,197	7,432	6,423	4,284	4,250	1,471
Net cash (used in) provided by operating activities	(3,221)	17,759	23,230	21,696	29,911	8,447	19,564	540
Net cash used in investing activities	(33,524)	(1,769)	(17,728)	(25,611)	(6,378)	(4,294)	(4,903)	(206,178)
Net cash provided by (used in) financing activities	34,915	(14,009)	(6,819)	13,753	(8,621)	(5,210)	20,622	201,188
Ratio of earnings to fixed charges(6)	—	—	1.1x	1.3x	1.4x	1.4x	—	—
Balance Sheet Data (at period end):
Cash and cash equivalents	$822	$1,769	$1,762	$16,341	$35,731	$16,363		$4,241
Working capital	79,126	79,251	24,155	103,804	120,526	127,185		122,780
Total assets	358,501	314,969	307,208	362,718	389,191	374,636		615,030
Long-term obligations	261,201	228,019	219,071	258,248	253,566	255,035		374,919
Mandatorily redeemable preferred units	89,160	100,581	114,583	120,817	134,310	130,858		—
Total members’ deficit/equity	(51,518)	(70,004)	(93,738)	(89,241)	(75,097)	(81,544)		107,408

(1)    Beginning January 1, 2004, in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 150, the yield on NSP Holdings’ preferred units is recorded as interest expense and the preferred units are classified on NSP Holdings’ balance sheet as long-term obligations. For the year ended December 31, 2004, the nine months ended October 2, 2004 and the period from January 1, 2005 through July 19, 2005, accrued and unpaid yield on the preferred units was $13.5 million, $10.0 million, and $4.8 million, respectively. For all periods prior to January 1, 2004, the yield is recorded below net income as preferred unit dividend and the preferred units were recorded on NSP Holdings’ balance sheet between debt and equity.

(2)    Interest expense for the year ended December 31, 2003 includes a $5.2 million write-off of deferred financing fees, a $2.1 million write-off of original issue discount and a prepayment penalty of $2.9 million associated with the refinancing of Norcross’ previous senior credit facility and senior subordinated debt refinancing. Interest expense for the year ended December 31, 2000 includes a $2.6 million write-off of deferred financing fees related to the refinancing of our senior subordinated debt.

(3)    In addition, interest expense includes non-cash interest expense of $2.6 million, $2.9 million, $3.0 million, $2.9 million, $1.9 million, $1.4 million, $1.4 million and $0.6 million for the years ended December 31, 2000, 2001, 2002, 2003 and 2004, the nine months ended October 2, 2004, the period from January 1, 2005 through July 19, 2005, and the period from July 20, 2005 through October 1, 2005, respectively, reflecting the amortization of deferred financing costs and net original issue discount (premium).

(4)    Interest income for the year ended December 31, 2001 includes the forgiveness of $3.4 million of accrued interest from a seller note related to the settlement of a purchase price dispute with the seller.

(5)    “EBITDA” is net income plus interest, taxes, depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA further adjusted to exclude (1) charges for strategic alternatives, (2) inventory purchase accounting adjustment, seller transaction expenses, and management incentives compensation related to the Norcross Transaction, (3) a non-cash impairment charge taken with regard to our former subsidiary located in Zimbabwe and (4) gain or loss on the sale of property, plant and equipment. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to that reported by other companies. EBITDA and Adjusted EBITDA are included in this prospectus because they are a basis upon which we assess our liquidity position and because we believe that they present useful information to investors regarding a company’s ability to service and/or incur indebtedness. This belief is based on our negotiations with our lenders who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on measures similar to our EBITDA and our Adjusted EBITDA. EBITDA and Adjusted EBITDA do not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, are not necessarily indicative of amounts that may be available for discretionary use.

The following table reconciles Adjusted EBITDA with EBITDA, net (loss) income and net cash provided by operating activities for the periods indicated:

						Unaudited
	Predecessor							Successor
	Year Ended December 31,					Nine months ended October 1,	January 1, 2005 through July 19,	July 20, 2005 through October 1,
	2000	2001	2002	2003	2004	2004	2005	2005
	(in thousands)
Adjusted EBITDA(a)	$39,219	$44,957	$47,576	$53,432	$63,471	$48,031	$40,366	$12,579
(Subtract)/add:
Strategic alternatives(b)	—	(3,108)	—	—	(616)	(616)	—	—
Zimbabwe subsidiary impairment charge(c)	—	—	(2,785)	—	—	—	—	—
Management transaction compensation	—	—	—	—	—	—	(16,388)	—
Seller transaction expenses	—	—	—	—	—	—	(4,646)	—
Inventory purchase accounting adjustment	—	—	—	—	—	—	—	(3,257)
Gain (loss) on sale of property, plant and equipment	—	—	—	417	(899)	(384)	—	—
EBITDA	39,219	41,849	44,791	53,849	61,956	47,031	19,332	9,322
Subtract:
Interest expense, net(d)	(33,301)	(24,077)	(23,252)	(33,337)	(35,749)	(26,814)	(23,670)	(7,112)
Income tax expense	(1,722)	(2,320)	(7,901)	(1,843)	(3,195)	(2,915)	(3,619)	(84)
Depreciation and amortization expense(e)	(20,932)	(19,795)	(18,617)	(12,749)	(12,371)	(8,907)	(6,506)	(7,149)
Net (loss) income	(16,736)	(4,343)	(4,979)	5,920	10,641	8,395	(14,463)	(5,023)
Add/(subtract):
Depreciation and amortization expense	20,932	19,795	18,617	12,749	12,371	8,907	6,506	7,149
Amortization of deferred financing costs	1,763	1,867	2,024	2,191	1,777	1,324	1,311	623
Amortization of net original issue discount (premium)	858	1,014	1,016	662	92	68	58	(32)
(Gain) loss on sale of fixed assets	—	—	—	(417)	899	384	—	—
Deferred income taxes	(230)	—	5,716	154	583	731	(86)	(651)
Minority interest	422	370	—	(3)	25	15	13	(2)
Non-cash interest	1,584	(3,390)	—	—	13,493	10,041	11,167	3,075
Write-off of deferred financing costs	2,552	—	—	7,284	—	—	—	—
Zimbabwe subsidiary impairment charge	—	—	2,072	—	—	—	—	—
Changes in operating assets and liabilities	(14,366)	2,446	(1,236)	(6,844)	(9,970)	(21,418)	15,058	(4,599)
Net cash (used in) provided by operating activities	$(3,221)	$17,759	$23,230	$21,696	$29,911	$8,447	$19,564	$540

(a)    In addition to the non-cash charges added back in calculating EBITDA, we incurred restructuring and merger-related charges of $3.5 million, $1.7 million and $3.0 million for the years ended December 31, 2000, 2001 and 2002, respectively.

(b)    We incurred costs associated with exploring strategic alternatives of $3.1 million and $0.6 million for the year ended December 31, 2001 and the year ended December 31, 2004, respectively. These costs related to exploring various strategic options and were expensed when we decided to terminate the process. The costs for the year ended December 31, 2001 related to an unsuccessful acquisition attempt, while the costs for the year ended December 31, 2004 related to a possible sale of the company.

(c)    Due to adverse political and economic conditions in Zimbabwe, we recorded a non-cash impairment charge of $2.8 million, equivalent to our net investment, with regard to the impairment of our former Zimbabwe subsidiary for the year ended December 31, 2002.

(d)    Interest expense, net is calculated as interest expense minus interest income.

(e)    Depreciation expense for the year ended December 31, 2002 includes $6.3 million of non-cash charges relating to accelerated depreciation in connection with the write-off of long-lived assets.

(6)    In calculating the ratio of earnings to fixed charges, earnings consist of (loss) income before income taxes and minority interest plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and net original issue discount (premium), and the portion of rental expense deemed attributable to interest. For the years ended December 31, 2000 and 2001, the period from January 1, 2005 through July 19, 2005, and the period from July 20, 2005 through October 1, 2005, our earnings were insufficient to cover our fixed charges by $14.6 million, $1.6 million, $11.0 million, and $5.0 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Historical Financial and Other Data” and our financial statements and related notes included elsewhere in this prospectus. Some of the statements set forth below and elsewhere in this prospectus include forward-looking statements that involve risks and uncertainties.

Overview

We are a leading designer, manufacturer and marketer of branded products in the fragmented personal protection equipment industry. We manufacture and market a full line of personal protection equipment for workers in the general industrial, fire service and utility/high voltage industries. We sell our products under trusted, long-standing and well-recognized brand names, including North, Morning Pride, Ranger, Servus, Pro-Warrington and Salisbury. Our broad product offering includes, among other things, respiratory protection, protective footwear, hand protection, bunker gear and linemen equipment.

We classify our diverse product offerings into three operating segments:

General Industrial.   We offer a diverse portfolio of leading products for a wide variety of industries, including manufacturing, agriculture, automotive, construction, food processing and pharmaceutical industries and the military, under the North, Ranger, Servus, KCL and Fibre-Metal brand names. Our product offering is one of the broadest in the personal protection equipment industry and includes respiratory protection, protective footwear, hand protection, eye, head and face protection, first aid, hearing protection and fall protection. We sell our general industrial products primarily through industrial distributors.

Fire Service.   We manufacture and market one of the broadest lines of personal protection equipment for the fire service segment, offering firefighters head-to-toe protection. Our products include bunker gear, fireboots, helmets, gloves and other accessories. We market our products under our Total Fire Group umbrella, using the brand names of Morning Pride, Ranger, Servus and Pro-Warrington. We are the vendor of choice for many of the largest fire departments in North America. We sell our fire service products primarily through specialized fire service distributors.

Utility/High Voltage.   We manufacture and market one of the broadest lines of personal protection equipment for the utility/high voltage service segment under the Salisbury and Servus brands. Our products, including linemen equipment, gloves, sleeves and footwear, are designed to protect workers from up to 40,000 volts of electricity. All of our products either meet or exceed the applicable standards of ANSI and ASTM. We distribute our utility/high voltage products through specialized distributors and direct to utilities and electrical contractors.

Predecessor and Successor

In May 2005, Safety Products, a corporation newly formed by Odyssey, entered into a purchase and sale agreement with NSP Holdings and Norcross to purchase from NSP Holdings all of the outstanding equity interests of Norcross and NSP Capital for an aggregate purchase price of approximately $481.0 million, which included the assumption or repayment of indebtedness but excluded payment of fees and expenses. The acquisition closed on July 19, 2005 and was funded with proceeds to Safety Products from the issuance and sale of the outstanding notes to the initial purchaser as well as an equity investment from affiliates of Odyssey and GEPT and certain members of management of Norcross.

Concurrently with the acquisition and the offering and issuance of the outstanding notes to the initial purchaser by Safety Products, Norcross entered into a new senior credit facility, consisting of a revolving credit facility that provides for up to $50.0 million of borrowings and a $88.0 million term loan.

As a result of the acquisition, Safety Products became the sole unit holder of Norcross and assumed, pursuant to a supplemental indenture, the obligations of NSP Holdings under the Existing Holdings Notes and the indenture governing such notes. We refer to the acquisition of Norcross as the “Norcross Transaction.” Safety Products, following the Norcross Transaction, is referred to as the “Successor.” NSP Holdings, prior to the Norcross Transaction, is referred to as the “Predecessor.”

In accordance with GAAP, our historical financial results for the Predecessor and the Successor are presented separately. The separate presentation is required under GAAP in situations when there is a change in accounting basis, which occurred when purchase accounting was applied to the acquisition of Norcross. Purchase accounting requires that the historical carrying value of assets acquired and liabilities assumed be adjusted to fair value, which may yield results that are not comparable on a period-to-period basis due to the different, and sometimes higher, cost basis associated with the allocation of the purchase price. There have been no material changes to the operations or customer relationships of our business as a result of the acquisition of Norcross.

In evaluating our results of operations and financial performance, our management has used combined results for the nine months ended October 1, 2005 as a single measurement period. Due to the Norcross Transaction, we believe that comparisons between the nine months ended October 2, 2004 and either the Predecessor’s results for the period from January 1, 2005 to July 19, 2005 or the Successor’s results for the period from July 20, 2005 to October 1, 2005 may impede the ability of users of our financial information to understand our operating and cash flow performance.

Consequently, in order to enhance an analysis of our operating results and cash flows, we have presented our operating results and cash flows on a combined basis for the nine month period ended October 1, 2005. This combined presentation for the nine month period ended October 1, 2005 simply represents the mathematical addition of the pre-acquisition results of operations of the Predecessor for the period from January 1, 2005 to July 19, 2005 and the results of operations of the Successor for the period from July 20, 2005 to October 1, 2005. The Successor conducted no operations from the date of formation until the closing of the Norcross Transaction on July 19, 2005. We believe the combined presentation provides relevant information for investors. These combined results, however, are not intended to represent what our operating results would have been had the Norcross Transaction occurred at the beginning of the period. A reconciliation showing the mathematical combination of our operating results for such periods is included below under “—Results of Operations.”

Acquisition History

We have made four acquisitions since January 1, 2002. As a result, comparability of periods has been affected by these acquisitions.

In January 2002, we acquired the assets of Muck Boot for $3.3 million, comprised of $1.3 million of cash and a $2.0 million subordinated seller note. We are also obligated to make royalty payments to the sellers of Muck Boot until December 31, 2006 based upon the achievement of specified net sales targets. These payments amount to 3.5% to 7% of net sales. We made royalty payments of $0.2 million, $0.6 million and $0.7 million for the years ended December 31, 2002, 2003 and 2004, respectively.

In December 2002, we acquired the stock of Arbin for €6.3 million, comprised of €3.8 million of cash and €2.5 million of senior and subordinated seller notes. In addition, we are also obligated to make royalty payments to the sellers of Arbin until December 31, 2008 in amounts ranging from 3% to 8% of net sales achieved by Arbin in excess of €5.3 million per year. We made royalty payments of $58,000 and $34,000 for the years ended December 31, 2003 and 2004, respectively.

In July 2003, we acquired the stock of KCL for $20.1 million, including the assumption of $0.2 million of KCL’s net indebtedness and acquisition costs of $1.1 million. The sellers of KCL will also be eligible to receive royalty payments of up to €0.25 million per year over the next three years based upon the achievement of certain cumulative net sales targets. The net sales targets for the year ended December 31, 2003 and 2004, respectively, were not achieved, however, the €0.5 million payment could be funded in 2005 if cumulative net sales targets are achieved.

In November 2005, Norcross completed the acquisition of all of the issued and outstanding capital stock of Fibre-Metal. The purchase price consisted of $68 million in cash which may be increased by the amount that the Fibre-Metal closing working capital exceeds $9.3 million or reduced by the amount that the Fibre-Metal closing working capital falls below $8.9 million. Norcross financed the acquisition through additional term borrowings under the senior credit facility.

Restructuring Plans

During 2002, we initiated a restructuring plan to exit the medical products business located in Cranston, Rhode Island and close certain hand protection product plants located in Tijuana, Mexico, Tallmadge, Ohio and Charleston, South Carolina and move production to China. We decided to exit the medical products business at that time, because our medical products business primarily served one customer, who decided to manufacture the product in-house. We closed our hand protection plants to increase profitability of certain low margin product lines. We incurred restructuring and merger-related charges associated with the plan of $9.3 million, comprised of a $6.3 million non-cash expense relating to accelerated depreciation charges on long-lived assets to be abandoned; $1.3 million in severance costs; $1.7 million in facility closure and other exit costs. The exit of the medical products business was completed in 2002. The shut-down of the Tallmadge, Ohio facility was completed in 2003 and we closed the Charleston, South Carolina and Tijuana, Mexico plants in 2004. As of October 1, 2005, the Company is not expecting additional charges to earnings or material cash payments related to the restructuring.

Critical Accounting Policies

Certain of our accounting policies as discussed below require the application of significant judgment by management in selecting the appropriate estimates and assumptions for calculating amounts to record in our financial statements. Actual results could differ from those estimates and assumptions, impacting our reported results of operations and financial position. However, we do not believe the differences between the actual amounts and our estimates will be material to our financial statements. Our significant accounting policies are more fully described in the notes to our audited financial statements included elsewhere in this prospectus. Certain accounting policies, however, are considered to be critical in that they are most important to the depiction of our financial condition and results of operations and their application requires management’s most subjective judgment in making estimates about the effect of matters that are inherently uncertain.

Allowance for Doubtful Accounts.   We evaluate the collectibility of our trade receivables based on a combination of factors. We regularly analyze our significant customer accounts and, when we become aware of a specific customer’s inability to meet its financial obligations to us, we record a specific reserve for bad debts to reduce the related receivable to the amount we reasonably believe is collectible. We also record allowances for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer, macroeconomic considerations and historical experience. Historically, our allowance for doubtful accounts has been adequate to cover our bad debts. If circumstances related to specific customers change, our estimates of the recoverability of receivables could be further adjusted. However, due to our diverse customer base and lack of credit concentration, we do not believe our estimates would be materially impacted by changes in our assumptions.

Inventory.   We perform a detailed assessment of inventory which includes a review of, among other factors, demand requirements, product life cycle and development plans, component cost trends, product pricing and quality issues. Based on this analysis, we record adjustments to inventory for excess, obsolescence or impairment when appropriate to reflect inventory at net realizable value. Historically, our inventory reserves have been adequate to reflect our inventory at net realizable values. Revisions to our inventory adjustments to record additional reserves may be required if actual demand, component costs or product life cycles differ from our estimates. However, due to our diverse product lines and end-user markets, we do not believe our estimates would be materially impacted by changes in our assumptions.

Goodwill and Other Intangibles.   Purchase accounting requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair market value of the assets purchased and liabilities assumed. We have accounted for our acquisitions using the purchase method of accounting.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” we performed a goodwill impairment test on the amount of goodwill during the fiscal fourth quarter 2002, 2003 and 2004. To test for impairment, we determined the fair value of each of the reporting units by benchmarking trading and acquisition multiples of comparable personal protection equipment companies. This analysis is based on comparable companies as determined by management and data from sources of publicly available information available at the time of preparation. In making these projections, we considered the markets it was addressing, the competitive environment and its advantages. In addition, we performed a macro assessment of the overall likelihood that we would achieve the multiple selected for valuation and performed sensitivity analysis under different multiple assumptions. Based on the results of the first step of the annual goodwill impairment test, we determined that the fair value of each of the reporting units exceeded their carrying amounts and, therefore, no goodwill impairment existed. As a result, the second step of the annual goodwill impairment test was not required to be completed. We will continue to perform a goodwill impairment test on an annual basis and on an interim basis, if certain conditions exist. Factors we consider important which could result in changes to our estimates include underperformance relative to historical or projected future operating results and declines in acquisition and trading multiples. Due to our diverse end-user base, brand name recognition and non-discretionary product demand, we do not believe our future operating results will vary significantly relative to our historical and projected future operating results. Additionally, we do not believe a decline in acquisition and trading multiples will affect the results of our impairment test as we use the lower end of the range of multiples when performing our impairment testing.

Long-Lived Assets.   We evaluate our long-lived assets on an ongoing basis. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the related asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the impairment recognized is measured by the amount by which the carrying value of the asset exceeds its fair value. Our estimates of future cash flows could be impacted if we underperform relative to historical or projected future operating results. However, due to our diverse product lines and end-user markets, we do not believe our estimates would be materially impacted by changes in our assumptions.

Other Contingencies.   In the ordinary course of business, we are involved in legal proceedings involving contractual and employment relationships, product liability claims, trademark rights and a variety of other matters. We record contingent liabilities resulting from claims against us when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. We disclose contingent liabilities when there is a reasonable possibility that the ultimate loss will exceed the recorded liability. Estimating probable losses requires analysis of multiple factors, in some cases including judgment s about the potential actions of third-party claimants and courts. Therefore, actual losses in any future period are inherently uncertain. Currently, we do not believe that any of our pending legal proceedings or claims will have a material impact on our financial position or results of operations. However, if actual or estimated probable future losses exceed our recorded liability for such claims, we would record additional charges as other expense during the period in which the actual loss or change in estimate occurred.

Results of Operations

The following tables set forth our results of operations in dollars and as a percentage of net sales for the fiscal years ended December 31, 2002, 2003 and 2004 and for the nine months ended October 2, 2004 and October 1, 2005. The data for each of the three years in the period ended December 31, 2004 have been derived from our audited historical consolidated financial statements and the data for the nine months ended October 2, 2004 and October 1, 2005 have been derived from our historical unaudited financial statements. Although the Predecessor and Successor results are not comparable by definition in certain respects due to the Norcross Transaction and the resulting revaluation, the 2005 information is presented on a combined basis for comparative purposes. For the nine months ended October 1, 2005, the Predecessor (January 1, 2005 through July 19, 2005) and Successor (July 20, 2005 through October 1, 2005) results of operations are combined.

					Unaudited
	Predecessor					Successor
	Year ended December 31,			Nine months ended October 2,	January 1, 2005 through July 19,	July 20, 2005 through October 1,	Combined Nine months ended October 1,
	2002	2003	2004	2004	2005	2005	2005
	(in thousands)
Net sales:
General industrial	$223,727	$258,969	$310,357	$232,324	$187,814	$59,788	$247,602
Fire service	58,342	70,335	78,881	59,905	51,702	14,770	66,472
Utility/high voltage	41,440	43,220	51,042	38,357	33,558	11,180	44,738
Total net sales	323,509	372,524	440,280	330,586	273,074	85,738	358,812
Cost of goods sold	205,655	240,408	281,924	212,129	171,645	58,271	229,916
Gross profit	117,854	132,116	158,356	118,457	101,429	27,467	128,896
Operating expenses	91,985	92,021	107,207	79,105	83,199	25,406	108,605
Income from operations:
General industrial	8,995	22,306	31,112	24,040	19,937	2,029	21,966
Fire service	10,532	13,248	14,972	11,360	9,332	(400)	8,932
Utility/high voltage	10,424	9,078	11,148	8,335	8,442	1,576	10,018
Corporate	(4,082)	(4,537)	(6,083)	(4,383)	(19,481)	(1,144)	(20,625)
Total income from operations	25,869	40,095	51,149	39,352	18,230	2,061	20,291
Other expense (income):
Interest expense	23,374	33,454	35,962	26,942	24,584	7,151	31,735
Interest income	(122)	(117)	(213)	(128)	(914)	(39)	(953)
Seller transaction expenses	—	—	—	—	4,646	—	4,646
Other, net	(305)	(1,002)	1,539	1,206	745	(110)	635
Income (loss) before income taxes and minority interest	2,922	7,760	13,861	11,332	(10,831)	(4,941)	(15,772)
Income tax expense	7,901	1,843	3,195	2,915	3,619	84	3,703
Minority interest	—	(3)	25	22	13	(2)	11
Net (loss) income	(4,979)	5,920	$10,641	$8,395	$(14,463)	$(5,023)	$(19,486)
Preferred unit dividends	11,991	12,973
Net (loss) income attributable to common unit holders	$(16,970)	$(7,053)

				Unaudited
	Predecessor					Successor
	Year ended December 31,			Nine months ended October 2,	January 1, 2005 through July 19,	July 20, 2005 through October 1,	Combined Nine months ended October 1,
(in thousands)	2002	2003	2004	2004	2005	2005	2005
Net sales:
General industrial	69.2%	69.5%	70.5%	70.3%	68.8%	69.7%	69.0%
Fire service	18.0%	18.9%	17.9%	18.1%	18.9%	17.2%	18.5%
Utility/high voltage	12.8%	11.6%	11.6%	11.6%	12.3%	13.1%	12.5%
Total net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	63.6%	64.5%	64.0%	64.2%	62.9%	68.0%	64.1%
Gross profit	36.4%	35.5%	36.0%	35.8%	37.1%	32.0%	35.9%
Operating expenses	28.4%	24.7%	24.4%	23.9%	30.4%	29.6%	30.3%
Income from operations:
General industrial	2.8%	6.0%	7.1%	7.3%	7.3%	2.4%	6.1%
Fire service	3.3%	3.6%	3.4%	3.4%	3.4%	(0.5)%	2.5%
Utility/high voltage	3.2%	2.4%	2.5%	2.5%	3.1%	1.8%	2.8%
Corporate	(1.3)%	(1.2)%	(1.4)%	(1.3)%	(7.1)%	(1.3)%	(5.8)%
Total income from operations	8.0%	10.8%	11.6%	11.9%	6.7%	2.4%	5.6%
Other expense (income):
Interest expense	7.2%	9.0%	8.2%	8.1%	9.0%	8.3%	8.8%
Interest income	(0.0)%	(0.0)%	(0.0)%	(0.0)%	(0.3)%	(0.0)%	(0.3)%
Seller transaction expenses	0.0%	0.0%	0.0%	0.0%	1.7%	0.0%	1.3%
Other, net	(0.1)%	(0.3)%	0.3%	0.4%	0.3%	(0.1)%	0.2%
Income (loss) before income taxes and minority interest	0.9%	2.1%	3.1%	3.4%	(4.0)%	(5.8)%	(4.4)%
Income tax expense	2.4%	0.5%	0.7%	0.9%	1.3%	0.1%	1.0%
Minority interest	0.0%	(0.0)%	0.0%	0.0%	0.0%	(0.0)%	(0.0)%
Net (loss) income	(1.5)%	1.6%	2.4%	2.5%	(5.3)%	(5.9)%	(5.4)%
Preferred unit dividends	3.7%	3.5%
Net (loss) income attributable to common unit holders	(5.2)%	(1.9)%

Combined Nine Months Ended October 1, 2005 as Compared to Nine Months Ended October 2, 2004

Net sales.   Net sales increased by $28.2 million, or 8.5%, from $330.6 million for the nine months ended October 2, 2004 to $358.8 million for the nine months ended October 1, 2005. In our general industrial segment, net sales increased by $15.3 million, or 6.6%, from $232.3 million for the nine months ended October 2, 2004 to $247.6 million for the nine months ended October 1, 2005. This increase reflects a combination of the following: overall organic growth in our Canadian, European and South African operations of $12.1 million; favorable exchange rates, which had an impact of $6.5 million; and lower overall net sales in the United States of $3.3 million as strong overall market demand, in part due to the recent hurricane activity in the southeastern United States, was offset by a decrease in government contract shipments of $7.3 million. In our fire service segment, net sales increased by $6.6 million, or 11.0%, from $59.9 million for the nine months ended October 2, 2004 to $66.5 million for the nine months ended October 1, 2005 reflecting strong market demand. In our utility/high voltage segment, net sales increased by $6.3 million, or 16.6%, from $38.4 million for the nine months ended October 2, 2004 to $44.7 million for the nine months ended October 1, 2005, driven by the recent hurricane activity in the southeastern United States, strong overall market demand and new product penetration.

Gross profit.   Gross profit increased by $10.4 million, or 8.8%, from $118.5 million for the nine months ended October 2, 2004 to $128.9 million for the nine months ended October 1, 2005.  Excluding the impact of inventory purchase accounting adjustments in our general industrial and fire service segments of $2.0 million and $1.3 million, respectively, gross profit increased by $13.7 million, or 11.6%. This increase was primarily attributable to the $28.2 million, or 8.5% increase in net sales. After adjusting for the inventory purchase accounting adjustments, our overall gross profit margin of 36.8% for the nine months ended October 1, 2005 was favorable to the 35.8% gross profit margin for the nine months ended October 2, 2004. In our general industrial segment (after adjusting for expenses related to purchase accounting of $2.0 million), gross profit increased by $8.9 million, or 10.7%, from $84.0 million for the nine months ended October 2, 2004 to $92.9 million for the nine months ended October 1, 2005. This increase was primarily due to the overall net sales increase of $15.3 million, or 6.6%, favorable exchange rates which has an impact of $2.4 million, and improved margin realization. In our fire service segment (after adjusting for expenses related to purchase accounting of $1.3), gross profit increased by $1.3 million, or 6.4%, from $19.7 million for the nine months ended October 2, 2004 to $21.0 million for the nine months ended October 1, 2005, as the $6.6 million, or 11.0% increase in net sales was partially offset by lower margin realization. In our utility/high voltage segment, gross profit increased by $3.5 million, or 23.6%, from $14.7 million for the nine months ended October 2, 2004 to $18.2 million for the nine months ended October 1, 2005, primarily due to the $6.3 million, or 16.6% increase in net sales and improved manufacturing performance.

Operating expenses.   Operating expenses increased by $29.5 million, or 37.3%, from $79.1 million for the nine months ended October 2, 2004 to $108.6 million for the nine months ended October 1, 2005. In our general industrial segment, operating expenses increased by $9.1 million, or 15.1%, from $59.9 million for the nine months ended October 2, 2004 to $69.0 million for the nine months ended October 1, 2005, primarily due to incremental amortization expense of $2.1 million associated with intangible assets recorded as part of purchase accounting; higher exchange rates, which had an impact of $1.7 million; higher payroll and other administrative costs; and increased variable distribution and selling expenses associated with the $15.3 million, or 6.6% increase in net sales. In our fire service segment, operating expenses increased $2.4 million, or 28.5%, from $8.4 million for the nine months ended October 2, 2004 to $10.8 million for the nine months ended October 1, 2005, primarily due to higher amortization expense of $1.6 million associated with intangible assets recorded as part of purchase accounting and additional general and administrative expenses. In our utility/high voltage segment, operating expenses increased by $1.8 million, or 28.0%, from $6.4 million for the nine months ended October 2, 2004 to $8.2 million for the nine months ended October 1, 2005, primarily due to higher amortization expense of $1.0 million associated with intangible assets recorded as part of purchase accounting and higher selling expenses. Corporate expenses for the nine months ended October 2, 2004 consisted of $3.8 million of general and administrative expenses and $0.6 million of expenses associated with exploring strategic alternatives. Corporate expenses for the nine months ended October 1, 2005 consisted of $4.2 million of general and administrative expenses and $16.4 million of management incentive compensation expense related to the Acquisition. The increase in corporate general and administrative expenses of $0.4 million was primarily due to higher payroll and administrative expenses including costs associated with public reporting and Sarbanes-Oxley Act related compliance requirements.

Income from operations.   Income from operations decreased by $19.1 million, or 48.4%, from $39.4 million for the nine months ended October 2, 2004 to $20.3 million for the nine months ended October 1, 2005. Included in income from operations for the nine months ended October 1, 2005 were: (1) inventory purchase accounting charges of $3.3 million; (2) incremental amortization expenses of $4.7 million related to purchase accounting; and (3) $16.4 million of management incentive compensation expense. Included in income from operations for the nine months ended October 2, 2004 were $0.6 million of expenses related to exploring strategic alternatives. Excluding these charges, income from operations increased by $4.7 million, or 11.7%. Excluding these same charges, as a percentage of net sales, income from operations increased from 12.1% for the nine months ended October 2, 2004 to 12.5% for the nine months ended October 1, 2005. In our general industrial segment (after adjusting for expenses related to purchase accounting of $4.1 million), income from operations increased by $2.0 million, or 8.1%, from $24.0 million for the nine months ended October 2, 2004 to $26.0 million for the nine months ended October 1, 2005, primarily due to higher net sales of $15.3 million, or 6.6%. In our fire service segment (after adjusting for expenses related to purchase accounting of $2.9 million), income from operations increased by $0.4 million, or 3.8%, from $11.4 million for the nine months ended October 2, 2004 to $11.8 million for the nine months ended October 1, 2005, as the $6.6 million, or 11.0%, increase in net sales was partially offset by lower margin realization. In our utility/high voltage segment (after adjusting for expenses related to purchase accounting of $1.0 million), income from operations increased by $2.8 million, or 32.8%, from $8.3 million for the nine months ended October 2, 2004 to $11.1 million for the nine months ended October 1, 2005, primarily due to higher net sales of $6.3 million, or 16.6%, and improved manufacturing performance. Corporate expenses for the nine months ended October 2, 2004 consisted of $3.8 million of general and administrative expenses and $0.6 million of expenses associated with exploring strategic alternatives. Corporate expenses for the nine months ended October 1, 2005 consisted of $4.2 million of general and administrative expenses and $16.4 million of management incentive compensation expense related to the Acquisition. The increase in corporate general and administrative expenses of $0.5 million was primarily due to higher payroll and administrative expenses including costs associated with public reporting and Sarbanes-Oxley Act related compliance requirements.

Included in income from operations for the nine months ended October 1, 2005 and October 2, 2004 were depreciation and amortization expenses of $13.7 million and $8.9 million, respectively. Of these amounts, $9.3 million, $1.9 million, $2.5 million and $0.0 million were attributable to the general industrial, fire service, utility/high voltage segments and corporate, respectively, for the nine months ended October 1, 2005 and $7.2 million, $0.3 million, $0.9 million and $0.5 million were attributable to these segments and corporate for the nine months ended October 2, 2004.

Interest expense.   Interest expense increased by $4.8 million, or 17.8%, from $26.9 million for the nine months ended October 2, 2004 to $31.7 for the nine months ended October 1, 2005 primarily due to the net impact of an increase in interest expense associated with the senior pay in kind notes and a decrease in preferred unit dividends included in interest expense associated with the redemption of $60 million of mandatorily redeemable preferred units of Holdings. Included in interest expense were non-cash interest charges associated with the senior pay in kind notes and preferred unit dividends of

$10.0 million for the nine months ended October 2, 2004 and $14.2 million for the nine months ended October 1, 2005.

Seller transaction expenses.   Holdings incurred $4.6 million in transaction expenses (primarily related to professional services) for the nine months ended October 1, 2005. The expenses were funded by the Predecessor from proceeds realized upon the consummation of the Acquisition.

Other, net.   Other, net decreased by $0.6 from $1.2 million for the nine months ended October 2, 2004 to $0.6 million for the nine months ended October 1, 2005 due to lower unrealized foreign exchange losses recorded during the nine months ended October 1, 2005 and the $0.4 million loss recorded on the sale of property, plant and equipment for the nine months ended October 2, 2004.

Income tax expense.   Income tax expense increased by $0.8 million, from $2.9 million for the nine months ended October 2, 2004 to $3.7 million for the nine months ended October 1, 2005, as a result of higher income tax expense levels at foreign operations.

Net income (loss).   Net income (loss) decreased by $27.9 million, from $8.4 million for the nine months ended October 2, 2004 to $(18.5) million for the nine months ended October 1, 2005. This was the result of the reasons discussed above.

Year Ended December 31, 2004 as Compared to Year Ended December 31, 2003

Net sales.   Net sales increased by $67.8 million, or 18.2%, from $372.5 million in 2003 to $440.3 million in 2004. In our general industrial segment, net sales increased by $51.4 million, or 19.8%, from $259.0 million in 2003 to $310.4 million in 2004. This increase was primarily due to: higher overall net sales in the U.S. of $15.6 million, reflecting higher footwear shipments of $5.7 million, increased government contract shipments of $5.7 million and strong overall market demand in addition to an increase in activity of products sold through the domestic preparedness channel; favorable exchange rates, which had an impact of $11.5 million; the impact of the acquisition of KCL in July 2003, which contributed incremental net sales of $19.0 million, and organic growth in our European and African operations of $4.9 million. In our fire service segment, net sales increased by $8.6 million, or 12.2%, from $70.3 million in 2003 to $78.9 million in 2004 reflecting strong domestic market demand and shipments to Iraq under a contract awarded in 2004. In our utility/high voltage segment, net sales increased by $7.8 million, or 18.1%, from $43.2 million in 2003 to $51.0 million in 2004 primarily driven by strong overall market demand, new product introductions, and shipments related to hurricane activity in the southeastern U.S.

Gross profit.   Gross profit increased by $26.3 million, or 19.9%, from $132.1 million in 2003 to $158.4 million in 2004, primarily due to the $67.8 million, or 18.2%, increase in net sales. Our gross profit margin of 36.0% in 2004 was favorable to the 35.5% gross profit margin in 2003, primarily due to improvements in our general industrial and fire service segments. In our general industrial segment, gross profit increased by $20.2 million, or 21.9%, from $92.2 million in 2003 to $112.4 million in 2004. This increase was primarily due to: the impact of the acquisition of KCL, which contributed $7.4 million of incremental gross profit; favorable exchange rates which had an impact of $4.0 million; higher gross profit in the U.S. of $6.9 million, reflecting the $15.6 million increase in net sales and improved manufacturing efficiencies; and increases in Europe and Africa in part due to the organic net sales increases. Included in the general industrial segment gross profit were a $4.1 million and $1.2 million increase to the reserve for excess and obsolete inventory and a $0.2 million decrease and a $0.8 million increase to the LIFO provisions in 2004 and 2003, respectively. In our fire service segment, gross profit increased by $3.1 million, or 13.2%, from $23.0 million in 2003 to $26.1 million in 2004, primarily due to the $8.6 million, or 12.2%, increase in net sales. In our utility/high voltage segment, gross profit increased by $3.0 million, or 17.7%, from $16.8 million in 2003 to $19.8 million in 2004, primarily due to the $7.8 million, or 18.1%, increase in net sales, which was partially offset by unfavorable product mix and higher manufacturing expenses.

Operating expenses.   Operating expenses increased by $15.2 million, or 16.5%, from $92.0 million in 2003 to $107.2 million in 2004. In our general industrial segment, operating expenses increased by $11.4 million, or 16.3%, from $69.9 million in 2003 to $81.3 million in 2004, as lower amortization of intangibles of $2.1 million was more than offset by higher other operating expenses of $13.5 million due to: incremental KCL operating expenses of $4.8 million; higher exchange rates, which had an impact of $3.0 million; higher payroll and other administrative costs; and increased variable distribution and selling expenses associated with the $51.4 million, or 19.8%, increase in net sales. In 2004, we recorded a $1.25 million liability and charge to operating expenses to establish a reserve for respiratory claims. This reserve represents a reasonable estimate of our probable and estimable liabilities for product claims alleging injury resulting from exposure to silica dust and other particles, including asbestos, as determined by us in consultation with an independent consultant. In addition, we recorded a $1.3 million credit to operating expenses reflecting a reduction of our product liability reserve related to our fall protection products sold in Canada. This adjustment represents our current expectations of the liability based on information available. In our fire service segment, operating expenses increased $1.3 million, or 13.5%, from $9.8 million in 2003 to $11.1 million in 2004, primarily due to additional payroll and variable selling and distribution expenses associated with the $8.6 million, or 12.2%, increase in net sales. In our utility/high voltage segment, operating expenses increased by $0.9 million, or 11.8%, from $7.8 million in 2003 to $8.7 million in 2004, primarily due to higher selling and distribution expenses associated with the $7.8 million, or 18.1%, increase in net sales. Our corporate expense increased $1.6 million, or 34.1%, primarily due to $0.6 million of expenses associated with exploring strategic alternatives and higher payroll and administrative expenses including costs associated with public reporting and Sarbanes-Oxley Act related compliance requirements.

Income from operations.   Income from operations increased by $11.0 million, or 27.6%, from $40.1 million in 2003 to $51.1 million in 2004. As a percentage of net sales, income from operations increased from 10.8% in 2003 to 11.6% in 2004. In our general industrial segment, income from operations increased by $8.8 million, or 39.5%, from $22.3 million in 2003 to $31.1 million in 2004, primarily due to higher net sales of $51.4 million, or 19.8%. In our fire service segment, income from operations increased by $1.8 million, or 13.0%, from $13.2 million in 2003 to $15.0 million in 2004, primarily due to the $8.6 million, or 12.2%, increase in net sales. In our utility/high voltage segment, income from operations increased by $2.0 million, or 22.8%, from $9.1 million in 2003 to $11.1 million in 2004, primarily due to higher net sales of $7.8 million, or 18.1%. Our corporate expenses increased $1.6 million, or 34.1%, primarily due to $0.6 million of expenses associated with exploring strategic alternatives and higher payroll and administrative expenses including costs associated with public reporting and Sarbanes-Oxley Act related compliance requirements.

Included in income from operations in 2004 and 2003 were depreciation and amortization expenses of $12.4 million and $12.7 million, respectively. Of these amounts, $9.9 million, $0.4 million, $1.5 million and $0.6 million were attributable to the general industrial, fire service, utility/high voltage segments and corporate, respectively, in 2004 and $10.6 million, $0.3 million, $1.2 million and $0.6 million were attributable to these segments and corporate in 2003.

Interest expense.   Interest expense increased by $2.5 million, or 7.5%, from $33.5 million in 2003 to $36.0 million in 2004. Included in interest expense in 2003 is $10.2 million attributable to the $5.2 million write-off of deferred financing fees, the $2.1 million write-off of original issue discount, and the $2.9 million prepayment penalty associated with the existing senior credit facility and senior subordinated debt financings. During 2004, we implemented SFAS No. 150, which required us to classify $13.5 million of preferred unit dividends as interest expense in 2004. Excluding the charges and prepayment penalty in 2003 and the preferred unit dividends in 2004, interest expense decreased by $0.7 million as lower weighted average interest rates were partially offset by higher debt levels associated with our senior subordinated notes financing.

Other, net.   Other, net increased by $2.5 million primarily due to the $1.3 million net effect of a $0.4 million gain in 2003 and $0.9 million loss in 2004 recorded on the sale of property, plant and equipment and an increase in unrealized foreign exchange losses.

Income tax expense.   Income tax expense increased by $1.4 million, from $1.8 million in 2003 to $3.2 million in 2004, primarily due to higher foreign income tax expense, including incremental KCL income tax expense of $0.6 million.

Net income.   Net income increased by $4.7 million, or 79.7%, from $5.9 million in 2003 to $10.6 million in 2004. This was the result of the reasons discussed above.

Year Ended December 31, 2003 as Compared to Year Ended December 31, 2002

Net sales.   Net sales increased by $49.0 million, or 15.2%, from $323.5 million in 2002 to $372.5 million in 2003. The increase was primarily attributable to increases in net sales of our general industrial and fire service products. In our general industrial segment, net sales increased by $35.3 million, or 15.8%, from $223.7 million in 2002 to $259.0 million in 2003. This increase was primarily due to: increases in government footwear and hand protection contract shipments of $9.8 million, reflecting higher government orders; favorable Canadian and European exchange rates, which had an impact of $10.6 million; and the impact of the acquisitions of Arbin in December 2002 and KCL in July 2003, which contributed incremental net sales of $6.7 million and $10.9 million, respectively. These increases were partially offset by a $5.1 million decline in net sales from our medical products business, which was closed at the end of 2002. In our fire service segment, net sales increased by $12.0 million, or 20.6%, from $58.3 million in 2002 to $70.3 million in 2003, reflecting strong market demand in part due to comprehensive marketing efforts. In our utility/high voltage segment, net sales increased by $1.8 million, or 4.3%, from $41.4 million in 2002 to $43.2 million in 2003 primarily driven by new product introductions of $0.9 million.

Gross profit.   Gross profit increased by $14.2 million, or 12.1%, from $117.9 million in 2002 to $132.1 million in 2003, primarily due to the $49.0 million, or 15.2%, increase in net sales. Our gross profit margin of 35.5% in 2003 was lower than the 36.4% gross profit margin in 2002. In our general industrial segment, gross profit increased by $10.6 million, or 13.0%, from $81.6 million in 2002 to $92.2 million in 2003. This increase was primarily due to the impact of the acquisitions of Arbin and KCL, which contributed a combined $6.5 million of incremental gross profit, favorable Canadian and European exchange rates which had an impact of $3.7 million, and other increases in net sales, particularly the increase in government contract shipments. Partially offsetting these increases were incremental pension expense of $1.1 million, increased provisions for excess and obsolete inventory of $1.2 million, and an increase in the LIFO provision of $0.8 million. In our fire service segment, gross profit increased by $4.3 million, or 22.8%, from $18.8 million in 2002 to $23.1 million in 2003, primarily due to the $12.0 million, or 20.6% increase in net sales and additional fixed cost absorption from the increase in net sales volume. In our utility/high voltage segment, gross profit decreased by $0.7 million, or 3.7%, from $17.5 million in 2002 to $16.8 million in 2003, primarily due to higher overall manufacturing costs and incremental pension expense of $0.4 million.

Operating expenses.   Operating expenses were consistent at $92.0 million in 2002 and 2003. In our general industrial segment, operating expenses decreased by $2.7 million, or 3.7%, from $72.6 million in 2002 to $69.9 million in 2003. Operating expenses in 2002 included a $2.8 million non-cash charge related to the impairment of our former Zimbabwe subsidiary and restructuring and merger-related charges of $9.3 million. Excluding these charges, operating expenses increased $9.4 million due to: incremental Arbin and KCL operating expenses of $4.4 million; higher Canadian and European exchange rates, which had an impact of $2.8 million and higher administrative payroll and selling expenses. In addition, included in operating expenses in the general industrial segment were amortization of intangibles of $3.2 million in

2002 and $2.6 million in 2003. In our fire service segment, operating expenses increased $1.6 million, or 19.0% from $8.2 million in 2002 to $9.8 million in 2003, primarily due to additional payroll and variable selling expenses associated with the $12.0 million, or 20.6%, increase in net sales. In our utility/high voltage segment, operating expenses increased by $0.7 million, or 9.9%, from $7.1 million in 2002 to $7.8 million in 2003, primarily due to higher general and administrative payroll expenses and increased selling costs. Our corporate expense increased $0.4 million, or 11.1%, primarily due to higher payroll and professional fee expenses.

Income from operations.   Income from operations increased by $14.2 million, or 55.0%, from $25.9 million in 2002 to $40.1 million in 2003. The increase is primarily attributable to the increase in income from operations in our general industrial and fire service segments, which offset a decline in income from operations in our utility/high voltage segment. As a percentage of net sales, income from operations increased from 8.0% in 2002 to 10.8% in 2003. In our general industrial segment, income from operations increased by $13.3 million, or 148.0%, from $9.0 million in 2002 to $22.3 million in 2003, primarily due to: higher net sales of $35.3 million, or 15.8%, in 2003 and the $2.8 million non-cash Zimbabwe impairment charge and the $9.3 million of restructuring and merger-related charges incurred in 2002. In our fire service segment, income from operations increased by $2.7 million, or 25.8%, from $10.5 million in 2002 to $13.2 million in 2003, primarily due to the $12.0 million, or 20.6%, increase in net sales. In our utility/high voltage segment, income from operations decreased by $1.3 million, or 12.9%, from $10.4 million in 2002 to $9.1 million in 2003, primarily due to higher manufacturing expenses and incremental pension expense. Our corporate expenses increased $0.4 million, or 11.1%, primarily due to higher payroll and professional fee expenses.

Included in income from operations in 2003 and 2002 were depreciation and amortization expenses of $12.7 million and $18.6 million, respectively. Of these amounts, $10.6 million, $0.3 million, $1.2 million and $0.6 million were attributable to the general industrial, fire service, utility/high voltage segments and corporate, respectively, in 2003 and $16.6 million, $0.3 million, $1.1 million and $0.6 million were attributable to these segments and corporate in 2002.

Interest expense.   Interest expense increased by $10.1 million, or 43.1%, from $23.4 million in 2002 to $33.5 million in 2003. Of this increase, $10.2 million is attributable to the $5.2 million write-off of deferred financing fees, the $2.1 million write-off of original issue discount and the $2.9 million prepayment penalty associated with the existing senior credit facility and senior subordinated debt financings.

Other, net.   Other, increased $0.7 million, from $0.3 million in 2002 to $1.0 million in 2003 primarily due to a $0.4 million gain on the sale of property, plant and equipment.

Income tax expense.   Income tax expense decreased by $6.1 million, or 76.7%, from $7.9 million in 2002 to $1.8 million in 2003, primarily as a result of providing a valuation allowance of $5.7 million related to deferred tax assets in 2002 due to continued operating losses and the expected timing of the reversal of deferred tax assets related to certain U.S. subsidiaries which are subject to U.S. federal, state and local income taxes.

Net loss income.    Net (loss) income increased by $10.9 million, from $(5.0) million in 2002 to $5.9 million in 2003. This was the result of the reasons discussed above.

Liquidity and Capital Resources

We have historically used internal cash flow from operations, commercial borrowings on our lines of credit, seller notes, investments from our equityholders and capital markets transactions to fund our operations, acquisitions, capital expenditures and working capital requirements. For the nine months ended October 1, 2005 and October 2, 2004, cash provided by operating activities was $20.1 million and $8.4 million, respectively. The $11.7 million improvement was primarily attributable to the $4.7 million increase in operating income (after adjusting for expenses related to purchase accounting, management incentive compensation, and strategic alternatives expense) and favorable working capital activity.

In 2004 and 2003, cash provided by operating activities was $29.9 million and $21.7 million,respectively. The $8.2 million increase was primarily attributable to the $11.0 million increase in income from operations, which was offset by an increase in working capital in part due to higher net sales of $67.8 million.

In 2003 and 2002, cash provided by operating activities was $21.7 million and $23.2 million, respectively. The $1.5 million decrease reflects the $14.2 million increase in income from operations, which was offset by an increase in working capital, primarily due to higher inventory levels of $12.1 million in part due to pending government contract shipments, the higher net sales volume and higher exchange rates.

Historically, our principal uses of cash have been capital expenditures, acquisitions and working capital. Our capital expenditures were $5.7 million for the nine months ended October 1, 2005 and $4.3 million for the nine months ended October 2, 2004. The successor period investing activities from July 20, 2005 through October 1, 2005 include $204.5 million of cash purchase price related to the Acquisition recorded as part of purchase accounting.

In 2004, we made royalty payments to the sellers of Muck Boot and Arbin totaling $0.7 million and received proceeds from the sale of property, plant, and equipment of $0.7 million.

During 2003, we acquired KCL for $18.0 million, made royalty payments to the sellers of Muck Boot and Arbin totaling $0.7 million, and received proceeds from the sale of plant, property and equipment of $0.6 million.

During 2002, we acquired The Muck Boot Company for $3.3 million, Arbin for $7.1 million, and made royalty payments to the sellers of Muck Boot of $0.2 million.

For the years ended December 31, 2002, 2003, and 2004, our capital expenditures were $7.2 million, $7.4 million and $6.4 million, respectively.

As of October 1, 2005, we had working capital of $122.8 million and cash of $4.2 million. We maintain inventory levels sufficient to satisfy customer orders on demand, with generally a three month supply on hand. Bunker gear is an exception and is generally made to order. Our accounts receivable terms are generally 30 days, net.

For the predecessor period from January 1, 2005 through July 19, 2005, net cash provided by financing activities was $20.6 million, representing payments for deferred financing fees of $3.2 million; proceeds from the issuance of 11¾% senior pay in kind notes of $100.0 million; payments on long-term obligations of $13.6 million, including an excess cash flow sweep payment under the terms of our former senior credit facility of $12.2 million; payment in respect of preferred units of $60.0 million; and distributions in respect of the common units of certain members of management of $2.5 million. For the successor period from July 20, 2005 through October 1, 2005, net cash provided by financing activities was $201.2 million, including $88.0 million of borrowings under the New Credit Facility, $23.6 million of proceeds from the issuance of senior pay in kind notes, and $109.7 million of capital contributions. Additionally, we paid $19.8 million in deferred financing costs consisting of expenses associated with the New Credit Facility, the Norcross senior subordinated notes, and the senior pay in kind notes which are further discussed below.

For the Predecessor nine months ended October 2, 2004, net cash used in financing activities was $5.2 million, representing payments on long-term obligations of $3.3 million and distributions to members of $1.9 million.

In 2004, net cash used in financing activities was $8.6 million, representing payments for deferred financing costs of $0.9 million, payments on long-term debt obligations of $4.8 million, and tax distributions to members of $2.9 million.

In 2003, net cash provided by financing activities was $13.8 million, representing payments of deferred financing fees of $13.7 million; retirement of the previous senior credit facility, junior subordinated notes and previous senior subordinated notes and other debt payments of $252.0 million; combined cash funded for the purchase of warrants and preferred units and tax distributions to members of $7.3 million; offset by borrowings under our former senior credit facility, junior subordinated notes, the 9 7/8% senior subordinated notes and other borrowings of $286.5 million.

In 2002, net cash used for financing activities was $6.8 million, including debt repayments under our prior revolving credit facility of $11.4 million and repayment of $3.1 million of senior and subordinated debt obligations, offset by $4.6 million borrowed to fund the Muck Boot and Arbin acquisitions in the form of senior and subordinated seller notes and $3.0 million of net proceeds from equity capital contributions used to fund the Arbin acquisition.

On August 13, 2003, Norcross issued $152.5 million of 9 7/8% senior subordinated notes and received gross proceeds of $151.5 million. The proceeds were primarily used to: (1) repay principal and interest and repurchase warrants related to our previous senior subordinated notes, (2) repay $30.0 million of principal related to the former term loan, (3) repay principal on the junior subordinated notes used to finance the KCL acquisition, (4) purchase preferred units of NSP Holdings from certain members of management and (5) pay fees and expenses.

On January 7, 2005, NSP Holdings and NSP Capital issued the Existing Holdings Notes. The proceeds were used to: (i) make a payment in respect of preferred units of $60.0 million, $58.0 million of which were payments in respect of accrued preferred yield and $2.0 million of which was the return of a portion of the original capital contribution made by holders of NSP Holdings’ preferred units, (ii) make distributions in respect of the common units of certain members of management of $2.5 million, and (iii) pay fees and expenses. The remainder of the net proceeds were used for general corporate purposes, including potential acquisitions and/or distributions to NSP Holdings’ unit holders.

We acquired KCL on July 29, 2003 for $20.1 million, including the assumption of $0.2 million of KCL’s net indebtedness and acquisition costs of $1.1 million. We financed this acquisition with cash on hand of $9.8 million, borrowings under the revolving credit facility of $5.0 million and the issuance of $5.1 million in junior subordinated notes, which notes were repaid with the proceeds of the 9 7/8% senior subordinated notes offering.

In January 2002, we acquired the assets of Muck Boot for $3.3 million. We financed the Muck Boot acquisition with $1.3 million of cash on hand and a $2.0 million subordinated seller note. In December 2002, we acquired the stock of Arbin for €6.3 million, consisting of €3.8 million of cash and €2.5 million of senior and subordinated seller notes. Our equityholders invested $3.0 million of additional equity to fund the Arbin acquisition.

On July 19, 2005, by operation of law upon consummation of the merger of SPH Acquisition LLC (“SPH Acquisition”) and Norcross (the “Merger”), and pursuant to an assumption agreement entered into among SPH Acquisition, Norcross, North Safety Products Inc. (“North Safety”), and Morning Pride Manufacturing L.L.C. (“Morning Pride”, and together with North Safety, the “U.S. Subsidiary Borrowers”), all of the rights and obligations of SPH Acquisition, as borrower, under the credit agreement among SPH Acquisition, Safety Products, as a guarantor, North Safety Products Ltd. (the “Canadian

Borrower,” which became a party to the credit agreement upon consummation of the Merger), Credit Suisse, as Administrative Agent, Bank of America, NA, as Syndication Agent, GMAC Commercial Financing LLC, La Salle Bank National Association and US Bank NA, as Documentation Agents, Credit Suisse, Toronto Branch, as Canadian Agent, and certain other lenders (the “New Credit Facility”) were assigned by SPH Acquisition to Norcross and the U.S. Subsidiary Borrowers, and assumed by Norcross and the U.S. Subsidiary Borrowers from SPH Acquisition, and whereby Norcross became Parent Borrower (as defined in the New Credit Facility).

The New Credit Facility provides for aggregate borrowings of $138.0 million, consisting of (a) a term loan in the amount of $88.0 million, payable in twenty-eight consecutive quarterly installments commencing on September 30, 2005 and (b) a revolving credit facility in an aggregate principal amount of $50.0 million. The revolving credit facility is comprised of a U.S. revolving facility and a Canadian sub facility. The amount of the total U.S. revolving facility is an amount equal to $50.0 million less the amount at such time outstanding under the Canadian subfacility. The amount of the total Canadian subfacility is an amount denominated in Canadian dollars having a U.S. dollar equivalent of $25.0 million less the amount at such time outstanding under the U.S. revolving facility. At any time upon the request of Norcross or the U.S. Subsidiary Borrowers, one or more new term loan facilities may be added in any aggregate amount of up to $100.0 million (and not less than $10.0 million for any such additional term loan), subject to certain conditions, the proceeds of which shall be used to finance permitted acquisitions, pay fees and related expenses thereto and to refinance indebtedness of the entity or associated with the assets to be so acquired. The New Credit Facility is subject to certain mandatory prepayments upon the occurrence of certain events, subject to certain exceptions set forth in the credit agreement. The proceeds of the New Credit Facility were used primarily to refinance Norcross’ existing senior credit facility.

As of October 1, 2005, borrowings under the New Credit Facility bore interest at a weighted average rate of 6.0%. Prior to June 30, 2010, we may borrow, repay and re-borrow under the revolving facilities without payment of penalty or premium. The term loan is payable in quarterly installments totaling $0.9 million per annum, with the remainder due on September 30, 2012.

On November 1, 2005, Norcross entered into the Incremental Facility Amendment to the credit agreement dated July 19, 2005 (the “Amendment”). Under the terms of the Amendment, Norcross, the U.S. Borrowers and the Lenders agreed to a total incremental term commitment of $65.0 million. Additionally, the Amendment required, among other things, that the proceeds of the incremental term loans be used for permitted acquisitions and the consolidated senior leverage ratio, after giving effect to the use of the proceeds, not exceed 3.25 to 1.00.

Borrowings under the U.S. revolving facility and term loan will bear interest at a rate per annum equal to our choice of (a) an alternate base rate (which is equal to the higher of (i) the rate of interest announced by Credit Suisse as its prime rate in effect and (ii) the federal funds rate plus 0.50%) or (b) the Eurodollar rate, plus an applicable margin. Borrowings under the Canadian subfacility will bear interest at a rate per annum equal to the Canadian prime rate (which is the higher of (i) the rate of interest announced by Credit Suisse, Toronto Branch, as its reference rate then in effect for determining interest rates on Canadian dollar denominated commercial loans in Canada and (ii) the CDOR rate plus 0.50% per annum), plus an applicable margin, or with respect to banker’s acceptances or their equivalents, the discount rate (as defined in the credit agreement) plus an applicable margin.

Initially, the applicable margin with respect to the revolving credit facility is (a) 1.25% in the case of alternate base rate loans and Canadian dollar prime loans and (b) 2.25% in the case of Eurodollar rate loans and bankers’ acceptance rate loans. With respect to the term loan, the applicable margin will be (a) 1.00% in the case of alternate base rate loans and (b) 2.00% in the case of Eurodollar rate loans. After our fiscal quarter ending December 31, 2005, the margins applicable to the revolving credit facility and the U.S. swing line loans will adjust on a sliding scale based on the total leverage ratio of Norcross and its subsidiaries. In addition, we will be required to pay to the lenders under the revolving credit facility an initial commitment fee in respect of the unused commitments thereunder at a per annum rate of 0.50%. After our fiscal quarter ending December 31, 2005, the commitment fee rate will adjust on a sliding scale based on the total leverage ratio of Norcross and its subsidiaries.

Norcross’ domestic subsidiaries (including any future or indirect subsidiaries that may be created or acquired by us) and Safety Products guarantee the U.S. Subsidiary Borrowers’ and Norcross’ obligations under the New Credit Facility. The guarantees in respect of the New Credit Facility are secured by a perfected first priority security interest in all of the Company’s equity securities, the equity securities of its direct and indirect domestic subsidiaries, substantially all of the guarantors’ tangible and intangible assets and 65% of the equity securities of, or equity interest in, certain of its foreign first-tier subsidiaries, subject to certain exceptions. All of the Canadian Borrower’s obligations under the New Credit Facility are be secured by all of the assets of our present and future Canadian subsidiaries, and are guaranteed by all of our present and future Canadian subsidiaries.

The New Credit Facility contains certain customary covenants, including among other things:

•        affirmative covenants requiring us to provide certain financial statements to the Administrative Agent for distribution to its lenders and to pay material obligations when due, maintain its legal existence, keep its material properties in good working order and condition, provide certain notices to the Administrative Agent for distribution to its lenders, comply in all material respects with environmental laws and maintain at all times ratings for the New Credit Facility;

•        restrictive covenants including limitations on other indebtedness, liens, fundamental changes, asset sales, restricted payments, capital expenditures, investments, prepayments, transactions with affiliates, sales and leasebacks, negative pledges, lines of business; and

•        financial covenants requiring us to maintain a maximum total leverage ratio of total debt over EBITDA for the period, a minimum fixed charge coverage ratio of EBITDA less capital expenditures over fixed charges for the period and a minimum interest coverage ratio of EBITDA over interest expense for the period.

The New Credit Facility contains certain customary representations and warranties and events of default, including failure to pay interest, principal or fees, any material inaccuracy of any representation and warranty, failure to comply with covenants, material cross-defaults, bankruptcy and insolvency events, ERISA events, change of control, failure to maintain first priority perfected security interest, material judgments, invalidity of guarantee and loss of subordination. Certain of the events of defaults are subject to exceptions, materiality qualifiers and baskets.

In connection with the closing of the Norcross Transaction, we entered into a second supplemental indenture dated as of July 19, 2005 (the “Second Supplemental Indenture”) among NSP Holdings, NSP Capital, us and Wilmington Trust Company, as trustee (the “Trustee”) under the indenture dated as of January 7, 2005 (the “Indenture”) by and among NSP Holdings, NSP Capital and the Trustee providing for the issuance of the notes and the Existing Holdings Notes. Pursuant to the terms of the Second Supplemental Indenture, we assumed all of the rights, powers, commitments, obligations and liabilities of NSP Holdings under the Indenture and the Existing Holdings Notes.

On July 19, 2005, we sold $25.0 million in principal amount of 11 3/4% senior pay in kind notes due 2012 (the “New Notes”). The New Notes were sold pursuant to a purchase agreement, dated June 28, 2005 (the “Purchase Agreement”), by and between us and Credit Suisse First Boston, LLC (the “Initial Purchaser”). The New Notes were issued pursuant to the Indenture. Pursuant to the term of the Purchase Agreement, the New Notes were sold to the Initial Purchaser and were resold to qualified institutional buyers in compliance with the exemption from registration.

In connection with the closing of the Norcross Transaction, Norcross entered into a supplemental indenture dated as of July 19, 2005 (the “Norcross Supplemental Indenture”) by and among Norcross, Norcross Capital Corp. (“Norcross Capital”), the guarantors listed on the signature pages thereto and Wilmington Trust Company, as trustee (the “Trustee”) under the indenture dated as of August 13, 2003 (the “Norcross Indenture”) providing for the issuance of the Norcross senior subordinated notes. Pursuant to the terms of the Norcross Supplemental Indenture, the definition of Permitted Holders was amended and the parties confirmed that the Requisite Consents (as defined in the Norcross Supplemental Indenture) had been delivered in order to waive our obligations under the Change in Control covenant of the Norcross Indenture in connection with the Norcross Transaction.

We believe that our internal cash flows and borrowings under the revolving portions of the New Credit Facility will provide us with sufficient liquidity and capital resources to meet our current and future financial obligations for the foreseeable future, including funding our operations, debt service and capital expenditures. Our future operating performance will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, on or before maturity. We cannot assure you that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness, including our senior subordinated notes and the New Credit Facility, may limit our ability to pursue any of these alternatives.

Contractual Obligations

The following table summarizes the pro forma contractual obligations and commitments of the Predecessor, as of December 31, 2004 (in thousands):

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations(1)	$353,359	$15,120	$4,502	$81,447	$252,290
Capital lease obligations	207	132	75	—	—
Interest payments(1)	224,988	19,646	38,796	34,995	131,551
Preferred units(1)	184,808	—	—	—	184,808
Operating lease obligations	16,990	4,927	6,822	3,572	1,669
Purchase obligations(2)	34,244	34,244	—	—	—
Other long-term liabilities	4,741	4,741	—	—	—
Total	$819,337	$78,810	$50,195	$120,014	$570,318

(1)          Reflects the impact of the January 7, 2005 issuance of the Existing Holdings Notes and the approximately $60.0 million of payments in respect of preferred units of NSP Holdings.

(2)          Purchase obligations exclude accounts payable of $17.9 million and include open purchase orders of $33.8 million and all other contractual obligations of $0.4 million pursuant to which we are obligated to purchase good or services.

The following table summarizes our contractual obligations and commitments, as of October 1, 2005 (in thousands):

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations	$365,541	$957	$1,851	$1,822	$360,911
Capital lease obligations	110	110	—	—	—
Interest payments	252,591	20,316	40,455	40,237	151,583
Operating lease obligations	19,546	5,356	8,196	5,228	766
Purchase obligations(1)	40,412	39,677	735	—	—
Other long-term liabilities	7,713	4,723	2,990	—	—
Total(2)	$685,913	$71,139	$54,227	$47,287	$513,260

(1)          Purchase obligations exclude our accounts payable of $20.7 million and include open purchase orders of $38.4 million and all other contractual obligations of $2.0 million pursuant to which we are obligated to purchase good or services.

(2)          Excludes the impact of the FMP Transaction, including the $65.0 million in borrowing under the term loan and the $5.0 million in borrowings under the revolving credit facility and related interest expense.

Off-balance Sheet Arrangements

As of December 31, 2004 and October 1, 2005, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Effect of Inflation

Inflation has generally not been a material factor affecting our business. Our general operating expenses, such as wages and salaries, employee benefits and materials and facilities costs, are subject to normal inflationary pressures.

Market Risk

We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. Our policy is to not enter into derivatives or other financial instruments for trading or speculative purposes. We may enter into financial instruments to manage and reduce the impact of changes in interest rates.

Interest rate swaps are entered into as a hedge of underlying debt instruments to change the characteristics of the interest rate from variable to fixed without actually changing the debt instrument. Therefore, these interest rate swap agreements convert outstanding floating rate debt to fixed rate debt for a period of time. For fixed rate debt, interest rate changes affect the fair market value, but do not impact earnings or cash flows. Conversely for floating rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flows, assuming other factors are held constant.

At December 31, 2004, we had total debt and obligations under capital leases of $253.6 million. This debt comprises fixed rate debt of $153.4 million and floating rate debt of $100.2 million. The pre-tax earnings and cash flow impact in 2004 resulting from a one percentage point increase in interest rates on our variable rate debt would be approximately $1.0 million, holding other variables constant.

A portion of our net sales was derived from manufacturing operations in Canada, Holland, Germany, Mexico, the Caribbean and South Africa. The results of operations and financial position of our foreign operations are principally measured in their respective currency and translated into U.S. dollars. The effects of foreign currency fluctuations in these countries are somewhat mitigated by the fact that expenses are generally incurred in the same currency in which revenues are generated. The reported income of these subsidiaries will be higher or lower depending on a weakening or strengthening of the U.S. dollar against the respective foreign currency.

A portion of our assets is based in our foreign operations and are translated into U.S. dollars at foreign currency exchange rates in effect as of the end of each period, with the effect of such translation reflected as a separate component of member’s equity. Accordingly, our consolidated member’s equity will fluctuate depending upon the weakening or strengthening of the U.S. dollar against the respective foreign currency.

Our strategy for management of currency risk relies primarily upon conducting our operations in a country’s respective currency and may, from time to time, also involve hedging programs intended to reduce our exposure to currency fluctuations. Management believes the effect of a one percentage point increase in the strength of the Canadian dollar and Euro relative to the U.S. dollar from December 31, 2003 to December 31, 2004 would have resulted in a $47,000 and $68,000 increase in our income from operations, respectively. During 2004, the Canadian dollar and Euro strengthened 7% and 9% relative to the U.S. dollar, respectively.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB “) issued FASB Statement No. 123 (revised 2004), “Share-Based Payment” (“Statement 123(R)”). Statement 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“Statement 123”), supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and amends FASB Statement No. 95, “Statement of Cash Flows.” Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values (i.e., pro forma disclosure is no longer an alternative to financial statement recognition). Statement 123(R) is effective for public companies (excluding small business issuers as defined in Regulation S-B) at the beginning of the first interim or annual period beginning after December 15, 2005 (January 1, 2006 for Safety Products). As permitted by Statement 123, the Company currently accounts for share-based payments to employees using Opinion 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method could have a significant impact on our result of operations, although it will have no impact on our overall financial position. The impact of the adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the adoption of that standard would not have had an impact on our consolidated financial statements. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement may reduce net operating cash flows and increase net financing cash flows in periods after adoption. The Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options and the levels of share-based payments granted in the future.)

BUSINESS

Company Overview

We are a leading designer, manufacturer and marketer of branded products in the fragmented personal protection equipment industry. We manufacture and market a full line of personal protection equipment for workers in the general industrial, fire service and utility/high voltage industries. Our broad product offering includes, among other things, respiratory protection, protective footwear, hand protection, bunker gear and linemen equipment for utility workers.

We sell our products under trusted, long-standing and well-recognized brand names, including North, KCL, Morning Pride, Ranger, Servus, Pro-Warrington, Fibre-Metal and Salisbury. We believe these brand names have a strong reputation for excellence in protecting workers from hazardous and life-threatening environments, which is a key purchasing consideration for personal protection equipment. We believe our brand names, reputation, history of developing innovative products and a comprehensive line of high-quality, differentiated products and high levels of customer service have enhanced our relationships with our distributors and end-users. These factors have enabled us to achieve strong market share positions in key product lines. In addition, the non-discretionary and consumable nature of our products provides us with stable and recurring revenues.

We are one of the largest participants in the personal protection equipment industry with approximately 2,800 employees in 29 facilities worldwide. We market and sell our products through three distinct sales forces dedicated to our three target markets. Our sales representatives work closely with third-party distributors, while simultaneously calling on end-users to generate “pull-through” demand for our products. We manufacture or assemble the majority of the products we sell. Approximately 81% of our net sales in 2004 were to customers in North America, with the remainder to customers primarily in Europe. We generated net sales of $323.5 million, $372.5 million, $440.3 million and $358.8 million for the years ended December 31, 2002, 2003, 2004 and for the combined nine months ended October 1, 2005, respectively.

We classify our diverse product offerings into three operating segments:

General Industrial.   We offer a diverse portfolio of leading products for a wide variety of industries, including the manufacturing, agriculture, construction, food processing, pharmaceutical and automotive industries and the military, under the North, Ranger, Servus, KCL and Fibre-Metal brand names. Our product offering is one of the broadest in the personal protection equipment industry and includes respiratory protection, protective footwear, hand protection, eye, head and face protection, first aid, hearing protection and fall protection. We sell our general industrial products primarily through industrial distributors. Our general industrial segment generated net sales of $223.7 million, $259.0 million, $310.4 million and $247.6 million for the years ended December 31, 2002, 2003 and 2004 and for the combined nine months ended October 1, 2005, respectively.

Fire Service.   We manufacture and market one of the broadest lines of personal protection equipment for the fire service segment, offering firefighters head-to-toe protection. Our products include bunker gear, fireboots, helmets, gloves and other accessories. We market our products under our Total Fire Group umbrella, using the brand names of Morning Pride, Ranger, Servus and Pro-Warrington. We are widely known for developing innovative equipment; for example, our bunker gear alone has more than 100 patented features and our urban search and rescue products are certified by third-party testing labs as meeting all of the requirements of the NFPA and other regulatory bodies. We are the vendor of choice for many of the largest fire departments in North America. We sell our fire service products primarily through specialized fire service distributors. Our fire service segment generated net sales of $58.3 million, $70.3 million, $78.9 million and $66.5 million for the years ended December 31, 2002, 2003 and 2004 and for the combined nine months ended October 1, 2005, respectively.

Utility/High Voltage.   We manufacture and market a broad line of personal protection equipment for the utility/high voltage service segment under the Servus and Salisbury brands. Our products, including linemen equipment, gloves, sleeves and footwear, are designed to protect utility workers and industrial workers from up to 40,000 volts of electricity. All our products either meet or exceed the applicable standards of ANSI and ASTM. We sell our utility/high voltage products through specialized distributors and direct to utilities and electrical contractors. Our utility/high voltage segment generated net sales of $41.4 million, $43.2 million, $51.0 million and $44.7 million for the years ended December 31, 2002, 2003 and 2004 and for the combined nine months ended October 1, 2005, respectively.

Business Strengths

Market Leadership with Trusted, Long-Standing and Well-Recognized Brand Names.   We are a market leader in the personal protection equipment industry with strong market share positions in many product lines, such as protective footwear, first aid, bunker gear, fireboots, utility hand/sleeve protection and certain niche products for the general industrial respiratory and hand protection markets. End-users have a strong preference for equipment from recognized manufacturers with a proven track record of producing high-quality products as products are designed to protect workers from hazardous and life-threatening environments. Our high-quality products and brands have assisted us in cultivating a loyal customer base and developing leading positions in many of our markets. We believe that the strength of our trusted, long-standing and well-recognized brands provides us with a significant competitive advantage.

Broad, High-Quality Product Offering.   We believe that we market one of the broadest offerings of personal protection equipment in the industry, including the most comprehensive line of personal protection equipment for firefighters and utility workers. Our comprehensive offering of firefighter protective products provides us with a significant competitive advantage, positioning us as a “one-stop” provider of choice. Our overall product line breadth makes us a desirable partner for our distributors relative to smaller, niche manufacturers who generally produce a single product or product line. We also have a strong track record of developing innovative new products to extend and augment our broad product line.

Diverse End-Markets and Customer Base.   We are a leader in the general industrial, fire service and utility/high voltage segments of the personal protection equipment industry, with a highly diverse portfolio of products across these markets. We believe that the diversity of our end-markets helps mitigate the effect of an economic downturn in any particular industry or geographic area. We serve end-users across a wide array of industries, including the manufacturing, agriculture, food processing, chemical, pharmaceutical, construction, petrochemical, nuclear, fishing, biotech, automotive, fire service and utility industries and the military. Our end-markets are further diversified given we target numerous niches within each industry. Our customer base is similarly diverse, with our top ten customers, the majority of which are distributors that in turn sell to other customers, accounting for approximately 24.0% of our 2004 net sales.

Strategic Relationships with Leading Distributors.   We enjoy close relationships with most of the personal protection equipment industry’s largest distributors as a result of our strong brands, broad and differentiated product offering and superior customer service. Moreover, as distributors seek to concentrate purchases among key vendors, we believe our relationship with our distributors will continue to benefit from the size and scope of our product offering. We have earned key vendor status with a number of the largest industrial safety distributors as well as the largest maintenance, repair and operations equipment distributors in North America. Key vendor status is characterized by joint business planning, privileged access to distributor salespeople, increased willingness by distributors to adopt new products, preferential placement in catalogs and increased advertising and promotional support.

Stable and Recurring Revenue Stream.   We believe a significant portion of demand for our products is non-discretionary, as many of our products are designed to protect workers from bodily harm in hazardous and life-threatening work environments, and in many cases are required by government or industry regulatory bodies. This leads to consistent purchasing patterns as end-users must maintain their protective equipment regardless of economic conditions. Moreover, many personal protection products such as respiratory cartridges and certain hand and footwear products, require frequent repurchases to maintain required safety levels due to single use or limited life spans. In addition, certain of our products are employed in applications where the end-user’s preference for a trusted and well-recognized brand exceeds pricing as the primary consideration in the purchasing decision, allowing us to achieve higher margins on the sales of such products.

High Barriers to Entry.   We believe that it is difficult for new competitors to penetrate our markets due to: (1) end-users’ reluctance to switch to an unknown supplier for life-protecting products; (2) the proprietary technology and processes required to manufacture quality products that comply with the demanding safety standards set by government and standard-setting entities; (3) the patents and patent rights we hold on the intellectual property used in our products; (4) distributors’ increasing preference for vendors with broad product offerings; (5) many of our products being highly specialized and requiring customization for each end-user; (6) the strong preference of many customers, including the U.S. government, firefighters and industries influenced by labor unions, for products that are “Made in the USA,” limiting the potential impact of foreign competition; and (7) our direct sales force which supports our broad assortment of products by directly addressing the specific needs and circumstances of our end-customers, and by highlighting the features that distinguish our products from competitive offerings.

Significant Cash Flow.   We generate substantial cash flow, and our manufacturing operations require relatively modest capital investment. We generated Adjusted EBITDA of $59.0 million while incurring capital expenditures of $5.8 million for the pro forma nine months ended October 1, 2005. See footnote 4 to “Prospectus Summary—Summary Historical and Pro Forma Financial and Other Data” for a reconciliation of cash flows from operations to Adjusted EBITDA. We believe our cash flow provides us with a substantial degree of operating flexibility beyond servicing our debt, allowing us to fund our growth initiatives. In addition, we currently have sufficient manufacturing capacity in the majority of our facilities to increase production without incurring significant incremental capital expenditures.

Experienced Management Team.   We have an experienced and highly incented senior management team. President and Chief Executive Officer Robert A. Peterson and Executive Vice President and Chief Financial Officer David F. Myers, Jr. have managed Norcross since its formation in June 1995. The management team has successfully improved operations and increased income from operations in each of the years since Norcross’ inception. In addition, we have an experienced divisional management team, many of whom are members of the industry’s primary standard-setting and oversight organizations, including the NFPA, ANSI, ASTM, the Industrial Safety Equipment Association and the Fire and Emergency Manufacturers and Services Association.

Business Strategy

We are executing a targeted business strategy designed to capitalize on our well-known brand names, strong customer relationships and expertise in developing innovative products, while continually improving our operational efficiency. Specifically, our business strategy includes the following initiatives:

Continue to Expand Market Leadership Positions.   We intend to further expand our market leadership positions by continuing to capitalize on our trusted, long-standing and well-recognized brand names, our strong customer relationships and our expertise in developing innovative products and by continuing to pursue strategic acquisitions. This strategy has enabled us to achieve leading positions in many product lines, such as protective footwear, first aid, bunker gear, fireboots, utility hand/sleeve protection and certain niche products for the general industrial respiratory and hand protection markets.

Further Develop Relationships with End-Users.   Our sales force, in addition to marketing to our distributor customers, invests a significant amount of time educating our end-users on specific features and benefits of our products. Increased end-user awareness of, and appreciation for, the highly-engineered nature of our products helps create significant “pull-through” demand with our distributors, which in turn increases our sales. In addition, our continuing efforts with our end-users help us to continue building brand name recognition and trust.

Capitalize on Industry Trends.   With our broad product offering, we are well-positioned to capitalize on the global trend towards increased spending in support of domestic preparedness. Increased government and private-sector spending creates significant opportunities, especially regarding nuclear, biological and chemical protection, bunker gear and respiratory protection products. We have already benefited from increased annual spending by fire departments and received orders from the U.S. and Israeli governments for products appropriate for use in responding to terrorist attacks. In addition, we operate a plant in Charleston, South Carolina dedicated to producing gloves that protect against nuclear, biological and chemical hazards utilizing a highly technical manufacturing process. We believe that we are one of only two manufacturers in North America with the process, knowledge and ability to produce such gloves.

Continue to Maximize Operational Efficiencies.   In the last five years we have streamlined our operations by: (1) closing manufacturing facilities; (2) consolidating sales and marketing functions; (3) eliminating redundant administrative functions; and (4) reducing manufacturing costs by increasing levels of automation and outsourcing production where appropriate to low-cost providers. For a discussion of our restructuring plans and the related risks, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Restructuring Plans” and “Risks Factors—Risks Relating to our Business—We may incur restructuring or impairment charges that would reduce our earnings.” Going forward, we intend to effect further cost reductions through identified plant consolidations and continuing to outsource manufacturing of certain products, primarily those with high labor content and for which “Made in the U.S.A.” is not an important purchasing consideration, to countries with lower labor costs.

Continue to Develop Innovative Products.   We believe that meaningful opportunities exist to generate incremental sales through new product development, as we have demonstrated with successful product introductions in each of our markets. For example, successful new products and innovations include a revolutionary “comfort-fit” respirator (CFR-1), for which we were awarded the 2002 Commitment to Worker Safety Award by Compliance Magazine, and a Real-Time End-of-Life-Service Indicator for respiratory cartridges. We have also sought to further drive demand at the end-user level through product innovations that increase the comfort of our existing products, such as our lightweight bunker gear. Additional recent product introductions include: (1) the 11095 footwear line designed to offer protection from chemical, nuclear and biological agents; (2) the Fire Warrior, a hands free thermal imaging camera which increases a firefighter’s vision capabilities; and (3) insulated hand tools for the utility/high voltage segment. We also seek to capitalize on opportunities to expand our product line into higher margin niche markets, such as our development of the first urban search and rescue garment certified to meet the requirements of the NFPA and other regulatory bodies. Our introduction of our ER 1000 escape respirator is designed to provide protection in emergency situations such as terrorist attacks and industrial accidents. Our dedicated team of product development professionals is currently focused on new product introductions responsive to domestic preparedness initiatives, including further extensions of our nuclear, biological and chemical protection products.

Pursue Opportunistic Acquisitions.   The personal protection equipment industry is highly fragmented and characterized by many small, single product manufacturers. We intend to continue to selectively pursue acquisitions that will add complementary product offerings, provide access to new geographic markets and distribution channels and expand our technological capabilities. In the last five years, we have successfully completed the acquisitions of six complementary personal protection equipment companies, in each case expanding our product offering, capitalizing on significant revenue synergies and leveraging our dedicated sales force and strong distributor relationships. In addition to successfully identifying complementary tuck-in acquisitions at attractive purchase prices, we have historically been able to implement significant cost-saving initiatives.

Industry Overview

The worldwide personal protection equipment industry, which we estimate to be over $20 billion in size, is highly fragmented with few market participants offering a broad line of products. Demand for personal protection equipment is relatively stable, as purchases of these products are generally non-discretionary due to their use in protecting workers from bodily harm in hazardous and life-threatening work environments and as a result of government and industry regulations mandating their use. Furthermore, many of our products have limited life spans due to normal course wear and tear or because they are one-time use products by design, which results in consistent replacement and recurring revenues for industry participants. Additionally, we sell products, such as our respirator lines, which have both a durable component, in this case the facepiece, and a disposable component, in this case the cartridge. Ordinary-course usage of the disposable component of our equipment creates recurring revenues.

In recent years, several trends have reshaped the market for personal protection equipment, including the following:

Heightened Compliance and Commitment to Worker Safety.   Demand for personal protection equipment is driven largely by regulatory standards and recognition by companies of the economic and productivity benefits of a safer workplace. Regulatory bodies and standard-setting entities, such as OSHA, NIOSH, the NFPA, ANSI and ASTM, require and enforce businesses’ compliance with worker safety regulations and establish strict performance and product design requirements for personal protection equipment. Similarly, while the required standards for worker protection are generally lower outside of North America and parts of Western Europe, many countries have been increasing safety regulations in recent years, creating opportunities for manufacturers to increase sales internationally. In addition, the litigious environment in which companies operate compels many businesses to provide personal protection equipment for their employees and in some cases causes businesses to provide more personal protection equipment than is mandated.

Focus on Domestic Preparedness.   In the aftermath of the terrorist attacks of September 11, 2001 and other incidences of terrorism worldwide, governments have significantly increased their focus and their spending on preparedness for conventional and nuclear, biological and chemical attacks. The U.S. government, for example, created a separate cabinet-level Department of Homeland Security and allocated significant funding to further its mission. The 2004 budget for the Department of Homeland Security was $36.2 billion, which represents a 7.4% increase in funding over 2003. The budget request for 2005 is $40.2 billion. One of the Department’s top priorities is to insure that our nation is prepared to respond to incidents throughout our country and therefore it budgeted $5.9 billion for Emergency Preparedness and Response in 2004, an increase of 16.0% over 2003.

Industrial Distributor Trends.   The general industrial distribution channel has experienced consolidation over the past several years as distributors have attempted to realize economies of scale. In addition, product procurement trends have shown that distributors are increasing their purchases from large, multi product vendors, thereby simplifying the management of their supply chain, reducing their procurement costs and improving their selling efficiency. Distributors, therefore, have an explicit preference for vendors with broad product offerings and comprehensive services, including consolidated shipping and invoicing, direct marketing to end-users and salesforce training.

Company History

Our predecessor company began operations in 1923 and later became the safety products division of Norcross Footwear, Inc. In June 1995, Norcross Footwear, Inc. transferred substantially all of the assets and liabilities of the division to Norcross in a recapitalization transaction. At that time, Robert A. Peterson and David F. Myers, Jr. were hired as our senior managers and they, with the financial support of an investor group consisting of the CIBC/Argosy Group and John Hancock, acquired a controlling interest in Norcross. At that time, we had annual net sales of approximately $38.0 million. In April 1998, the investor group purchased Norcross Footwear, Inc.’s remaining interest in Norcross.

In September 1998, NSP Holdings was formed to effect the acquisition by Norcross of the stock of various entities affiliated with Siebe plc, now known as Invensys plc, including North Safety Products, Ltd., James North (Africa) Pty. Ltd., Industries-Schutz-Produkte GmbH and Siebe North Holdings Corp. To execute this transaction, NSP Holdings entered into a Unit Purchase and Exchange Agreement whereby the unit holders of Norcross exchanged their equity interests in Norcross for equity interests in NSP Holdings. Norcross then canceled the Class A units and issued 100 new units to NSP Holdings. As a result of these transactions, NSP Holdings became the sole unit holder of Norcross. In addition, NSP Holdings issued Class A, C and D common units and preferred units for cash consideration which was contributed to Norcross. This transaction was accounted for as a recapitalization because there was no change in control.

In 1998, we acquired Morning Pride, a leading manufacturer of bunker gear and helmets for fire fighters; North Safety Products, Inc., a leading provider of general industrial and utility/high voltage safety products; and Pro-Warrington, a leading marketer of leather fireboots.

We acquired the stock of Arkon, as of January 1, 2000, for $35.9 million, comprised of $32.1 million in cash and $3.8 million in a subordinated seller note. In addition, we agreed to pay the sellers of Arkon up to C$5.0 million over the course of the four years following the sale based upon the achievement of specified EBITDA targets. We no longer have any obligations to the sellers. Arkon was a leading Canadian manufacturer in the general industrial market. We integrated Arkon’s existing facilities and brands with those of North Safety Products. The equityholders of NSP Holdings invested approximately $19.8 million of additional equity to partially fund the acquisition.

In June 2000, we acquired the stock of Safety 4 for $2.1 million, comprised of $1.3 million in cash and a $0.8 million subordinated seller note. Safety 4 developed and marketed patented, chemical resistant hand protection products.

In January 2002, we acquired the assets of Muck Boot for $3.3 million, comprised of $1.3 million in cash and a $2.0 million subordinated seller note. We are also obligated to make royalty payments to the sellers of Muck Boot until December 31, 2006 based upon the achievement of specified net sales targets. These payments amount to 3.5% to 7.0% of net sales. We made royalty payments of $0.2 million, $0.6 million and $0.7 million for the years ended December 31, 2002, 2003 and 2004, respectively. Muck Boot develops and markets protective footwear.

In December 2002, we acquired the stock of Arbin for €6.3 million, comprised of €3.8 million in cash and €2.5 million of senior and subordinated seller notes. In addition, we are also obligated to make royalty payments to the sellers of Arbin until December 31, 2008 in amounts ranging from 3% to 8% of net sales achieved by Arbin in excess of €5.3 million per year. We made royalty payments of $58,000 for the year ended December 31, 2003 and $34,000 for the year ended December 31, 2004. Arbin is a Holland-based manufacturer of respiratory products that are a key complement to our product offering for industrial users and strengthen our domestic preparedness-related offerings. Our existing equityholders invested $3.0 million of additional equity to partially fund the acquisition.

In July 2003, we acquired the stock of KCL for $20.1 million including the assumption of KCL’s net indebtedness of $0.2 million. We financed this acquisition with $9.8 million of cash on hand, borrowings under the former senior credit facility of $5.0 million and the issuance of $5.1 million of junior subordinated notes, which notes were repaid with the proceeds of the offering of the Norcross senior subordinated notes. The sellers of KCL will also be eligible to receive royalty payments of up to €0.25 million per year over a period of three years based upon the achievement of certain cumulative net sales targets. The net sales targets for the years ended December 31, 2003 and 2004, respectively, were not achieved; however, the €0.5 million payment could be funded in 2005 if cumulative net sales targets are achieved. KCL is a German-based manufacturer and marketer of liquid-proof and cut-resistant gloves for a variety of industries.

In May 2005, Safety Products was formed to effect the acquisition from NSP Holdings of all the issued and outstanding equity interests of Norcross and NSP Capital. To execute this transaction, Safety Products, NSP Holdings and Norcross entered into a purchase and sale agreement whereby Safety Products acquired all of the equity interests of Norcross and NSP Capital. As a result of the acquisition, Safety Products became the sole unit holder of Norcross and assumed, pursuant to a supplemental indenture, the obligations of NSP Holdings under the Existing Holdings Notes and the indenture governing such notes. The acquisition was completed in July 2005.

In November 2005, Norcross completed the acquisition of all of the issued and outstanding capital stock of Fibre-Metal. The purchase price consisted of $68.0 million in cash which may be increased by the amount that the Fibre-Metal post-closing working capital exceeds $9.3 million or reduced by the amount that the Fibre-Metal closing working capital falls below $8.9 million. Norcross financed the acquisition through additional term borrowings under the senior credit facility.

Operating Structure

Our operations are organized into three operating segments: general industrial, fire service and utility/high voltage. Each segment has a sales force, a marketing team, manufacturing facilities, distribution facilities and customer service functions.

The following table sets forth the percentage of our net sales generated by each of our operating segments for each of the three year periods ended December 31, 2004 and for the nine months ended October 2, 2004 and the combined nine months ended October 1, 2005. The data for the three year periods ended December 31, 2004 have been derived from our audited historical consolidated financial statements and the data for the nine months ended October 2, 2004 and for the combined nine months ended October 1, 2005 have been derived from our historical unaudited financial statements.

					Combined
				Nine	Nine
				Months	Months
				ended	ended
	Year ended December 31,			October 2,	October 1,
	2002	2003	2004	2004	2005
General Industrial	69.2%	69.5%	70.5%	70.3%	69.0%
Fire Service	18.0%	18.9%	17.9%	18.1%	18.5%
Utility/High Voltage	12.8%	11.6%	11.6%	11.6%	12.5%

Principal Products

We market one of the broadest offerings of personal protection equipment in the industry. The following is a brief description of each of our principal product categories, organized by each of our three operating segments:

General Industrial.   Our general industrial products include respiratory protection, protective footwear, hand protection, eye, head and face protection, first aid, fall protection and hearing protection.

Respiratory Protection.   Our respiratory product offering is one of the broadest and deepest in the industry and includes disposable and reusable masks and face-pieces, filtration cartridges, self-contained breathing apparatuses and airline respirators. We produce respirators for use in a variety of applications, including protection against dust, fumes, volatile chemicals, micro-organisms, fibers, odors, mists and gases. Our traditional strength is in air purifying systems, which utilize filtering cartridges as opposed to the fresh oxygen provided by a self-contained breathing apparatus. Our 7700 Series half-mask face-piece is among the world’s best selling face-pieces due to its superior fit and comfort. As a result of our introduction of a revolutionary “comfort-fit” respirator (CFR-1), we were awarded the Commitment to Worker Safety Award in 2002 from Compliance Magazine, an industry publication. Our acquisition of Arbin added both nuclear, biological and chemical protection cartridges and powered air purifying respirators to our respiratory product offering.

Protective Footwear.   Protective footwear is required in areas with the potential for falling objects, objects piercing the sole, electrical hazards, hazardous materials, chemicals and extreme temperatures. We produce rubber, injection molded and other footwear to protect against such threats, using a variety of techniques for diverse applications, including meat and food processing, chemical processing, commercial fishing, agricultural work, construction and cold storage. With our origins as a footwear company, we have long held dominant positions within the footwear segments of the personal protection equipment industry through our Ranger and Servus brands. We believe we are the largest manufacturer of both neoprene safety and hand-laid rubber protective footwear for the general industrial market in North America. We believe we are the only U.S. footwear provider currently under contract with the U.S. government for overshoe protection against chemical and biological threats.

Hand Protection.   Hand protection is required for workers exposed to hazardous substances, vulnerable to severe cuts, abrasions or chemical burns, and exposed to extreme temperatures. We manufacture and source gloves designed to protect workers against each of these threats and for a variety of specific applications, including use in material handling and controlled environments. Our products range from basic protection provided by imported cotton gloves to highly-engineered, patented gloves designed to withstand dangerous chemicals present in many workplaces.

Eye, Head and Face Protection.   We offer a wide variety of non-prescription protective eyewear and face shields that through innovative design and state of the art materials offer what we believe to be a high degree of optical quality, comfort and fit. Many of our products are offered with coatings that provide anti-fog, anti-scratch, anti-UV or anti-static protection. Our hard hats and accessories provide comfortable and dependable head protection, featuring stylish, lightweight shell designs, suspension height adjustment and comfort padding.

First Aid.   We market a wide range of products, including unitized and bulk first aid supplies, nonprescription medicinals, dermatologicals, eye wash and body flush. Regulations require that first aid products be available to workers throughout the workplace, thereby creating stable demand for first aid kits.

Fall Protection.   We manufacture and market harnesses, lanyards, confined space retrieval equipment and engineered fall protection systems. This product category often requires customized solutions to meet end-user needs.

Hearing Protection.   We manufacture and market a broad line of both disposable and reusable hearing protection products used in a variety of industries. All of our hearing protection products are designed to be as comfortable as possible while protecting against hazardous noise in the workplace. Many of these products are tested for us at an independent third-party National Voluntary Laboratory Accreditation Program certified laboratory.

Fire Service.   Our fire service products include bunker gear, fireboots, helmets, gloves and other accessories.

Bunker Gear.   Bunker gear is protective clothing worn by firefighters that must meet the strict design specifications set by the NFPA, including resistance to heat and fire, chemicals, viruses and tears. All of our bunker gear meets or exceeds the NFPA’s or other regulatory body specifications. Bunker gear is made-to-order, with custom measurements for each firefighter. We sell bunker gear under the Morning Pride brand name, which has been in existence since 1921 and has high distributor and end-user loyalty. Morning Pride products are made with proprietary designs, are protected by more than 100 patents, and use state-of-the-art materials such as Kevlar™, W.L. Gore’s Crosstech™, PBI™, Nomex Omega™ and P-84™. Our sales force traditionally has been successful in influencing fire departments to specify items for which we have a patent, such as a bunker gear tail that extends protection below the waistline. Our unique, patented and field-tested features, such as dead air panels, liner inspection ports and heat channel knee technologies, combined with our awareness of end-users’ needs for function and comfort, differentiate our bunker gear from that of our competitors. These proprietary designs and specialized materials have allowed us to improve the performance of bunker gear products and have significantly increased the growth rate of our sales of these products.

Fireboots.   Fireboots typically must meet the strict design specifications set by the NFPA, including specifications for heat and flame resistance, compression, sole puncture resistance, electrical hazards and water protection. Leather fireboots are generally lighter in weight and provide firefighters with increased comfort and agility. Rubber fireboots are hand-made using state-of-the-art specialized materials such as Kevlar™, which is more durable than felt, the traditional fireboot material, and they also provide enhanced wear and flame resistance. Over the last five years, either Ranger, Servus or Pro-Warrington fireboots have been selected by virtually every major metropolitan fire department in the U.S.

Helmets, Gloves and Other Accessories.   Helmets, gloves and other firefighting accessories typically must meet the strict design specifications set by the NFPA or other regulatory bodies, including those noted above for bunker gear as well as impact resistance, force transmission dissipation and burst strength. These products are made using state-of-the-art specialized materials such as the Fyrglass fiberglass helmet shell, which offers improved strength while being lightweight. Unique features, such as bloodborne pathogen interface capable technologies, differentiate our products from those of our competitors. Over the last decade, we have been selected as the vendor of choice to supply helmets, gloves and other accessories to numerous major metropolitan fire departments in the U.S.

Utility/High Voltage.   Our utility/high voltage products include linemen equipment, gloves, sleeves and footwear. We also provide high voltage safety equipment for industrial applications.

Linemen Equipment.   Linemen equipment encompasses an array of products that enable utility workers to work with “live” electrical wires. These products are designed to protect against up to 40,000 volts of electricity. Products include insulating blankets, grounding equipment, linehose and covers, and guards that protect the worker, valuable equipment and reduce or eliminate outages. Our products are required to meet ANSI and ASTM standards.

Gloves, Sleeves and Footwear.   We manufacture insulating gloves, sleeves and dielectric footwear, which are a lineman’s first line of defense against electrical hazards. These products also must meet ANSI and ASTM standards.

Arc Flash Protection.   We offer a full line of protective gear and clothing to protect electrical workers against arc flash. This product line is designed to permit compliance with NFPA Standard 70E, “Standard for Electrical Safety in the Workplace.”

Manufacturing Processes

The majority of our net sales are from products manufactured or assembled by us, with the remainder sourced from a variety of low-cost vendors. The majority of our manufacturing occurs in the U.S., though many low volume or hand-fabricated products are assembled in China, Mexico and the Caribbean. See
“—Facilities.”

We manufacture our general industrial products using a variety of techniques. Respirators and cartridges are injection molded from silicon or plastics. Our protective footwear products serving the general industrial market are manufactured using a variety of methods, including hand-laid rubber, dipped neoprene latex, slush and injection molding. We use automated glove knitters as well as hand-sewn processes in our work glove product offering. Head protection products are injection molded from high density polyethylene. Eye and ear protection products are molded and assembled by us. First aid products are bought and packaged. Fall protection products are cut and sewn.

We manufacture bunker gear through a made-to-order process, as both pants and coats are constructed to meet an end-user’s individual specifications. Outer-shell and liner fabrics are cut, assembled with other components, including pockets, hardware, trim and lettering, and extensively inspected to ensure quality control. In 2000, we significantly increased our capacity in this regard at our Dayton, Ohio facility, and installed Gerber material cutters and a Gerber mover, which automates the handling of bunker gear materials. Every fire service product we sell meets or exceeds the standard of the NFPA or other regulatory bodies. Rubber fireboots are assembled by both hand-laid and automated dipping techniques.

We manufacture our utility/high voltage service and hand protection products using a variety of techniques. We manufacture our chemical-resistant and electrical insulating gloves and sleeves using a multiple layering process of polymer dissolved in organic solvents. These processes are relatively automated and operate in closely controlled environments. Other chemical-resistant and coated fabric gloves are manufactured with water-based latex polymers. We manufacture utility linemen products, other than gloves, using injection, transfer or compression molding of natural and synthetic polymers. In 2000, we increased our utility linemen glove production capacity by more than 50% by adding a second dedicated facility in Charleston, South Carolina. The manufacturing processes utilize extensive in-line and post-manufacturing quality assurance because these products are designed to protect workers from hazardous and life-threatening environments.

Customers

The majority of our sales are to specialty industrial, fire service and utility distributors. The balance of our products are sold directly to end-users. None of our customers account for more than 10% of our net sales.

We serve end-users across a wide array of industries, including the manufacturing, agriculture, food processing, chemical, pharmaceutical, construction, petrochemical, nuclear, fishing, biotech, automotive, fire service and utility industries and the military. The primary end-users of our fire service products are professional fire departments and the primary end-users of our utility high/voltage products are utility companies.

Set forth below is a summary of our net sales by geographic region for the years ended December 31, 2003 and 2004, the nine months ended October 2, 2004 and the combined nine months ended October 1, 2005.

	Year ended		Nine Months ended	Combined Nine Months ended
	December 31,		October 2,	October 1,
Region	2003	2004	2004	2005
United States	70.5%	66.9%	67.1%	64.5%
Canada	14.9	13.7	13.4%	15.2%
Europe	11.2	15.5	15.6%	16.3%
Other	3.4	3.9	3.9%	4.0%
Total	100.0%	100.0%	100.0%	100.0%

In general, we do not experience a significant backlog of customer orders. We do, however, have a backlog of orders from certain customers, such as the U.S. government, who tend to order products less frequently and in greater quantities, and our fire service customers, who tend to custom order products and therefore require greater lead time. The timing of these orders results in some backlog variability. As of October 1, 2005, there was approximately $38.2 million of such backlog that management believed to be firm. The majority of this backlog will ship by the fourth quarter of 2005.

Competition

The personal protection equipment market is highly competitive, with participants ranging in size from small companies which focus on a single type of personal protection equipment to a few large multinational corporations which manufacture and supply many types of personal protection equipment. Our main competitors vary by region and product. We believe that participants in this industry compete primarily on the basis of product characteristics (such as functional performance, comfort and durability), price, brand name trust and recognition and service. Set forth below is a brief summary of our most significant competitors by operating segment.

General Industrial.   Bacou-Dalloz SA.; 3M; Mine Safety Appliances Company; Ansell Occupational Healthcare; LaCrosse Footwear, Inc.; Aearo Technologies, Inc.; Pac-Kit Safety Equipment Co.; Jackson Products, Inc.; and Scott Technologies.

Fire Service.   Bacou-Dalloz SA; Mine Safety Appliances Company; Globe Manufacturing Company; Lion Apparel, Inc.; LaCrosse Footwear, Inc.; and E.D. Bullard Co., Inc.

Utility/High Voltage.   A.B. Chance Company; Hastings Fiber Glass Products, Inc.; and The White Rubber Corporation.

We believe we compete favorably within each of our operating segments as a result of the breadth of our product offering, high product quality and strong brand trust and recognition.

Sales and Marketing

We maintain a distinct sales force for each of our three operating segments. While the majority of our sales are through distributors, we have developed and employ a sales and marketing strategy designed to drive demand at both the distributor and the end-user levels. As part of this strategy, our sales forces call on the end-users of our products in their respective segments to generate demand using a “pull-through” effect whereby end-users of our products seek out our brands from distributors. One way our dedicated sales forces achieves this pull-through effect is by educating both distributors and end-users on the specific performance characteristics of our products, which provides significant positive differentiation relative to competing products. Customer training and education is particularly important with respect to our fire service and utility/high voltage products, which tend to be more technical in their design and use. Our product research and development teams work closely with our dedicated sales forces. By working closely with the end-users of our products, our sales forces gain valuable insight into our customers’ preferences and needs and the ways in which we can further differentiate our products from those of our competitors.

We created targeted sales campaigns designed around our domestic preparedness offering, including respiratory, hand protection and protective footwear. Leveraging our breadth of applicable products, we present end-users with comprehensive protection against nuclear, biological and chemical threats. Target customers include governments, hospitals, police and other “first responders.” We have received orders from the U.S. and Israeli governments for products appropriate for use in responding to terrorist attacks.

Distribution Channels

Our products are sold through three distinct distribution channels:

General Industrial.   We distribute our general industrial products primarily through specialized personal protection equipment and general industrial distributors, as well as maintenance, repair and operations equipment distributors for whom personal protection equipment products are a core line of business. Vendor relationships with distributors tend to be non-exclusive. Our customer base includes national, regional and local distributors. Some of our key distributors, many of whom carry our full general industrial product line, include W.W. Grainger, Airgas, Fisher Scientific International and Vallen Corporation. In addition, selected footwear products are distributed through work-wear retailers. These retailers primarily serve farmers and agricultural workers. Our average relationship with our key general industrial customers is in excess of ten years.

Fire Service.   The fire service segment’s primary channel of distribution is through specialized fire service distributors. As a result of the breadth of our product offering and our reputation for quality, we have long-standing relationships with the premier fire service distributors in the U.S., many of whom carry our products exclusively. Our average relationship with our largest ten fire service distributors is in excess of ten years.

Utility/High Voltage.   The utility/high voltage segment primarily markets its products through specialized distributors and directly to utilities and electrical contractors. Sales to utilities are typically made pursuant to one-year contracts, while sales to distributors are typically open-ended purchase contracts. As a result of the breadth of our product offering and our reputation for quality, the utility/high voltage segment has long-standing relationships with many large utilities and the premier utility/high voltage service distributors. Our average relationship with our largest ten utility/high voltage customers is in excess of ten years.

Intellectual Property

It is our policy to protect our intellectual property through a range of measures, including trademarks, patents and confidentiality agreements. We own and use trademarks and brand names to identify ourselves as a proprietary source of certain goods. The following brand names of certain of our products and product lines are registered in the U.S.: Fibre-Metal, North, Morning Pride, Ranger, Servus, Pro-Warrington and Salisbury. Certain of our fire service products are marketed under the registered trademark Total Fire Group.

Whenever possible, our intellectual property rights are protected through the filing of applications for and registrations of trademarks and patents. Our Morning Pride line of products, for example, is protected by more than 100 patents, including patents for such unique features as dead air panels, liner inspection ports and heat channel knee technologies. We also rely upon unpatented trade secrets for the protection of certain intellectual property rights, which trade secrets are also material to our business. We protect our trade secrets by requiring certain of our employees, consultants and other suppliers, customers, agents and advisors to execute confidentiality agreements upon the commencement of employment or other relationships with us. These agreements provide that all confidential information developed by, or made known to, the individual or entity during the course of the relationship with us is to be kept confidential and not to be disclosed to third parties except under certain limited circumstances. See “Risk Factors—Our continued success depends on our ability to protect our intellectual property. If we are unable to protect our intellectual property, our sales could be materially and adversely affected.”

Raw Materials and Suppliers

The primary raw materials we use in the manufacture of our products include natural rubber, PVC, fabrics, nitrile, latex, moisture barriers and knitting yarns. We purchase these materials both domestically and internationally, and we believe our supply sources are both well established and reliable. We have close vendor relationship programs with the majority of our key raw material suppliers. Although we generally do not have long-term supply contracts, we have not experienced any significant problems in obtaining adequate raw materials.

Employees

As of October 1, 2005, we had approximately 2,800 full-time employees throughout the world. The following sets forth the number of employees by operating segment:

Operating Segment	Number of Employees
General Industrial	2,149
Fire Service	330
Utility/High Voltage	292
Corporate	3
Total	2,774

Approximately 574 of our 2,264 North American employees are represented by various unions, and the majority of our 510 European and African employees are represented by unions. We believe we have maintained good relationships with our unionized employees and we have not experienced any material disruptions in operations on account of our employees in the past five years. In addition, as of October 1, 2005, Fibre-Metal had 166 employees, including 78 employees that are represented by unions.

Facilities

We conduct our operations through 29 primary facilities, nine of which are owned as of October 1, 2005. We believe we have sufficient capacity in the majority of our facilities to support the projected growth in our business for the next five years.

We manufacture respiratory and hearing products in Cranston, Rhode Island. In this facility, we have implemented lean manufacturing and Six Sigma process improvements and continue to invest in automated equipment. The Cranston facility also serves as a centralized distribution center for the general industrial segment in the U.S.

We manufacture fireboots and other protective footwear in our Rock Island, Illinois and Nashua, New Hampshire facilities. Our 110,000 square foot distribution center for protective footwear products is located in Davenport, Iowa, approximately five miles from the Rock Island, Illinois manufacturing plant, facilitating timely delivery of customer orders.

We manufacture bunker gear in a leased facility in Dayton, Ohio. We expanded the capacity of this facility and installed Gerber material cutters and a sophisticated Gerber mover in 2000, which automated the handling of bunker gear materials and significantly improved the productivity of the division.

We assemble our first aid products at our Mexicali, Mexico facility, utilizing lower cost labor for kit packaging. Products manufactured in Mexicali are distributed through our Reno, Nevada warehouse and our Cranston distribution facility.

Linemen gloves are manufactured at our two plants in Charleston, South Carolina, one of which was converted in 2000 from an industrial hand protection plant to expand capacity by more than 50%. Linemen sleeves are currently manufactured in our Addison, Illinois facility. We are in the process of closing the Addison, Illinois facility and moving manufacturing to our Charleston, South Carolina plant. Other products serving the utility/high voltage service market, including line equipment, are manufactured at our Chicago, Illinois facility.

We operate a plant in Charleston, South Carolina dedicated to nuclear, biological and chemical resistant gloves, utilizing a highly technical manufacturing process. As we are one of only two manufacturers in the U.S. with the process knowledge to produce such gloves, the U.S. Department of Defense historically paid us to maintain the facility on standby for potential production for the military. Beginning in 2002, the government mobilized the facility by ordering significant quantities of nuclear, biological and chemical resistant gloves for shipment beginning in 2002 and continuing through 2005. Additionally, we have received orders from the government of Israel for the same product.

We operate several other hand protection facilities for the general industrial market. Our Maiden, North Carolina facility manufactures knitted and coated hand protection products, while butyl and dry-box hand protection lines are manufactured at our Clover, South Carolina facility. In Eichenzell, Germany, we manufacture and distribute a variety of liquid-proof and cut-resistant gloves in a 115,000 square foot owned facility.

In our Toronto, Canada facility, we manufacture our fall protection product line. In our Rawdon, Canada and Montreal, Canada facilities, we produce numerous general industrial products, including eye, ear and head protection. Canadian distribution is coordinated through our Montreal facility and an additional facility in Edmonton, Canada.

Due to the nature of product use, quality systems are of paramount importance. The vast majority of our U.S. plants are, or will become shortly, certified to the ISO 9000:2000 standard.

The following table sets forth a list of our primary facilities as of October 1, 2005:

Facility (1) (2)	Products	Locations	Approx. Sq. Ft.	Owned/ Leased
General Industrial:
Manufacturing facility	Footwear (3)	Rock Island, IL	340,000	Leased
Offices, manufacturing facility and warehouse	Respiratory, Hearing, First Aid	Cranston, RI	240,000	Leased
Offices, manufacturing facility and warehouse	Various	Montreal, Canada	128,000	Leased
Warehouse	Footwear	Davenport, IA	110,000	Leased
Offices, manufacturing facility and warehouse	Hand Protection	Eichenzell, Germany	115,000	Owned
Offices, manufacturing facility and warehouse(4)	Fall Protection, Various	Middleberg, Holland	75,000	Leased
Manufacturing facility	Hand Protection	Clover, SC	63,000	Owned
Manufacturing facility	Respiratory, First Aid Products	Mexicali, Mexico	57,000	Leased
Offices, manufacturing facility & laboratory	Hand Protection	Charleston, SC	52,000	Owned
Manufacturing facility	Hand Protection	Maiden, NC	51,000	Leased
Offices, manufacturing facility and warehouse	Various	New Germany, South Africa	43,000	Owned
Manufacturing facility	Hand Protection	Charleston, SC	43,000	Owned
Manufacturing facility	Footwear	Nashua, NH	38,000	Leased
Warehouse(4)	Various	Middleberg, Holland	35,000	Leased
Manufacturing facility	Hearing, Head Protection	Rawdon, Canada	30,000	Owned
Offices, manufacturing facility and warehouse(4)	Respiratory	Venlo, Holland	30,000	Leased
Offices, manufacturing facility and warehouse	Fall Production	Etobicoke, Ontario	28,000	Leased
Warehouse	Various	Reno, NV	24,000	Leased
Offices and warehouse	Various	Islando, South Africa	23,000	Leased
Offices and warehouse	Various	Edmonton, Canada	37,000	Leased
Manufacturing facility	Hand Protection	Ostrava, Czech Republic	20,000	Owned
Offices and warehouse	Hand Protection	Eichenzell, Germany	13,000	Leased
Fire Service:
Offices, manufacturing facility, laboratory and warehouse	Various	Dayton, OH	56,000	Leased
Utility/High Voltage:
Manufacturing facility	Linemen Equipment	Chicago, IL	92,000	Owned
Offices, manufacturing facility and warehouse	Linemen Equipment	Skokie, IL	44,000	Leased
Manufacturing facility(5)	Linemen Sleeves	Addison, IL	26,000	Leased
Offices & manufacturing facility	Linemen Gloves	Charleston, SC	54,000	Owned
Warehouse	Linemen Gloves	Charleston, SC	44,000	Leased
Other:
Executive Suite	Not Applicable	Oak Brook, IL	2,500	Leased

(1)    Excludes a facility in Budapest, Hungary which is part of an equity method investment.

(2)    Excludes eight leased facilities acquired as part of the FMP Transaction.

(3)    Also produces fireboots for the fire service segment and dielectric footwear for the utility/high voltage segment.

(4)    Operations in these facilities are expected to be consolidated into a new facility by December 31, 2006.

(5)    Manufacturing operations are currently in the process of being moved to our Charleston, South Carolina facility.

Environmental Matters

As with all manufacturers, our facilities and operations are subject to federal, state, local and foreign environmental requirements. We do not currently anticipate any material adverse effect on our operations or financial condition as a result of our efforts to comply with, or our liabilities under, these requirements. We will, from time to time, incur costs to attain or maintain compliance with evolving regulatory requirements under environmental law, but do not currently expect any such costs to be material.

We were required by the South Carolina Department of Health and Environmental Control (“DHEC”) to conduct a RCRA Facility Investigation pursuant to the federal Resource Conservation and Recovery Act of 1976 (“RCRA”) at our glove manufacturing plant in Charleston, South Carolina. Based upon soil and groundwater assessment work conducted in connection with such investigation, we have proposed to DHEC that conditions of soil and groundwater contamination at the Charleston site be addressed through a “monitored natural attenuation” approach. DHEC has required additional soil and groundwater investigation. Invensys plc, a successor to Siebe plc, the former owner of North Safety Products, has paid for the investigation and remediation at the site. We do not currently expect the liability associated with this matter to be material.

Our Clover, South Carolina facility is subject to the “corrective action” requirements of RCRA, requiring investigation and potentially cleanup of areas of the Clover site where regulated wastes have historically been managed. Such investigation is being conducted by (and at the sole expense of) Invensys plc pursuant to an Administrative Order from the U.S. Environmental Protective Agency dated September 29, 1988. Completion of such investigation and any related cleanup is the contractual responsibility of Invensys and we do not currently expect to incur material liability in connection with this matter. In the unlikely event that Invensys does not continue to fulfill its contractual obligations, we could incur costs in connection with this matter. We do not currently expect such costs to be material.

We have been named as a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) with regard to waste disposal in the 1980s at the Seaboard Chemical Corporation site in Jamestown, North Carolina. Wastes sent by North Safety Products, now part of the Company, to the Seaboard Chemical Corporation site are believed to comprise less than 1% of the total volume of all wastes sent to the site. Invensys plc has paid for costs associated with this matter. Because liability under CERCLA is strict (i.e., without regard to the lawfulness of the disposal) and retroactive, and under some circumstances joint and several, we may incur liability with respect to other historical disposal locations in the future. We do not currently expect our share of the liability, if any, for the Seaboard site or for other such sites to be material.

We may be subject to wastewater categorical pre-treatment regulations for wastewater discharges at our Charleston, South Carolina, Clover, South Carolina, North Charleston, South Carolina and Rock Island, Illinois facilities. Compliance with wastewater categorical pre-treatment regulations may require the installation of additional treatment equipment.

Compliance with “maximum achievable control technology” air regulations may require our facilities at Charleston, South Carolina, Clover, South Carolina, North Charleston, South Carolina and Rock Island, Illinois to install additional air emissions control equipment.

Legal Proceedings

The Company received a letter dated June 15, 2005 from the U.S. Department of Labor’s Employment Standards Administration Office of Federal Contract Compliance Programs (the “DOL”). The letter stated that the DOL had preliminarily determined that (1) a statistical inference existed that there was a pattern and practice of discrimination with respect to the Company’s hiring practices at its Rock Island, Illinois facility during the period from September 1, 2002 through August 31, 2003, and

(2) the Company had non-compliant record-keeping practices, including premature disposal of applicant information. The DOL asserted that minority job applicants were under-represented among applicants hired during the review period, inferring by statistical review that an additional 34 positions should have been offered in addition to the 112 positions that were offered to minority applicants during the one-year review period. On August 11, 2005, the DOL and the Company entered into a Conciliation Agreement pursuant to which the Company agreed (i) to pay $104,932.46 to the applicable minority job applicants, (ii) to offer the first 34 available employment opportunities arising after the date of the agreement in certain job categories to the applicable minority job applicants and (iii) to take certain other measures to prevent such an alleged violation from occurring in the future. The settlement payment appears as a charge to general and administrative expense in the Company’s consolidated statement of operations for the second quarter of 2005.

As of October 1, 2005, our North Safety Products subsidiary, along with its predecessors and/or the former owners of such business were named as defendants in approximately 1,182 lawsuits involving respirators manufactured and sold by it or its predecessors. We are also monitoring an additional 11 lawsuits in which we feel that North Safety Products, its predecessors and /or the former owners of such businesses may be named as defendants. Collectively, these 1,193 lawsuits represent approximately 23,938 (excluding spousal claims) plaintiffs. Approximately 92% of these lawsuits involve plaintiffs alleging injury resulting from exposure to silica dust, with the remainder alleging injury from exposure to other particles, including asbestos. These lawsuits typically allege that the purported injuries resulted in part from respirators that were negligently designed and/or manufactured. The defendants in these lawsuits are often numerous, and include, in addition to respirator manufacturers, employers of the plaintiffs and manufacturers of sand (used in sand blasting) and asbestos. We acquired our North Safety Products subsidiary on October 2, 1998 from Siebe plc. In connection with the acquisition, Siebe, which was subsequently merged with BTR plc (now known as “Invensys plc”), contractually agreed to indemnify us for any losses, including costs of defending claims, resulting from respiratory products manufactured or sold prior to our acquisition of North Safety Products in October 1998.

In addition, our North Safety Products subsidiary is contractually entitled to indemnification from Norton Company, an affiliate of Saint-Gobain, which owned the North Safety Products business prior to Invensys. Pursuant to a December 14, 1982 asset purchase agreement, Siebe Norton, Inc., a newly formed wholly-owned subsidiary of Norton Company, acquired the assets of Norton’s Safety Products Division and the stock of this company was in turn acquired by Siebe Gorman Holdings PLC. Under the terms of the Agreement, Siebe Norton, Inc. did not assume any liability for claims relating to products shipped by Norton Company prior to the closing date. Moreover, Norton Company covenanted in the Agreement to indemnify Siebe Norton and its successors and assigns against any liability resulting from or arising out of any state of facts, omissions or events existing or occurring on or before the closing date, including, without limitation, any claims arising from products shipped by Norton Company or any of its affiliates prior to the closing date. Siebe Norton, whose name was subsequently changed to Siebe North Inc., was subsequently acquired by us as part of the 1998 acquisition of the North Safety Products business from Invensys.

Despite these indemnification arrangements, we could potentially be liable for losses or claims relating to products manufactured prior to the October 1998 acquisition date if Invensys fails to meet its obligations to indemnify us and we could potentially be liable for losses and claims relating to products sold prior to January 10, 1983 if both Invensys and Norton fail to meet their obligations to indemnify us. We could also be liable if the alleged exposure involved the use of a product manufactured by us after our October 1998 acquisition of the North Safety Products business. Invensys is currently handling the defense of all of the cases prior to October 1998 in which North Safety Products, its predecessors and/or the former owners of such businesses have been named as defendants. We are jointly with Invensys handling the defense of all of the cases which allege exposure including periods pre and post October 1998. We will individually handle the defense of all cases with exclusive post October 1998 exposure; however, we have not been involved in a case with exclusive post October 1998 exposure to date. As of October 1, 2005, Invensys has sent us requests for reimbursement totaling $214,900, relating to settled cases in which Invensys claims that the period of alleged exposure included periods after October 1998. To date, we have not reimbursed Invensys for these claims, as we are currently pursuing negotiations regarding the allocation of costs and the determination of the alleged exposure periods. Based on information provided to us by Invensys, we believe that Invensys has made payments with respect to settlement of these claims of $303,486 prior to 2001, $210,056 in 2001, $479,206 in 2002, $660,510 in 2003, $938,083 in 2004 and $59,500 for the nine months ended October 1, 2005. Separately, we settled on an unusual case along with Invensys for $65,000 in which our settlement share was $45,000 (our net contribution after insurance proceeds was $25,000).

Consistent with the current environment being experienced by companies involved in silica and asbestos-related litigation, there has been an increase in the number of asserted claims that could potentially involve us. Based upon information provided to us by Invensys, we believe activity related to these lawsuits was as follows for the periods indicated:

				Nine months ended October 1,
	2002	2003	2004	2005
Beginning lawsuits	363	306	680	858
New lawsuits	185	537	372	505
Settlements	(134)	(46)	(46)	(23)
Dismissals and other	(108)	(117)	(148)	(147)
Ending lawsuits	306	680	858	1,193

Plaintiffs have asserted specific dollar claims in approximately a quarter of the approximately 928 cases pending as of October 1, 2005, in which North Safety Products, its predecessors and/or the former owners of such businesses have been named as defendants. A majority of jurisdictions prohibit specifying damages in tort cases such as these, and most of the remaining jurisdictions do not require such specification. In those cases in which plaintiffs choose to assert specific dollar amounts in their complaints, brought in states that permit such pleading, the amounts claimed are typically not meaningful as an indicator of a company’s potential liability. This is because (1) the amounts claimed typically bear no relation to the level of the plaintiff’s injury, (2) the complaints typically assert claims against numerous defendants, and (3) many cases are brought on behalf of plaintiffs who have not suffered any medical injury, and, ultimately, are resolved without any payment or payment of a small fraction of the damages initially claimed. Of the 1,182 complaints maintained in our records, 909 do not specify the amount of damages sought, 26 generally allege damages in excess of $50,000, two allege compensatory damages in excess of $50,000 and an unspecified amount of punitive damages, 90 allege compensatory damages and punitive damages, each in excess of $25,000, two generally allege damages in excess of $100,000, 18 allege compensatory damages and punitive damages, each in excess of $50,000, 26 generally allege damages of $15.0 million, one generally alleges damages not to exceed $290.0 million, one alleges compensatory damages and punitive damages, each in excess of $10,000, two allege compensatory and punitive damages, each in excess of $15,000, seven allege punitive damages in excess of $25,000, one alleges punitive damages in excess of $50,000, 88 generally allege damages in excess of $15,000, six generally allege damages in excess of $25,000, one alleges compensatory damages in excess of $25,000 and two allege compensatory and punitive damages each in excess of $15.0 million. We currently do not have access to the complaints with respect to the previously mentioned additional 11 monitored cases, and therefore do not know whether these cases allege specific damages, and if so, the amount of such damages, but are in the process of seeking to obtain such information. Due to the reasons noted above and to the indemnification arrangements benefiting us, we do not believe that the damage amounts specified in these complaints are a meaningful factor in any assessment of our potential liability.

Bankruptcy filings of companies with asbestos and silica-related litigation could increase our cost over time. If we were found liable in these cases and either Invensys or Norton Company failed to meet its indemnification obligations to us or the suit involved products manufactured by us after our October 1998 acquisition of North Safety Products, it would have a material adverse effect on our business.

During the year ended December 31, 2004, the Predecessor recorded a $1.25 million liability and charge to operating expenses to establish a reserve for respiratory claims, which remains outstanding as of October 1, 2005. We believe that this reserve represents a reasonable estimate of our probable and estimable liabilities for product claims alleging injury resulting from exposure to silica dust and other particles, including asbestos, as determined by us in consultation with an independent consultant. We believe that a five-year projection of claims and defense costs is the most reasonable approach. However, it is possible that we may incur liabilities in excess of the amounts currently reserved. This reserve will be re-evaluated periodically and additional charges or credits will be recorded to operating expenses as additional information becomes available.

We are not otherwise involved in any material lawsuits. We historically have not been required to pay any material liability claims. We maintain insurance against product liability claims (with the exception of asbestosis and silicosis cases, for which coverage is not commercially available), but it is possible that insurance coverage will not continue to be available on terms acceptable to us or that such coverage will not be adequate for liabilities actually incurred. In connection with the North Safety Products acquisition, the Predecessor recorded a $2.5 million reserve for potential uninsured product liability claims of North Safety Products for periods prior to October 1998. This reserve was established at the date of acquisition and relates to potential claims primarily associated with fall protection products sold in Canada. Through December 2003, the Predecessor incurred charges of approximately $0.2 million against this reserve, which reduced the reserve balance to $2.3 million. During 2004, the Predecessor reduced this reserve to $1.0 million to reflect our current expectations of the liability based on information available and recorded a $1.3 million credit to operating expenses. The $1.0 million reserve remains outstanding as of October 1, 2005. This reserve is re-evaluated periodically, and additional charges or credits will be recorded to operating expenses as additional information becomes available.

It is possible that we may incur liabilities in an amount in excess of amounts currently reserved. However, taking into account currently available information, historical experience, and our indemnification from Invensys, but recognizing the inherent uncertainties in the projection of any future events, we believe that these suits or claims should not result in final judgments or settlements in excess of our reserve.

In connection with an ongoing dispute, one of our competitors has filed a complaint against us alleging that we have made a series of misrepresentations concerning this competitor and its products. The complaint seeks a retraction of all statements alleged to have been made by us and $5.5 million in damages, which includes $1 million in legal fees. While we intend to vigorously defend against these claims, we do not believe that these claims have any merit or that the damage amount alleged in this action is a meaningful factor in any assessment of our potential liability.

We are subject to legal proceedings and claims that arise in the ordinary course of our business. In our opinion, the outcome of these actions will not have a material adverse effect on our financial position or results of operations.

MANAGEMENT

Executive Officers and Members of the Board of Directors

The executive officers and directors of Safety Products as of October 1, 2005 are as follows:

Name	Age	Position(s) held
Robert A. Peterson	49	President and Chief Executive Officer, Director
David F. Myers, Jr.	43	Executive Vice President, Chief Financial Officer and Secretary, Director
Charles S. Ellis	57	President—General Industrial
William L. Grilliot	56	President—Fire Service
Volker H. Laitsch	65	President—KCL
Kenneth R. Martell	57	Vice President and General Manager—Utility/High Voltage
Brian Kwait	44	Director
Muzzafar Mirza	47	Director
Benjamin A. Hochberg	33	Director

Set forth below is a brief description of the business experience of each of our executive officers and the members of the board of directors.

Robert A. Peterson.   Mr. Peterson has served as our President and Chief Executive Officer since our formation in June 1995, and he also has served as a director since July 2005. Previously, from 1984 to 1991, Mr. Peterson held various senior positions at Farley Industries, a diversified group of manufacturing companies with sales in excess of $2.5 billion and, from 1992 to 1993, was President of Wright Line, a technical furniture company. From 1994 to 1995, Mr. Peterson was involved in strategic planning consulting for Farley Industries and Merchant Partners. He is also a CPA and a former manager of Ernst & Young. Mr. Peterson also is a director of Actuant Corporation.

David F. Myers, Jr.   Mr. Myers has served as our Executive Vice President, Chief Financial Officer and Secretary since our formation in June 1995, and he also has served as a director since July 2005. Previously he was with Morris Anderson & Associates, a leading turnaround consulting firm, providing advisory services and serving as interim chief financial officer to companies with sales ranging from $50.0 million to $2.0 billion. Mr. Myers started his career at Ernst & Young in the corporate finance/restructuring consulting practice. Mr. Myers is a CPA.

Charles S. Ellis.   Mr. Ellis has served as our President—General Industrial since December 2004 with responsibility for the U.S. and Canadian and European divisions of our general industrial segment (except for KCL, which reports directly to Mr. Peterson). From June 2001 until December 2004, Mr. Ellis served as our President—U.S. General Industrial. Mr. Ellis was previously at Thomas and Betts Corporation, where he served as president for the Lighting and Utility Division, a $320 million global business. Prior to joining Thomas and Betts in 1996, Mr. Ellis was President and COO of Elastimold, a division of Eagle Corp. He also worked for Westinghouse Electrical Corporation in a variety of positions over 17 years.

William L. Grilliot.   Mr. Grilliot has served as our President—Fire Service since our acquisition of Morning Pride in August of 1998. Mr. Grilliot was the co-owner of Morning Pride during the 20 years prior to its acquisition. Mr. Grilliot serves as a Captain and is Treasurer of the West Milton, Ohio Fire Department and has been active in the department for 16 years. He is also the industry representative on the NFPA Supervising Technical Correlating Committee.

Volker H. Laitsch.   Mr. Laitsch has served as our President—KCL since our acquisition of KCL in July, 2003. Mr. Laitsch has served as managing director of KCL since 1994. From 1989 to 1993 he served as

Deputy Chairman of the Board of Hertel AG, Nurnberg. Mr. Laitsch has held executive positions with Paguag GmbH & Company, Rigips GmbH, Bodenwerder and ASV Stubbe GmbH, Vlotho.

Kenneth R. Martell.   Mr. Martell has served as our Vice President and General Manager—Utility/High Voltage since August 1999. Mr. Martell has more than 30 years of manufacturing expertise. Prior to joining us, he was an executive vice president and general manager of the Plews/Eddelman division of Stant Corporation. He has held executive positions at Epicor Industries, Parker Hannifin and American Can Corporation.

Brian Kwait.   Mr. Kwait has served as a director since May 2005. He is a Managing Principal at Odyssey Investment Partners, LLC and was a principal in the private equity investing group of Odyssey Partners, L.P. from 1989 to 1997. He also currently serves on the Board of Directors of United Site Services, Inc. and Pro Mach, Inc. Prior to joining Odyssey Partners, Mr. Kwait was a corporate finance associate at Bear, Stearns & Co., Inc. Prior to joining Bear Stearns, Mr. Kwait was a CPA and was a senior accountant at Ernst & Whinney.

Muzzafar Mirza.   Mr. Mirza has served as a director since July 2005. He is a Managing Principal at Odyssey Investment Partners, LLC and was a principal in the private equity investing group at Odyssey Partners, L.P. from 1993 to 1997. He also currently serves on the Board of Directors of Neff Corp, United Site Services, Inc., Aviation Technologies, Inc., Dresser, Inc. and Tri-Star Electronics, Inc. Prior to joining Odyssey Partners, Mr. Mirza was head of merchant banking at GE Capital Corporation, where he was responsible for the company’s cash flow lending and investing activities. Previously, Mr. Mirza spent five years at Marine Midland Bank and was a member of the bank’s first LBO finance group.

Benjamin A. Hochberg.   Mr. Hochberg has served as a director since May 2005. He is a Principal at Odyssey Investment Partners, LLC. Prior to joining Odyssey in 2005, Mr. Hochberg was a principal with Bain Capital, where he spent seven years and was responsible for originating, executing and monitoring private equity investments. Prior to joining Bain Capital, he was an associate consultant with Bain & Company.

There are no family relationships between any of our executive officers or directors.

Employment Agreements

Robert A. Peterson.   Norcross entered an employment agreement, dated as of May 20, 2005, with Mr. Peterson, pursuant to which Mr. Peterson is to serve as our Chief Executive Officer and President for a period of five years. Under the terms of this agreement, Mr. Peterson is entitled to receive a base salary of $515,000, subject to increases as merited and to reflect changes in the cost of living. Mr. Peterson is also entitled to a $700 per month automobile allowance, reimbursement for reasonable expenses, participation in whatever benefit programs Norcross has in place for its employees who are not members of a collective bargaining unit (on a basis commensurate with his position), and four calendar weeks of vacation per year. In addition, Mr. Peterson is also eligible to receive a bonus, targeted at 90% of his base salary, based upon the achievement by Norcross of performance criteria determined by our board of directors and agreed to by Mr. Peterson.

Mr.  Peterson’s employment is subject to early termination in the event of his death or disability or in the event that either he or Norcross elect to terminate his employment. In the event his employment is terminated by Norcross for cause or by Mr. Peterson without good reason (each as defined in the employment agreement), Mr. Peterson will be entitled to his base salary and benefits for the period ending on the date of such termination and any unpaid bonus for any calendar year ending prior to the year in which such termination occurs. In the event that his employment is terminated (1) by Norcross without cause, (2) by him for good reason, (3) due to his death or disability, or (4) due to Norcross not offering, at least 90 days prior to the end of the term of his employment, to continue his employment for a period of at least two years, Mr. Peterson will be entitled to his base salary and benefits for the period ending on the date of termination, any unpaid bonus for any calendar year ending prior to the year in which such termination occurs, a pro rata bonus for the calendar year in which termination occurs and (except in the event of termination due to his death) his base salary and benefits for a period of two years if, within 30 days of termination, Mr. Peterson signs and delivers to Norcross a general release from claims arising from facts and circumstances existing before the date of such release. Salary and benefits payable to Mr. Peterson due to Norcross having elected not to continue his employment after the expiration of the initial five year term, will be offset by any payments or benefits received by Mr. Peterson in the second year following such termination as a result of his having obtained new employment. Any amounts due to Mr. Peterson shall be paid as if he had not been terminated, except that in the event that Mr. Peterson terminated his employment due to a change in control, such amounts shall be paid in a lump sum within 10 days of his resignation, in an amount discounted to present value at a rate of 7% per year.

This employment agreement is also subject to non-solicitation, non-competition and confidentiality provisions that are customary, other than a provision allowing Mr. Peterson to solicit the employment of his personal assistant and Mr. Myers in the event that Mr. Peterson’s employment with Norcross is terminated. In connection with the acquisition of Norcross, in addition to the capital stock issued to Mr. Peterson in exchange for equity interests of NSP Holdings, Safety Products issued to Mr. Peterson options to purchase shares of capital stock of Safety Products equal to 4.25% of its fully diluted equity.

David F. Myers, Jr.   Norcross entered an employment agreement, dated as of May 20, 2005, with Mr. Myers, pursuant to which he is to serve as our Chief Financial Officer and Executive Vice President on substantially the same terms as those contained in Mr. Peterson’s employment agreement, except that (1) his base salary is initially set at $357,000, (2) the non-solicitation provision contained in the agreement provides an exception allowing Mr. Myers to solicit the employment of his personal assistant and Mr. Peterson, and (3) in connection with the acquisition of Norcross, in addition to the capital stock issued to Mr. Myers in exchange for equity interests of NSP Holdings, Safety Products issued to Mr. Myers options to purchase shares of capital stock of Safety Products equal to 2.75% of its fully diluted equity.

Charles S. Ellis.   Our subsidiary, North Safety Products, Inc. (“North Safety”), entered into an employment agreement, dated as of May 20, 2005, with Mr. Ellis, pursuant to which he is to serve as President of North Safety’s Industrial Division for an initial term of three years. Under the terms of this agreement, Mr. Ellis is entitled to receive a base salary of $287,834, a $600 per month automobile allowance, participate in all employee benefits plans for which senior executives of North Safety are eligible, and three calendar weeks of vacation per year. In addition, Mr. Ellis is eligible to receive a bonus targeted at 75% of his base salary. In the event that his employment is terminated by North Safety without cause or by him for good reason (as defined in the employment agreement), Mr. Ellis will be entitled to his base salary for a period of eighteen months following such termination. This employment agreement is also subject to customary non-solicitation, non-competition and confidentiality provisions.

William L. Grilliot.   Our subsidiary, Morning Pride Manufacturing L.L.C. (“Morning Pride”), entered into an employment agreement, dated as of May 20, 2005, with Mr. Grilliot, pursuant to which he is to serve as President of Morning Pride on substantially the same terms as those contained in Mr. Ellis’ employment agreement, except (1) his base salary is initially set at $177,500, (2) he is eligible to receive a bonus targeted at 40% of his base salary, (3) he is entitled to 15 days vacation, (4) he is entitled to a $700 per month automobile allowance, and (5) the non-solicitation provision contained in the agreement provides an exception for Mary Grilliot or any of his children.

Claude L. Roberge.   On September 30, 2004, in connection with his retirement from Norcross, our subsidiary, North Safety Products Limited entered into a consulting agreement with Mr. Roberge. Pursuant to the terms of this consulting agreement, Mr. Roberge’s responsibilities, remuneration and employee benefits remained in effect until December 31, 2004, at which time and continuing through

December 31, 2005, he will act as a consultant to, but will no longer have operational responsibility or authority for, North Safety Products Limited or its affiliates. Mr. Roberge will continue to receive his salary and employee benefits in effect at the time of his retirement during 2005 unless terminated for cause, but will not be eligible for any bonus for that period. This agreement also contains customary non-solicitation and non-competition provisions. The consulting agreement supersedes in its entirety the employment agreement, dated as of February 17, 2000, between Arkon Safety Equipment Inc. and Mr. Roberge pursuant to which Mr. Roberge agreed to serve as the President and Chief Executive Officer of Arkon Safety Equipment Inc. for a term of four years and was entitled to receive a base salary of not less than C$332,000 per year and an incentive bonus targeted at 30% of his base salary at the end of each fiscal year.

Payments Upon Sale of Norcross

On January 1, 2002, Norcross entered into letter agreements with Mr. Peterson and Mr. Myers pursuant to which they were eligible to receive additional bonuses in the amount of $1,752,789 and $1,081,475, respectively, on the earlier of December 31, 2016 or the occurrence of certain events including (1) a sale of Norcross, (2) a public offering generating $50.0 million or more, (3) a change of control, which is defined as any transaction after which the John Hancock Group or the CIBC/Argosy Group do not have the power to elect a majority of the board of managers of NSP Holdings, (4) our election to repurchase Mr. Peterson’s equity securities pursuant to the terms of NSP Holdings’ limited liability company agreement, and (5) one day prior to the maturity date of the management loans made by NSP Holdings to Mr. Peterson and Mr. Myers. These additional bonuses became payable in connection with our acquisition of Norcross and were used by Mr. Peterson and Mr. Myers to repay the management loans described under “Certain Relationships and Related Transactions—Management Loans.”

Compensation of Executive Officers

The following table shows the compensation for 2002, 2003 and 2004 of our Chief Executive Officer and our next four most highly compensated executive officers performing our policy making functions (the “Named Executive Officers”):

	Annual Compensation
				Other Annual	All Other
	Year	Salary	Bonus	Compensation (1)	Compensation
Robert A. Peterson	2004	$468,000	$382,118	$34,076	$7,040	(2)
President and Chief Executive Officer	2003	425,000	639,065	33,873	6,540	(2)
	2002	386,925	471,354	31,288	6,148	(2)
David F. Myers, Jr.	2004	324,500	265,235	24,084	7,040	(3)
Executive Vice President, Chief Financial	2003	295,000	425,962	23,924	6,540	(3)
Officer and Secretary	2002	268,540	310,259	22,098	6,148	(3)
Volker H. Laitsch(4)	2004	190,026	160,715	—	62,100	(5)
President—KCL	2003	72,230	28,863	—	—
	2002
Charles S. Ellis	2004	265,020	25,000	—	8,540	(6)
President—General Industrial	2003	258,750	120,000	—	7,540	(6)
	2002	256,057	110,000	—	41,520	(7)
Claude L. Roberge(8)	2004	295,825	67,071	—	11,141	(9)
President—Canada and European	2003	267,651	117,096	—	9,639	(9)
General	2002	223,311	55,738	—	8,600	(9)

(1)          Includes amounts reimbursed during the fiscal year for the payment of taxes.

(2)          Includes matching payments of $5,500, $6,000 and $6,500 to our 401(k) plan and payment of life insurance premiums of $648, $540 and $540 for 2002, 2003 and 2004 respectively.

(3)          Includes matching payments of $5,500, $6,000 and $6,500 to our 401(k) plan and payment of life insurance premiums of $648, $540 and $540 for 2002, 2003 and 2004 respectively.

(4)          Amounts paid to Mr. Laitsch have been translated into U.S. dollars at a rate of $1.129=E1.00, the average exchange rate during the year ended December 31, 2003 and at a rate of $1.242=E1.00, the average exchange rate during the year ended December 31, 2004. Compensation amounts for the year ended December 31, 2003 reflect payments from the July 2003 acquisition date of KCL.

(5)          Includes life and disability insurance premiums of $62,100 for 2004.

(6)          Includes a matching payment of $7,000 and $8,000 to our 401(k) plan and payment of life insurance premiums of $540 and $540 for 2003 and 2004, respectively.

(7)          Includes payment of relocation expenses of $34,980, a matching payment of $6,000 to our 401(k) plan and payment of life insurance premiums of $540.

(8)          Amounts paid to Mr. Roberge have been translated into U.S. dollars at a rate of $0.637=C$1.00, the average exchange rate during the year ended December 31, 2002, at a rate of $0.714=C$1.00, the average exchange rate during the year ended December 31, 2003 and at a rate of $0.768=C$1.00, the average exchange rate for the year ended December 31, 2004. As described above, Mr. Roberge retired from his position as President—Canada and European General Industrial as of December 31, 2004, after which time and continuing through December 31, 2005 he will act as a consultant to us.

(9)          Reflects Registered Retirement Savings Plan contributions of $8,600, $9,639 and $11,141 for 2002, 2003 and 2004, respectively.

Option/UAR Exercises

The following table provides information on the Named Executive Officers’ exercises of options to purchase common units and UARs of the Predecessor in 2004 and the value of unexercised options and UARs at December 31, 2004. No options to purchase common units or UARs were granted by the Predecessor in 2004.

	Shares
	Acquired on		Number of Unexercised
	Exercise		(A) Options		Value ($) of Unexercised
	(A) Options	Value ($)	(B) UARs at 12/31/04		In-The-Money (A) Options
Name	(B) UARs	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert A. Peterson	(A)—	$—	156,820	$0	$—	$—
	(B)—		70,248	0
David F. Myers, Jr.	(A)—	—	98,797	$0	—	—
	(B)—		42,151	0
Volker H. Laitsch	(A)—	—	0	$0	—	—
	(B)—		0	0
Charles S. Ellis	(A)—	—	0	$0	—	—
	(B)—		140,000	0
Claude L. Roberge	(A)—	—	10,413	$0	—	—
	(B)—		0	0

(1)          During 2004, none of the options or UARs were in-the-money.

All options to purchase units and UARs were cancelled in connection with the consummation of the acquisition of Norcross in exchange for a portion of the proceeds of the acquisition. See “Certain Relationships and Related Transactions—Payments to Management in Connection with the Transactions.”

Pension Plans

Norcross Safety Products L.L.C. Employees’ Pension Plan.   Mr. Ellis participates in the Norcross Safety Products L.L.C. Employees’ Pension Plan (the “NSP Pension Plan”), a non-contributory, tax-qualified defined benefit plan which provides covered employees with a minimum retirement benefit. Benefits under the NSP Pension Plan are calculated based on (1) the employee’s average monthly compensation for the five consecutive calendar years for which the participant’s aggregate compensation was greatest and (2) the employee’s years of credited service. Compensation covered by the NSP Pension Plan includes total cash compensation required to be reported on Form W-2, plus any compensation deferred under Section 401(k) of the Internal Revenue Code, plus any compensation reductions under a plan pursuant to Section 125 of the Internal Revenue Code.

The following table shows the estimated annual pensions that persons in specified categories would have received under the NSP Pension Plan if they had retired on January 1, 2004 at the age of 65. These amounts are not subject to deduction for Social Security benefits. The table assumes the retiree has selected a straight-life annuity commencing at age 65.

Average Annual Compensation		Annual Pension After Specified Years of Credited Service
For the 5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$100,000	12,961	19,442	25,923	32,403	38,884	45,365
125,000	16,711	25,067	33,423	41,778	50,134	58,490
150,000	20,461	30,692	40,923	51,153	61,384	71,615
175,000	24,211	36,317	48,423	60,528	72,634	84,740
200,000	27,961	41,942	55,923	69,903	83,884	97,866
225,000	31,711	47,567	63,423	79,278	95,134	110,990
250,000	35,461	53,192	70,923	88,653	106,384	124,115
300,000	42,961	64,442	85,923	107,403	128,884	150,365
400,000	57,961	86,942	115,923	144,903	173,884	202,865
450,000	65,461	98,192	130,923	163,653	196,384	229,115
500,000	72,961	109,442	145,923	182,403	218,884	255,365

Mr.                Ellis’ average annual compensation for purposes of the NSP Pension Plan would be the combined amount listed under salary and bonus shown in the Compensation of Executive Officers table above.

North Safety Products Benefit Restoration Plan.   Mr. Ellis also participates in a non-contributory, non-qualified, unfunded defined benefit plan (the “Restoration Plan”). The Restoration Plan is open to all participants in the NSP Pension Plan whose benefits are limited by the Internal Revenue Code or those employees selected by resolution of our board of directors. The objective of the Restoration Plan is to pay a supplemental benefit equal to the maximum benefit amount that the participant would have received under the NSP Retirement Plan if (1) there were no limitations on the maximum benefits payable under either of the plans and (2) if certain Internal Revenue Code limitations did not apply.

Benefits are payable under the Restoration Plan only to the extent that the benefits calculated under the plan exceed the total monthly benefits that are otherwise payable to the participant under the NSP Pension Plan. The benefits calculated under the Restoration Plan equal the greater of:

•       1.0% of the participant’s average final monthly compensation, plus 0.5% of the participant’s average final monthly compensation in excess of “covered compensation,” multiplied by years and partial years of credited service. Covered compensation equals the average of the contribution and benefit bases in effect under Section 230 of the Social Security Act for each year in the 35 year period ending with the year in which the participant attains Social Security retirement age, not to exceed 35 years; or

•       1.67% of the participant’s average final monthly compensation multiplied by years and partial years of credited service, less 1.67% of the participants primary social security benefit multiplied by his years of service and full months of credited service, not to exceed 35 years.

The estimated credited years of service under each of the pension plans described above for Mr. Ellis was four years as of December 31, 2004.

KCL Pension Plan.   Pursuant to the terms of his management services contract with KCL, Mr. Laitsch is entitled to a pension in the amount of DM 3,500 per month and a widow pension of 60% of the pension. Mr. Laitsch is also entitled to a disability pension of 60% of the pension.

Board of Directors Members’ Compensation

We do not currently compensate our directors for service on our board of directors but we may do so in the future.

Committees of Our Board of Directors

Our board of directors has an audit committee. The audit committee consists of Messrs. Kwait and Hochberg, neither of whom qualifies as an audit committee financial expert. In the future, our board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Compensation Committee Interlocks and Insider Participation

The Predecessor’s compensation committee was comprised of Messrs. Peterson, Jay R. Bloom and Stephen J. Blewitt. Mr. Peterson is our President and Chief Executive Officer. The Predecessor made certain loans to Mr. Peterson to allow Mr. Peterson to purchase equity in NSP Holdings. Mr. Peterson received payments of approximately $2.0 million in connection with the issuance of the Existing Holdings Notes as a result of distributions with respect to his preferred units of NSP Holdings and the distribution made by the Predecessor to senior management. See “Certain Relationships and Related Transactions—Payments to Management in Connection with Issuance of Existing Holdings Notes.” Our compensation determinations are made by our board of directors.

Equity Option Agreements

We have entered into equity incentive agreements with members of senior management. See “Certain Relationships and Related Transactions—Arrangements with Management.”

2005 Option Plan

Safety Products has adopted a stock option plan, titled the 2005 Option Plan of Safety Products Holdings, Inc. Under that plan we may offer either incentive stock options or non-qualified stock options to purchase our stock to our employees or those of our subsidiaries, to consultants and to our independent directors. The purpose of the option plan is to promote our long term financial success, growth and development by attracting, retaining and rewarding our employees, consultants and directors, and the employees of our subsidiaries.

The number of shares of stock reserved for issuance under the option plan shall not exceed 1,493,631 shares (equal to 10.5% of our fully diluted outstanding shares of common stock).

Prior to an initial public offering the option plan will be administered by our board of directors unless that board delegates administration to our compensation committee. Following an initial public offering, the option plan will be administered by the full board until the appointment of a compensation committee consisting of two or more directors who are “non-employee directors” as defined by SEC Rule 16b-3 and “outside directors” as defined by section 162(m) of the Internal Revenue Code. The board, or the compensation committee, as applicable, will have the authority to determine to whom options will be granted, and will establish the terms and conditions of those grants. However, in no event may the exercise price of any option granted under the plan be less than the fair market value of the shares underlying that option on the date the option is granted.

The board or the compensation committee, as applicable, will as described above, determine to whom options are granted and on what terms and conditions. In that connection, the board or the compensation committee, as applicable, will determine the number and type of options granted to each person participating in the option plan, the exercise price of each option (which may not be less than the fair market value on the date the option is granted of the shares of common stock underlying the option), the vesting provisions applicable to each option, the term of each option (provided that no option may have a term that exceeds 10 years) and all other terms and conditions of any option granted under the plan. However, neither the board nor the compensation committee may exercise its discretion in a way that would prevent an incentive stock option from qualifying as such under section 422 of the Internal Revenue Code. The option plan and the underlying agreements provide, and will provide, that unless determined otherwise at the time the option is granted, following termination of employment with us, options that have not previously become exercisable will not become exercisable and that the exercise period of a vested (exercisable) option will generally be limited, provided that vested options will be cancelled immediately upon a termination for cause.

Options granted under the option plan may not be transferred other than by will or applicable inheritance laws. Shares of our common stock acquired upon exercise of options are subject to the terms of our Management Stockholders Agreement and, as a consequence, are generally not transferable other than in accordance with that agreement.

Upon a change in control all options that have previously become exercisable may be exercised in connection with that change in control. In addition, depending upon the financial results obtained upon a change in control, previously unexercisable options will, or in the board’s discretion may, become exercisable.

The option plan may be amended, suspended or terminated at any time by our board of directors, provided that without stockholder approval no amendment may increase the number of shares available under the option plan nor reduce the minimum exercise price for options granted under the plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

On July 19, 2005, we entered into a stockholders agreement with Odyssey Investment Partners Fund III, LP (“Odyssey Fund “) and Safety Products, LLC (“SPL”). The stockholders agreement includes certain restrictions on the transfer of shares of our common stock including the granting to Odyssey Fund of a right of first refusal with respect to sales of shares held by SPL at any time prior to the fifth anniversary of the execution date of the agreement. Under certain circumstances, SPL has “tag-along” rights to sell its shares on a pro rata basis with Odyssey Fund in certain sales to third parties. If Odyssey Fund approves a sale of shares of our common stock, Odyssey Fund has the right to require SPL to sell their shares on the same terms. In addition, subject to certain exceptions, including issuance pursuant to an initial public offering, the stockholders agreement grants holders of our common stock party thereto preemptive rights with respect to issuances of common stock by us.

The stockholders agreement also includes certain registration rights which provide that, upon the written request of either Odyssey Fund or SPL, we have agreed to, on one or more occasions following an initial public offering, prepare and file a registration statement with the SEC concerning the distribution of all or part of the shares of our common stock held by Odyssey Fund and SPL, and use our commercially reasonable efforts to cause the registration statement to become effective. Following an initial public offering by us, Odyssey Fund and SPL will also have the right, subject to certain exceptions and rights of priority, to have their shares included in certain registration statements filed by us. Registration expenses of the selling stockholders (other than underwriting discounts and commissions and transfer taxes applicable to the shares sold by such stockholders or the fees and expenses of any accountants or other representatives retained by a selling stockholder) will be paid by us. We have also agreed to indemnify the stockholders against certain customary liabilities in connection with any registration.

Management Stockholders Agreement

On July 19, 2005, we also entered into a management stockholders agreement with Odyssey Fund and the management investors. The management stockholders agreement generally restricts the transfer of shares of our common stock without the consent of Odyssey Fund. Exceptions to this restriction include transfers for estate planning purposes, in each case so long as any transferee agrees to be bound by the terms of the management stockholders agreement.

We and Odyssey Fund have a right of first refusal under the management stockholders agreement with respect to sales of shares of our common stock held by management investors. Under certain circumstances, the stockholders have “tag-along” rights to sell their shares on a pro rata basis with the selling stockholder in certain sales to third parties. If Odyssey Fund approves a sale of shares of our common stock, Odyssey Fund has the right to require the management stockholders to sell their shares on the same terms. The agreement also contain a provision that gives us the right to repurchase a management investor’s shares upon termination of that management investor’s employment and gives the management stockholder the right to require us to repurchase such stockholder’s shares upon termination of that management investor’s employment. In addition, subject to certain exceptions, including issuance pursuant to an initial public offering, the management stockholders agreement grants holders of common stock party thereto preemptive rights with respect to issuances of common stock by us to Odyssey Fund.

Management Loans

In October 1998, in connection with the acquisition of North Safety Products, Ltd.; James North (Africa) Pty. Ltd.; Industrie Schutz Produkte GmbH; and Siebe North Holdings Corp., certain members of our management entered into nonrecourse promissory notes with the Predecessor in order to raise the capital necessary to purchase equity securities of NSP Holdings. Members of management to whom such loans were made include Mr. Peterson ($617,698) and Mr. Myers ($379,446). As of the closing of the Norcross Transaction, Mr. Peterson and Mr. Myers owed $494,158 and $303,557, respectively, on these notes.

In February 2000, in connection with the acquisition of Arkon, certain members of our management entered into nonrecourse promissory notes with the Predecessor in order to raise the capital necessary to purchase equity securities of NSP Holdings. Members of management to whom such loans were made include Mr. Peterson ($556,671) and Mr. Myers ($345,142). As of the closing of the Norcross Transaction, Mr. Peterson and Mr. Myers owed $445,337 and $276,113, respectively, on these notes.

All of these notes were non-interest bearing and were scheduled to mature on the earlier of (1) December 31, 2016, (2) the sale of the Predecessor, (3) the sale by the borrower of any of the securities collateralizing the note, (4) the liquidation, dissolution or winding-up of the Predecessor, (5) a public offering by the Predecessor of its units or warrants or (6) a default under the terms of the note. Prepayment of these loans was required to be made by the borrowers in the amount of 40% of any supplemental bonuses they received and 100% of any distributions paid on, or proceeds from the sale of, the borrower’s Class A Common Units. The October 1998 notes were collateralized by certain of the Class A Common Units of the borrowers and the February 2000 notes were collateralized by certain of the Class A Common Units and preferred units of the borrowers. Each of these notes matured upon consummation of the Norcross Transaction. Mr. Peterson and Mr. Myers used the amounts received by them as special bonuses upon consummation of the Norcross Transaction to repay these loans. See
“—Payments to Management in Connection with the Norcross Transaction” and “Management—Payments Upon Sale of Norcross.”

Family Relationships

William L. Grilliot, our President—Fire Service, is the husband of Mary I. Grilliot, the Vice President of our Morning Pride Manufacturing L.L.C. Mrs. Grilliot was paid an aggregate salary and bonus of $247,885 for her services during the year ended December 31, 2004. In connection with our acquisition of Norcross, Mrs. Grilliot received approximately $555,500 in respect of her equity interest in NSP Holdings and, in connection with the issuance of the Existing Holdings Notes, Mrs. Grilliot received approximately $104,009 in respect of her preferred units in NSP Holdings.

Equity Contributions

Arkon Acquisition.   In February 2000, the Predecessor acquired the stock of Arkon for $35.9 million. The Predecessor’s equityholders invested $19.8 million of additional equity to partially fund this acquisition. Of this additional equity, the following of our officers and directors purchased the number of both Class A Common Units and preferred units of NSP Holdings indicated at a price of $5.86 and $10.93 per unit, respectively: Mr. Peterson—33,101; Mr. Myers—20,523; and Mr. Grilliot—4,359 (including 2,179 units acquired by Mrs. Grilliot).

Arbin Acquisition.   In December 2002, the Predecessor acquired the stock of Arbin for €6.3 million. The Predecessor’s equityholders invested $3.0 million of additional equity to partially fund this acquisition. Of this additional equity, the following of our officers and directors purchased the number of Class A Common Units and preferred units of NSP Holdings indicated at a price of $5.86 and $10.93 per unit, respectively: Mr. Peterson—4,984 Class A Common Units and 2,846 preferred units; Mr. Myers—3,090 Class A Common Units and 1,742 preferred units; and Mr. Grilliot—609 Class A Common Units and 623 preferred units (including 304 Class A Common Units and 311 preferred units acquired by Mrs. Grilliot).

Real Property Leases

Morning Pride Manufacturing L.L.C. leases a facility in Dayton, Ohio from American Firefighters Cooperative, Inc., a corporation controlled by William L. Grilliot, our President—Fire Service. The initial term of the lease ended on February 28, 2005 and was extended through April 30, 2009. The base rent is $347,816 per year, payable in monthly installments. In addition, we must also pay American Firefighters Cooperative, Inc. the actual amount of all real estate taxes, and all general and special assessments of every kind, as additional rent during the term of the lease. The annual rent paid in each of 2004, 2003, and 2002 was $341,834, $354,834 and $366,320, respectively.

If the lease expires or is terminated at any time prior to July 1, 2010, we must reimburse American Firefighters Cooperative, Inc. an amount equal to the number of months remaining in the rental term multiplied by $1,206.

Payments to Management in Connection with Issuance of Existing Holdings Notes

NSP Holdings used approximately $60.0 million of the proceeds from the offering of the Existing Holdings Notes to make payments in respect of its preferred units. As equityholders, Messrs. Peterson, Myers and Grilliot received $478,995, $292,903 and $104,009, respectively.

Arrangements with Management

We offer key members of our management team the opportunity to participate in an equity incentive program. In connection with the Norcross Transaction, certain members of our senior management team acquired shares of capital stock of Safety Products. In connection with the Norcross Transaction, Messrs. Peterson and Myers purchased common equity in Safety Products for approximately $1.1 million and $0.5 million, respectively, representing approximately 1.0% and 0.5%, respectively, of Safety Products’ equity. In addition, pursuant to the terms of their employment agreements, Messrs. Peterson and Myers will receive options to purchase shares of capital stock of Safety Products equal to 4.25% and 2.75%, respectively, of its fully diluted equity.

We have entered into agreements with certain members of our senior management relating to their employment. For more information, see “Management—Employment Agreements.”

Payments to Management in Connection with the Norcross Transaction

Following the Norcross Transaction, NSP Holdings was dissolved and distributed to its equityholders the proceeds received from the Norcross Transaction. In addition, prior to dissolution, NSP Holdings distributed to its equityholders approximately $34.0 million of cash that was not be assumed by Safety Products in connection with the Norcross Transaction. As equityholders of NSP Holdings, Messrs. Peterson, Myers, Ellis, Grilliot and Laitsch received approximately $7.4 million, $5.1 million, $0.9 million, $0.8 million and $29,939, respectively.

As disclosed under “Management—Payments Upon Sale of Norcross,” Mr. Peterson and Mr. Myers each received a special bonus upon consummation of the Norcross Transaction that was used to repay the management loans described above under “—Management Loans” and an amount to compensate them for taxes on such amounts.

Equity Sponsor

Odyssey Fund owns 75.3% of our capital stock. See “Principal Equityholders.” Three of our five directors, Messrs. Kwait, Mirza and Hochberg, are members of Odyssey, the general partner of Odyssey Fund.

PRINCIPAL EQUITYHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 30, 2005, by:

•       Each person, or group of affiliated persons, who is known by us to own beneficially more than 5.0% of our common stock;

•       Each of our directors and executive officers; and

•       All of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rule of the SEC. Shares of our common stock subject to options currently exercisable or exercisable within 60 days of November 30, 2005, are deemed outstanding for calculating the percentage of outstanding share of the person holding these options, but are not deemed outstanding for the percentage of any other person. Percentage of beneficial ownership is based upon 10,967,000 shares of our common stock outstanding as of November 30, 2005. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows:  c/o Safety Products Holdings, Inc., 2001 Spring Road, Suite 425, Oak Brook, Illinois 60523.

	Common Stock
Name	Number		Number Underlying Options	Percent
Odyssey Investment Partners Fund III, LP	8,260,000	(1)	0	75.3%
c/o Odyssey Investment Partners, LLC 280 Park Avenue West Tower New York, NY 10017
Safety Products, LLC	2,500,000		0	22.8%
c/o GE Asset Management Incorporated 3001 Summer Street Stamford, CT 06905
Robert A. Peterson	110,000		0	1.0%
David F. Myers, Jr.	50,000		0	*
William L. Grilliot	12,500		0	*
Charles S. Ellis	13,000		0	*
Volker H. Laitsch	0		0	*
Kenneth R. Martell	3,500		0	*
Brian Kwait	8,260,000	(2)(3)	0	75.3%
Muzzafar Mirza	8,260,000	(2)(3)	0	75.3%
Benjamin A. Hochberg	0		0	*
All directors and executive officers as a group (9 persons)	8,449,000		0	77.0%

*                    Represents   beneficial ownership of less than one percent.

(1)          Odyssey Investment Partners, LLC, or Odyssey, is the general partner of Odyssey Investment Partners Fund III, LP, or Odyssey Fund, and by virtue of such status may be deemed to be the beneficial owner of the shares held by Odyssey Fund. Messrs. Kwait and Mirza are Managing Principals of Odyssey, and neither of them individually has the power to direct or veto the voting or disposition of shares held by Odyssey Fund. Odyssey expressly disclaims beneficial ownership of the shares held by Odyssey Fund.

(2)          Includes 8,260,000 shares of common stock owned by Odyssey Fund.

(3)          Messrs. Kwait and Mirza may be deemed to share beneficial ownership of the shares held by Odyssey Fund by virtue of their status as Managing Principals of Odyssey. Each of Messrs. Kwait and Mirza expressly disclaims beneficial ownership of any shares held by Odyssey Fund that exceed his pecuniary interest therein. The members and managers of Odyssey share investment and voting power with respect to securities owned by Odyssey Fund, but no individual controls such investment or voting power.

DESCRIPTION OF OTHER OBLIGATIONS

Senior Credit Facility

General.   On July 19, 2005, Norcross, North Safety Products Inc. and Morning Pride Manufacturing L.L.C. (collectively, the “U.S. Borrowers”) and North Safety Products Ltd. (the “Canadian Borrower” and collectively with the U.S. Borrowers, the “Borrowers”) entered into a senior credit facility with Credit Suisse and other lenders. The senior credit facility, as amended, provides for aggregate borrowings by the Borrowers of $203.0 million, consisting of (1) a $50.0 million revolving credit facility with a Canadian subfacility and other foreign currency sublimits; and (2) an $153.0 million term loan. We used the proceeds of the senior credit facility to fund the acquisition of Norcross, refinance existing senior indebtedness and for general corporate purposes, including working capital, refinancings, acquisitions, investments and capital expenditures. The following summarizes the senior credit facility terms.

Interest Rates.   U.S. borrowings under the revolving credit facility and the term loan will bear interest at a rate per annum equal to our choice of (a) an alternate base rate (which is equal to the higher of (i) the rate of interest announced by Credit Suisse as its prime rate in effect and (ii) the federal funds rate plus 0.50%), plus an applicable margin, or (b) the Eurodollar rate (as defined in the senior credit facility), plus an applicable margin.

Borrowings under the Canadian subfacility will bear interest at a rate per annum equal to the Canadian prime rate (which is the higher of (i) the rate of interest announced by Credit Suisse, Toronto Branch, as its reference rate then in effect for determining interest rates on Canadian dollar denominated commercial loans in Canada and (ii) the CDOR rate plus 0.50% per annum, plus an applicable margin) or with respect to bankers’ acceptances or their equivalents, the discount rate (as defined in the senior credit facility) plus an applicable margin.

The initial applicable margins with respect to the revolving credit facility are (a) 1.25% in the case of alternate base rate loans and Canadian dollar prime loans and (b) 2.25% in the case of Eurodollar rate loans and bankers’ acceptance rate loans. With respect to the term loan, the applicable margin will be (a) 1.00% in the case of alternate base rate loans and (b) 2.00% in the case of Eurodollar rate loans. After our fiscal quarter ending December 31, 2005, the margins applicable to the revolving credit facility and the U.S. swing line loans will adjust on a sliding scale based on the total leverage ratio of Norcross and its subsidiaries. The weighted average interest rate under the senior credit facility was 6.0% at October 1, 2005.

Security and Guarantees.   All of the U.S. Borrowers’ obligations under the senior credit facility are secured by a pledge of all of Norcross’ equity securities and the equity securities of its direct and indirect domestic subsidiaries, substantially all of its tangible and intangible assets and 65% of the equity securities of, or equity interest in, certain of its foreign subsidiaries and all the Canadian Borrower’s obligations under the senior credit facility will be secured by all of the assets of our present and future Canadian subsidiaries. All of the obligations under the senior credit facility are guaranteed by Safety Products and all of Norcross’ present and future domestic subsidiaries, and all of the Canadian Borrower’s obligations under the senior credit facility are guaranteed by all of our present and future Canadian subsidiaries.

Covenants

The senior credit facility contains certain customary covenants, including among other things:

•       affirmative covenants requiring Norcross to provide certain financial statements to its lenders and to pay its material obligations when due, maintain its legal existence, keep its material properties in good working order and condition, provide certain notices to its lenders, comply in all material respects with environmental laws and maintain at all times ratings for its senior credit facilities;

•       restrictive covenants, including limitations on other indebtedness, liens, fundamental changes, asset sales, restricted payments, capital expenditures, investments, prepayments, transactions with affiliates, sales and leasebacks, negative pledges, lines of business; and

•       financial covenants requiring Norcross to maintain a minimum fixed charge coverage ratio of EBITDA less capital expenditures over fixed charges for the period, a minimum interest coverage ratio of EBITDA over interest expense for the period, and a maximum total leverage ratio of total debt over EBITDA for the period. The thresholds for these financial ratios have not yet been determined.

Events of Default.   Norcross’ senior credit facility contains customary events of default, including, but not limited to, failure to pay interest, principal or fees when due, any material inaccuracy of any representation or warranty, failure to comply with covenants, material cross default, insolvency, bankruptcy events, material judgments, ERISA events, change of control, failure to maintain first priority perfected security interest, invalidity of guarantee, and loss of subordination. Certain of the defaults are subject to exceptions, materiality qualifiers and baskets.

Maturity.   Prior to the maturity date, revolving loans may be borrowed, repaid and reborrowed without penalty or premium. The revolving credit facility will be available for five years from closing. The term loan is payable in one payment of $220,000 on September 30, 2005, 23 quarterly installments of $389,565.22 commencing December 31, 2005, and then in four quarterly installments of $35,955,000 commencing September 30, 2011; provided, that, if the Norcross senior subordinated notes are not refinanced on the terms set forth in the credit agreement on or prior to December 15, 2010, the term loan will mature on December 31, 2010.

Commitment Fees.   Norcross will pay a commitment fee to the lenders, which is calculated at a rate per annum based on a percentage of the difference between committed amounts and amounts actually borrowed under the revolving credit facility. The commitment fee will be 0.50% per annum, payable quarterly in arrears.

Voluntary and Mandatory Prepayments.   Voluntary prepayments of amounts outstanding under the senior credit facility will be permitted at any time, without premium or penalty. However, if prepayment is made with respect to a Eurodollar rate loan and the prepayment is made on a date other than an interest payment date, Norcross must pay a fee to compensate the lenders for losses incurred as a result of the prepayment.

Norcross will be required to prepay amounts outstanding under the senior credit facility in an amount equal to:

•       100% of the net proceeds from certain asset sales by it or from the payment of any insurance claim with respect to any of its assets, subject to certain reinvestment provisions and limited exceptions;

•       up to 50% of excess cash flow, as defined in the senior credit facility, subject to step downs based on leverage;

•       50% of the net proceeds from certain issuances of equity and 100% of the net proceeds from certain issuances of debt, by it, each subject to certain exceptions; and

•       100% of insurance proceeds, subject to reinvestment provisions.

Incremental Term Loans.   At any time upon the request of Norcross, one or more new term loan facilities may be added in any aggregate amount of up to $100.0 million (and not less than $10.0 million for any such additional term loan), subject to certain conditions, the proceeds of which shall be used to finance permitted acquisitions. On November 1, 2005, Norcross entered into the incremental facility amendment to its senior credit facility. Under the terms of the amendment, Norcross, the U.S. Borrowers and the

Lenders agreed to a total incremental term commitment of $65,000,000. In addition, the amendment required, among other things, that the proceeds of the incremental term loans be used for permitted acquisitions and that the consolidated senior leverage ratio, after giving effect to the use of the proceeds not exceed 3.25 to 1.00.

Existing Holdings Notes

NSP Holdings and NSP Capital issued the Existing Holdings Notes under an indenture dated January 7, 2005. Pursuant to a consent solicitation statement dated as of June 13, 2005, NSP Holdings and NSP Capital solicited consents from holders of the Existing Holdings Notes to amend certain provisions of the indenture and to waive the change in control covenant in connection with the acquisition of Norcross by us. As a result, the terms of the Existing Holdings Notes are the same as the notes. For a description of the terms of the Existing Holdings Notes and the notes, see “Description of the Notes.”  CIVC Partners Fund, L.P., or CIVC, purchased $8.0 million of the Existing Holdings Notes at the time of their issuance and NSP Holdings and NSP Capital entered into a registration rights agreement with CIVC, or the CIVC registration rights agreement, relating to those notes. As purchasers of the notes previously held by CIVC, GS Mezzanine Partners III Onshore Fund, L.P. and GS Mezzanine Partners Offshore Fund, L.P., or the GS Funds, are entitled to certain registration rights pursuant to the CIVC registration rights agreement. We have assumed all of the obligations of NSP Holdings under the CIVC registration rights agreement. Pursuant to a letter dated as of July 19, 2005, we requested that the GS Funds waive their rights under the CIVC registration rights agreement in exchange for the right to register the notes purchased from CIVC as part of our registration of the outstanding notes sold to the initial purchaser. The GS Funds subsequently exercised their rights under the letter.

Norcross Senior Subordinated Notes

Norcross and Norcross Capital Corp., or Norcross Capital, issued the 9 7/8% senior subordinated notes under an indenture dated August 13, 2003. The terms of the Norcross senior subordinated notes are as follows:

•       Principal Amount—$152,500,000.

•       Maturity—August 15, 2011.

•       Interest Rate—9 7/8%.

•       Interest Payments—Every six months on February 15 and August 15.

•       Optional Redemption—the Norcross senior subordinated notes are redeemable in whole or in part prior to maturity at our option at any time on or after August 15, 2007, at a premium declining to par in 2010.

•       Offer to Purchase—Upon a change of control, we are required to make an offer to purchase the Norcross senior subordinated notes at a purchase price equal to 101% of their principal amount. We may also be required to make an offer to purchase the Norcross senior subordinated notes if we sell certain assets and do not apply the proceeds as specified in the indenture governing the Norcross senior subordinated notes.

•       Ranking—The Norcross senior subordinated notes are subordinated to all of Norcross’ and Norcross Capital’s existing and future senior debt, rank equally with all of Norcross’ and Norcross Capital’s future senior subordinated debt and are structurally subordinated to all existing and future indebtedness of Norcross’ and Norcross Capital’s non-guarantor subsidiaries.

Guarantees.   Norcross’ and Norcross Capital’s obligations under the Norcross senior subordinated notes are guaranteed by all of the domestic subsidiaries of Norcross.

Covenants.   The indenture governing the Norcross senior subordinated notes contains certain covenants that, among other things, limit the ability of Norcross and Norcross Capital to:

•       make investments and other restricted payments;

•       incur additional debt;

•       issue preferred stock of their subsidiaries;

•       enter into transactions with affiliates;

•       create liens;

•       sell assets or assets of their subsidiaries; or

•       enter into mergers and consolidations.

Restrictions on Dividends, Distributions or Other Payments to NSP Holdings.   Defined terms used below have meanings substantially identical to the terms used in the Description of the Notes in this prospectus.

The indenture governing the Norcross senior subordinated notes contains covenants that will restrict the ability of Safety Products subsidiaries to make dividend distributions or other payments to Safety Products.

Restricted Payments

Norcross will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

(a)          no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(b)         immediately before, and after giving effect to such Restricted Payment, Norcross could incur $1.00 of additional Indebtedness under the Coverage Ratio Exception; and

(c)          immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date (excluding payments made pursuant to clauses (b), (c), (d), (e), (f), (g), (h), (i) and (k) of the next paragraph and 50% of the payments made pursuant to clause (j) of the next paragraph) does not exceed the sum of:

(i)             50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from March 31, 2003 to the end of the most recent fiscal quarter prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus

(ii)         100% of the aggregate Net Proceeds and the fair market value of securities or other property received by Norcross from the issue or sale, after the Issue Date, of Capital Stock of Norcross (other than Disqualified Capital Stock or Capital Stock of Norcross issued to any Subsidiary of Norcross) or any Indebtedness or other securities of Norcross that have been converted or exercised or exchanged for Capital Stock of Norcross (other than Disqualified Capital Stock), plus

(iii)     without duplication of any amounts included in clause (ii) above, 100% of the aggregate net proceeds of any equity contribution received by Norcross from a holder of Norcross’ Capital Stock (excluding, in the case of clauses (ii) and (iii), any net cash proceeds from a Equity Offering to the extent used to redeem the notes in compliance with the provisions set forth in “Section 7(b)—Optional Redemption upon Equity Offerings” of the indenture governing the Norcross senior subordinated notes), plus

(iv)       to the extent not included in the calculation of Consolidated Net Income referred to in subclause (i) above, an amount equal to, without duplication:

(1)          100% of the cash return of capital with respect to any Investment received by Norcross or any Restricted Subsidiary upon the sale or other disposition of any Investment (other than a Permitted Investment) made by Norcross or any Restricted Subsidiary since the Issue Date, plus

(2)          the net reduction in Investments (other than Permitted Investments) in any Person resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to the Issue Date, in each case to Norcross or any Restricted Subsidiary from such Person, plus

(3)          the portion (proportionate to Norcross’ equity interest in such Subsidiary) of the cash return of capital in respect of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated, or liquidated or merged into, a Restricted Subsidiary, provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value determined, in good faith, by the Board of Managers of Norcross.

The provisions of this covenant shall not prohibit:

(a)          the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at such date of declaration such dividend or other distribution would comply with the provisions of the indenture governing the Norcross senior subordinated notes,

(b)         the repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of Norcross or subordinated Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock), or out of the Net Proceeds of a capital contribution or sale (other than to a Subsidiary of Norcross) of other shares of Capital Stock of Norcross within 30 days (other than Disqualified Capital Stock),

(c)          the redemption or retirement of Indebtedness of Norcross subordinated in right of payment to the notes in exchange for, by conversion into or out of the Net Proceeds of an incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary) of Norcross within 30 days that is contractually subordinate in right of payment to the notes to at least the same extent as the subordinated Indebtedness being redeemed or retired,

(d)         the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of a sale (other than to a Subsidiary of Norcross) of other shares of Disqualified Capital Stock within 30 days,

(e)          so long as no Default or Event of Default shall have occurred and be continuing, at the time of or immediately after giving effect to such payment, the purchase, redemption or other acquisition for value (or any dividend or distribution made by Norcross to Norcross’ direct or indirect parent to fund such purchase, redemption or acquisition) of shares of Capital Stock (other than Disqualified Capital Stock) or options on such shares of Capital Stock of Norcross or Norcross’ direct or indirect parent held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) of Norcross or Safety Products or any of their respective Subsidiaries upon the death, disability, retirement or termination of employment of such current or former officers or employees; provided, that the aggregate cash consideration paid, or distributions or payments made, for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed in any calendar year $2.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years (without giving effect to the following proviso)) or $7.5 million in the aggregate from and after the Issue Date; provided, further that such amount in any calendar year may be increased by (i) the amount of the cash proceeds from the sale of Capital Stock of Norcross or its direct or indirect parent (to the extent the proceeds are contributed to the capital of Norcross, its direct or indirect parent) to members of management, directors, employees or consultants of Norcross and its Subsidiaries that occurs after the Issue Date and (ii) the cash proceeds of any “key man” life insurance policies used to make such repurchases,

(f)            the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Norcross or any Restricted Subsidiary with the net cash proceeds from an incurrence of Refinancing Indebtedness,

(g)          repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants,

(h)         the payment of dividends, other distributions, loans, advances or other amounts by Norcross to its direct or indirect parent to pay corporate overhead (including salaries and other compensation of employees) incurred in the ordinary course of business, up to an aggregate under this clause (h) of $1.0 million per fiscal year plus any bona fide indemnification claims made by directors or officers of Safety Products,

(i)            the declaration and payment of dividends to Safety Products, or the making of loans in amounts required for such party to pay:

(i)             franchise taxes and other fees, taxes and expenses required to maintain its corporate existence, and

(ii)         federal, state and local income taxes, to the extent such income taxes are attributable to the income of Safety Products; provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount that Safety Products would be required to pay in respect of federal, state and local taxes for such fiscal period were Safety Products to pay such taxes as a stand alone taxpayer,

(j)             distributions by Norcross to Safety Products the proceeds of which are used by Safety Products to make Permitted Tax Distributions,

(k)         so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Norcross may pay dividends to Safety Products in amounts sufficient to pay the principal and interest on the Arkon Note and on up to $25.0 million of senior unsecured notes that may be issued by Safety Products, without subsidiary guarantees, with an interest rate not to exceed 12.5% per annum, payable-in-kind from their date of issuance until the five year anniversary of such date (each as in effect on the date of issuance thereof without giving effect to any amendments or other modifications thereto) when and as (and only when and as) the same becomes due and payable,

(l)            payments to enable Norcross or Safety Products to make payments to holders of their Capital Stock in lieu of fractional shares of their Capital Stock,

(m)     the declaration and payment of dividends to holders of any class or series of Preferred Stock issued in compliance with the “Section 4.19—Limitation on Preferred Stock of Restricted Subsidiaries” of the indenture governing the Norcross senior subordinated notes,

(n)         dividends by Norcross to Safety Products to permit Safety Products to pay principal or interest owing in respect of any Indebtedness incurred by Safety Products following the Issue Date to finance the acquisition of assets of another Person (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) used or useful in businesses similar or ancillary to the business of Norcross and contributed to Norcross or a Wholly Owned Restricted Subsidiary (“Holdco Seller Notes”); provided, that at the time of the issuance of such Holdco Seller Notes Norcross could have incurred (i) Indebtedness with the same terms as the Holdco Seller Notes and (ii) at least a $1.00 of additional Indebtedness under the Coverage Ratio Exception assuming that Norcross had incurred such Indebtedness instead of Safety Products, and

(o)         so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of the indenture governing the 9 7/8% senior subordinated notes.

Events of Default.   The indenture governing the Norcross senior subordinated notes contain customary events of default with respect to Norcross and each of its subsidiaries.

Other Debt Obligations

European Debt.   In connection the acquisition of KCL in July 2003, Norcross assumed term loans of approximately €1.8 million. As of October 1, 2005, there was approximately €0.2 million outstanding on these term loans. Additionally, revolving credit facilities of KCL and North Safety Products Europe B.V. permit borrowings of up to €2.7 million.

Our South African revolving credit facility provides for borrowings of R3.0 million.

DESCRIPTION OF THE NOTES

You can find definitions of certain terms used in the following summary under “—Certain Definitions” and throughout this description. For purposes of this “Description of the Notes,” the term “we” or the “Company” means Safety Products Holdings, Inc. and not any of its Subsidiaries, and “NSPH Capital” means NSP Holdings Capital Corp. “NSP Holdings” means NSP Holdings L.L.C., “Norcross” means Norcross Safety Products L.L.C. and “Norcross Operating Companies” means Norcross and its Subsidiaries.

We issued $25,000,000 of the outstanding notes (the “New Notes”) as additional notes (“Additional Notes”) under the indenture (as amended by the supplemental indenture referred to below, the “Indenture”), dated as of January 7, 2005, among NSP Holdings, NSPH Capital and Wilmington Trust Company, as trustee (the “Trustee “) pursuant to which NSP Holdings and NSPH Capital previously issued 100,000,000 of 11 3/4% Senior Pay in Kind Notes (the “Existing Holdings Notes”). The New Notes rank equally with and form a part of a single class of securities with such Existing Holdings Notes. The New Notes and the Existing Holdings Notes are herein collectively referred to as the “notes.” The Company has assumed all of the obligations of NSP Holdings under the Indenture, which has been amended by a supplemental indenture dated as of July 19, 2005, to implement the amendments and waivers described in the consent solicitation statement of NSP Holdings and NSPH Capital dated June 13, 2005.

The following is a summary of the material terms and provisions of the notes. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company by any Holder or prospective investor upon request.

Brief Description of the Notes

The notes:

•       are general unsecured obligations of the Company and NSPH Capital, on a joint and several basis;

•       are senior in right of payment to all existing and future subordinated Indebtedness of the Company;

•       are pari passu in right of payment to all existing and future senior Indebtedness of the Company;

•       are effectively subordinated to all existing and future secured obligations of the Company, including the Company’s senior secured guarantee of the Senior Credit Facility, to the extent of the value of the assets securing such obligations; and

•       are structurally subordinated to all existing and future obligations (including trade payables) of the Norcross Operating Companies.

As of the date of the Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below in the definition of “Unrestricted Subsidiary,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture and the Registration Rights Agreement.

The notes and any Additional Notes will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase.

Ranking; Holding Company Structure

The Indebtedness evidenced by the notes will be unsecured and will rank pari passu in right of payment to the senior Indebtedness of the Company. The Indenture will permit us to incur additional senior Indebtedness. The Company and its Subsidiaries may incur other Indebtedness in the future, including secured Indebtedness.

The Company is a holding company with limited assets and operates its business through its Subsidiaries. Any right of the Company and its creditors, including Holders, to participate in the assets of any of the Company’s Subsidiaries upon any liquidation or administration of any such Subsidiary will be subject to the prior claims of the creditors of such Subsidiary, including, but not limited to, secured claims and claims under the Senior Credit Facility and the Existing Norcross Notes. The claims of creditors of the Company, including the claims of Holders of notes, will be effectively subordinated to all existing and future third-party Indebtedness and liabilities, including trade payables, of the Norcross Operating Companies. As of October 1, 2005, on a pro forma basis after giving effect to the FMP Transaction, the Company would have had total senior Indebtedness of approximately $292.2 million (excluding fair value adjustment for the Existing Holdings Notes) and the Norcross Operating Companies would have had total Indebtedness and liabilities, including trade payables, of $445.4 million (excluding fair value adjustment for the Norcross senior subordinated notes).

Maturity, Interest and Principal

The Company issued $25.0 million in aggregate principal amount of Additional Notes in the offering. Additional Notes may be issued from time to time, subject to the limitations set forth under “Certain Covenants—Limitation on Additional Indebtedness,”  and Additional Notes may also be issued in payment of interest and, if applicable, Additional Interest, as described below. We initially issued notes in denominations of $1,000 and integral multiples of $1,000; provided, however, that Additional Notes issued in payment of interest and, if applicable, Additional Interest (when issued in payment of interest or Additional Interest, “PIK Notes”), will be issued in denominations of $1.00 and integral multiples of $1.00. References to the “notes” shall mean, collectively, the PIK Notes and any Additional Notes.

The notes will mature on January 1, 2012. The notes will bear interest at a rate of 11 3/4% per annum, which will be payable semiannually in arrears on each January 1 and July 1, commencing July 1, 2005. We will make interest payments to the persons who are Holders at the close of business on the immediately preceding December 15 and June 15, respectively. Interest on the notes will accrue from the date of original issuance of such notes or, if interest has already been paid, from the most recent date to which interest has been paid. Interest on the notes will accrue from July 1, 2005, the most recent date to which interest was paid on the Existing Holdings Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Through and including the interest payment date of January 1, 2010, accrued interest on all notes then outstanding will be payable, at the Company’s option, in cash or in the form of PIK Notes. On and after the interest payment to be made on July 1, 2010, accrued interest will be payable solely in cash. Any payment of interest or Additional Interest in the form of PIK Notes shall be deemed to be payment in full to the same extent as if it were paid in cash. The interest rate on the notes is subject to increase, and such Additional Interest will be payable on the payment dates set forth above, in certain circumstances, if the notes (or other securities substantially similar to the notes) are not registered with the Commission within the prescribed time periods. See “Exchange Offer.”

To the extent interest and, if applicable, Additional Interest is paid with PIK Notes, for U.S. federal income tax purposes a significant amount of non-cash interest, taxable as ordinary income, will be recognized by a Holder at the time such PIK Notes are issued. See “Certain Material United States Federal Income Tax Considerations” for a discussion regarding the taxation of interest paid with PIK Notes.

Redemption

Optional Redemption with Make Whole Payment.   At any time prior to July 1, 2006, the notes may be redeemed in whole or in part at the option of the Company, upon not less than 30 or more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof, plus the Make Whole Premium and any accrued and unpaid interest thereon to the applicable redemption date.

Optional Redemption.   On one or more occasions on and after July 1, 2006, we may redeem the notes, in whole or in part, at the following redemption prices (expressed as a percentage of principal amount), if redeemed during the periods listed below:

Period	Percentage
July 1, 2006-June 30, 2007	112.5%
July 1, 2007-June 30, 2008	105%
July 1, 2008-June 30, 2009	103%
Thereafter	100%

In addition, we must pay all accrued and unpaid interest in cash on the notes redeemed.

Optional Redemption upon Equity Offerings.   On one or more occasions before July 1, 2006, we may use the Net Proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the notes at a redemption price of 111.75% of the principal amount thereof plus accrued and unpaid interest thereon in cash; provided, that:

(1)         at least 65% of the original principal amount of the notes (including any Exchange Notes) remains outstanding immediately after the occurrence of any such redemption; and

(2)         any such redemption occurs not more than 90 days following the closing of such Equity Offering.

Notwithstanding the foregoing, the Company may, from time to time, acquire the notes in the open market or by undertaking a tender offer for the notes at any time, subject to the terms of the Indenture and applicable securities laws.

Mandatory Partial Redemption

On July 1, 2010, if any notes are outstanding, the Company will be required to redeem, at a redemption price of 100% of the principal amount of the notes so redeemed, a principal amount of notes (the “Mandatory Principal Redemption Amount”) sufficient (but not in excess of the amount sufficient) to ensure that the notes are not treated under the Code as “Applicable High Yield Discount Obligations” for the ongoing deductibility of interest by the Company. The Mandatory Principal Redemption Amount will be calculated as (i) the excess of the aggregate principal amount of all notes outstanding on July 1, 2010, over the original issue price of notes issued on the Issue Date, less (ii) an amount equal to one year’s simple uncompounded interest on the original issue price of notes issued on the Issue Date. The Mandatory Principal Redemption Amount will be applied as a partial redemption of each note outstanding.

Selection and Notice of Redemption

In the event that we choose to redeem less than all of the notes, selection of the notes for redemption will be made by the Trustee either:

(1)         in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed; or

(2)         on a pro rata basis or by lot or by such method as the Trustee shall deem fair and appropriate.

If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the notes or portion thereof only on a pro rata basis or on as nearly a pro rata basis as practicable, unless such method is prohibited. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder at its registered address. On and after any redemption date, interest will cease to accrue on the notes or portions thereof called for redemption unless we fail to redeem any such note.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Additional Indebtedness

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness.

Notwithstanding the foregoing, (1) the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), if after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is at least 2.0 to 1 (the “Company Coverage Ratio Exception”) and (2) notwithstanding that the Company and its Restricted Subsidiaries may not be entitled to incur Indebtedness pursuant to clause (1) above, Norcross and any of its Restricted Subsidiaries will be entitled to incur Indebtedness (including Acquired Indebtedness), if after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Fixed Charge Coverage Ratio of Norcross is at least 2.0 to 1 (the “Norcross Coverage Ratio Exception”).

Limitation on Restricted Payments

The Company will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

(a)          no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(b)         if the Restricted Payment is made by the Company or any of its Restricted Subsidiaries (other than Norcross and any of its Restricted Subsidiaries), immediately before, and after giving effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness under the Company Coverage Ratio Exception or, if the Restricted Payment is made by Norcross or any of its Restricted Subsidiaries, immediately before, and after giving effect to such Restricted Payment, Norcross could incur $1.00 of additional Indebtedness under the Norcross Coverage Ratio Exception; and

(c)          immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date (excluding payments made pursuant to clauses (b), (c), (d), (e), (f), (g), (h) and (m) of the next paragraph and 50% of the payments made pursuant to clause (i) of the next paragraph) does not exceed the sum of:

(i)             if the Restricted Payment is made by the Company or any of its Restricted Subsidiaries (other than Norcross and its Restricted Subsidiaries), 50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit), or, if the Restricted Payment is made by Norcross or any of its Restricted Subsidiaries, 50% of the Consolidated Net Income of Norcross accrued during the period (treated as one accounting period) from March 31, 2003 to the end of the most recent quarter prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(ii)         100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the Company from the issue or sale, after the Issue Date, of Capital Stock of the Company (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) or any Indebtedness or other securities of the Company that have been converted or exercised or exchanged for Capital Stock of the Company (other than Disqualified Capital Stock), plus

(iii)     without duplication of any amounts included in clause (ii) above, 100% of the aggregate net proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock (excluding, in the case of clauses (ii) and (iii), any net cash proceeds from a Equity Offering to the extent used to redeem the notes in compliance with the provisions set forth under “—Redemption—Optional Redemption upon Equity Offerings”), plus

(iv)       to the extent not included in the calculation of Consolidated Net Income referred to in subclause (i) above, an amount equal to, without duplication:

(1)          100% of the cash return of capital with respect to any Investment received by the Company or any Restricted Subsidiary upon the sale or other disposition of any Investment (other than a Permitted Investment) made by the Company or any Restricted Subsidiary since the Issue Date, plus

(2)          the net reduction in Investments (other than Permitted Investments) in any Person resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to the Issue Date, in each case to the Company or any Restricted Subsidiary from such Person, plus

(3)          the portion (proportionate to the Company’s equity interest in such Subsidiary) of the cash return of capital in respect of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated, or liquidated or merged into, a Restricted Subsidiary, provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value determined, in good faith, by the Board of Directors of the Company.

The provisions of this covenant shall not prohibit:

(a)          the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at such date of declaration such dividend or other distribution would comply with the provisions of the Indenture,

(b)         the repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of the Company or subordinated Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock), or out of the Net Proceeds of a capital contribution or sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company within 30 days (other than Disqualified Capital Stock),

(c)          the redemption or retirement of Indebtedness of the Company subordinated in right of payment to the notes in exchange for, by conversion into or out of the Net Proceeds of an incurrence of

Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Company within 30 days that is contractually subordinate in right of payment to the notes to at least the same extent as the subordinated Indebtedness being redeemed or retired,

(d)         the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of a sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock within 30 days,

(e)          so long as no Default or Event of Default shall have occurred and be continuing, at the time of or immediately after giving effect to such payment, the purchase, redemption or other acquisition for value of shares of Capital Stock (other than Disqualified Capital Stock) or options on such shares of Capital Stock of the Company held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) of the Company or any of its Subsidiaries upon the death, disability, retirement or termination of employment of such current or former officers or employees; provided, that the aggregate cash consideration paid, or distributions or payments made, for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed in any calendar year $2.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years (without giving effect to the following proviso)) or $7.5 million in the aggregate from and after the Issue Date; provided, further that such amount in any calendar year may be increased by (i) the amount of the cash proceeds from the sale of Capital Stock of the Company (to the extent the proceeds are contributed to the capital of the Company) to members of management, directors, employees or consultants of the Company and its Subsidiaries that occurs after the Issue Date and (ii) the cash proceeds of any “key man” life insurance policies used to make such repurchases,

(f)            the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from an incurrence of Refinancing Indebtedness,

(g)          repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants,

(h)         Restricted Payments (including, for the avoidance of doubt, any Restricted Payments made on the Issue Date) in an aggregate amount not to exceed the net proceeds to the Company from the notes issued on the Issue Date,

(i)            Permitted Tax Distributions by the Company,

(j)             payments required under the Management Side Letter Agreements, provided that each such officer shall, immediately following his receipt thereof, utilize the portion of such payment remaining after deducting therefrom the maximum amount of federal, state and local income taxes that he would be required to pay with respect to such payment to repay to the Company the principal amount of the Management Notes,

(k)         payments to enable the Company to make payments to holders of its Capital Stock in lieu of fractional shares of its Capital Stock,

(l)            the declaration and payment of dividends to holders of any class or series of Preferred Stock issued in compliance with the covenant “Limitation on Preferred Stock of Restricted Subsidiaries,”

(m)     distribution of proceeds of up to $25 million of new Indebtedness of the Company and up to $30 million in cash to members of NSP Holdings L.L.C. and up to $3.0 million in aggregate value of stock of North Safety Products, Inc. to members of Company management, all in connection with the 2005 Sale Transaction, and

(n)   so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of the Indenture.

Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant “Limitation on Restricted Payments” were computed, which calculations may be based upon the Company’s latest available financial statements and, to the extent that the absence of a Default or an Event of Default is a condition to the making of such Restricted Payment, that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after given effect to any Restricted Payments.

Limitation on Liens

The Company will not create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind, other than Permitted Liens, upon any property or asset of the Company (including any shares of stock or debt of any Restricted Subsidiary), now owned or hereafter acquired, unless:

(a)   if such Lien secures Indebtedness that is pari passu with the notes, then the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien; or

(b)   if such Lien secures Indebtedness that is subordinated to the notes, then the notes are secured on a senior basis to the obligations so secured until such time as such subordinated obligation is no longer secured by a Lien.

Limitation on Guarantees of Company Indebtedness

The Company will not permit any of its Restricted Subsidiaries to Guarantee any Indebtedness of the Company or to secure any Indebtedness of the Company with a Lien on the assets of such Restricted Subsidiary, unless contemporaneously therewith (or prior thereto) effective provision is made to Guarantee or secure the notes, as the case may be, on an equal and ratable basis with such Guarantee or Lien for so long as such Guarantee or Lien remains effective; provided, however, that any Guarantee by a Restricted Subsidiary of subordinated Indebtedness of the Company shall be subordinated and junior in right of payment to the contemporaneous Guarantee of the notes by such Restricted Subsidiary; provided further, however, that the Company shall not permit a Restricted Subsidiary to Guarantee any Capital Stock of the Company.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, amend or suffer to exist any transaction or series of related transactions that are similar or part of a common plan (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (each, an “Affiliate Transaction”) or extend, renew, waive or otherwise materially amend or modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless:

(a)          such Affiliate Transaction is between or among the Company and /or its Restricted Subsidiaries; or

(b)         the terms of such Affiliate Transaction are at least as favorable as the terms that could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s-length basis between unaffiliated parties.

In any Affiliate Transaction involving an amount or having a fair market value in excess of $2.5 million that is not permitted under clause (a) above, the Company must obtain a resolution of the Board of Directors of the Company certifying that such Affiliate Transaction complies with clause (b) above. In any Affiliate Transaction involving an amount or having a fair market value in excess of $7.5 million that is not permitted under clause (a) above (other than any sale by the Company of its Capital Stock that is not Disqualified Capital Stock), the Company must obtain a written opinion as to the fairness of such a transaction from an independent accounting, appraisal or investment banking firm of national reputation in the United States.

The foregoing provisions will not apply to:

(a)          any Restricted Payment that is not prohibited by the provisions described under “—Limitation on Restricted Payments” contained herein;

(b)         fees and compensation paid to, the reimbursement of expenses incurred by, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors or senior management and any employment agreement or other compensation arrangements or agreements involving such persons;

(c)          any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(d)         any transaction permitted by the Indenture under the provision “—Merger, Consolidation or Sale of Assets”;

(e)          any commercial banking, lending or investment banking arrangements made with the Permitted Holders or Affiliates of the Permitted Holders on arm’s length terms, including the purchase of $8.0 million of notes from NSP Holdings and NSPH Capital by CIVC concurrently with the offering of the Existing Holdings Notes and the receipt by CIVC of an advisory fee upon consummation of such offering;

(f)            the payment of reasonable and customary management, consulting and advisory fees and related expenses up to a maximum of $1.0 million per year;

(g)          the payment of reasonable and customary advisory, closing and transaction fees and related expenses (excluding the management fee referred to in clause (f) above) including, but not limited to, in connection with acquisitions, divestitures and financings by the Company or any Restricted Subsidiary and approved by the Board of Directors in good faith;

(h)         transactions with suppliers or other purchasers for the sale or purchase of goods in the ordinary course of business that, in the judgment of the Board of Directors, are on terms at least as favorable as might reasonably have been obtained from an unaffiliated third party;

(i)            issuance of Capital Stock or Indebtedness for cash or non-cash consideration that is otherwise permitted under the Indenture to any Person; and

(j)             transactions with a Person that is an Affiliate of the Company solely because the Company or any of its Restricted Subsidiaries owns Capital Stock in such Person; provided, that no Affiliate of the Company (other than a Restricted Subsidiary) owns Capital Stock in such Person.

Limitation on Certain Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a)          The Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof; and

(b)         not less than 75% of the consideration received by the Company or its Subsidiaries, as the case may be, is in the form of cash or Temporary Cash Investments.

For purposes of clause (b) above, the following shall be deemed to be cash:

(1)         the amount (without duplication) of any Indebtedness (other than subordinated Indebtedness) of the Company or such Restricted Subsidiary that is either (i) expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness or (ii) in respect of which the Company or any Restricted Subsidiary is otherwise released from further liability by operation of law;

(2)         the amount of any obligations received from such transferee that are within 90 days repaid, converted into or sold or otherwise disposed of for cash or Temporary Cash Investments (to the extent of the cash or Temporary Cash Investments actually so received); and

(3)         any combination thereof.

If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or a Restricted Subsidiary shall, no later than 435 days following the consummation thereof, apply an amount equal to all or any of the Asset Sale Proceeds therefrom as follows:

(1)         to repay Indebtedness of Norcross or any Restricted Subsidiary; provided, however, that any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid; and/or

(2)         to repay Indebtedness of a Wholly-Owned, Foreign Restricted Subsidiary from the proceeds of an Asset Sale by such Wholly-Owned, Foreign Restricted Subsidiary; and/or

(3)         to acquire assets, including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person, used or useful in businesses similar or ancillary to the business of the Company or such Restricted Subsidiary as conducted at the time of such Asset Sale, provided that such acquisition of assets occurs prior to the 436th day following receipt of such Asset Sale Proceeds (the “Reinvestment Date”).

The amount of Available Asset Sale Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million (at which time, the entire unutilized Excess Proceeds, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph), the Company will be required to make an offer to purchase at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest from all Holders an aggregate principal amount of notes equal to the amount of such Excess Proceeds (an “Excess Proceeds Offer”) in accordance with the procedures set forth in the Indenture.

If an Excess Proceeds Offer is not fully subscribed, the Company may retain the portion of the Excess Proceeds not required to repurchase notes and use such portion for general corporate purposes not otherwise prohibited by the Indenture, and such retained portion will not be considered in the calculation of Excess Proceeds with respect to any subsequent offer to purchase notes. Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

Notwithstanding the foregoing provisions of this covenant, if at the time the Company would be required to make an Excess Proceeds Offer the Company does not have access to the applicable Excess Proceeds as a result of a restriction permitted by the covenant described under “—Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” then the Company shall have no obligation to make the Excess Proceeds offer to the holders of notes.

If the Company is required to make an Excess Proceeds Offer, the Company shall mail, within 10 days following the Reinvestment Date, a notice to the Holders stating, among other things:

(a)          that such Holders have the right to require the Company to apply the Excess Proceeds to repurchase such notes at a purchase price in cash equal to 100% of the aggregate principal amount thereof together with accrued and unpaid interest, if any, thereon to the date of purchase;

(b)         the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed;

(c)          the instructions, determined by the Company, that each Holder must follow in order to have such notes repurchased; and

(d)         the calculations used in determining the amount of Excess Proceeds to be applied to the repurchase of such notes.

In the event of the transfer of substantially all of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “—Merger, Consolidation or Sale of Assets” below, the successor Person will be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and must comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “ Asset Sale” provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Limitation on Preferred Stock of Restricted Subsidiaries

The Company will not permit any Restricted Subsidiary to issue any Preferred Stock, except Preferred Stock to the Company or a Wholly-Owned Restricted Subsidiary, or permit any Person, other than the Company or a Wholly-Owned Restricted Subsidiary, to hold any such Preferred Stock unless the Company or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under the covenant described under “—Limitation on Additional Indebtedness” in an aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to

(a)          (i) pay dividends or make any other distributions to the Company or any Restricted Subsidiary

(A)       on its Capital Stock, or

(B)        with respect to any other interest or participation in, or measured by, its profits, or

(ii)         repay any Indebtedness or any other obligation owed to the Company or any Restricted Subsidiary;

(b)         make loans or advances or capital contributions to the Company or any of its Restricted Subsidiaries; or

(c)          transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

(i)                     encumbrances or restrictions existing on the Issue Date to the extent and in the manner such encumbrances and restrictions were in effect on the Issue Date, including without limitation pursuant to the Senior Credit Facility and the Existing Norcross Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any of the foregoing are not materially more restrictive than those in effect on the Issue Date,

(ii)                 the Indenture and the notes (including the Exchange Notes),

(iii)             applicable law, rules or regulations,

(iv)               any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, including any Subsidiary of the Person, so acquired,

(v)                   customary provisions in leases or other agreements entered in the ordinary course of business,

(vi)               Refinancing Indebtedness; provided, that such restrictions are not materially more restrictive than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

(vii)           customary restrictions in security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages,

(viii)  customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary,

(ix)               any agreement relating to a Sale and Lease-Back Transaction, Capitalized Lease Obligation or Purchase Money Indebtedness but only on the property subject to such transaction, Capitalized Lease Obligation or Purchase Money Indebtedness and only to the extent that such restrictions or encumbrances are customary with respect to a Sale and Lease-Back Transaction or Capitalized Lease Obligation or Purchase Money Indebtedness, or

(x)                   any other agreement, instrument or document relating to senior Indebtedness hereafter in effect, provided, that the terms and conditions of such encumbrances or restrictions are not materially more restrictive taken as a whole than those encumbrances or restrictions imposed in connection with the Senior Credit Facility as in effect on the date of the Indenture (which may result in encumbrances or restrictions that are not more restrictive than those applicable to the Company at a Restricted Subsidiary), or

(xi)               encumbrances or restrictions contained in any Indebtedness incurred by a Foreign Subsidiary that apply only to such Foreign Subsidiary.

Limitation on Conduct of Business

The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary, related to or constitutes a reasonable extension of the businesses in which the Company and its Restricted Subsidiaries are engaged in on the Issue Date. The Company shall at all times directly own 100% of the Capital Stock of Norcross.

NSPH Capital will not engage in any business or activities other than as necessary to (1) to maintain its corporate existence and (2) to perform its obligations under the notes, the Exchange Notes, the Indenture, the Registration Rights Agreements and the CIVC Registration Rights Agreement.

Limitation on Sale and Lease-Back Transactions

The Company will not and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless:

(a)          the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold,

(b)         the Company or such Restricted Subsidiary, as applicable, could incur the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction in compliance with the covenant described under “—Limitation on Additional Indebtedness,” and

(c)          any proceeds are applied in accordance with the covenant described under “—Limitation on Certain Asset Sales.”

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all Holders which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Change of Control Offer

Within 30 days of the occurrence of a Change of Control, the Company shall notify the Trustee in writing of such occurrence and shall make an offer to purchase (the “Change of Control Offer”) the outstanding notes at a purchase price equal to 101% of the principal amount thereof together with any accrued and unpaid interest thereon, if any, to the Change of Control Payment Date (as hereinafter defined) (such applicable purchase price being hereinafter referred to as the “Change of Control Purchase Price”) in accordance with the procedures set forth in this covenant; provided, however, that notwithstanding the Change of Control, the Company will no be obligated to offer to purchase the notes pursuant to this covenant if, prior to the time the Company would be required to offer to purchase the notes as a result of the Change of Control, the Company has mailed the requisite irrevocable notice to redeem all of the outstanding notes pursuant to the provision described under “Optional Redemption.”

Within 30 days of the occurrence of a Change of Control, the Company also shall:

(a)          cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(b)         send by first-class mail, postage prepaid, to the Trustee and to each Holder, at the address appearing in the register maintained by the Registrar of the notes, a notice stating:

(i)                      that the Change of Control Offer is being made pursuant to this covenant and that all notes tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

(ii)                  the Change of Control Purchase Price and the purchase date (which shall be a business day no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii)              that any note not tendered will remain outstanding and continue to accrue interest;

(iv)                that, unless the Company defaults in the payment of the Change of Control Purchase Price, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(v)                    that Holders accepting the offer to have their notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day preceding the Change of Control Payment Date;

(vi)                that Holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such notes purchased;

(vii)            that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, provided, that each note purchased and each such new note issued shall be in an original principal amount in denominations in integral multiples of $1.00;

(viii)   any other procedures that a Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

(ix)                the name and address of the Paying Agent.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(a)          accept for payment notes or portions thereof tendered pursuant to the Change of Control Offer;

(b)         deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so tendered; and

(c)          deliver or cause to be delivered to the Trustee notes so accepted together with an Officers’ Certificate stating the notes or portions thereof tendered to the Company.

The Paying Agent shall promptly mail to each Holder so accepted payment in an amount equal to the purchase price for such notes, and the Company shall execute and issue and the Trustee shall promptly authenticate and mail to such Holder, a new note equal in principal amount to any unpurchased portion of the notes surrendered; provided, that each such new note shall be issued in an original principal amount in denominations in integral multiples of $1.00.

Prior to complying with any of the procedures of this “Change of Control” covenant, but in any event within 30 days following any Change of Control, the Company covenants to

(1)         repay in full all obligations and terminate all commitments under or in respect of all senior Indebtedness or any Indebtedness of a Restricted Subsidiary the terms of which prohibit the purchase by the Company of the notes upon a Change of Control in compliance with the terms of this covenant or offer to repay in full all obligations and terminate all commitments under or in respect of all such Indebtedness and repay the Indebtedness owed to each such lender who has accepted such offer; or

(2)         obtain the requisite consents under all such senior Indebtedness or Indebtedness of a Restricted Subsidiary to permit the repurchase of the notes as described above.

The Company must first comply with the covenant described in the preceding sentence before they shall be required to purchase notes in the event of a Change of Control; provided, that the Company’s failure to comply with the covenant described in the preceding sentence will constitute an Event of Default described in clause (3) under “Events of Default” below if not cured within 60 days after the notice required by such clause. As a result of the foregoing, a Holder may not be able to compel the Company to purchase the notes unless the Company is able at the time to refinance all of the obligations under or in respect of the Senior Credit Facility or obtain requisite consents under the Senior Credit Facility. Failure by the Company to make a Change of Control Offer when required by the Indenture constitutes a default under the Indenture and, if not cured within 60 days after notice, constitutes an Event of Default.

The Indenture will require that (A) if either the Company or any Subsidiary thereof has issued any outstanding (i) Indebtedness that is subordinate in right of payment to the notes; or (ii) Preferred Stock, and the Company or any Subsidiary is required to make a change of control offer or to make a distribution with respect to such subordinated Indebtedness or Preferred Stock in the event of a change of control, the Company shall not consummate any such offer or distribution with respect to such subordinated Indebtedness or Preferred Stock until such time as the Company shall have paid the Change of Control Purchase Price in full to the Holders that have accepted the Company’s Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to Holders and (B) the Company will not issue Indebtedness that is subordinate in right of payment to the notes or Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the notes in the event of a Change in Control under the Indenture.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer by the Company and purchases all of the notes validly tendered and not withdrawn under such Change of Control Offer.

Merger, Consolidation or Sale of Assets

The Company will not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person unless:

(a)          the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are transferred shall be a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by a supplemental Indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of the Company under the notes and the Indenture, and the obligations under the Indenture shall remain in full force and effect; provided, that at any time the Company or its successor is a limited partnership or a limited liability company, there shall be a co-issuer of the notes that is a corporation;

(b)         immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(c)          with respect to any transaction other than the 2005 Sale Transaction, immediately after giving effect to such transaction and the use of any net proceeds therefrom, the Company or such Person could incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, under the Company Coverage Ratio Exception;

provided, that the foregoing shall not prohibit a Restricted Subsidiary from merging into or transferring all or part of its properties and assets to the Company or another Restricted Subsidiary.

In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental Indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

Events of Default

The following events will be defined in the Indenture as “Events of Default”:

(1)         default in payment of any principal of, or premium, if any, on the notes whether at maturity, upon acceleration or redemption or otherwise;

(2)         default for 30 days in payment of any interest on the notes;

(3)         default by the Company or any Guarantor in the observance or performance of any other covenant in the notes or the Indenture for 30 days after written notice from the Trustee or the Holders of not less than 25% in aggregate principal amount of the notes then outstanding (except in the case of a default with respect to the “—Change of Control” or “—Merger, Consolidation or Sale of Assets” covenant which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)         default in the payment at final maturity (after giving effect to any applicable grace period) of principal in an aggregate amount of $10.0 million or more with respect to any Indebtedness of the Company or any Restricted Subsidiary thereof, or the acceleration of any such Indebtedness aggregating $10.0 million or more, which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 30 days after written notice as provided in the Indenture, or such acceleration shall not be rescinded or annulled within 15 days after written notice as provided in the Indenture;

(5)         any final judgment or judgments that can no longer be appealed for the payment of money in excess of $10.0 million shall be rendered against the Company or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

(6)         certain events involving bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary thereof; and

(7)         any of the Guarantees, if any exist, (other than a Guarantee issued by a Subsidiary that is not a Significant Subsidiary) ceases to be in full force and effect or any of the Guarantees is declared to be null and void and unenforceable or any of the Guarantees is found to be invalid or any of the Guarantors (other than a Guarantee issued by a Subsidiary that is not a Significant Subsidiary) denies in writing its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

The Indenture will provide that the Trustee may withhold notice to the Holders of any default (except in payment of principal or premium, if any, or interest on the notes) if the Trustee considers it to be in the best interest of the Holders to do so.

The Indenture will provide that if an Event of Default, other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, shall have occurred and be continuing, then the Trustee by notice to the Company or the Holders of not less than 25% in aggregate principal amount of the notes then outstanding by written notice to the Company and the Trustee may declare to be immediately due and payable the entire principal amount of all the notes then outstanding plus accrued but unpaid interest to the date of acceleration and such amounts shall become immediately due and payable; provided, that after such acceleration but before a judgment or decree based on such acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul such acceleration if all existing Events of Default, other than nonpayment of accelerated principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in the Indenture.

In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium, if any, and interest amount with respect to all of the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders.

The Holders of a majority in principal amount of the notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

No Holder of any note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request and offered indemnity satisfactory to the Trustee to institute such proceeding as a Trustee, and unless the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted on such note on or after the respective due dates expressed in such note.

Defeasance and Covenant Defeasance

The Indenture will provide that the Company may elect either

(a)          to defease and be discharged from any and all obligations with respect to the notes, except for the obligations to register the transfer or exchange of such notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold monies for payment in trust (“defeasance”); or

(b)         to be released from their obligations with respect to the notes under some of the covenants contained in the Indenture and described above under “Certain Covenants” (“covenant defeasance”)

upon the deposit with the Trustee (or other qualifying Trustee), in trust for such purpose of money and/or United States government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Indenture. Such a trust may only be established if, among other things,

(1)         in the case of defeasance, the Company has delivered to the Trustee an opinion of counsel:

(i)    to the effect that neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and

(ii)   describing either (x) a private ruling concerning the notes or a published ruling of the Internal Revenue Service or (y) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case of (x) or (y), to the effect that Holders or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred;

(2)         in the case of covenant defeasance, the Company has delivered to the Trustee an opinion of counsel confirming that the Holders or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, covenant defeasance and discharge had not occurred;

(3)         no Default or Event of Default has occurred and is continuing on the date of such deposit or insofar as Events of Default from bankruptcy, insolvency or reorganization events are concerned;

(4)         such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(5)         the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(6)         the Company has delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the defeasance or the covenant defeasance have been complied with;

(7)         the Company has delivered to the Trustee an opinion of counsel to the effect that

(i)    the trust funds will not be subject to any rights of holders of Indebtedness, including, without limitation, those arising under the Indenture, and

(ii)   assuming no intervening bankruptcy occurs and that no Holder is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(8)         other customary conditions precedent are satisfied.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

(1)         either:

(a)           all the notes authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)          all notes not delivered to the Trustee for cancellation have become due and payable and the Company have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)         the Company has paid all other sums payable under the Indenture by the Company; and

(3)         the Company has delivered to the Trustee an Officers’ Certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of Indenture

From time to time, the Company and the Trustee may, without the consent of Holders, amend the Indenture or the notes or supplement the Indenture for certain specified purposes, including providing for uncertificated notes in addition to certificated notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not adversely affect the rights of any Holder. The Indenture contains provisions permitting the Company and the Trustee, with the consent of Holders of at least a majority in principal amount of the outstanding notes, to modify or supplement the Indenture or the notes, except that no such modification shall, without the consent of each Holder affected thereby,

(a)          reduce the amount of notes whose Holders must consent to an amendment, supplement or waiver to the Indenture or the notes;

(b)         reduce the rate of or change the time for payment of interest, including defaulted interest, on any note;

(c)          reduce the principal of or premium on or change the stated maturity of any note;

(d)         make any note payable in money other than that stated in the note or change the place of payment from New York, New York;

(e)          change the amount or time of any payment required by the notes or reduce the premium payable upon any redemption of notes, or change the time before which no such redemption may be made;

(f)            waive a default in the payment of the principal of, interest on or redemption payment with respect to any note;

(g)          after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Excess Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(h)         take any other action otherwise prohibited by the Indenture to be taken without the consent of each Holder affected thereby;

(i)            affect the ranking of the notes or the Guarantees, if any, in a manner adverse to the Holders; or

(j)             release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Reports to Holders

Whether or not the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Holders and, after completion of the exchange offer, to the Commission. The Indenture will provide that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the Holders, it will nonetheless continue to furnish such information to the Commission (unless the Commission will not accept such a filing) and the Holders; provided, however, that all information that has been posted to the Commission’s EDGAR system shall be deemed to have been provided to the Trustee and Holders.

Compliance Certificate

The Company will deliver to the Trustee on or before 120 days after the end of the Company’s fiscal year an Officers’ Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

Methods of Receiving Payments on the Notes

The Company will make all principal, premium and interest payments on the notes at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders or by wire transfer to an account designated by each Holder. The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Trustee

The Trustee under the Indenture will be the Registrar and Paying Agent with regard to the notes. The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Transfer and Exchange

Holders may transfer or exchange the notes in accordance with the Indenture. The Registrar under the Indenture may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any note selected for redemption. Also, the Registrar is not required to transfer or exchange any note for a period of 15 days before selection of the notes to be redeemed.

The registered Holder of a note may be treated as the owner of it for all purposes.

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or Guarantors, if any, as such, shall have any liability for any obligations of the Company under the notes, the Indenture, the Guarantees, if any, or for any claim based upon, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. We refer you to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“2005 Sale Transaction” means the transaction pursuant to which the Company will (1) acquire all of the issued and outstanding membership units of Norcross and all of the issued and outstanding Common Stock of NSPH Capital and (2) assume all of the outstanding Indebtedness and obligations of NSP Holdings and NSPH Capital pursuant to the Indenture, the notes, the Registration Rights Agreements and the CIVC Registration Rights Agreement, and (3) effect the debt and equity financing transactions related thereto.

“Acquired Indebtedness” means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person and, in each case, whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary through such merger, consolidation or acquisition.

“Affiliate” of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “ control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Senior Lender” means an Affiliate of a direct or indirect beneficial owner of Common Stock of the Company that (i) is a lender under the Senior Credit Facility on the Issue Date or (ii) is ordinarily engaged in the business of lending on a senior basis.

“Argosy” means Argosy-Safety Products L.P. and its Affiliates.

“Asset Acquisition” means

(1)   an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person becomes a Restricted Subsidiary of the Company, or is merged with or into the Company or any Restricted Subsidiary of the Company; or

(2)   the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other Properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, assignment, transfer, lease or other disposition (including any Sale and Lease-Back Transaction), other than to the Company or any of its Restricted Subsidiaries, in any single transaction or series of related transactions of:

(i)    any Capital Stock of or other equity interest in any Restricted Subsidiary (other than any nominal interest required to be held by a third party in order to satisfy a legal requirement);

(ii)   all or substantially all the assets of any division, business segment or comparable line of business of the Company or any Restricted Subsidiary; or

(iii)  any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

Notwithstanding the foregoing, the term “Asset Sale” shall not include:

(a)    a transfer that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(b)   a transfer, sale or other disposition pursuant to any foreclosure of assets or other remedy provided by applicable law by a creditor of the Company or any Restricted Subsidiary with a Lien on such assets, if such Lien is permitted under the Indenture;

(c)    a transfer involving only Temporary Cash Investments or inventory in the ordinary course of business;

(d)   any transfer, sale or other disposition of inventory or damaged, worn-out or obsolete equipment in the ordinary course of business;

(e)    the lease or sublease of any real or personal property in the ordinary course of business;

(f)    any transfer, sale or other disposition of Capital Stock or Indebtedness or other securities of an Unrestricted Subsidiary;

(g)    a transfer, sale or other disposition of assets having a fair market value and a sale price of less than $1.0 million; and

(h)   the sale of North Safety Products (Africa) (Pty) Ltd. and its Subsidiaries.

“Asset Sale Proceeds” means, with respect to any Asset Sale,

(a)    cash received by the Company or any Restricted Subsidiary from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after:

(i)    provision for all income or other taxes measured by or resulting from such Asset Sale (including the fees and expenses of converting non-cash proceeds into cash),

(ii)   payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale, (including the fees and expenses of converting non-cash proceeds into cash),

(iii)  provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale, and

(iv)  deduction of appropriate amounts to be provided by the Company or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Company or a Restricted Subsidiary after such Asset Sale, including, without limitation, severance, healthcare, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and

(b)   promissory notes and other non-cash consideration received by the Company or any Restricted Subsidiary from such Asset Sale or other disposition or cash proceeds placed in escrow from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash or release of the escrowed cash proceeds.

“Attributable Indebtedness” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value of the total obligations (discounted at the imputed interest rate in such transaction) of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

“Available Asset Sale Proceeds” means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clause (1) or (2) of the second paragraph of “Certain Covenants—Limitation on Certain Asset Sales” and that have not been the basis for an Excess Proceeds Offer in accordance with the terms set forth in “Certain Covenants—Limitation on Certain Asset Sales.”

“Board of Directors” means:

(a)    in the case of a Person that is a limited partnership, the board of directors of its corporate general partner or any committee authorized to act therefor (or, if the general partner is itself a limited partnership, the board of directors of such general partner’s corporate general partner or any committee authorized to act therefor);

(b)   in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor; and

(c)    in the case of any other Person, the board of directors, board of managers, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into or exercisable for any of the foregoing; provided, that Capital Stock shall not include appreciation rights plans.

“Capitalized Lease Obligations” means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

A “Change of Control” means the occurrence of one or more of the following events:

(a)    any Person (including a Person’s Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (directly or indirectly) (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total voting or economic power directly or indirectly of the Common Stock of the Company; or

(b)   any Person (including a Person’s Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (directly or indirectly) of more than 35% of the total voting power of the Common Stock of the Company; provided that, this clause (b) will not constitute a “Change of Control” if (i) no Permitted Holder has sold, transferred or otherwise disposed of more than 50% of the Common Stock of the Company owned (directly or indirectly) by it on the Issue Date (other than to another Permitted Holder), (ii) the Permitted Holders beneficially own in the aggregate (directly or indirectly) a greater percentage of the total voting power (directly or indirectly) of the Common Stock of the Company than such other Person and (iii) the Permitted Holders have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; or

(c)    there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of such issuer in which the beneficial owners of the Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger; or

(d)   during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Company; or

(e)    the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or

(f)    to the extent there are any outstanding Existing Norcross Notes, a “Change of Control” (as defined in the Existing Norcross Indenture) shall have occurred; or

(g)    the failure at any time by the Company to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Capital Stock of Norcross (except to the extent Norcross is merged with and into the Company in accordance with the terms of the Indenture);

provided, that notwithstanding anything to the contrary in this definition, the 2005 Sale Transaction shall not constitute a “Change of Control.”

“CIVC” means CIVC Partners Fund, L.P. and its Affiliates.

“CIVC Registration Rights Agreement” means the registration rights agreement dated as of January 7, 2005 among NSP Holdings, NSPH Capital and CIVC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” of any Person means all Capital Stock of such Person that is generally entitled to:

(a)    vote in the election of directors of such Person; or

(b)   if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the  “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “EBITDA” and “Consolidated Fixed Charges” will be calculated after giving effect on a pro forma basis for the period of such calculation to

(1)   the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries or the issuance or redemption or other repayment of Preferred Stock of any such Restricted Subsidiary (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness and, in the case of any Restricted Subsidiary, the issuance or redemption or other repayment of Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption or other repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period calculated on a basis consistent with Regulation S-X under the Securities Act as in effect and applied as of the Issue Date; provided that if such Indebtedness is revolving Indebtedness, the amount of Indebtedness deemed to be outstanding for such period shall be the average outstanding amount of such Indebtedness during such period; and

(2)   any asset sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any EBITDA (provided that such EBITDA will be included only to the extent that Consolidated Net Income would be includable pursuant to the definition of “Consolidated Net Income”) (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X of the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period calculated on a basis consistent with Regulation S-X under the Securities Act as in effect and applied as of the Issue Date.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)   if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)   notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by one or more agreements in respect of Hedging Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person, for any period, the sum, without duplication, of

(1)   Consolidated Interest Expense, plus

(2)   the product of

(a)    the amount of all cash dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than (i) dividends paid or accumulated in Capital Stock (other than Disqualified Capital Stock) and (ii) payments to the Company or a Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period, times

(b)   (i) if such Person is not subject to United States federal income tax, one or (ii) if such Person is so taxable, a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person, for any period,

(a)    the aggregate amount of interest that, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis, including, but not limited to:

(i)    imputed interest included in Capitalized Lease Obligations,

(ii)   all net commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(iii)  the net effect of all payments made or received pursuant to Hedging Obligations,

(iv)  amortization of other financing fees and expenses,

(v)    the interest portion of any deferred payment obligation,

(vi)  amortization of discount or premium (other than original issue discount deemed to apply to the notes issued on the Issue Date as a result of the 2005 Sale Transaction and related transactions), if any, and

(vii) all other non-cash interest expense (other than (A) interest amortized to cost of sales, (B) one-time write-offs of debt issuance costs and (C) accretion of any unpaid yield on the Company’s Preferred Stock), plus, without duplication;

(b)   all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company), less the amortization of deferred financing costs associated therewith.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

(a)    the Net Income of any Person (the “other Person”) in which the Person in question or any of its Subsidiaries has less than a 100% interest, if such interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP, shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Subsidiary;

(b)   the Net Income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions, other than pursuant to the notes or the Indenture or as otherwise permitted under the covenant described under “—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” shall be excluded to the extent of such restriction or limitation (except that (i) amounts actually paid to the Company prior to the effectiveness of the restriction or limitation shall not be excluded and (ii) amounts that are subject to restrictions that are permitted by clause (i) of the covenant described under “—Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” shall not be excluded);

(c)    any net gain or loss resulting from an Asset Sale (without regard to the $1.0 million limitation set forth in the definition thereof) by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded;

(d)   extraordinary, unusual or nonrecurring gains and losses, including any related tax effects on the Company, shall be excluded (including, without limitation, (i) severance, relocation and other non-recurring restructuring costs, (ii) any non-recurring costs and expenses incurred in connection with the offering of the notes and the transactions contemplated in connection therewith, (iii) gains or losses from the sale of North Safety Products (Africa) (Pty) Ltd. and its Subsidiaries) and (iv) any extraordinary, unusual or non-recurring costs and expenses incurred in connection with the 2005 Sale Transaction;

(e)    income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded;

(f)    in the case of an acquiree of the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded;

(g)    the cumulative effect of a change in GAAP will be excluded;

(h)   non-cash charges relating to employee benefit or other management compensation plans of the Company or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of the Company or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period or any non-cash expense representing accrued unpaid yield on the Company’s Preferred Stock), in each case, to the extent that such non-cash charges are deducted in computing such Consolidated Net Income will be excluded;

(i)    any reversal pursuant to GAAP of an accrual of or reserve for cash expenses that were deducted in computing Consolidated Net Income under clause (h) above will be included;

(j)     the payments made to members of the Company’s management as of the Issue Date in an amount not to exceed $4.2 million will be excluded; and

(k)   any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness in connection with the 2005 Sale Transaction shall be excluded.

“Default” means any condition or event that is, or with the passing of time or giving of any notice expressly required under the Indenture (or both), would be, an Event of Default.

“Disqualified Capital Stock” means any Capital Stock of the Company or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the Holder), or upon the happening of any event:

(a)    matures on or prior to the maturity date of the notes, for cash or securities constituting Indebtedness; or

(b)   is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, on or prior to the maturity date of the notes, for cash or securities constituting Indebtedness; or

(c)    is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the notes, for cash or securities constituting Indebtedness;

provided, that Capital Stock of the Company that is held by a current or former employee of the Company subject to a put option and/or a call option with the Company triggered by the termination of such employee’s employment with the Company and/or the Company’s performance shall not be deemed to be Disqualified Capital Stock solely by virtue of such call option and/or put option.

Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include: (i) any Preferred Stock of a Restricted Subsidiary and (ii) any Preferred Stock of the Company, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Company is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the notes; provided, however, that Preferred Stock of the Company or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Company or such Restricted Subsidiary, which provisions have substantially the same effect as the provisions of the Indenture described under “Change of Control,” shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

“Domestic” means, with respect to any entity, an entity incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

“EBITDA” means, for any Person, for any period, an amount equal to:

(a)    the sum of:

(i)    Consolidated Net Income for such period, plus

(ii)   the provision or benefit for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus

(iii)  Consolidated Interest Expense for such period, plus

(iv)  depreciation for such period on a consolidated basis, plus

(v)    amortization of intangibles for such period on a consolidated basis, plus

(vi)  expenses associated with exploring strategic alternatives prior to the Issue Date as reported in Norcross’ reports filed with the Commission, plus

(vii) any other non-cash items reducing Consolidated Net Income for such period, minus

(b)   all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP;

provided, however, that, for the purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment, other than in a Subsidiary which under GAAP is consolidated, of such Person shall be included only:

(i)    if cash income has been received by such Person with respect to such Investment; or

(ii)   if the cash income derived from such Investment is attributable to Temporary Cash Investments.

“Equity Offering” means an offering by the Company of shares of its Capital Stock (other than Disqualified Capital Stock) (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Capital Stock (other than Disqualified Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Notes” means the exchange notes to be exchanged for the notes pursuant to a registered offer with terms substantially identical in all material respects to the notes.

“Existing Norcross Indenture” means the Indenture dated as of August 13, 2003 among Norcross, the guarantors named therein and Wilmington Trust Company, as trustee.

“Existing Norcross Notes” means the 9 7/8% Senior Subordinated Notes due 2011 issued on August 13, 2003 pursuant to the Existing Norcross Indenture.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value will be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a board resolution of such Board of Directors.

“Foreign” means, with respect to any entity, an entity that is not incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States on the date of the Indenture. For purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries and shall not include any Unrestricted Subsidiary.

“GEPT” means General Electric Pension Trust and its Affiliates.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” shall mean any interest, foreign currency rate or commodity price swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to fix or hedge interest rates, currency exchange rates or commodity price risk, in each case, not for speculative purposes.

“Holder” means a Person in whose name a note is registered on the Registrar’s books.

“incur” means, with respect to any Indebtedness or other obligation of any Person, without duplication, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “incurrence,” “incurred,” “incurrable” and “incurring” shall have meanings correlative to the foregoing); provided, that a change in the accounting policies of the Company that are in accordance with GAAP that result in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

“Indebtedness” means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, that is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables or liabilities arising from advance payments or customer deposits for goods and services sold by the Company and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

(a)    any Capitalized Lease Obligations;

(b)   obligations secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed; provided, however, that if such obligation or obligations shall not have been assumed, the amount of such indebtedness shall be deemed to be the lesser of the principal amount of the obligation or the fair market value of the pledged property or assets;

(c)    guarantees of (or obligations with respect to letters of credit supporting) items of other Persons which would be included within this definition for such other Persons, whether or not such items would appear upon the balance sheet of the guarantor;

(d)   all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; provided, that in the case of any such letters of credit, the items for which such letters of credit provide credit support are those of other Persons which would be included within this definition for such other Persons;

(e)    in the case of the Company, Disqualified Capital Stock of the Company or any Restricted Subsidiary thereof; and

(f)    obligations of any such Person under any Hedging Obligations applicable to any of the foregoing, if and to the extent such Hedging Obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability reasonably expected to be incurred upon the occurrence of the contingency giving rise to the obligation, provided:

(a)    that the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

(b)   that Indebtedness shall not include any liability for federal, state, local or other taxes.

For the avoidance of doubt, “Indebtedness” of any Person shall not include: current trade payables incurred in the ordinary course of business and payable in accordance with customary practices; deferred tax obligations; minority interest; uncapitalized interest; non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business; and obligations of the Company or any Restricted Subsidiary pursuant to contracts for, or options, puts or similar arrangements relating to, the purchase of raw materials or the sale of inventory at a time in the future entered into in the ordinary course of business.

“Investments” means, directly, or indirectly, any advance (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and any acquisition or purchase of Indebtedness of the Company or any of its Restricted Subsidiaries.

“Issue Date” means the date of original issuance of the notes offered hereby.

“Lien” means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement (other than advance payments or customer deposits for goods and services sold by the Company in the ordinary course of business), security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Make Whole Premium” means with respect to a note at any applicable redemption date the greater of:

(i)    1.0% of the then-outstanding principal amount of such note; and

(ii)   the excess of

(A)  the present value of (1) the redemption price of such note at July 1, 2006 plus (2) all required interest payments due on such note through and including July 1, 2006, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over

(B)   the then-outstanding principal amount of such note.

“Management Notes” means the promissory notes of certain current officers of Norcross issued to the Company prior to the Issue Date for the sole purpose of purchasing equity of the Company and not to exceed the principal amount of $1,900,000 at any one time outstanding.

“Management Side Letter Agreements” means the Letter Agreements dated January 1, 2002 between the Company and each of David F. Myers, Jr. and Robert A. Peterson, as in existence on the Issue Date with payments made thereunder not to exceed in the aggregate $3,188,547 (subject to adjustment based upon prevailing tax rates).

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP and before the reduction in respect of preferred stock dividends.

“Net Proceeds” means:

(a)    in the case of any sale of Capital Stock by or equity contribution to any Person, the aggregate net proceeds received by such issuer, after payment of expenses, commissions, taxes and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof at the time of receipt), and

(b)   in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of such Person which is not Disqualified Capital Stock, the fair market value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the Holder to such Person upon such exchange, exercise, conversion or surrender, less any and all payments made to the Holders, e.g., on account of fractional shares and less all expenses incurred by such Person in connection therewith).

“Norcross” means Norcross Safety Products L.L.C.

“Odyssey” means Odyssey Investment Partners Fund III, LP and its Affiliates.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the Indenture and delivered to the Trustee.

“Permitted Holders” means Odyssey and GEPT.

“Permitted Indebtedness” means:

(a)    Indebtedness of the Company or any Restricted Subsidiary of the Company arising under or in connection with the Senior Credit Facility in an amount at any time outstanding not to exceed $140.0 million in aggregate principal amount, of which up to C$10.0 million in aggregate principal amount may be in Canadian dollars, which amount shall be reduced by any mandatory prepayments actually made thereunder required as a result of any Asset Sale or similar sale of assets (to the extent, in the case of payments of revolving credit Indebtedness, that the corresponding commitments have been permanently reduced) and any scheduled amortization payments actually made thereunder;

(b)   Indebtedness under the notes (including the Exchange Notes) in an aggregate principal amount not to exceed the total of $125.0 million and the related Guarantees, if any, (including the guarantees, if any, of the Exchange Notes) plus the principal amount of PIK Notes issued pursuant to the Indenture, if any, minus the amount of any Mandatory Principal Redemption Amount paid;

(c)    Indebtedness other than pursuant to clauses (a) and (b) above outstanding on the Issue Date, including the Existing Norcross Notes outstanding on the Issue Date;

(d)   Indebtedness of Norcross or any Subsidiary of Norcross to any Wholly-Owned Restricted Subsidiary and Indebtedness of any Wholly-Owned Restricted Subsidiary to the Company or another Restricted Subsidiary;

(e)    Hedging Obligations;

(f)    Refinancing Indebtedness;

(g)    Indebtedness consisting of guarantees made in the ordinary course of business by the Company or its Subsidiaries of Indebtedness of the Company or any of its Subsidiaries, which Indebtedness is otherwise permitted under the Indenture and which guarantees of Company Indebtedness comply with the covenant described under “—Limitation on Guarantees of Company Indebtedness”;

(h)   customary indemnification, adjustment of purchase price, earn-out or similar obligations, including title insurance, of the Company or any Restricted Subsidiary, in each case, incurred in connection with the acquisition or disposition of any business or assets of the Company or any Restricted Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition);

(i)    Purchase Money Indebtedness and Capitalized Lease Obligations of Norcross and its Subsidiaries incurred to acquire, lease or improve property (real or personal) in the ordinary course of business and any refinancings, renewals or replacements of any such Purchase Money Indebtedness or Capitalized Lease Obligation (subject to the limitations on the principal amount thereof set forth in this clause (i)), the principal amount of which Purchase Money Indebtedness and Capitalized Lease Obligations shall not in the aggregate at any one time outstanding exceed the greater of $10.0 million and 5% of the Company’s consolidated tangible assets stated in accordance with GAAP as of the end of the last preceding fiscal quarter for which financial statements are available;

(j)     Indebtedness of the Company or any Restricted Subsidiary (including letters of credit) in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance, or similar requirements of the Company or any Subsidiary in the ordinary course of business;

(k)   obligations of the Company or any Restricted Subsidiary in respect of performance bonds and completion, guarantee, surety and similar bonds in the ordinary course of business;

(l)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds;

(m)  Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(n)   Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business; and

(o)   additional Indebtedness of Norcross or any of its Restricted Subsidiaries (other than Indebtedness specified in clauses (a) through (n) above) not to exceed in the aggregate at any one time outstanding the total of (A) $25.0 million minus (B) any Indebtedness specified in clause (i) above up to $10.0 million.

For purposes of determining compliance with “Certain Covenants—Limitation on Additional Indebtedness,” in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (o) above or is entitled to be incurred pursuant to the Company Coverage Ratio Exception (or if incurred by Norcross, the Norcross Coverage Ratio Exception), the Company shall classify such item of Indebtedness on the date of its incurrence, or later reclassify such item of Indebtedness, in any manner that complies with the covenant “Certain Covenants—Limitation on Additional Indebtedness.” Notwithstanding the foregoing, Indebtedness outstanding under the Senior Credit Facility on the Issue Date shall be deemed to have been incurred under clause (a) above. The maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this definition will not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the covenant described above under “Certain Covenants—Limitations on Additional Indebtedness.”

“Permitted Investments” means, for any Person, Investments made on or after the date of the Indenture consisting of:

(a)    Investments by the Company, or by a Restricted Subsidiary thereof, in the Company (for any purpose permitted by the Indenture) or a Restricted Subsidiary, including any repurchase or acquisition of any notes issued under the Indenture;

(b)   Temporary Cash Investments;

(c)    Investments by the Company, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment

(i)    such Person becomes a Restricted Subsidiary,

(ii)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary thereof, or

(iii)  such business or assets are owned by the Company or a Restricted Subsidiary;

(d)   an Investment that is made by the Company or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Company or a Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under “Certain Covenants—Limitation on Certain Asset Sales”;

(e)    Investments consisting of

(i)    purchases and acquisitions of inventory, supplies, materials and equipment, in each case in the ordinary course of business, or

(ii)   licenses or leases of intellectual property and other assets, in each case in the ordinary course of business;

(f)    Investments consisting of

(i)    loans and advances to employees for travel, relocation and business expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any one time outstanding, and

(ii)   prepaid expenses incurred in the ordinary course of business;

(g)    without duplication, Investments consisting of Indebtedness permitted pursuant to clause (d) under the definition of Permitted Indebtedness;

(h)   Investments of the Company or any Restricted Subsidiary under any Hedging Obligations;

(i)    Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(j)     Investments consisting of Loans to officers and employees for the sole purpose of purchasing equity of the Company, secured with the equity purchased therewith and not to exceed $3.5 million at any time outstanding;

(k)   Investments existing on the Issue Date and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing, in whole or in part, thereof;

(l)    Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(m)  any guarantees of any Permitted Indebtedness or any Indebtedness incurred under the Company Coverage Ratio Exception or the Norcross Coverage Ratio Exception, as applicable;

(n)   Investments useful in businesses similar or ancillary to the business of the Company acquired solely in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of the Company or Norcross; or

(o)   Investments in an aggregate amount, as valued at the time each such Investment is made, not exceeding $10.0 million for all such Investments from and after the Issue Date;  provided, that the amount available for Investments to be made pursuant to this clause (p) shall be increased from time to time to the extent any return on capital is received by the Company or a Restricted Subsidiary on any Permitted Investment previously made in reliance on this clause (o).

“Permitted Liens” means

(a)   Liens on property or assets of, or any equity interests in or secured debt of, any Person existing at the time such Person becomes a Restricted Subsidiary or at the time such Person is merged into the Company or any of its Restricted Subsidiaries; provided, that such Liens

(i)    are not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or merging into the Company or any of its Restricted Subsidiaries, and

(ii)   do not extend to or cover any property, assets, Capital Stock or Indebtedness other than those of such Person at the time such Person becomes a Restricted Subsidiary or is merged into the Company or any of its Restricted Subsidiaries;

(b)   Liens securing Refinancing Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien permitted under the Indenture; provided, that any such Lien does not extend to or cover any Property, shares or debt other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

(c)   Liens in favor of the Company or any of its Restricted Subsidiaries;

(d)   Liens to secure Purchase Money Indebtedness and Capitalized Lease Obligations that are permitted under the Indenture; provided, that

(i)    with respect to any Purchase Money Indebtedness, any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase, construction or improvement) of such Property,

(ii)   with respect to any Purchase Money Indebtedness, the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and

(iii)  such Lien does not extend to or cover any Property other than the item of Property that is the subject of such Purchase Money Indebtedness or Capitalized Lease Obligation, as the case may be, and any improvements on such item;

(e)   Liens for taxes, assessments or governmental charges that are not yet due or payable or are within any applicable grace period or that are being contested in good faith by appropriate proceedings;

(f)    Liens securing Indebtedness under the Senior Credit Facility and Liens securing Indebtedness of Restricted Subsidiaries;

(g)   Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date and any renewals or extensions thereof on terms no more restrictive and secured by the same collateral on the Issue Date;

(h)   Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of government insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts, rent and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(i)    any attachment or judgment Lien not constituting an Event of Default under the Indenture that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(j)    Liens arising from the filing, for notice purposes only, of financing statements in respect of operating leases;

(k)   Liens consisting of restrictions on the transfer of securities, pursuant to applicable federal and state securities laws;

(l)    interests of lessors and licensors under leases and licenses to which the Company or any of its Restricted Subsidiaries is a party;

(m)  with respect to any real property occupied by the Company or any of its Restricted Subsidiaries, all easements, rights of way, licenses and similar encumbrances on or defects of title that do not materially impair the use of such property for its intended purposes;

(n)   Liens imposed by law that are incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, employees’, laborers’, employers’, suppliers’, banks’, repairmen’s and other like Liens incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(o)   terminable or short-term leases or permits for occupancy, in each case entered into in the ordinary cause of business, which leases or permits expressly grant to the Company or any Restricted Subsidiary the right to terminate them at any time on not more than six months’ notice and do not individually or in the aggregate interfere with the operation of the business of the Company or any Restricted Subsidiary or individually or in the aggregate impair the use (for its intended purpose) or the value of the property subject thereto;

(p)   bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Temporary Cash Investments on deposit in one or more accounts maintained by the Company or any Restricted Subsidiary;

(q)   Liens securing Hedging Obligations;

(r)    pledges of or Liens on raw materials or on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such raw materials or manufactured products;

(s)    Liens in favor of issuers of surety, performance, judgment, appeal and like bonds or letters of credit issued in the ordinary course of business;

(t)    any obligations or duties affecting any property of the Company or any Restricted Subsidiary to any municipality or public authority with respect to any franchise, grant, license or permit that do not materially impair the use of such property for the purposes for which it is held;

(u)   Liens on any property in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable;

(v)   Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; and

(w)  Liens securing Indebtedness of Foreign Restricted Subsidiaries permitted to be incurred in accordance with the Indenture.

“Permitted Tax Distributions” means the payment of any Tax Distributions (as defined in the limited liability agreement of the Company, as in effect on the Issue Date), to permit direct or indirect beneficial owners of shares of Capital Stock of the Company to pay federal, state or local income tax liabilities arising from income of the Company and attributable to them solely as a result of the Company and any intermediate entity through which the holder owns such shares being a limited liability company, partnership or similar entity for federal income tax purposes.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

“Property” of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

“Purchase Money Indebtedness” means any Indebtedness incurred by a Person to finance, within 180 days from incurrence, the cost, including the cost of construction, of an item of Property acquired or improved in the ordinary course of business, the principal amount of which Indebtedness does not exceed the sum of

(a)    100% of such cost; and

(b)   reasonable fees and expenses of such Person incurred in connection therewith.

“Refinancing Indebtedness” means Indebtedness that refunds, refinances or extends any Indebtedness of the Company or its Restricted Subsidiaries (including Indebtedness that refinances Refinancing Indebtedness) permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture (other than pursuant to clauses (a), (d), (e), (g) (h), (j)-(o) of the definition of Permitted Indebtedness), but only to the extent that:

(a)    the Refinancing Indebtedness is subordinated to the notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all;

(b)   either (i) the Refinancing Indebtedness is scheduled to mature after the maturity date of the notes; or (ii) the Refinancing Indebtedness has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the notes;

(c)    such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of:

(i)    the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended,

(ii)   the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended, and

(iii)  the amount of fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; and

(d)   such Refinancing Indebtedness is incurred by a Person at the same level in the corporate structure as the Person that initially incurred the Indebtedness being refunded, refinanced or extended, except that the Company may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Wholly-Owned Restricted Subsidiary.

“Registration Rights Agreement” means the registration rights agreement dated as of January 7, 2005 among NSP Holdings, NSPH Capital and the initial purchaser along with any similar agreement entered into with respect to issuances of Additional Notes.

“Restricted Payment” means any of the following:

(a)    the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary other than:

(i)    dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock);

(ii)   in the case of Wholly-Owned Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Subsidiary of the Company; and

(iii)  in the case of non-Wholly-Owned Subsidiaries of the Company, pro rata dividends or distributions payable to the other holders of the same class of Capital Stock of such non-Wholly-Owned Subsidiary;

(b)   the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company (other than Capital Stock owned by the Company or a Wholly-Owned Subsidiary of the Company, excluding Disqualified Stock) or any option, warrants or other rights to purchase such Capital Stock;

(c)    the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness that is subordinate in right of payment to the notes other than subordinated Indebtedness acquired or repaid in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity (in each case due within one year of the date of acquisition);

(d)   the making of any Investment in any Person other than a Permitted Investment;

(e)    any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, valued at the fair market value of the net assets of such Restricted Subsidiary on the date of designation; and

(f)    forgiveness of any Indebtedness of an Affiliate of the Company (other than a Restricted Subsidiary) to the Company or a Restricted Subsidiary.

For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

“Restricted Subsidiary” means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of the Issue Date. The Board of Directors of the Company may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Company could have incurred at least $1.00 of additional Indebtedness under the Company Coverage Ratio Exception.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal Property, which Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Senior Credit Facility” means the Second Amended and Restated Credit Agreement dated as of March 20, 2003 among Norcross, Norcross’ Subsidiaries, the lenders party thereto in their capacities as lenders thereunder, Fleet National Bank, as administrative agent, and Canadian Imperial Bank of Commerce, as Canadian Lender, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements and documents may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder, adding Restricted Subsidiaries of Norcross as additional borrowers or guarantors thereunder or replacing or refinancing such Indebtedness with notes, debentures or other securities issued under an indenture or similar agreement) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Subsidiary” of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired,

(a)    in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or Trustees thereof is held by such first-named Person or any of its Subsidiaries; or

(b)   in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

“Temporary Cash Investments” means

(a)    Investments in marketable, direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase;

(b)   Investments in certificates of deposit, eurodollar time deposits, bankers’ acceptances or overnight bank deposits issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500.0 million and rated at least A by Standard & Poor’s Rating Agency and A-2 by Moody’s Investors Service, Inc., maturing within 365 days of purchase;

(c)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)   commercial paper having a rating no lower than “A-2” from Moody’s Investors Service, Inc. or “P2” from Standard & Poor’s Rating Services and in each case maturing within 12 months after the date of acquisition; or

(e)    Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds’ assets in the Investments described in the preceding clauses (a), (b), (c) and (d); or

(f)    in the case of Foreign Subsidiaries, substantially similar instruments to those set forth in (a) through (e) above.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source or similar market data) most nearly equal to the period from the redemption date to July 1, 2006; provided, however, that if the period from the redemption date to July 1, 2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 1, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means

(a)    any Subsidiary of an Unrestricted Subsidiary; and

(b)   any Subsidiary of the Company that is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company; provided, that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with the covenant set forth under “Certain Covenants—Limitation on Restricted Payments.”

The Trustee shall be given prompt notice by the Company of each resolution adopted by the Board of Directors of the Company under this provision, together with a copy of each such resolution adopted.

“Wholly-Owned” means, with respect to a Subsidiary of a specified Person, any Subsidiary (or, if such specified Person is the Company, a Restricted Subsidiary), all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by such Person.

BOOK-ENTRY, DELIVERY AND FORM

The Exchange Notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York or Wilmington, Delaware and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.”

The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depository Procedures

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

DTC has also advised us that pursuant to procedures established by it, (a) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchaser with portions of the principal amount of the Global Notes and (b) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors may also hold interests in the Global Notes through organizations other than Euroclear and Clearstream that are Participants in the DTC system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through their respective depositories, which in turn will hold such interests in the Global Notes customers’ securities accounts in their respective names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such system.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of (and premium, if any) and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the initial purchaser, the trustee nor any of our agents or the agent of the initial purchaser or the trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership or (ii) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global Notes for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between accountholders in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the accountholders in DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream accountholders, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream accountholders may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream accountholder purchasing an interest in a Global Note from an accountholder in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream accountholder to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if any of the events described under “—Exchange of Book Entry Notes for Certificated Notes” occurs, DTC reserves the right to exchange the Global Notes for legended notes in certificated form and to distribute such notes to its Participants.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among accountholders in DTC and accountholders of Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the initial purchaser or the trustee nor any or our agents or the agent of the initial purchaser or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form if (i) DTC (x) notifies us that it is unwilling or unable to continue as depository for the Global Note and we thereupon fail to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) we notify the trustee in writing that we elect to cause issuance of notes in certificated form, or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax considerations of the exchange of outstanding notes for exchange notes and the ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the tax consequences of those persons who are original beneficial owners of the outstanding notes, who purchased outstanding notes at their original issue price for cash and who hold such notes as capital assets within the meaning of Section 1221 of the Code (“Holders”). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities for U.S. federal income tax purposes (or members of such entities), expatriates, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO YOU OF THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES AND OF OWNING AND DISPOSING OF THE EXCHANGE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

For purposes of the following summary, a “U.S. Holder” is a holder that is (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A “Non-U.S. Holder” is a Holder that is for U.S. federal income tax purposes a nonresident alien individual or a corporation, trust or estate that is not a U.S. Holder.

A partnership for U.S. federal income tax purposes is not subject to income tax on income derived from holding the notes. A partner of the partnership may be subject to tax on such income under rules similar to the rules for U.S. Holders or non-U.S. Holders depending on whether (i) the partner is a U.S. or a non-U.S. person, and (ii) the partnership is or is not engaged in a U.S. trade or business to which income or gain from the notes is effectively connected. If you are a partner of a partnership acquiring the notes, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of the notes.

United States Federal Income Taxation of U.S. Holders

Exchange of Notes

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a material modification of the terms of the outstanding notes and thus will not constitute a taxable event for U.S. Holders. Consequently, a U.S. Holder will not recognize gain or loss upon receipt of exchange notes in exchange for outstanding notes in the exchange offer, the U.S. Holder’s basis in the exchange note received in the exchange offer will be the same as its basis in the corresponding outstanding notes immediately before the exchange and the U.S. Holder’s holding period in the exchange notes will include its holding period in the outstanding notes.

Payment of Stated Interest and OID

The exchange notes will be issued with original issue discount (“OID”) equal to the difference between their issue price and their stated redemption price at maturity. The issue price of the exchange notes will equal the first price at which a substantial amount of the outstanding notes were sold for money.

The stated redemption price at maturity of the exchange notes is the sum of all amounts payable with respect to the exchange notes, whether denominated as principal or interest (other than qualified stated interest payments). Qualified stated interest generally means stated interest that is unconditionally payable in cash or other property (other than additional debt instruments of issuer) at least annually at a single fixed rate (or at certain qualifying variable rates). Because interest on the exchange notes is not unconditionally payable in cash or other property (other than additional debt instruments of issuer) at least annually, none of the stated interest with respect to the exchange notes will be qualified stated interest. Consequently, all of the stated interest payments on an exchange note (including any additional debt instruments of issuer, if any, issued in respect with respect to an exchange note) will be included in the stated redemption price at maturity of such note for U.S. federal income tax purposes and must be accrued by a U.S. holder pursuant to the original issue discount rules, as described below.

Generally, U.S. Holders will be required to include the OID in ordinary income for U.S. federal income tax purposes as it accrues regardless of when cash payments attributable to such income are received (and regardless of whether the U.S. Holder is a cash or accrual method taxpayer). OID will generally be treated as interest income to the U.S. Holder and will accrue on a constant yield-to-maturity basis over the life of the exchange notes.

The amount of OID accruing with respect to any exchange note will be the sum of the “daily portions” of OID with respect to such note for each day during the taxable year in which a U.S. Holder owns an exchange note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. An accrual period may be of any length and may vary in length over the term of an exchange note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or on the first day of an accrual period. The amount of OID accruing during any full accrual period with respect to an exchange note will be equal to: (i) the “adjusted issue price” of such note at the beginning of that accrual period, multiplied by (ii) the yield to maturity of such note. The yield to maturity is the discount rate which, when used in computing the present value of all principal and interest payments to be made under an exchange note, produces an amount equal to the exchange note’s issue price.

OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. If all accrual periods are of equal length, except for an initial short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method. The adjusted issue price of a note at the beginning of its first accrual period will be equal to its issue price. The adjusted issue price at the beginning of any subsequent accrual period will be equal to (i) the adjusted issue price at the beginning of the preceding accrual period, plus (ii) the amount of OID accrued during the preceding accrual period, minus (iii) cash payments made on the note during the preceding accrual period.

Payments received by a U.S. Holder upon the mandatory redemption of a portion of each exchange note in 2010 will be treated as tax-free payments of a portion of the then accrued OID with respect to such note in its entirety (including the portion of the note not redeemed).

Additional Interest

We are obligated to pay additional interest on the notes under certain circumstances described under “Exchange Offer.” Although the matter is not free from doubt, such additional interest should be taxable as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for federal income tax purposes. It is possible, however, that the IRS may take a different position, in which case the timing and amount of income inclusion may be different from that described above. U.S. Holders should consult their own tax advisors about payments of additional interest.

Disposition of Exchange Notes

Except in the case of the mandatory redemption in 2010 (as described above), upon the sale, exchange, redemption or other taxable disposition of an exchange note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition and (ii) such Holder’s adjusted tax basis in the exchange note. A U.S. Holder’s adjusted tax basis in an exchange note generally will equal the cost of the outstanding note to such Holder, plus the amount of OID included in such Holder’s gross income and decreased by the amount of any payments from the issuer to such Holder under the exchange note.

Gain or loss recognized on the disposition of an exchange note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year. The maximum federal long-term capital gain rate currently is 15% for noncorporate U.S. Holders and 35% for corporate U.S. Holders. The deductibility of capital losses by U.S. Holders is subject to limitations.

Treatment of Additional Notes

Interest accruing on the exchange notes will be payable, at issuer’s option, in cash or in the form of additional notes. For U.S. federal income tax purposes, payment of interest in the form of additional notes is not considered a payment made on the original exchange notes, and additional notes issued as payment of interest will be aggregated with the original exchange note and treated as a single debt instrument for U.S. federal income tax purposes. The above discussion therefore assumes that the sale, exchange, retirement, or other disposition of an exchange note by a U.S. Holder is a disposition of such single debt instrument (i.e., is a disposition of such holder’s interest in the original exchange note and any additional notes received with respect thereto). If, contrary to such assumption, the sale, exchange, retirement, or other disposition of the original exchange note or any additional notes received with respect thereto occurs in separate transactions, although not free from doubt, a U.S. Holder would likely be required to allocate the adjusted issue price of such holder’s note (which, as described above, is treated as a single debt instrument for U.S. federal income tax purposes) between the original exchange note and any additional notes received with respect thereto in proportion to their relative principal amounts. In such case, a U.S. Holder’s holding period in any additional notes with respect to an original exchange note would likely be identical to the holder’s holding period for the original exchange note with respect to which the additional notes were received. Holders are advised to consult their own tax advisors as to the U.S. federal income tax consequences of disposing of the original exchange note and any additional notes received with respect thereto in separate transactions.

Market Discount and Acquisition Premium

A U.S. Holder who purchases an exchange note at a “market discount” that exceeds a statutorily defined de minimis amount will be subject to the “market discount” rules of the Code. A U.S. Holder who purchases a note at a premium will be subject to the bond premium amortization rules of the Code.

In general, “market discount” would be calculated as the excess of an exchange note’s issue price, within the meaning of section 1273 of the Code, over its purchase price. If a U.S. Holder purchases an exchange note at a “market discount,” any gain on sale of that exchange note attributable to the U.S. Holder’s unrecognized accrued market discount would generally be treated as ordinary income to the U.S. Holder. In addition, a U.S. Holder who acquires a debt instrument at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the debt instrument until the U.S. Holder disposes of the debt instrument in a taxable transaction. Instead of recognizing any market discount upon a disposition of an exchange note and being required to defer any applicable interest expense, a U.S. Holder may elect to include market discount in income currently as the discount accrues. The current income inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS.

In the event that an exchange note is treated as purchased at a premium, that premium will be amortizable by a U.S. Holder as an offset to interest income (with a corresponding reduction in the U.S. Holder’s tax basis) on a constant yield basis if the U.S. Holder elects to do so. This election will also apply to all other debt instruments held by the U.S. Holder during the year in which the election is made and to all debt instruments acquired after that year.

United States Federal Income Taxation of Non-U.S. Holders

Exchange of Notes

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event for a Non-U.S. Holder.

Payment of Stated Interest and OID

Subject to the discussion of backup withholding below, payments of principal and interest (including OID) on the exchange notes by us or any of our agents to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest, such payments are not effectively connected with the conduct of a U.S. trade or business and:

(1)   the Non-U.S Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our equity securities entitled to vote;

(2)   the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us directly or indirectly through equity security ownership;

(3)   the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

(4)   either (a) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes us with a copy thereof (the “Portfolio Interest Exemption”).

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

(1)   IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under a tax treaty (a “Treaty Exemption”), or

(2)   IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is U.S. trade or business income to the beneficial owner (in which case such interest will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form, or that claims a Treaty Exemption, to provide its U.S. taxpayer identification number.

We suggest that you consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge that the statements on the form are false.

If interest on the exchange note is effectively connected with a U.S. trade or business of the beneficial owner, the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a note which is effectively connected with a U.S. trade or business will be included in such foreign corporation’s earnings and profits.

Additional Interest

Any additional interest payable on the notes as discussed under “United States Federal Income Taxation of U.S. Holders- Additional Interest” should be treated as a payment of interest as discussed above.

Disposition of Exchange Notes

No withholding of U.S. federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange, retirement, redemption or other taxable disposition of an exchange note (except with respect to accrued and unpaid interest (including OID), which would be taxed as interest as discussed above).

A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of an exchange note unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met or (b) such gain or income is effectively connected with a U.S. trade or business. If a Non-U.S. Holder is subject to the 183-day rule described above, such holder generally will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the exchange note) exceed capital losses allocable to U.S. sources. If a Non-U.S. Holder’s gain is effectively connected with a U.S. trade or business, such holder generally will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if it were a U.S. person. If such a Non-U.S. Holder is a corporation, such holder may also, under certain circumstances, be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate).

Information Reporting and Backup Withholding

U.S. Holders

For each calendar year in which the exchange notes are outstanding, we are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to “backup” withhold a tax (currently at a rate of 28%) of each payment of interest and principal (and premium or liquidated damages, if any) on the exchange notes. This backup withholding is not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

Under current Treasury regulations, U.S. backup withholding tax will not apply to payments on an exchange note or proceeds from the sale (including a redemption) of a note payable to a Non-U.S. Holder if the statement described in “United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest” is duly provided by such Holder or the Holder otherwise establishes an exemption. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a refund or a credit against such non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchaser has advised us that it currently intends to make a market in the exchange notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

Certain legal matters with regard to the validity of the exchange notes and other legal matters will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of NSP Holdings L.L.C. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein.

INDEPENDENT PUBLIC ACCOUNTING FIRM

The consolidated financial statements of The Fibre-Metal Products Company as of and for the years ended 2004 and 2003 included in this prospectus have been audited by Rainer & Company, independent public accounting firm, as stated in their report thereon appearing herein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and have filed quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public from the SEC’s website at http://www.sec.gov. The public may also read and copy any reports or other information that we file with the SEC in the SEC’s public reference room maintained at 100 F Street, NE, Room 1580, Washington, D.C. 20549. The public may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the SEC, unless the SEC will not accept the filing, following the consummation of the exchange offer:  (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file those forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report by our certified independent accountants and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

If you make a request for such information in writing, we will provide you, without charge, a copy of such reports and other information. Any such request should be directed to:  Safety Products Holdings, Inc., c/o Norcross Safety Products L.L.C., 2001 Spring Road, Suite 425, Oak Brook, Illinois  60523, Attention: Chief Financial Officer.

Report of Independent Registered Public Accounting Firm

Members
NSP Holdings L.L.C.

We have audited the accompanying consolidated balance sheets of NSP Holdings L.L.C. (a Delaware Limited Liability Company) as of December 31, 2003 and 2004, and the related consolidated statements of operations, changes in members’ deficit, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NSP Holdings L.L.C. at December 31, 2003 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
February 25, 2005

NSP HOLDINGS L.L.C.
CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	December 31
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$16,341	$35,731
Accounts receivable, less allowance of $2,493 and $2,063 in 2003 and 2004, respectively	53,291	61,167
Inventories	80,828	82,532
Deferred income taxes	30	60
Prepaid expenses and other current assets	3,833	3,183
Total current assets	154,323	182,673
Property, plant, and equipment, net	56,213	51,809
Deferred financing costs, net	10,832	9,960
Goodwill, net	130,032	132,662
Other intangible assets, net	5,641	6,256
Other noncurrent assets	5,677	5,831
Total assets	$362,718	$389,191
Liabilities and members’ deficit
Current liabilities:
Accounts payable	$18,236	$17,871
Accrued expenses	27,849	29,024
Current maturities of long-term obligations	4,434	15,252
Total current liabilities	50,519	62,147
Pension, postretirement, and deferred compensation	24,318	22,923
Long-term obligations	253,814	238,314
Mandatorily redeemable preferred units	—	134,310
Other noncurrent liabilities	430	1,653
Deferred income taxes	1,937	4,799
Minority interest	124	142
	280,623	402,141
Mandatorily redeemable preferred units	120,817	—
Members’ deficit:
Class E units	—	1
Common units:
Class A units	38,676	38,676
Class C units	188	188
Class D units	1,248	1,248
Accumulated deficit	(126,437)	(118,739)
Accumulated other comprehensive (loss) income	(2,916)	3,529
Total members’ deficit	(89,241)	(75,097)
Total liabilities and members’ deficit	$362,718	$389,191

See notes to consolidated financial statements.

NSP HOLDINGS L.L.C.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands)

	Year ended December 31
	2002	2003	2004
Net sales	$323,509	$372,524	$440,280
Cost of goods sold	205,655	240,408	281,924
Gross profit	117,854	132,116	158,356
Operating expenses:
Selling	30,440	36,877	41,901
Distribution	15,177	18,550	22,452
General and administrative	31,075	34,011	41,721
Amortization of intangibles	3,239	2,583	517
Restructuring and merger related charges	9,269	—	—
Strategic alternatives	—	—	616
Zimbabwe subsidiary impairment charge	2,785	—	—
Total operating expenses	91,985	92,021	107,207
Income from operations	25,869	40,095	51,149
Other expense (income):
Interest expense	23,374	33,454	35,962
Interest income	(122)	(117)	(213)
Other, net	(305)	(1,002)	1,539
Income before income taxes and minority interest	2,922	7,760	13,861
Income tax expense	7,901	1,843	3,195
Minority interest	—	(3)	25
Net (loss) income	(4,979)	5,920	$10,641
Preferred unit dividends	11,991	12,973
Net loss attributable to common unit holders	$(16,970)	$(7,053)

See notes to consolidated financial statements.

NSP HOLDINGS L.L.C.
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT
(Amounts in Thousands, Except Units)

	Class E		Class A		Class C		Class D		Accumulated	Accumulated Other Comprehensive (Loss)
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Deficit	Income	Total
Balance at January 1, 2002	—	$ —	7,087,090	$ 37,558	184,523	$ —	212,018	$ 1,248	$ (101,921)	$ (6,889)	$ (70,004)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	1,615	1,615
Minimum pension liability	—	—	—	—	—	—	—	—	—	(9,557)	(9,557)
Net loss	—	—	—	—	—	—	—	—	(4,979)	—	(4,979)
Comprehensive loss											(12,921)
Capital contributions	—	—	178,714	1,050	—	—	—	—	—	—	1,050
Management loans	—	—	—	34	—	94	—	—	—	—	128
Dividends on preferred units	—	—	—	—	—	—	—	—	(11,991)	—	(11,991)
Balance at December 31, 2002	—	—	7,265,804	38,642	184,523	94	212,018	1,248	(118,891)	(14,831)	(93,738)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	12,123	12,123
Minimum pension liability	—	—	—	—	—	—	—	—	—	(208)	(208)
Net income	—	—	—	—	—	—	—	—	5,920	—	5,920
Comprehensive income											17,835
Management loans	—	—	—	34	—	94	—	—	—	—	128
Dividends on preferred units	—	—	—	—	—	—	—	—	(12,973)	—	(12,973)
Distributions to members	—	—	—	—	—	—	—	—	(493)	—	(493)
Balance at December 31, 2003	—	—	7,265,804	38,676	184,523	188	212,018	1,248	(126,437)	(2,916)	(89,241)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	7,492	7,492
Minimum pension liability	—	—	—	—	—	—	—	—	—	(1,047)	(1,047)
Net income	—	—	—	—	—	—	—	—	10,641	—	10,641
Comprehensive income											17,086
Capital contributions	986	1	—	—	—	—	—	—	—	—	1
Distributions to members	—	—	—	—	—	—	—	—	(2,943)	—	(2,943)
Balance at December 31, 2004	986	$ 1	7,265,804	$ 38,676	184,523	$ 188	212,018	$ 1,248	$ (118,739)	$ 3,529	$ (75,097)

See notes to consolidated financial statements.

NSP HOLDINGS L.L.C.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in Thousands)

	Year ended December 31
	2002	2003	2004
Operating activities
Net (loss) income	$(4,979)	$5,920	$10,641
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	9,033	10,166	11,854
Accelerated depreciation on long lived assets to be abandoned	6,345	—	—
Amortization of intangibles	3,239	2,583	517
Amortization of deferred financing costs	2,024	2,191	1,777
Amortization of original issue discount	1,016	662	92
Write off of deferred financing costs	—	7,284	—
(Gain) loss on sale of property, plant, and equipment	—	(417)	899
Deferred income taxes	5,716	154	583
Minority interest	—	(3)	25
Noncash interest	—	—	13,493
Impairment of investment in Zimbabwe	2,072	—	—
Changes in operating assets and liabilities:
Accounts receivable	(4,081)	(698)	(7,876)
Inventories	(1,158)	(12,118)	(1,704)
Prepaid expenses and other current assets	(473)	(443)	650
Other noncurrent assets	402	(395)	(627)
Accounts payable	191	2,474	(365)
Accrued expenses	5,869	3,208	1,175
Pension, postretirement, and deferred compensation	(308)	1,335	(2,442)
Other noncurrent liabilities	(1,662)	(294)	1,223
Other	(16)	87	(4)
Net cash provided by operating activities	23,230	21,696	29,911
Investing activities
Purchase of businesses, net of cash acquired	(10,531)	(18,757)	(691)
Purchases of property, plant, and equipment	(7,197)	(7,432)	(6,423)
Proceeds from sale of property, plant, and equipment	—	578	736
Net cash used in investing activities	(17,728)	(25,611)	(6,378)
Financing activities
Payments for deferred financing costs	(44)	(13,711)	(904)
Proceeds from borrowings	4,564	286,539	—
Payments of debt	(3,099)	(221,011)	(4,775)
Net repayments under revolving credit facility	(11,429)	(30,960)	—
Proceeds from capital contribution	3,000	—	1
Repayment of management loans	189	189	—
Purchase of warrants	—	(5,250)	—
Purchase of preferred units	—	(1,550)	—
Distributions to members	—	(493)	(2,943)
Net cash (used in) provided by financing activities	(6,819)	13,753	(8,621)
Effect of exchange rate changes on cash	1,310	4,741	4,478
Net (decrease) increase in cash and cash equivalents	(7)	14,579	19,390
Cash and cash equivalents at beginning of year	1,769	1,762	16,341
Cash and cash equivalents at end of year	$1,762	$16,341	$35,731
Noncash financing:
Preferred unit dividends	11,991	12,973	—

See notes to consolidated financial statements.

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

1.   Formation of NSP Holdings L.L.C. and Acquisitions

NSP Holdings L.L.C. (Holdings), operates as a limited liability company in accordance with the Limited Liability Act of the State of Delaware. Holdings was formed on September 25, 1998, to acquire, through its subsidiary, Norcross Safety Products L.L.C. (NSP and collectively with Holdings, the Company), the stock of various entities affiliated with Invensys, formerly Siebe plc (Siebe), including North Safety Products, Ltd., James North (Africa) Pty. Ltd., Industrie-Schutz-Produkte GmbH, and Siebe North Holdings Corp. (collectively, North). To execute this transaction, Holdings entered into a Unit Purchase and Exchange Agreement whereby the unit holders of NSP exchanged their equity interests in NSP for equity interests in Holdings. NSP then canceled its Class A units and issued 100 new units to Holdings. As a result of these transactions, Holdings became the sole unit holder of NSP. In addition, Holdings issued Class A common units, Class C common units, Class D common units, and preferred units for cash consideration of $82,600, of which $75,000 was contributed to NSP. The transaction was accounted for as a recapitalization as there was no change in control.

The Company is a leading designer, manufacturer, and marketer of branded products in the personal protection equipment industry. The Company manufactures and markets a full line of personal protection equipment for workers in the general industrial, fire service, and utility/high voltage industries.

In January 2002, the Company acquired certain assets of the Muck Boot Company (Muck Boot), a designer and marketer of specialty boots, for an aggregate purchase price of $3,254, which includes a subordinated seller note of $2,000 (see Note 5). In addition to the total consideration above, the Company is obligated to pay contingent consideration payments, which are subject to Muck Boot achieving certain net sales targets as defined, on an annual basis through the year-end December 31, 2006. Contingent consideration in the amount of $227, $559, and $657 for the years ended December 31, 2002, 2003, and 2004, respectively, was recorded as additional purchase price by the Company. In connection with the acquisition, approximately $2,984 of the purchase price was allocated to definite-lived intangible assets, which are being amortized over 15 years.

In December 2002, the Company acquired the stock of Arbin Veiligheid B.V. (Arbin) for $7,050, which includes $2,564 in senior and subordinated seller notes (see Note 5). Arbin is a Holland-based manufacturer of respiratory products. In addition to the total consideration above, the Company is obligated to make contingent consideration payments, which are subject to Arbin achieving certain net sales, as defined, on an annual basis through the year-end December 31, 2008. Contingent consideration in the amount $58 and $34 was recorded as additional purchase price for the years ended December 31, 2003 and 2004, respectively. The amount of excess purchase price over fair value of assets acquired in the Arbin acquisition was approximately $4,800. The Company believes the acquisition of Arbin will broaden its respiratory product line.

On July 29, 2003, the Company acquired 100% of the common stock of Kachele-Cama Latex GmbH (KCL), a German-based manufacturer and marketer of liquid-proof and cut-resistant gloves for a variety of industries, for $20,127, including net debt assumed of $171 and acquisition costs of 51,121. The sellers of KCL will also be eligible to receive royalty payments of up to E250 per year over the next three years based on the achievement of certain cumulative net sales targets. The net sales targets for the years ended December 31, 2003 and 2004 were not achieved; however, the E500 payment could be funded in 2005 if

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

1.   Formation of NSP Holdings L.L.C. and Acquisitions (Continued)

cumulative net sales targets are achieved. The Company financed this acquisition with $9,882 of cash on hand, $5,000 of borrowings under the Senior Credit Facility, and the issuance of $5,074 of junior subordinated notes. The Company believes the acquisition of KCL will increase its penetration of the European personal protection equipment market.

The allocation of the purchase price is summarized below:

Trade receivables	$3,292
Inventory	5,842
Property, plant, and equipment	10,378
Customer relationships (eight-year life)	1,812
Trade names and trademarks (indefinite life)	616
Other assets and liabilities, net	(1,683)
Accounts payable and accrued expenses	(4,329)
Fair value of net assets acquired	15,928
Excess of purchase price over fair value of net assets acquired (goodwill)	4,199
Total consideration	$20,127

The following table presents the pro forma net sales and net (loss) income of the Company for the years ended December 31, 2002 and 2003, assuming the acquisition of KCL had occurred on January 1, 2002:

	Year ended December 31
	2002	2003
Pro forma net sales	$345,413	$389,687
Pro forma net (loss) income	(4,124)	7,046

The acquisitions described above were accounted for by the purchase method of accounting; accordingly, the results of operations for the acquisitions have been included in the Company’s consolidated financial statements since their respective dates of acquisition.

2.   Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of NSP Holdings L.L.C. and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Due to adverse economic conditions in Zimbabwe, which impacted the Company’s ability to control its subsidiary located in Zimbabwe, the Company recorded a non-cash impairment charge of $2,785 with regard to the impairment of the net assets of the Zimbabwe subsidiary for the year ended December 31, 2002. During the year ended December 31, 2004, the Company sold its Zimbabwe subsidiary and received $216 of consideration.

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

2.   Significant Accounting Policies (Continued)

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of trade receivables. Credit risk with respect to trade receivables is limited due to the diversity of customers comprising the Company’s customer base. The Company performs ongoing credit evaluations of its customers and maintains sufficient allowances for potential credit losses. The Company evaluates the collectibility of its accounts receivable based on the length of time the receivable is past due and the anticipated future write-offs based on historical experience. The Company’s policy is to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed-upon invoice terms.

Revenue Recognition

Sales and related cost of sales are recognized when products are shipped to the customer, which is when title passes to the customer.

Freight-Out Costs

The Company records freight-out costs in distribution expenses. Such amounts were $7,212, $8,697, and $10,224 for the years ended December 31, 2002, 2003, and 2004, respectively.

Inventories

Inventories are stated at the lower of cost or market. Inventories valued at first in, first out (FIFO) cost accounted for approximately 67% and 69% of the Company’s inventories at December 31, 2003 and 2004, respectively. All other inventories are valued using last in, first out (LIFO) cost.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Equipment under capital leases is stated at the present value of minimum lease payments or fair value at the inception of the leases, whichever is lower. Depreciation is determined by using the straight-line method over the estimated remaining useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset, with the related amortization expense included in depreciation expense.

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

2.   Significant Accounting Policies (Continued)

The useful lives of plant and equipment for the purpose of computing book depreciation are as follows:

Buildings and improvements	10 to 25 years
Machinery and equipment	5 to 15 years
Dies and tooling	3 to 15 years
Furniture and fixtures	3 to 13 years
Computers and office equipment	3 to 7 years

Deferred Financing Costs

Deferred financing costs represent capitalized fees and expenses associated with obtaining financing. The costs are being amortized using the straight-line method, which approximates the interest method, over the period of the related financing. Accumulated amortization of deferred financing costs at December 31, 2003 and 2004, was $1,112 and $2,889, respectively.

Goodwill and Other Intangibles

The Company has performed the required annual impairment test during the fiscal fourth quarter 2003 and 2004, and has determined that goodwill and intangible assets deemed to have indefinite lives were not impaired.

The following table summarizes goodwill by segment:

	General Industrial	Fire Service	Utility/ High Voltage	Total
Balance as of January 1, 2003	$113,400	$9,387	$—	$122,787
Goodwill acquired during the year	2,100	—	—	2,100
Effect of foreign currency translation	5,145	—	—	5,145
Balance as of December 31, 2003	120,645	9,387	—	130,032
Goodwill acquired during the year	34	—	—	34
Adjustments to fair value of assets acquired	2,249	—	—	2,249
Effect of foreign currency translation	347	—	—	347
Balance as of December 31, 2004	$123,275	$9,387	$—	$132,662

The Company’s other intangible assets with finite lives consist of trade names and trademarks and customer relationships, which are amortized on a straight-line basis over 8 to 15 years. The Company’s other intangible assets with indefinite lives consist of $604 and $730 related to trade names and trademarks as of December 31, 2003 and 2004, respectively.

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

2.   Significant Accounting Policies (Continued)

The following table summarizes other intangible assets with finite lives:

	December 31, 2003			December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Total	Gross Carrying Amount	Accumulated Amortization	Total
Trade names and Trademarks	$3,770	$(418)	$3,352	$4,427	$(698)	$3,729
Customer relationships	1,778	(93)	1,685	2,147	(350)	1,797
Total	$5,548	$(511)	$5,037	$6,574	$(1,048)	$5,526

Future amortization expense for other intangible assets held as of December 31, 2004, is as follows:

2005	$577
2006	577
2007	577
2008	577
2009	577
Thereafter	2,641
$5,526

Income Taxes

The Company is a limited liability company, and as such, income is allocated to, and included in the individual return of its unit holders. Certain of the Company’s subsidiaries are corporations which are subject to U.S. federal, state, and local income taxes and foreign entities, which are also subject to their respective foreign income tax reporting requirements (collectively, C corporations). The income tax provision is computed as if each of the C corporations were filing a separate return in its respective jurisdiction.

Deferred income taxes are recognized by the C corporations for the difference in reporting of certain assets and liabilities for financial reporting and tax purposes. These temporary differences are determined by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Valuation allowances are provided against deferred tax assets which are not likely to be realized. Deferred income taxes are not provided on the unremitted earnings of foreign subsidiaries because it has been the practice, and it is the intention, of the Company to continue to reinvest these earnings in the businesses outside the United States. The effect of a change in tax rates is recognized in the period that includes the enactment date.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was approximately $2,351, $2,577, and $3,021 for the years ended December 31, 2002, 2003, and 2004, respectively.

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

2.   Significant Accounting Policies (Continued)

Foreign Currency Translation

The accounts of foreign operations are measured using local currency as the functional currency. For those operations, assets and liabilities are translated into U.S. dollars at the end of period exchange rates and income and expenses are translated at average exchange rates. Net adjustments resulting from such translation are accumulated as a separate component of other comprehensive (loss) income included in members’ deficit. The accumulated balance of the foreign currency translation adjustments included as a component of the accumulated other comprehensive income amounted to $6,849 and $14,342 as of December 31, 2003 and 2004, respectively.

Long-Lived Assets

The Company evaluates its long-lived assets on an ongoing basis. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the related asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the impairment recognized is measured by the amount by which the carrying value of the asset exceeds its fair value.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, the Senior Credit Facility, notes payable, and the New Senior subordinated notes (see Note 5). The fair values of the Company’s financial instruments were not materially different from their carrying values at December 31, 2003 and 2004. The Company estimates the fair value of its obligations using the discounted cash flow method with interest rates currently available for similar obligations.

Insurance

Employee medical costs are insured under commercial excess policies. The Company covers the cost of such coverages up to certain retention limits. Insurance claim reserves for employee medical costs represent the estimated amounts necessary to settle outstanding claims, including claims that are incurred but not reported, based on the facts in each case and the Company’s experience with similar cases. These estimates are continually reviewed and updated, and any resulting adjustments are reflected in current operations.

The liability related to medical self-insurance was $2,071 and $2,282 as of December 31, 2003 and 2004, respectively. Medical self-insurance expense was approximately $6,313, $5,325, and $6,270 for the years ended December 31, 2002, 2003 and 2004, respectively.

Stock-Based Compensation Expense

The Company has issued unit options and accounts for the unit options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). In accordance with APB 25, compensation expense is recognized based upon the excess of fair value of the

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

2.   Significant Accounting Policies (Continued)

underlying unit over the option exercise price on the measurement date, the date at which both the exercise price and the number of units to be issued are known. The Company has elected to continue to measure compensation expense under the provisions of APB 25; however, in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), an estimate of the fair value of the unit options has been made by the Company to determine the pro forma effect on earnings had the provisions of SFAS 123 been applied in the financial statements.

Use of Estimates in the Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain account balances have been reclassified from the prior year to conform with current-year presentation.

3.   Property, Plant and Equipment

Property, plant and equipment consist of the following:

	December 31
	2003	2004
Land	$4,508	$4,234
Buildings and improvements	15,166	15,115
Machinery and equipment	53,881	55,539
Dies and tooling	12,358	13,822
Furniture and fixtures	4,501	4,331
Computers and office equipment	15,350	17,118
Construction in progress	945	2,017
	106,709	112,176
Less: Accumulated depreciation	(50,496)	(60,367)
	$56,213	$51,809

Machinery and equipment includes assets under capital leases with a gross amount of $647 and accumulated amortization of $291.

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

4.   Inventories

Inventories consist of the following:

	December 31
	2003	2004
At FIFO cost:
Raw materials	$21,187	$21,726
Work in process	9,010	10,419
Finished goods	52,512	52,045
	82,709	84,190
Adjustment to LIFO cost	(1,881)	(1,658)
	$80,828	$82,532

5.   Debt

The Company’s debt consists of the following:

	December 31
	2003	2004
Revolving credit facilities	$—	$—
Term loan	99,025	97,725
Senior subordinated notes	152,500	152,500
European term loans	1,215	469
Arbin Seller Notes	837	454
Subordinated seller notes	5,334	3,121
Capital lease obligations	339	207
Unamortized discount on senior subordinated notes	(1,002)	(910)
	258,248	253,566
Less: Current maturities of long-term obligations	4,434	15,252
	$253,814	$238,314

On March 21, 2003, the Company entered into a new Senior Credit Facility with a group of banks and financial institutions. Under the initial terms of this agreement, the Company can borrow up to $160,000 in the United States and approximately $8,300 in Canada ($10,000 Canadian). The Senior Credit Facility consisted of a $30,000 revolving credit facility and a $130,000 term loan in the United States, and a Canadian $10,000 revolving credit facility. As of December 31, 2004, the interest rate was 4.92% for the term loan. These borrowings replaced the existing senior credit facility of the Company. The Company recorded a $1,270 million charge to interest expense for the write-off of deferred financing fees associated with the senior credit facility financing for the year ended December 31, 2003.

Outstanding borrowings on the U.S. and Canadian revolvers are due on March 20, 2008, whereas the term loan borrowings are due in 24 consecutive quarterly installments which commenced on June 30, 2003. The 24 installments are payable as follows: installments 1-23 at $325 each and installment 24 at $92,525. The U.S. revolver and the term loan bear interest, at the Company’s option, at a rate equal to: (i) the

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

5.   Debt (Continued)

Eurodollar rate, plus the applicable borrowing margin, or (ii) the higher of the published prime rate of Fleet Bank or the Federal Funds rate as quoted by Fleet Bank, plus1/2 of 1% (the ABR), plus the applicable borrowing margin, as defined in the Senior Credit Facility. The applicable borrowing margin for the U.S. revolver is between 1.50% and 2.50% for the ABR loans and between 2.50% and 3.50% for the Eurodollar loans, in each case based on the Company’s consolidated leverage ratio, as defined. The applicable borrowing margin for the term loan is 1.75% for the ABR loans and 2.75% for the Eurodollar loans. The Canadian revolver bears interest at (i) the Canadian prime rate published by the Canadian Bank of Commerce (CIBC), plus applicable borrowing margin or (ii) a draft drawn by CIBC, plus applicable borrowing margin.

The U.S. revolver also provides for the issuance of letters of credit of up to $5,000 or in an amount which, when added to the aggregate outstanding principal amount under the revolver, will not exceed $30,000. The Canadian revolver provides for the issuance of letters of credit of up to Canadian $1,000 or in an amount which, when added to the aggregate outstanding principal amount under the revolver, will not exceed Canadian $10,000. At December 31, 2004, total letters of credit outstanding were $1,367 under the U.S. revolver and the Company had unused credit available of $28,633 and $8,300 under the U.S. revolver and Canadian revolver, respectively.

Included in current maturities of long-term debt as of December 31, 2004 is a $12,160 excess cash follow sweep payment on the term loan calculated in accordance with the terms of the Senior Credit Facility.

In 2000, the Company issued $95,000 of senior subordinated notes and repaid the principal and interest related to the previous senior subordinated notes. The senior subordinated notes bore interest at 13%, and contained detachable warrants for 5% of the fully diluted equity ownership of Holdings. The Company recorded a $5,596 discount on the senior subordinated notes related to the warrants issued by Holdings.

On August 13, 2003, the Company issued $152,500 of 9.875% Senior Subordinated Notes due 2011 (the New Senior Subordinated Notes) and received gross proceeds of $151,465. The proceeds were primarily used to: (i) repay principal and interest and repurchase warrants related to the $95,000 of senior subordinated notes, (ii) repay $30,000 of principal related to the term loan, (iii) repay principal on the junior subordinated notes used to finance the KCL acquisition, (iv) purchase preferred units of NSP Holdings L.L.C. from certain members of management and (v) pay fees and expenses. The Company recorded a $8,914 charge to interest expense for the write-off of deferred financing fees and original issue discount and a prepayment penalty associated with the $95,000 of senior subordinated notes for the year ended December 31, 2003.

The Company’s Senior Credit Facility is secured by a first priority lien on substantially all of the Company’s property and assets. The New Senior subordinated notes are general unsecured obligations of the Company that are subordinate to borrowings under the Senior Credit Facility, Europe term loans and Arbin Seller Notes. The Senior Credit Facility and the New Senior Subordinated Notes are guaranteed by the Company’s domestic subsidiaries and by Holdings.

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

5.   Debt (Continued)

The Senior Credit Facility and New Senior subordinated notes contain certain covenants restricting the Company’s ability to: (i) incur additional indebtedness, (ii) dispose of property or issue capital stock, (iii) declare or pay dividends or redeem or repurchase capital stock, (iv) make capital expenditures, (v) make loans or investments, (vi) prepay, amend, or otherwise alter debt and other material agreements, (vii) transact with affiliates, and (viii) engage in sale and leaseback transactions. The Company is also subject to certain financial covenants including the maintenance of minimum interest and fixed charge coverage ratios and senior and total leverage ratios.

The Company issued an unsecured $2,924 seller note in connection with one of its acquisitions, of which $439 is outstanding at December 31, 2004. The seller note bears interest at Citibank, N.A.’s prime rate, plus 2% (7.25% at December 31, 2004) with interest payable quarterly. Principal is payable in 20 consecutive quarterly payments of approximately $146 on January 1, April 1, July 1, and October 1 of each year and commenced on October 1, 2000. All unpaid principal and accrued interest is due July 1, 2005.

In connection with an acquisition, Holdings issued an unsecured Canadian $5,470 seller note (Arkon Note) of which Canadian $1,367 (U.S. $1,056) was outstanding at December 31, 2003. This seller note bore interest at the CIBC Canadian prime rate (4.5% as of December 31, 2003), with interest payable quarterly. The outstanding principal on the Arkon Note was paid during the year ended December 31, 2004.

In connection with the Muck Boot acquisition, the Company issued a seller note totaling $2,000. This note is an unsecured obligation and bears interest at Wall Street Journal Prime (5.25% at December 31, 2004). Outstanding principal and accrued interest on the seller note is payable in January 2007.

In connection with the Arbin acquisition, the Company issued three seller notes with an aggregate original principal balance of $2,564. Two notes in the amount of $1,026, of which $454 is outstanding at December 31, 2004, bear interest at 5.5% and are partially secured by the fixed assets and accounts receivable of North’s European operations. The third note in the amount of $1,538, of which $682 is outstanding at December 31, 2004, bears interest of 5.5% and is unsecured. Outstanding principal and accrued interest is payable on an annual basis in three equal installments that began December 2003.

The seller notes, except for the partially secured Arbin notes, which are senior, rank equally with other subordinated indebtedness.

In connection with the acquisition of KCL in July 2003, we assumed term loans of approximately $2,079. As of December 31, 2004, there was approximately $469 outstanding on these term loans. The loans bear interest ranging from 4.6% to 5.7%, with scheduled maturities through 2010. Additionally, revolving credit facilities of KCL and North Safety Products Europe B.V. permit borrowings of up to €3,090, of which €3,090 was available at December 31, 2004.

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

5.   Debt (Continued)

Aggregate maturities of long-term debt at December 31, 2004, are as follows:

2005	$15,252
2006	1,333
2007	3,244
2008	1,198
2009	80,249
Thereafter	152,290
$253,566

Interest paid during the years ended December 31, 2002, 2003, and 2004, was approximately $20,334, $20,418, and $20,599, respectively.

6.   Income Taxes

Certain of the Company’s subsidiaries are subject to foreign and U.S. federal, state and local income taxes. The components of “(Loss) income before income taxes and minority interest,” for the C corporations subject to foreign and U.S. federal, state and local income taxes consist of U.S. (losses) income of $(10,460), $(840), and $11,078 and foreign income of $4,369, $3,971, and $6,107 for years ended December 31, 2002, 2003, and 2004, respectively.

The income tax expense on loss (benefit) before income taxes and minority interest consists of the following:

	Year ended December 31
	2002	2003	2004
Current:
Federal	$—	$—	$207
State	535	638	171
Foreign	1,796	1,359	3,230
Total current provision	2,331	1,997	3,608
Deferred:
Federal	5,570	—	—
State	—	—	—
Foreign	—	(154)	(413)
Total deferred expense (benefit)	5,570	(154)	(413)
Income tax expense	$7,901	$1,843	$3,195

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

6.   Income Taxes (Continued)

The income tax expense differs from the amount of income tax benefit computed by applying the U.S. federal income tax rate to income before income taxes and minority interest. A reconciliation of the difference is as follows:

	Year ended December 31
	2002	2003	2004
Income tax expense at statutory federal tax rate	$1,023	$2,716	$4,851
Adjustment for limited liability company income included in the return of unit holders	(3,324)	(1,651)	1,154
C corporation income tax (benefit) expense at statutory federal tax rate	(2,301)	1,065	6,005
Decrease (increase) resulting from:
State and local taxes, net of federal benefit	150	(14)	110
Foreign subsidiaries’ tax rate differences	111	218	(353)
Change in valuation allowance—U.S.	9,534	386	(3,711)
Change in valuation allowance—Foreign	137	76	415
Nondeductible depreciation, amortization, and other expenses	(35)	(104)	(149)
Other	305	216	878
Income tax expense	$7,901	$1,843	$3,195

The reconciliation above excludes increases in the valuation allowance of $3,799 and $407 recorded against deferred tax assets related to comprehensive losses on the Company’s pension plans for the years ended December 31, 2003 and 2004, respectively.

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

6.   Income Taxes (Continued)

The tax effect of temporary differences that gave rise to deferred tax assets and liabilities consist of the following:

	December 31
	2003	2004
Deferred tax assets:
United States net operating loss carryforwards	$17,181	$13,828
Foreign net operating loss	1,271	1,317
Inventories—Principally obsolescence reserves	1,567	2,566
Intangibles—Principally covenant not to compete	4,224	3,598
Pensions and deferred compensation	8,614	7,901
Allowance for doubtful accounts	235	220
Other—Principally accruals	2,561	2,633
Total deferred tax asset	35,653	32,063
Less: Valuation allowance	(31,743)	(28,854)
Net deferred tax asset	3,910	3,209
Deferred tax liabilities:
Property, plant, and equipment	3,125	6,042
LIFO reserve	1,910	1,906
Interest on debt	782	—
Total deferred tax liabilities	5,817	7,948
Net deferred tax liability	$(1,907)	$(4,739)

The foreign net operating losses have no expiration date, while U.S. net operating losses expire beginning in 2018. In assessing the realizability of deferred tax assets, including the foreign net operating losses, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. For the year ended December 31, 2002, due to the continued generation of operating losses and the expected timing of the reversal of certain deferred tax assets, it was determined to be most appropriate to increase the valuation allowance for net deferred tax assets. The increase in the valuation allowance increased the Company’s income tax expense by $5,570 for the year ended December 31, 2002. For the year ended December 31, 2004, the Company began to generate taxable income and utilized a portion of its net operating loss carryforward, which resulted in a decrease in the valuation allowance. The Company will continue to monitor its taxable income situation, and adjust the valuation allowance as appropriate.

Undistributed earnings of the Company’s foreign subsidiaries amounted to approximately $12,882 at December 31, 2004. These earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Determination of the amount

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

6.   Income Taxes (Continued)

of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

Income taxes paid during the years ended December 31, 2002, 2003 and 2004 were $1,430, $1,201 and $1,327, respectively.

7.   Employee Benefit Plans

The Company sponsors a tax-qualified, defined-benefit pension plan covering the majority of all U.S.-based employees. The pension plan’s benefits are based on years of service, employment with the Company, retirement date, and compensation or stated amounts for each year of service. The Company’s funding policy is to annually contribute amounts sufficient to meet the minimum funding requirements under the Employee Retirement Income Security Act of 1974.

Additionally, North has two nonqualified defined-benefit pension plans covering certain former employees who were highly compensated.

The majority of the Company’s U.S.-based employees are covered by postretirement health and life insurance benefit plans. The expected cost of these benefits is recognized during the years that employees render services. Retiree contributions are required depending on the year of retirement and the number of years of service at the time of retirement.

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

7.   Employee Benefit Plans (Continued)

The following table sets forth the details of the funded status of the pension and post-retirement plans, the amounts recognized in the consolidated statements of financial position, the components of net periodic benefit cost, and the weighted-average assumptions used in determining these amounts:

	Year ended December 31
	2003		2004
	Pension Benefits	Post- Retirement Benefits	Pension Benefits	Post- Retirement Benefits
Change in benefit obligation:
Benefit obligation at beginning of year	$53,142	$1,469	$59,527	$1,400
Service cost	1,365	27	1,566	26
Interest cost	3,395	84	3,511	82
Benefits paid	(2,491)	(362)	(2,416)	(239)
Actuarial loss	4,116	182	2,506	171
Benefit obligation at December 31	$59,527	$1,400	$64,694	$1,440
Change in plan assets:
Fair value of plan assets at beginning of year	$27,662	$—	$31,520	$—
Actual return on plan assets	4,746	—	2,702	—
Employer contribution	1,603	362	6,048	239
Benefits paid	(2,491)	(362)	(2,416)	(239)
Fair value of plan assets at December 31	$31,520	$—	$37,854	$—
Reconciliation of amount recognized in the statement of financial position:
Accumulated benefit obligation	$(54,264)	$(1,400)	$(58,877)	$(1,440)
Effect of salary projection	(5,263)	—	(5,817)	—
Projected benefit obligation	(59,527)	(1,400)	(64,694)	(1,440)
Market value of assets	31,520	—	37,854	—
Funded status	(28,007)	(1,400)	(26,840)	(1,440)
Unrecognized actuarial loss	15,028	1,057	16,630	1,142
Unrecognized prior service cost	44	135	38	118
Net amount recognized at December 31	$(12,935)	$(208)	$(10,172)	$(180)
Amounts recognized in the statement of financial position consist of:
Accrued benefit liability	$(22,744)	$(208)	$(21,023)	$(180)
Intangible asset	44	—	38	—
Accumulated other comprehensive loss	9,765	—	10,813	—
Net amount recognized at December 31	$(12,935)	$(208)	$(10,172)	$(180)
Change in accrued benefit cost:
Accrued benefit cost at beginning of year	$11,217	$381	$12,935	$208
Net periodic benefit cost	3,321	189	3,285	211
Contributions	(1,603)	(362)	(6,048)	(239)
Accrued benefit cost at December 31	$12,935	$208	$10,172	$180
Weighted average assumptions used to determine year end benefit obligation:
Discount rate	6.00%	6.00%	5.75%	5.75%
Rate of compensation increase	4.00%	—	4.00%	—

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

7.   Employee Benefit Plans (Continued)

	2003		2004		2005
	Pension Benefits	Post- Retirement Benefits	Pension Benefits	Post- Retirement Benefits	Pension Benefits	Post- Retirement Benefits
Components of net period benefit cost:
Service cost	$1,147	$27	$1,365	$27	$1,566	$26
Interest cost.	3,287	96	3,395	84	3,511	82
Expected return on plan assets	(2,645)	—	(2,303)	—	(2,683)	—
Amortization of prior service cost.	36	17	5	18	5	18
Amortization of actuarial (gain) loss	3	47	859	60	886	85
Net periodic expense	$1,828	$187	$3,321	$189	$3,285	$211
Weighted-average assumptions used to determine net periodic benefit cost are as follows:
Discount rate	7.25%	7.25%	6.50%	6.50%	6.00%	6.00%
Expected return on plan assets	8.75	—	8.50	—	8.50	—
Rate of compensation increase	4.00	—	4.00	—	4.00	—

The long-term rate of return on plan assets assumption is reviewed annually. An investment model is used to determine an expected rate of return based on current investment allocation. The investment model considers past performance and forward looking assumptions for each asset class based on current market indices, key economic indicators and assumed long-term rate of inflation. The long-term rate of return assumption is adjusted, as needed, such that it falls between the 25th and 75th percentile expected return generated from the model.

The Company’s investment philosophy is to diversify the pension assets subject to a specified asset allocation policy. The Company rebalances the asset classes to stay within an acceptable range around the targeted allocation. The philosophy recognizes that the primary objective for the management of the assets is to maximize return commensurate with the level of risk undertaken. With the understanding that investment returns are largely uncertain from year to year, the basic return objective is to be achieved over an averaging period no greater than three to five years in duration. The assets are invested in both indexed funds and actively managed funds, depending on the asset class.

The Company’s plan asset allocation at December 31, 2003 and 2004, and target allocation for 2005, by asset category are as follows:

	December 31				Target Allocation
	2003		2004		2005
	Pension Benefits	Post- Retirement Benefits	Pension Benefits	Post- Retirement Benefits	Pension Benefits	Post- Retirement Benefits
Equity securities	62%	—%	60%	—%	60%	—%
Debt securities	38%	—%	40%	—%	40%	—%
Total	100%	—%	100%	—%	100%	—%

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

7.   Employee Benefit Plans (Continued)

Future expected benefit payments as of December 31, 2004, is as follows:

2005	$3,040
2006	3,134
2007	3,220
2008	3,413
2009	3,575
Thereafter	21,756
$38,138

The Company expects 2005 contributions for pension and post-retirement benefits to be approximately $4,741.

The Company also sponsors defined-contribution plans covering substantially all of its U.S.-based employees. The Company’s contribution to these plans ranges from 0% to 6% of a participant’s salary. In addition, the Company may elect to make discretionary contributions to some of the plans. The amount expensed for various match provisions of the plans was $785, $829, and $907 for the years ended December 31, 2002, 2003, and 2004, respectively.

8.   Members’ Deficit

Unit Options

As of January 1, 2002, the Company had granted an aggregate of 21,124 options to purchase Class A units at $2.10 per unit, 31,239 options to purchase Class A units at $5.89 per unit, 313,640 options to purchase Class C units at $5.89 per unit, and 21,124 options to purchase preferred units at $3.90 per unit. Each issuance approximated fair market value at date of grant. The options were fully vested at the date of grant and expire ten years from the date of grant. No options were issued, exercised, forfeited, or expired in 2002, 2003, and 2004.

Unit Appreciation Rights Plan

The Company has a unit appreciation rights plan (Rights Plan), whereby the Board of Managers or their designee may issue to key employees up to 476,700 of unit appreciation rights. As of December 31, 2004, 383,764 appreciation rights were outstanding. Individuals vest in appreciated rights over four years (first year: 10%; second year: 20%; third year: 30%; and fourth year: 40%). Vesting accelerates upon certain events, including a participant’s death and the sale of the Company or an initial public offering. All appreciation rights are issued at fair market value at the date of grant. The Company recorded no compensation expense related to the grant appreciation rights during the years ended December 31, 2002, 2003, and 2004.

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

8.   Members’ Deficit (Continued)

Redeemable Preferred Units

In connection with the North acquisition on October 2, 1998, the Company received $57,329 in exchange for the issuance of redeemable preferred units. The preferred units accrue dividends at a semiannual compound rate of 10%. The preferred units are nonvoting and are mandatorily redeemable by the Company on September 30, 2013. In the event of any liquidation, sale, dissolution, or winding up of the affairs of the Company, holders of the preferred units shall be paid the redemption price, plus all accrued dividends before any payment to other unit holders.

In connection with the Arbin acquisition, the Company issued additional mandatorily redeemable preferred units for $1,950, respectively. These preferred units also accrue dividends at a semiannual compound rate of 10%, and are mandatorily redeemable by the Company on September 30, 2013. As of December 31, 2003 and 2004, $44,857 and $57,726, respectively, of dividends were accrued and unpaid.

Beginning January 1, 2004, in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 150, the yield on the Company’s preferred units is recorded as interest expense and the preferred units are classified on the Company’s balance sheet as long-term liabilities. For all periods prior to January 1, 2004, the yield is recorded below net income as preferred unit dividend and the preferred units were recorded on the Company’s balance sheet between debt and equity. For the year ended December 31, 2004, the Company classified $13,493 of preferred unit dividends as interest expense.

Class E Units

During the year ended December 31, 2004, the Company authorized the issuance of 1,000 Class E Units, which vest 6.25% quarterly. As of December 31, 2004, 986 Class E Units were issued to senior management of the Company for $1. The holders of Class E Units are entitled to distributions on the Company’s units as defined in the Company’s Second Amended and Restated Limited Liability Company Agreement. The units were vested 31.25% as of December 31, 2004.

Common Units

In addition to the preferred units and Class E Units, the Company’s equity structure consists of Class A common units, Class B common units, Class C common units, and Class D common units. Class B common units and Class D common units are nonvoting. Common units are generally convertible into other classes of common units at the member’s request, with certain restrictions based on Class B and Class C unit holders, as defined. In connection with the Arbin acquisition, the Company issued Class A units for proceeds of $1,050.

Management Loans

In connection with the acquisition of North, certain members of management entered into nonrecourse promissory notes amounting to $1,086 in exchange for Class C common units of the Company. The notes are non-interest-bearing and mature on the earlier of December 31, 2016, the sale of the Company, or the occurrence of certain events, all as defined in the notes. The promissory notes are

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

8.   Members’ Deficit (Continued)

collateralized by the Class A and Class C common and all preferred units of the borrowers, and have been classified as reductions to members’ deficit. In 2002 and 2003, $94 of this note amount was repaid.

In connection with an acquisition, certain members of management entered into nonrecourse promissory notes amounting to $1,108 in exchange for Class A common units and preferred units of the Company. The notes are non-interest-bearing and mature on the earlier of December 31, 2016, the sale of the Company, or the occurrence of certain events, all as defined in the notes. The promissory notes are collateralized by Class A common and preferred units of the borrowers and have been classified as reductions to members’ deficit. In 2002 and 2003, $34 and $61 of this note amount was repaid, related to the Class A common units and preferred units, respectively. No amounts were repaid in 2004.

9.   Lease Commitments

The Company leases various assets whose terms and conditions qualify the obligations for treatment as capital leases.

The Company also leases certain facilities under various noncancelable operating lease agreements. Future minimum lease payments under capital and noncancelable operating leases as of December 31, 2004, are as follows:

	Capital Leases	Operating Leases
2005	$145	$4,927
2006	77	4,050
2007	—	2,772
2008	—	2,140
2009	—	1,432
Thereafter	—	1,669
Total minimum lease payments	222	$16,990
Less: Amount representing interest	15
Present value of net minimum capital lease payments	207
Less: Current portion of obligations under capital leases	132
Obligations under capital leases, excluding current installments	$75

Rent expense was $4,844, and $5,102, and $5,513 for the years ended December 31, 2002, 2003, and 2004, respectively.

10.   Legal Proceedings

The Company is subject to various claims arising in the ordinary course of business. Most of these lawsuits and claims are product liability matters that arise out of the use of respiratory product lines manufactured by the Company’s North Safety Products subsidiary. As of December 31, 2004, the Company’s North Safety Products subsidiary, along with its predecessors and/or the former owners of such

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

10.   Legal Proceedings (Continued)

business were named as defendants in approximately 847 lawsuits involving respirators manufactured and sold by it or its predecessors. The Company is also monitoring an additional 11 lawsuits in which it feels that North Safety Products, its predecessors and/or the former owners of such businesses may be named as defendants. Collectively, these 858 lawsuits represent a total of approximately 26,000 plaintiffs. Approximately 91% of these lawsuits involve plaintiffs alleging injury resulting from exposure to silica dust, with the remainder alleging injury resulting from exposure to other dust particles, including asbestos. These lawsuits typically allege that the purposed injuries resulted in part from respirators that were negligently designed or manufactured. Invensys plc (“Invensys”), formerly Siebe plc, is contractually obligated to indemnify the Company for any losses, including costs of defending claims, resulting from respiratory products manufactured or sold prior to the acquisition of North Safety Products in October 1998.

In addition, the Company’s North Safety Products subsidiary is contractually entitled to indemnification from Norton Company, an affiliate of Saint-Gobain, which owned the North Safety Products business prior to Invensys. Pursuant to a December 14, 1982 asset purchase agreement, Siebe Norton, Inc., a newly formed wholly-owned subsidiary of Norton Company, acquired the assets of Norton’s Safety Products Division and the stock of this company was in turn acquired by Siebe Gorman Holdings PLC. Under the terms of the Agreement, Siebe Norton, Inc. did not assume any liability for claims relating to products shipped by Norton Company prior to the closing date. Moreover, Norton Company covenanted in the Agreement to indemnify Siebe Norton and its successors and assigns against any liability resulting from or arising out of any state of facts, omissions or events existing or occurring on or before the closing date, including, without limitation, any claims arising from products shipped by Norton Company or any of its affiliates prior to the closing date. Siebe Norton, whose name was subsequently changed to Siebe North Inc., was subsequently acquired by the Company as part of the 1998 acquisition of the North Safety Products business from Invensys.

Despite these indemnification arrangements, the Company could potentially be liable for losses or claims relating to products manufactured prior to the October 1998 acquisition date if Invensys fails to meet its obligations to indemnify the Company and the Company could potentially be liable for losses and claims relating to products sold prior to January 10, 1983 if both Invensys and Norton fail to meet their obligations to indemnify the Company. The Company could also be liable if the alleged exposure involved the use of a product manufactured by the Company after our October 1998 acquisition of the North Safety Products business. Invensys is currently handling the defense of all of the cases prior to October 1998 in which North Safety Products, its predecessors and/or former owners of such business have been named as defendants. The Company is jointly with Invensys handling the defense of all of the cases which allege exposure, including periods pre and post October 1998. The Company will individually handle the defense of all cases with exclusive post October 1998 exposure, however, it has not been involved in a case with exclusive post October 1998 exposure to date. As of December 31, 2004, Invensys has sent us requests for reimbursement totaling $120.7, relating to settled cases in which Invensys claims that the period of alleged exposure included periods after October 1998. Based on information provided to the Company by Invensys, the Company believes that Invensys has made payments with respect to settlement of these claims of $477.2 in 2002, $660.5 in 2003, and $938.1 in 2004. The Company believes that Invensys has the

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

10.   Legal Proceedings (Continued)

ability to pay these claims based on its current financial position, as publicly disclosed by Invensys. Separately, the Company and Invensys settled one unusual case for $65 in which the Company’s settlement share was $45 (the Company’s net contribution after insurance proceeds was $25).

Consistent with the current environment being experienced by companies involved in silica and asbestos-related litigation, there has been an increase in the number of asserted claims that could potentially involve the Company. Based upon information provided to the Company by Invensys, the Company believes activity related to these lawsuits was as follows for the periods indicated:

	2002	2003	2004
Beginning lawsuits	363	306	680
New lawsuits	185	537	372
Settlements	(134)	(46)	(46)
Dismissals	(108)	(117)	(148)
Ending lawsuits	306	680	858

Plaintiffs have asserted specific dollar claims in less than a quarter of the approximately 847 cases pending as of December 31, 2004 in which North Safety Products, its predecessors and/or the former owners of such businesses have been named as defendants. A majority of cases prohibit specifying damages m tort cases such as these, and most of the remaining jurisdictions do not require such specification. In those cases in which plaintiffs choose to assert specific dollar amounts in their complaints, brought in states that permit such pleading, the amounts claimed are typically not meaningful as an indicator of a company’s potential liability. This is because (1) the amounts claimed typically bear no relation to the level of the plaintiff’s injury, (2) the complaints typically assert claims against numerous defendants, and (3) many cases are brought on behalf of plaintiffs who have not suffered any medical injury, and, ultimately, are resolved without any payment or payment of a small fraction of the damages initially claimed. Of the 847 complaints maintained in the Company’s records, 669 do not specify the amount of damages sought, 32 generally allege damages in excess of $50, four allege compensatory damages in excess of $50 and an unspecified amount of punitive damages, 78 allege compensatory damages and punitive damages, each in excess of $25, two generally allege damages in excess of $100, 19 allege compensatory damages and punitive damages, each in excess of $50, 31 generally allege damages of $15,000, one generally alleges damages not to exceed $290,000, one alleges compensatory damages and punitive damages, each in excess of $10, one alleges compensatory and punitive damages, each in excess of $15, one alleges punitive damages in excess of $25, one alleges punitive damages in excess of $50, two generally allege damages in excess of $15, two generally allege damages in excess of $25, one generally alleges damages in excess of $4, and two allege compensatory and punitive damages, each in excess of $15,000. The Company currently does not have access to the complaints with respect to the previously mentioned additional 11 monitored cases, and therefore do not know whether these cases allege specific damages, or if so, the amount of such damages, but are in the process of seeking to obtain such information. Due to the reasons noted above and to the indemnification arrangements benefiting the Company, it does not believe that the damage amounts specified in these complaints are a meaningful factor in any assessment of the Company’s potential liability.

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

10.   Legal Proceedings (Continued)

During the year ended December 31, 2004, the Company recorded a $1,250 liability and charge to operating expenses to establish a reserve for respiratory claims, which remains outstanding as of December 31, 2004. This reserve represents a reasonable estimate of the Company’s probable and estimable liabilities for claims alleging injury resulting from exposure to silica dust and other dust particles, including asbestos as determined by the Company in consultation with an independent consultant. The Company has determined that a five-year projection of claims and defense costs is the most reasonable approach. However, it is possible that the Company may incur liabilities in excess of the amounts currently reserved. This reserve will be re-evaluated periodically and additional charges or credits will be recorded to operating expenses as additional information becomes available.

The Company is not otherwise involved in any material lawsuits. The Company historically has not been required to pay any material liability claims. The Company maintains insurance against product liability claims (with the exception of asbestosis and silicosis cases, for which coverage is not commercially available), but it is possible that its insurance coverage will not continue to be available on terms acceptable to the Company or that such coverage will not be adequate for liabilities actually incurred. In connection with the North Safety Products acquisition, the Company recorded a $2,500 reserve for potential uninsured product liability claims of North Safety Products for periods prior to October 1998. The reserve was established at the date of acquisition and relates to potential claims primarily associated with fall protection products sold in Canada. Through December 31, 2003, the Company incurred charges of $200 against this reserve, which reduced the balance to $2,300. During 2004, the Company reduced this reserve to $1,000 to reflect its current expectations of the liability based on information available and recorded a $1,300 credit to operating expenses. This reserve is re-evaluated periodically, and additional charges or credits will be recorded to operating expenses as additional information becomes available.

It is possible that the Company may incur liabilities in an amount in excess of amounts currently reserved. However, taking into account currently available information, historical experience, and the Company’s indemnification from Invensys, but recognizing the inherent uncertainties in the projection of any future events, the Company believes that these suits or claims should not result in final judgments or settlements in excess of its reserve.

11.   Restructuring and Merger-Related Charges

During 2002, the Company initiated a restructuring plan to exit the medical products business located in Cranston, Rhode Island and close certain hand protection plants located in Tijuana, Mexico, Tallmadge, Ohio and Charleston, South Carolina and move production to China. The Company decided to exit the medical products business at that time, because the medical products business primarily served one customer, who decided to manufacture the product in-house. The Company closed its hand protection plant to increase profitability of certain low margin product lines. This restructuring resulted in the termination of approximately 105 employees who worked at these operations. The Company incurred restructuring and merger-related charges associated with the plan of $9,297, comprised of $6,345 non-cash expense relating to accelerated depreciation charges on long-lived assets to be abandoned; $1,242 in severance costs; and $1,710 in facility closure and other exit costs. The exit of the medical business was completed in 2002. The shut-down of the Tallmadge, Ohio facility was completed in 2003 and the

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

11.   Restructuring and Merger-Related Charges (Continued)

Company completed the closure of the Charleston, South Carolina and Tijuana, Mexico plants in 2004. The restructuring liability is classified within the accrued expenses caption on the consolidated balance sheet.

A rollforward of the restructuring liability is as follows:

	Balance at			Balance at			Balance at
	January 1,			December 31,			December 31,
	2003	Payments	Other	2003	Payments	Other	2004
Severance and relocation Costs	$1,187	$(734)	$—	$453	$(367)	$—	$86
Facility exit and closure Costs	1,700	(387)	32	1,345	(928)	35	452
	$2,887	$(1,121)	$32	$1,798	$(1,295)	$35	$538

12.   Strategic Alternatives

The Company had previously announced that it was in the process of exploring strategic alternatives, including a possible sale of the Company. A decision was made by the Company in 2004 to terminate this process and therefore it has expensed $616 in associated costs (primarily consisting of professional service fees) for the year ended December 31, 2004. These costs are reflected in operating expenses as strategic alternatives.

13.   Related Party Transactions

The Company leases a facility in Dayton, Ohio from American Firefighters Cooperative, Inc., a corporation controlled by William L. Grilliot, President—Fire Service. The initial term of the lease ended on February 28, 2005, and was extended through April 30, 2009. The base rent is $348 per year, payable in monthly installments. In addition, the Company must also pay American Firefighters Cooperative, Inc. all general and special assessments of every kind, as additional rent during the term of the lease. The annual rent paid was $353, $354 and $366 for the years ended December 31, 2002, 2003, and 2004, respectively.

14.   Segment Data

The Company has three reporting segments: general industrial, fire service, and utility/high voltage. General Industrial offers products to a wide variety of industries, including manufacturing, agriculture, automotive, food processing and pharmaceutical industries and the military, under the North, Servus and Ranger brand names. The product offering includes respiratory protection, protective footwear, hand protection, eye, head and face protection, first aid, hearing protection and fall protection. The Company sells its general industrial products primarily through industrial distributors. Fire Service offers personal protection equipment for the fire service segment, providing firefighters head-to-toe protection. The product offering includes bunker gear, helmets, gloves and fireboots. The Company markets its products under the Total Fire Group umbrella, using the brand names of Morning Pride, Ranger, Servus and Pro-Warrington. The Company sells its fire service products primarily through specialized fire service

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

14.   Segment Data (Continued)

distributors. Utility/High Voltage offers personal protection equipment for the utility/high voltage service segment under the Salisbury and Servus brands. The product offering includes gloves, sleeves, footwear and linemen equipment. The Company distributes its utility/high voltage products through specialized distributors and direct to utilities and electrical contractors.

The following table presents information about the Company by segment:

	General Industrial	Fire Service	Utility/High Voltage	Corporate	Eliminations	Total
Year ended December 31, 2002
Net sales—third parties	$223,727	$58,342	$41,440	$—	$—	$323,509
Net sales—intersegment	8,441	—	262	—	(8,703)	—
Income from operations	8,995	10,532	10,424	(4,082)	—	25,869
Restructuring and merger-related charges	9,269	—	—	—	—	9,269
Interest expense	23,078	214	—	82	—	23,374
Income tax expense	7,729	66	—	106	—	7,901
Depreciation and amortization	16,558	334	1,116	609	—	18,617
Purchase of plant, property and equipment	5,889	642	666	—	—	7,197
Year ended December 31, 2003
Net sales—third parties	258,969	70,335	43,220	—	—	372,524
Net sales—intersegment	9,349	—	30		(9,379)	—
Income from operations	22,306	13,248	9,078	(4,537)	—	40,095
Interest expense	33,238	134	—	82	—	33,454
Income tax expense	1,600	85	—	158	—	1,843
Depreciation and amortization	10,611	367	1,161	610	—	12,749
Purchase of plant, property and equipment	6,040	592	800	—	—	7,432
Total assets	347,335	27,654	18,199	100,089	(130,559)	362,718
Year ended December 31, 2004
Net sales—third parties	310,357	78,881	51,042	—	—	440,280
Net sales—intersegment	9,684	—	—	—	(9,684)	—
Income from operations	31,112	14,972	11,148	(6,083)		51,149
Strategic alternatives	—	—	—	616	—	616
Interest expense	22,385	52	—	13,525	—	35,962
Income tax expense	2,734	238	—	223	—	3,195
Depreciation and amortization	9,868	413	1,482	608	—	12,371
Purchase of plant, property and equipment	5,028	480	915	—	—	6,423
Total assets	355,332	29,185	18,465	116,768	(130,559)	389,191

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

15.   Product Line Data

The following table presents net sales of the Company by product line:

	Year ended December 31
	2002	2003	2004
Protective footwear	$70,882	$88,490	$97,256
Hand protection	64,657	78,822	111,739
Eye, head and face	27,862	32,526	36,672
Respiratory	44,252	49,299	51,364
Protective garments	43,417	53,250	60,321
First aid	11,168	11,715	13,456
Hearing protection	7,649	7,396	7,869
Fall protection	9,182	11,281	13,007
Lineman equipment	22,047	24,200	28,248
Other	22,393	15,545	20,348
	$323,509	$372,524	$440,280

16.   Geographic Data

The following table presents information about the Company by geographic area:

	United States	Europe	Canada	Africa	Total Foreign	Consolidated
Year ended December 31, 2002
Net sales	$241,450	$21,811	$51,192	$9,056	$82,059	$323,509
Year ended December 31, 2003
Net sales	262,645	41,823	55,553	12,503	109,879	372,524
Long-lived assets	42,649	17,751	6,465	524	24,740	67,389
Year ended December 31, 2004
Net sales	294,605	68,357	60,296	17,022	145,675	440,280
Long-lived assets	38,480	18,236	6,376	662	25,274	63,754

NSP HOLDINGS L.L.C.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2002, 2003, AND 2004
(Amounts in Thousands, Except Units and Per Unit Data)

17.   Quarterly Results (Unaudited)

The following tables contain selected unaudited consolidated statements of operations information for each quarter of 2003 and 2004. The Company believes that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	Year ended December 31, 2003
	Quarter ended December 31	Quarter ended September 27	Quarter ended June 28	Quarter ended March 29
Net sales	$102,690	$93,022	$90,997	$85,815
Gross profit	34,352	33,596	33,266	30,902
Net income (loss)	6,653	(6,779)	3,915	2,131

	Year ended December 31, 2004
	Quarter ended December 31	Quarter ended October 2	Quarter ended July 3	Quarter ended April 3
Net sales	$109,694	$114,508	$107,005	$109,073
Gross profit	39,898	39,712	38,380	40,366
Net income	2,246	2,837	1,676	3,882

18.   Subsequent Events

On January 7, 2005, Holdings and NSP Holdings Capital Corp. issued $100,000 of 11.75% Senior Paid in Kind Notes due 2012, as co-issuers on a joint and several basis. NSP Holdings Capital Corp. is a 100% owned finance subsidiary of Holdings with no assets or operations. None of Holdings’ other subsidiaries will guarantee the 11.75% Senior Paid in Kind Notes.

Holdings used approximately $60,000 of the proceeds of the offering to make payments in respect of its preferred units, approximately $58,000 of which were payments in respect of accrued preferred yield and approximately $2,000 of which were used to return a portion of the original capital contribution made by holders of its preferred units.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SAFETY PRODUCTS HOLDINGS, INC.
FOR THE QUARTERLY PERIODS ENDED OCTOBER 2, 2004 AND OCTOBER 1, 2005

SAFETY PRODUCTS HOLDINGS, INC.
(NSP Holdings L.L.C. as predecessor)
CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands) (Unaudited)

	Predecessor	Successor
	December 31, 2004(1)	October 1, 2005
Assets
Current assets:
Cash and cash equivalents	$35,731	$4,241
Accounts receivable, less allowance of $2,063 and $2,268 in 2004 and 2005, respectively	61,167	73,919
Inventories	82,532	90,479
Deferred income taxes	60	61
Prepaid expenses and other current assets	3,183	2,494
Total current assets	182,673	171,194
Property, plant, and equipment, net	51,809	63,838
Deferred financing costs, net	9,960	19,212
Goodwill	132,662	116,817
Other intangible assets, net	6,256	238,405
Other noncurrent assets	5,831	5,564
Total assets	$389,191	$615,030
Liabilities and members’ deficit / equity
Current liabilities:
Accounts payable	$17,871	$20,667
Accrued expenses	29,024	26,809
Current maturities of long-term obligations	15,252	938
Total current liabilities	62,147	48,414
Pension, post-retirement, and deferred compensation	22,923	32,571
Long-term obligations	238,314	373,981
Mandatorily redeemable preferred units	134,310	—
Other noncurrent liabilities	1,653	1,620
Deferred income taxes	4,799	50,861
Minority interest	142	175
	402,141	459,208
Members’ deficit / equity:
Class E units	1	—
Common units:
Class A units	38,676	—
Class C units	188	—
Class D units	1,248	—
Common shares	—	110
Contributed capital	—	109,560
Accumulated deficit	(118,739)	(5,023)
Accumulated other comprehensive income	3,529	2,761
Total members’ deficit / equity	(75,097)	107,408
Total liabilities and members’ deficit / equity	$389,191	$615,030

(1)           December 31, 2004 balances were obtained from audited financial statements.

See notes to unaudited consolidated financial statements.

SAFETY PRODUCTS HOLDINGS, INC.
(NSP Holdings L.L.C. as predecessor)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands) (Unaudited)

	Predecessor		Successor	Predecessor		Successor
	Three months ended October 2, 2004	July 3, 2005 through July 19, 2005	July 20, 2005 through October 1, 2005	Nine months ended October 2, 2004	January 1, 2005 through July 19, 2005	July 20, 2005 through October 1, 2005
Net sales	$114,508	$33,806	$85,738	$330,586	$273,074	$85,738
Cost of goods sold	74,797	22,586	58,271	212,129	171,645	58,271
Gross profit	39,711	11,220	27,467	118,457	101,429	27,467
Operating expenses:
Selling	10,688	3,338	8,413	31,514	26,892	8,413
Distribution	5,712	2,014	4,427	16,607	14,634	4,427
General and administrative	10,171	2,528	7,834	29,988	24,956	7,834
Amortization of intangibles	130	46	4,732	380	329	4,732
Strategic alternatives	3	—	—	616	—	—
Management incentive compensation	—	16,388	—	—	16,388	—
Total operating expenses	26,704	24,314	25,406	79,105	83,199	25,406
Income (loss) from operations	13,007	(13,094)	2,061	39,352	18,230	2,061
Other expense (income):
Interest expense	9,037	2,927	7,151	26,942	24,584	7,151
Interest income	(64)	(85)	(39)	(128)	(914)	(39)
Seller transaction expenses	—	4,646	—	—	4,646	—
Other, net	613	(77)	(110)	1,206	745	(110)
Income (loss) before income taxes and minority interest	3,421	(20,505)	(4,941)	11,332	(10,831)	(4,941)
Income tax expense (benefit)	556	(138)	84	2,915	3,619	84
Minority interest	6	2	(2)	22	13	(2)
Net income (loss)	$2,859	$(20,369)	$(5,023)	$8,395	$(14,463)	$(5,023)

See notes to unaudited consolidated financial statements.

SAFETY PRODUCTS HOLDINGS, INC.
(NSP Holdings L.L.C. as predecessor)
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/ EQUITY
(Amounts in Thousands, Except Units)

	Class E		Class A		Class C		Class D		Accumulated	Accumulated Other Comprehensive (Loss)
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Deficit	Income	Total
Predecessor Company
Balance at January 1, 2005	986	$ 1	7,265,804	$ 38,676	184,523	$ 188	212,018	$ 1,248	$ (118,739)	$ 3,529	$ (75,097)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(5,651)	(5,651)
Net loss	—	—	—	—	—	—	—	—	(14,463)	—	(14,463)
Comprehensive loss											(20,114)
Distributions to members	—	—	—	—	—	—	—	—	(2,509)	—	(2,509)
Balance at July 19, 2005	986	$ 1	7,265,804	$ 38,676	184,523	$ 188	212,018	$ 1,248	$ (135,711)	$ (2,122)	$ (97,720)

	Shares	Amount	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total
Successor Company
Capital contribution	10,967,000	$ 110	$ 109,560	$ —	$ —	$ 109,670
Foreign currency translation adjustments	—	—	—	—	2,761	2,761
Net loss	—	—	—	(5,023)	—	(5,023)
Comprehensive loss						(2,262)
Balance at October 1, 2005	10,967,000	$ 110	$ 109,560	$ (5,023)	$ 2,761	$ 107,408

See notes to consolidated financial statements.

SAFETY PRODUCTS HOLDINGS, INC.
(NSP Holdings L.L.C. as predecessor)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in Thousands) (Unaudited)

	Predecessor		Successor
	Nine months ended October 2, 2004	January 1, 2005 through July 19, 2005	July 20, 2005 through October 1, 2005
Operating activities
Net income (loss)	$8,395	$(14,463)	$(5,023)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	8,527	6,177	2,417
Amortization of intangibles	380	329	4,732
Amortization of deferred financing costs	1,324	1,311	623
Amortization of net original issue discount (premium)	68	58	(32)
Loss on sale of property, plant and equipment	384	—	—
Deferred income taxes	731	(86)	(651)
Minority interest	15	13	(2)
Noncash interest	10,041	11,167	3,075
Changes in operating assets and liabilities:
Accounts receivable	(16,700)	(2,607)	(10,145)
Inventories	(2,170)	(1,515)	3,024
Prepaid expenses and other current assets	789	467	312
Other noncurrent assets	15	(477)	115
Accounts payable	348	(492)	3,288
Accrued expenses	(4,377)	20,902	(1,329)
Pension, postretirement, and deferred compensation	706	(1,210)	135
Other noncurrent liabilities	(31)	(30)	(3)
Other	2	20	4
Net cash provided by operating activities	8,447	19,564	540
Investing activities
Purchase of businesses, net of cash acquired	(490)	(653)	(204,707)
Purchases of property, plant, and equipment	(4,284)	(4,250)	(1,471)
Proceeds from sale of property, plant and equipment	480	—	—
Net cash used in investing activities	(4,294)	(4,903)	(206,178)
Financing activities
Payments for deferred financing costs	—	(3,246)	(19,835)
Proceeds from borrowings	—	100,000	111,646
Payments of debt	(3,284)	(13,623)	(293)
Proceeds from capital contributions	1	—	109,670
Distributions on preferred units	—	(60,000)	—
Distributions on common units	(1,927)	(2,509)	—
Net cash (used in) provided by financing activities	(5,210)	20,622	201,188
Effect of exchange rate changes on cash	1,079	(2,725)	1,547
Net increase (decrease) in cash and cash equivalents	22	32,558	(2,903)
Cash and cash equivalents at beginning of period	16,341	35,731	7,144
Cash and cash equivalents at end of period	$16,363	$68,289	$4,241

See notes to unaudited consolidated financial statements

SAFETY PRODUCTS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands) (Unaudited)

1.   The Acquisition

On July 19, 2005, NSP Holdings L.L.C. (“Holdings” or “Predecessor”) announced the closing of the transaction under which Norcross Safety Products L.L.C. (“Norcross”) was acquired by Safety Products Holdings, Inc. (the “Company” or “Successor”), a new holding company formed by Odyssey Investment Partners, LLC (“Odyssey”), for the purpose of completing the acquisition (the “Acquisition”). The Company was capitalized by equity investments of $82,600 from Odyssey, $25,000 from General Electric Pension Trust and $2,070 from management.

Pursuant to the terms of the Acquisition, the Company purchased all of the outstanding membership units of Norcross and all of outstanding common stock of NSP Holdings Capital Corp., a wholly-owned subsidiary of Holdings, and pursuant to which the Company assumed all of the outstanding indebtedness of Norcross and Holdings, in exchange for a base purchase price to Holdings of $472,000, plus the cash in Norcross and its subsidiaries as of April 2, 2005 in the amount of approximately $16,900, less (1) the indebtedness of Norcross and its subsidiaries as of April 2, 2005 and (2) certain transaction fees and expenses. Upon closing of the Acquisition, the Company became the successor issuer to Holdings pursuant to Rule 15d-5 promulgated under the Securities Exchange Act, as amended. The cash purchase price was $204,488 including direct costs of acquisition of $2,346, and excluding assumed debt of $260,523.

2.   Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements.

In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the financial position and results of operations have been included. Interim results are not necessarily indicative of the results that might be expected for any other interim period or for the fiscal year ending December 31, 2005. The financial statements presented should be read in conjunction with the consolidated financial statements and footnotes thereto included in our 2004 consolidated financial statements, included in Holdings’ Form S-4, as filed on March 28, 2005.

Predecessor—The consolidated financial statements of the Predecessor represent the consolidated results of operations of NSP Holdings L.L.C. prior to the Acquisition.

Successor—The consolidated financial statements of the Successor represent the consolidated results of operations of Safety Products Holdings, Inc. subsequent to the Acquisition.

The consolidated financial statements of the Successor as of and for the period from July 20, 2005 through October 1, 2005 reflect the Acquisition under the purchase method of accounting, in accordance with the Financial Accounting Standards Board (FASB) Statement of Accounting Standards (SFAS) No. 141, Business Combinations.

SAFETY PRODUCTS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in Thousands) (Unaudited)

2.   Basis of Presentation (Continued)

The Company has not finalized the allocation of the purchase price related to the Acquisition as of October 1, 2005. The Company has preliminarily allocated the purchase price on the basis of its current estimate of fair value of the underlying assets acquired and liabilities assumed as follows:

As of
July 20, 2005
Cash and cash equivalents	$7,144
Accounts receivable	63,774
Inventories	93,503
Deferred taxes	61
Prepaid expenses and other current assets	2,806
Property, plant, and equipment	64,379
Goodwill	116,293
Other intangible assets	242,459
Other noncurrent assets	5,828
Total assets acquired	$596,247
Accounts payable	17,379
Accrued expenses	28,136
Pension, post-retirement, and deferred compensation	32,436
Other noncurrent liabilities	1,623
Deferred income taxes	51,512
Minority interest	148
Total liabilities assumed	131,234
Net assets acquired	$465,013

Cash and cash equivalents, trade accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities were stated at historical carrying values, given the short term nature of these assets and liabilities.

Other noncurrent assets, long-term debt, and other noncurrent liabilities outstanding as of the effective date of the Acquisition have been allocated based on management’s judgments and estimates.

Deferred income taxes have been provided in the consolidated balance sheet based on the Company’s preliminary estimates of the tax versus book basis of the assets acquired and liabilities assumed, as adjusted to estimated fair values. The Company has established preliminary valuation allowances against those assets for which realization is uncertain.

The Company’s projected pension and other postretirement benefit obligations and assets have been reflected in the allocation of purchase price at the projected benefit obligation less plan assets at fair market value, based on management’s computations which included valuations performed by independent actuaries engaged by the Company.

The Company has engaged independent appraisers to assist in determining the fair values of property, plant, and equipment, inventories, and other intangible assets, including customer relationships, brand

SAFETY PRODUCTS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in Thousands) (Unaudited)

2.   Basis of Presentation (Continued)

names, developed technology, and backlog. The Company has received preliminary values from the appraisers, which have been included in the above table; however the final appraisals are not yet complete.

The Company has not yet completed its allocation of purchase price and may make further adjustment to the preliminary allocations in subsequent periods.

The fair value of inventory was estimated at net realizable value equal to total retail prices less direct operating expenses and reasonable profit allowance.

The fair value of customer relationships were estimated utilizing a variation of the income approach known as the excess earnings method. As part of the excess earnings method, projections of cash flows are summarized and discounted back to their net present value at an appropriate intangible asset rate of return in order to estimate the fair value of the customer relationships.

In determining the fair value of brand names, a relief from royalty method was used. This method is a specific discounted cash flow approach to analyze cash flows attributable to the brand names. This method is based on the assumption that, in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of the trade name and that the inherent economic value of each trade name is directly related to the cash flows (royalties saved) in the future.

In determining the fair value of developed technology, the relief from royalty method was also utilized in the valuation. This method is based on the assumption that, in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of the developed technology and that the inherent economic value of the developed technology is directly related to the cash flows (royalties saved) in the future.

Backlog fair value was estimated as the after-tax net cash flows attributable to outstanding orders at the date of the Acquisition. Adjustments were made to marketing and selling expenses which were considered to have been incurred by the time orders are received.

Based on preliminary estimates, approximately $116,293 of goodwill was recorded related to the Acquisition. The primary reasons for the Acquisition and the primary factors that contributed to a purchase price that resulted in recognition of goodwill include:

•       The Company’s leading market position as a designer, manufacturer and marketer of branded products in the fragmented personal protection equipment industry offers a competitive advantage in competing for new customers.

•       The Company, being one of only a small number of companies that can provide complete head-to-toe protection, provides a competitive advantage when selling to new and existing customers.

•       The diverse customer base and industries served minimizes the potential impact of volatility from any one customer or industry.

Other considerations affecting the value of goodwill include:

•       The ability of the assembled workforce to develop future innovative technologies and products.

SAFETY PRODUCTS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in Thousands) (Unaudited)

2.   Basis of Presentation (Continued)

•       The application of purchase accounting, particularly for such items as pension and deferred tax liabilities for which significant liability balances were recorded with no corresponding significant short-term cash outflows.

The following table presents the pro forma net sales, income from operations, and net income of the Company (based on the preliminary allocation of purchase price) assuming the Acquisition had occurred on January 1, 2004:

	Nine months ended October 2, 2004	Nine months ended October 1, 2005
Net sales	$330,586	$358,812
Income from operations	30,847	16,933
Net loss	(2,706)	(17,214)

3.   Inventories

Inventories consist of the following:

	Predecessor	Successor
	December 31, 2004	October 1, 2005
At FIFO cost:
Raw materials	$21,726	$22,978
Work in process	10,419	11,803
Finished goods	52,045	55,698
	84,190	90,479
Adjustment to LIFO cost	(1,658)	—
	$82,532	$90,479

As a result of using a new basis of accounting for the Company due to the Acquisition, the LIFO value of inventories approximated the FIFO value of inventories as of October 1, 2005.

SAFETY PRODUCTS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in Thousands) (Unaudited)

4.   Debt

The Company’s debt consists of the following:

	Predecessor	Successor
	December 31, 2004	October 1, 2005
Revolving credit facilities	$—	$—
Term loan	97,725	87,780
Senior pay in kind notes	—	134,555
Senior subordinated notes	152,500	152,500
European term loans	469	261
Arbin seller notes	454	—
Subordinated seller notes	3,121	—
Capital lease obligations	207	110
Unamortized (discount) on senior pay in kind notes	—	(7,719)
Unamortized (discount) premium on senior subordinated notes	(910)	7,432
	253,566	374,919
Less: Current maturities of long-term obligations	15,252	938
	$238,314	$373,981

Aggregate maturities of long-term debt as of October 1, 2005, are as follows:

2006	$938
2007	1,066
2008	1,025
2009	1,009
2010	989
Thereafter	369,892
$374,919

On July 19, 2005, Norcross entered into a new Senior Credit Facility (the “New Credit Facility”) which provides for aggregate borrowings of $138,000, consisting of (a) a term loan in the amount of $88,000, payable in twenty-eight consecutive quarterly installments which commenced on September 30, 2005 and (b) a revolving credit facility in an aggregate principal amount of $50,000. The revolving credit facility is comprised of a U.S. revolving facility and a Canadian subfacility. The amount of the total U.S. revolving facility is an amount equal to $50,000 less the amount at such time outstanding under the Canadian subfacility. The amount of the total Canadian subfacility is an amount denominated in Canadian dollars having a U.S. dollar equivalent of $25,000 less the amount at such time outstanding under the U.S. revolving facility. At any time upon the request of Norcross or the U.S. Subsidiary Borrowers (as defined in the New Credit Facility), one or more new term loan facilities may be added in any aggregate amount of up to $100,000 (and not less than $10,000 for any such additional term loan), subject to certain conditions, the proceeds of which shall be used to finance permitted acquisitions, pay fees and related expenses thereto and to refinance indebtedness of the entity or associated with the assets to be so acquired. The New Credit Facility is subject to certain mandatory prepayments upon the occurrence of certain events, subject to

SAFETY PRODUCTS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in Thousands) (Unaudited)

4.   Debt (Continued)

certain exceptions set forth in the credit agreement. The proceeds of the New Credit Facility were used primarily to refinance Norcross’ existing senior credit facility.

On January 7, 2005, Holdings and NSP Holdings Capital Corp. (“Capital”) issued $100,000 of 11 3/4% senior pay in kind notes due 2012 the “Senior Notes”. The proceeds were used to: (i) make a payment in respect of preferred units of $60,000, $58,000 of which were payments in respect of accrued preferred yield and $2,000 of which was the return of a portion of the original capital contribution made by holders of Holdings preferred units, (ii) make distributions in respect of the common units of certain members of management of $2,000, and (iii) pay fees and expenses. The remainder of the net proceeds were used for general corporate purposes, including potential acquisitions and/or distributions to Holdings’ unit holders.

In connection with the closing of the Acquisition, the Company entered into a second supplemental indenture dated as of July 19, 2005 (the “Second Supplemental Indenture”) among Holdings, Capital, the Company and Wilmington Trust Company, as trustee (the “Trustee”) under the indenture dated as of January 7, 2005 (the “Indenture”) by and among Holdings, Capital and the Trustee providing for the issuance of the Senior Notes. Pursuant to the terms of the Second Supplemental Indenture, the Company assumed all of the rights, powers, commitments, obligations and liabilities of Holdings under the Indenture and the Senior Notes.

On July 19, 2005, the Company sold $25,000 in principal amount of 11 3/4% senior pay in kind notes due 2012 (the “New Notes”). The New Notes were sold pursuant to a purchase agreement, dated June 28, 2005 (the “Purchase Agreement”), by and between the Company and Credit Suisse First Boston, LLC (the “Initial Purchaser”). The New Notes were issued pursuant to the Indenture. Pursuant to the term of the Purchase Agreement, the New Notes were sold to the Initial Purchaser and were resold to qualified institutional buyers in compliance with the exemption from registration.

In connection with the closing of the Acquisition, Norcross entered into a supplemental indenture dated as of July 19, 2005 (the “Norcross Supplemental Indenture”) by and among Norcross, Norcross Capital Corp. (“Norcross Capital”), the guarantors listed on the signature pages thereto and Wilmington Trust Company, as trustee (the “Trustee”) under the indenture dated as of August 13, 2003 (the “Norcross Indenture”) providing for the issuance by Norcross and Norcross Capital of $152,500 aggregate principal amount of 9 7/8% senior subordinated notes due 2011. Pursuant to the terms of the Norcross Supplemental Indenture, the definition of Permitted Holders was amended and the parties confirmed that the Requisite Consents (as defined in the Norcross Supplemental Indenture) had been delivered in order to waive our obligations under the Change in Control covenant of the Norcross Indenture in connection with the Acquisition.

SAFETY PRODUCTS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in Thousands) (Unaudited)

5.   Employee Benefit Plans

The following table sets forth the components of net periodic benefit cost:

	Predecessor				Successor
	Nine months ended October 2, 2004		January 1, 2005 through July 19, 2005		July 20, 2005 though October 1, 2005
	Pension Benefits	Post-retirement Benefits	Pension Benefits	Post-retirement Benefits	Pension Benefits	Post-retirement Benefits
Service cost	$1,175	$19	$903	$14	$384	$5
Interest cost	2,633	62	1,960	43	756	15
Expected return on plan assets	(2,012)	—	(1,780)	—	(724)	—
Amortization of prior service cost	4	13	3	10	—	—
Amortization of actuarial loss	664	64	527	48	—	—
	$2,464	$158	$1,613	$115	$416	$20

6.   Income Taxes

The income tax expense (benefit) for the Predecessor differs from the amount of income tax expense (benefit) computed by applying the U.S. federal income tax rate to income (loss) before income tax and minority interest primarily due to: 1) the tax structure of certain U.S. subsidiaries which requires income taxes to be distributed to and paid by the unitholders, 2) net operating loss carryforwards in the United States and 3) the settlement of income tax audits in Canada and the Netherlands.

The income tax expense for the Successor differs from the amount of income tax expense computed by applying the U.S. federal income tax rate to income (loss) before income taxes and minority interest, primarily due to net operating loss carryforwards in the United States and the impact of purchase accounting adjustments related to the Acquisition.

7.   Legal Proceedings

The Company is subject to various claims arising in the ordinary course of business. Most of these lawsuits and claims are product liability matters that arise out of the use of respiratory product lines manufactured by the Company’s North Safety Products subsidiary. As of October 1, 2005, the Company’s North Safety Products subsidiary, along with its predecessors and/or the former owners of such business were named as defendants in approximately 1,182 lawsuits involving respirators manufactured and sold by it or its predecessors. The Company is also monitoring an additional 11 lawsuits in which it feels that North Safety Products, its predecessors and/or the former owners of such businesses may be named as defendants. Collectively, these 1,193 lawsuits represent a total of approximately 23,938 plaintiffs. Approximately 92% of these lawsuits involve plaintiffs alleging injury resulting from exposure to silica dust, with the remainder alleging injury resulting from exposure to other particles, including asbestos. These lawsuits typically allege that the purported injuries resulted in part from respirators that were negligently designed or manufactured. Invensys plc (“Invensys”), formerly Siebe plc, is contractually obligated to indemnify the Company for any losses, including costs of defending claims, resulting from respiratory products manufactured or sold prior to the acquisition of North Safety Products in October 1998.

SAFETY PRODUCTS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in Thousands) (Unaudited)

7.   Legal Proceedings (Continued)

In addition, the Company’s North Safety Products subsidiary is contractually entitled to indemnification from Norton Company, an affiliate of Saint-Gobain, which owned the North Safety Products business prior to Invensys. Pursuant to a December 14, 1982 asset purchase agreement, Siebe Norton, Inc., a newly formed wholly-owned subsidiary of Norton Company, acquired the assets of Norton’s Safety Products Division and the stock of this company was in turn acquired by Siebe Gorman Holdings PLC. Under the terms of the Agreement, Siebe Norton, Inc. did not assume any liability for claims relating to products shipped by Norton Company prior to the closing date. Moreover, Norton Company covenanted in the Agreement to indemnify Siebe Norton and its successors and assigns against any liability resulting from or arising out of any state of facts, omissions or events existing or occurring on or before the closing date, including, without limitation, any claims arising from products shipped by Norton Company or any of its affiliates prior to the closing date. Siebe Norton, whose name was subsequently changed to Siebe North Inc., was subsequently acquired by the Company as part of the 1998 acquisition of the North Safety Products business from Invensys.

Despite these indemnification arrangements, the Company could potentially be liable for losses or claims relating to products manufactured prior to the October 1998 acquisition date if Invensys fails to meet its obligations to indemnify the Company and the Company could potentially be liable for losses and claims relating to products sold prior to January 10, 1983 if both Invensys and Norton fail to meet their obligations to indemnify the Company. The Company could also be liable if the alleged exposure involved the use of a product manufactured by the Company after its October 1998 acquisition of the North Safety Products business. Invensys is currently handling the defense of all of the cases prior to October 1998 in which North Safety Products, its predecessors and/or former owners of such business have been named as defendants. The Company is jointly with Invensys handling the defense of all of the cases which allege exposure, including periods pre and post October 1998. The Company will individually handle the defense of all cases with exclusive post October 1998 exposure, however, it has not been involved in a case with exclusive post October 1998 exposure to date. As of October 1, 2005, Invensys has sent us requests for reimbursement totaling $215, relating to settled cases in which Invensys claims that the period of alleged exposure included periods after October 1998. Based on information provided to the Company by Invensys, the Company believes that Invensys has made payments with respect to settlement of these claims of $60 for the nine months ended October 1, 2005 . The Company believes that Invensys has the ability to pay these claims based on its current financial position, as publicly disclosed by Invensys.

Consistent with the current environment being experienced by companies involved in silica and asbestos-related litigation, there has been an increase in the number of asserted claims that could potentially involve the Company. Based upon information provided to the Company by Invensys, the Company believes activity related to these lawsuits was as follows for the nine months ended October 1, 2005:

	Plaintiffs	Cases
Beginning lawsuits	25,944	858
New lawsuits	2,051	505
Settlements	(45)	(23)
Dismissals and other	(4,012)	(147)
Ending lawsuits	23,938	1,193

SAFETY PRODUCTS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in Thousands) (Unaudited)

7.   Legal Proceedings (Continued)

Plaintiffs have asserted specific dollar claims in approximately a quarter of the approximately 1,182 cases pending as of October 1, 2005 in which North Safety Products, its predecessors and/or the former owners of such businesses have been named as defendants. A majority of jurisdictions prohibit specifying damages in tort cases such as these, and most of the remaining jurisdictions do not require such specification. In those cases in which plaintiffs choose to assert specific dollar amounts in their complaints, brought in states that permit such pleading, the amounts claimed are typically not meaningful as an indicator of a company’s potential liability. This is because (1) the amounts claimed typically bear no relation to the level of the plaintiff’s injury, (2) the complaints typically assert claims against numerous defendants, and (3) many cases are brought on behalf of plaintiffs who have not suffered any medical injury, and, ultimately, are resolved without any payment or payment of a small fraction of the damages initially claimed. Of the 1,182 complaints maintained in the Company’s records, 909 do not specify the amount of damages sought, 26 generally allege damages in excess of $50, two allege compensatory damages in excess of $50 and an unspecified amount of punitive damages, 90 allege compensatory damages and punitive damages, each in excess of $25, two generally allege damages in excess of $100, 18 allege compensatory damages and punitive damages, each in excess of $50, 26 generally allege damages of $15,000, one generally alleges damages not to exceed $290,000, one alleges compensatory damages and punitive damages, each in excess of $10, two allege compensatory and punitive damages, each in excess of $15, seven allege punitive damages in excess of $25, one alleges punitive damages in excess of $50, 88 generally allege damages in excess of $15, six generally allege damages in excess of $25, one alleges compensatory damages in excess of $25, and two allege compensatory and punitive damages, each in excess of $15,000. The Company currently does not have access to the complaints with respect to the previously mentioned additional 11 monitored cases, and therefore does know whether these cases allege specific damages, or if so, the amount of such damages, but is in the process of seeking to obtain such information. Due to the reasons noted above and to the indemnification arrangements benefiting the Company, it does not believe that the damage amounts specified in these complaints are a meaningful factor in any assessment of the Company’s potential liability.

The Predecessor recorded a $1,250 liability and charge to operating expenses to establish a reserve for respiratory claims during the year ended December 31, 2004, which remains outstanding as of October 1, 2005. The Company believes that this reserve represents a reasonable estimate of the Company’s probable and estimable liabilities for claims alleging injury resulting from exposure to silica dust and other particles, including asbestos, as determined by the Company in consultation with an independent consultant. The Company believes that a five-year projection of claims and defense costs is the most reasonable approach. However, it is possible that the Company may incur liabilities in excess of the amounts currently reserved. This reserve will be re-evaluated periodically and additional charges or credits will be recorded to operating expenses as additional information becomes available.

The Company is not otherwise involved in any material lawsuits. The Company historically has not been required to pay any material liability claims. The Company maintains insurance against product liability claims (with the exception of asbestosis and silicosis cases, for which coverage is not commercially available), but it is possible that insurance coverage will not continue to be available on terms acceptable to the Company or that such coverage will not be adequate for liabilities actually incurred. In connection with the North Safety Products acquisition, the Predecessor recorded a $2,500 reserve for potential uninsured product liability claims of North Safety Products for periods prior to October 1998. The reserve was

SAFETY PRODUCTS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in Thousands) (Unaudited)

7.   Legal Proceedings (Continued)

established at the date of acquisition and relates to potential claims primarily associated with fall protection products sold in Canada. Through December 31, 2003, the Predecessor incurred charges of $200 against this reserve, which reduced the balance to $2,300. During 2004, the Predecessor reduced this reserve to $1,000 to reflect its current expectations of the liability based on information available and recorded a $1,300 credit to operating expenses. The $1,000 reserve remains outstanding as of October 1, 2005. This reserve is re-evaluated periodically, and additional charges or credits will be recorded to operating expenses as additional information becomes available.

It is possible that the Company may incur liabilities in an amount in excess of amounts currently reserved. However, taking into account currently available information, historical experience, and the Company’s indemnification from Invensys, but recognizing the inherent uncertainties in the projection of any future events, the Company believes that these suits or claims should not result in final judgments or settlements in excess of its reserve.

SAFETY PRODUCTS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in Thousands) (Unaudited)

8.   Segment Data

The following table presents information about the Company by segment:

	General Industrial	Fire Service	Utility/ High Voltage	Corporate	Eliminations	Total
Predecessor
Three Months Ended October 2, 2004
Net sales—third parties	$80,432	$20,267	$13,809	$—	$—	$114,508
Net sales—intersegment	2,378	—	—	—	(2,378)	—
Income (loss) from operations	6,968	4,114	3,191	(1,266)	—	13,007
July 3, 2005 through July 19, 2005
Net sales—third parties	22,735	6,616	4,455	—	—	33,806
Net sales—intersegment	693	—	—	—	(693)	—
Income (loss) from operations	1,834	1,188	615	(16,731)	—	(13,094)
Successor
July 20, 2005 through October 1, 2005
Net sales—third parties	59,788	14,770	11,180	—	—	85,738
Net sales—intersegment	1,571	—	—	—	(1,571)	—
Income (loss) from operations	2,029	(400)	1,576	(1,144)	—	2,061
Predecessor
Nine Months Ended October 2, 2004
Net sales—third parties	232,324	59,905	38,357	—	—	330,586
Net sales—intersegment	7,267	—	—	—	(7,267)	—
Income (loss) from operations	24,040	11,360	8,335	(4,383)	—	39,352
January 1, 2005 through July 19, 2005
Net sales—third parties	187,814	51,702	33,558	—	—	273,074
Net sales—intersegment	5,548	—	—	—	(5,548)	—
Income (loss) from operations	19,937	9,332	8,442	(19,481)	—	18,230
Successor
July 20, 2005 through October 1, 2005
Net sales—third parties	59,788	14,770	11,180	—	—	85,738
Net sales—intersegment	1,571	—	—	—	(1,571)	—
Income (loss) from operations	2,029	(400)	1,576	(1,144)	—	2,061

9.   Subsidiary Guarantors

NSP Holdings Capital Corp. is a 100% owned finance subsidiary of the Company with no assets or operations. None of the Company’s other subsidiaries guarantee the 11 3/4% senior pay in kind notes due 2012. The terms of the New Credit Facility significantly restrict Norcross from paying dividends and otherwise transferring assets to the Company. Further, the terms of the indenture governing its 9 7/8% senior subordinated notes due 2011 significantly restrict Norcross and the Company’s other subsidiaries from paying dividends and otherwise transferring assets to the Company, except for taxes and ordinary course operating expenses.

SAFETY PRODUCTS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in Thousands) (Unaudited)

10.   Comprehensive Income (Loss)

Total Predecessor comprehensive income (loss) (which includes the impact of foreign currency translation) amounted to $5,096, $9,282, $(20,114), and $(18,956) for the three and nine months ended October 2, 2004, the period from January 1, 2005 through July 19, 2005, and the period from July 3, 2005 through July 19, 2005, respectively. Total Successor comprehensive loss amounted to $(2,262) for the period from July 20, 2005 through October 1, 2005.

11.   Strategic Alternatives

The Predecessor had previously announced that it was in the process of exploring strategic alternatives, including its possible sale. A decision was made by the Predecessor in the second quarter of 2004 to terminate this process and therefore it has expensed $3 and $616 in associated costs (primarily consisting of professional service fees) for the three and nine months ended October 2, 2004. These costs are reflected in operating expenses as strategic alternatives.

12.   Management Incentive Compensation

As a result of the Acquisition, the Predecessor recognized $16,388 in management incentive compensation expense during the July 3, 2005 through July 19, 2005 predecessor period. The expenses were funded by the predecessor company from proceeds realized upon the consummation of the Acquisition. These costs are reflected in operating expenses as management incentive compensation.

13.   Seller Transaction Expenses

Holdings incurred $4,646 in transaction expenses related to professional services during the July 3, 2005 through July 19, 2005 predecessor period. The expenses were funded by the Predecessor from proceeds realized upon the consummation of the Acquisition. These costs are reflected below operating expenses as seller transaction expenses.

14.   Subsequent Events

On November 1, 2005, Norcross completed the acquisition of all of the issued and outstanding capital stock of The Fibre-Metal Products Company (“Fibre-Metal”). The purchase price consisted of $68,000 in cash which may be increased by the amount that the post-closing working capital adjustment exceeds $9,300 or reduced by the amount that the post-closing working capital adjustment falls below $8,900. Norcross financed the acquisition through additional term borrowings under the New Credit Facility.

On November 1, 2005, Norcross entered into the Incremental Facility Amendment to its Credit Agreement dated July 19, 2005 (the “Amendment”). Under the terms of the Amendment, Norcross, the U.S. Borrowers and the Lenders agreed to a total incremental term commitment from the Increasing Lenders of $65,000. Additionally, the Amendment required, among other things, that the proceeds of the incremental term loans be used for permitted acquisitions and the consolidated senior leverage ratio, after giving effect to the use of the proceeds, not exceed 3.25 to 1.00.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
THE FIBRE-METAL PRODUCTS COMPANY
YEARS ENDED DECEMBER 31, 2004 AND 2003

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
Fibre-Metal Products Company and Subsidiary
Concordville, Pennsylvania

We have audited the accompanying consolidated balance sheets of Fibre-Metal Products Company and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fibre-Metal Products Company and Subsidiary as of December 31, 2004 and 2003, and the results of its operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ RAINER & COMPANY
March 14, 2005

FIBRE-METAL PRODUCTS COMPANY

AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
ASSETS
Current:
Cash and Cash Equivalents	$2,225,097	$5,310,600
Trade Accounts Receivable, Net	3,703,698	3,471,379
Inventories	6,590,333	4,811,450
Prepaid Expenses and Other Current Assets	604,322	407,165
Note Receivable from Related Party	300,000	300,000
TOTAL CURRENT ASSETS	13,423,450	14,300,594
Property, Plant and Equipment, Net	5,697,207	4,964,287
Other:
Other Assets	600,375	363,805
Intangible Assets—Unfunded Pension Liability	217,298	177,299
TOTAL OTHER ASSETS	817,673	541,104
TOTAL ASSETS	$19,938,330	$19,805,985
LIABILITIES
Current:
Note Payable—Demand	$315,514	$0
Accounts Payable—Trade	967,712	1,133,654
Accrued Expenses	1,594,170	1,466,192
TOTAL CURRENT LIABILITIES	2,877,396	2,599,846
Long-Term:
Unfunded Pension Liability	100,966	150,551
Deferred Compensation	583,246	183,343
Subordinated Notes Payable	1,806,000	1,860,600
TOTAL LONG-TERM LIABILITIES	2,490,212	2,194,494
TOTAL LIABILITIES	5,367,608	4,794,340
STOCKHOLDERS’ EQUITY
Common Stock	51	51
Additional Paid-In Capital	1,940,270	1,940,270
Retained Earnings	20,940,511	21,636,186
Accumulated Other Comprehensive Loss	(353,001)	(607,753)
	22,527,831	22,968,754
Less: Treasury Stock at Cost	(7,957,109)	(7,957,109)
TOTAL STOCKHOLDERS’ EQUITY	14,570,722	15,011,645
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,938,330	$19,805,985

The accompanying notes are an integral part of these statements.

FIBRE-METAL PRODUCTS COMPANY

AND SUBSIDIARY

Consolidated Statements of Income

For the Years Ended December 31, 2004 and 2003

	2004	2003
Net Sales	$30,684,316	$28,369,186
Cost of Sales	15,708,848	15,008,514
GROSS PROFIT	14,975,468	13,360,672
Operating Expenses:
Shipping and Warehousing	2,462,712	2,266,567
Selling and Advertising	2,690,351	2,420,888
General and Administrative	4,858,627	4,209,480
TOTAL OPERATING EXPENSES	10,011,690	8,896,935
OPERATING INCOME	4,963,778	4,463,737
Other Income (Expenses):
Interest Income	13,673	61,037
Interest Expense	(190,926)	(189,037)
Miscellaneous—Net	(1,996)	102,572
TOTAL OTHER (EXPENSES)	(179,249)	(25,428)
INCOME BEFORE PROVISION FOR INCOME TAXES	4,784,529	4,438,309
Provision for Income Taxes	439,286	79,328
NET INCOME	$4,345,243	$4,358,981

The accompanying notes are an integral part of these statements.

FIBRE-METAL PRODUCTS COMPANY
AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2004 and 2003

	2004	2003
Cash Flows From Operating Activities:
Net Income	$4,345,243	$4,358,981
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	699,219	707,487
Gain on Sale of Investments	0	(125,600)
Loss on Disposal of Property and Equipment	6,744	0
Bad Debt Expense	13,051	6,871
Deferred Compensation	199,127	183,343
Working Capital Changes Due to Foreign Currency Translation	(25,512)	44,846
Decrease (Increase) in:
Trade Accounts Receivable	216,829	(623,937)
Inventories	(1,618,490)	165,342
Prepaid Expenses and Other Current Assets	(184,413)	145,040
Other Assets	0	(4,502)
Intangible Assets—Unfunded Pension Liability	(62,165)	(12,641)
Increase (Decrease) in:
Accounts Payable—Trade	(582,330)	61,644
Accrued Expenses	110,783	247,769
NET CASH PROVIDED BY OPERATING ACTIVITIES	3,118,086	5,154,643
Cash Flows From Investing Activities:
Purchase of Property and Equipment	(1,382,341)	(922,050)
Patents and Trademark Costs Paid	(12,439)	0
Notes Receivable—Related Parties, Net of Repayments	0	372,000
Cash Value of Life Insurance	(28,805)	(48,526)
Proceeds from Sale of Investments	0	126,500
NET CASH USED BY INVESTING ACTIVITIES	(1,423,585)	(472,076)
Cash Flows From Financing Activities:
Payments of Debt Obligations	(54,600)	(5,325)
Proceeds from Borrowings	315,514	0
Dividends Paid	(5,040,918)	(2,309,301)
NET CASH (USED) BY FINANCING ACTIVITIES	(4,780,004)	(2,314,626)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,085,503)	2,367,941
Cash and Cash Equivalents—Beginning	5,310,600	2,942,659
CASH AND CASH EQUIVALENTS—ENDING	$2,225,097	$5,310,600
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year for:
Interest	$191,381	$189,037
Taxes	475,646	314,128

The accompanying notes are an integral part of these statements.

FIBRE-METAL PRODUCTS COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

NOTE 1—Summary of Significant Accounting Policies

Nature of Business—Fibre-Metal Products Company, headquartered in Concordville, PA, and its subsidiary located in Mississauga, Ontario, Canada are engaged primarily in the manufacture and distribution of personal protective equipment that includes a wide array of top quality, high performance head, face, eye, hearing and respiratory protective products. In addition, the company has a division that is engaged in the production of custom molds, tools and dies for a variety of industry leaders.

Principles of Consolidation—The consolidated financial statements include Fibre-Metal Products Company and its wholly-owned subsidiary. Intercompany transactions have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents—The company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

The company maintains cash balances at several financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. In the normal course of business, the company may have deposits that exceed the insured balance.

Concentration of Credit Risk—Financial instruments, which potentially subject the company to concentration of credit risk, consist principally of trade receivables. Credit risk with respect to trade receivables is limited due to the diversity of customers comprising the company’s customer base. The company performs ongoing credit evaluations of its customers and maintains sufficient allowances for potential credit losses. The company evaluates the collectibility of its accounts receivable based on the length of time the receivable is past due and the anticipated future write-offs based on historical experience. The company’s policy is not to charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed-upon invoice terms.

Fair Value of Financial Instruments—The carrying values of financial instruments, including accounts receivable, accounts payable and other accrued liabilities, approximate their fair values due to their short-term maturities. The fair value of long-term debt is estimated to approximate the carrying value based on current interest rates for similar types of borrowings. The estimated fair values may not represent actual values of the financial instruments that could be realized as of the balance sheet date or that will be realized in the future.

Accounts Receivable—Accounts receivable are recorded net of an allowance for expected losses. The allowance is estimated from historical performance and projections of trends. The allowance for doubtful accounts is $24,253 and $20,448 at December 31, 2004 and 2003, respectively.

Inventories—Inventories are stated at the lower of cost (first-in, first-out) or market. Inventory costs include the cost of items purchased for resale as well as raw materials, labor and overhead for manufactured products.

FIBRE-METAL PRODUCTS COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

December 31, 2004 and 2003

NOTE 1—Summary of Significant Accounting Policies (Continued)

Property, Plant and Equipment—Property, plant and equipment are carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Maintenance and minor repairs are charged to operations as incurred. Gains and losses on dispositions are recorded in current operations.

For financial reporting purposes, the estimated useful lives for depreciation are:

Buildings and Improvements	33-39 Years
Transportation Equipment	3-4 Years
Machinery and Equipment	5-10 Years
Computer Equipment	5 Years
Furniture and Fixtures	5-10 Years

Income Taxes—Fibre-Metal Products Company has elected to be treated as an S corporation for federal and state income tax purposes. Under this election, earnings are taxed at the individual owners’ level and not at the corporate level. The Canadian subsidiary is a taxpaying entity. Income taxes are provided at rates applicable in the country in which the income was earned.

Revenue Recognition—Sales and related cost of sales are recognized when products are shipped, which is when title passes to the customer.

Advertising—Advertising costs, which are included in operating expenses, are expensed as incurred. Advertising costs for the years ended December 31, 2004 and 2003 were $146,361 and $115,949, respectively.

Shipping and Handling Fees and Costs—The company recognizes freight charges as elements of cost of sales and shipping and warehousing expenses, net of freight billed to customers. As of December 31, 2004, $278,648 and $1,292,083 were recognized as cost of sales and shipping and warehousing expenses, respectively. As of December 31, 2003, $204,002 and $1,116,717 were recognized as cost of sales and shipping and warehousing expenses, respectively.

Patents and Trademarks—In July 2001, the Financial Accounting Standards Board issued SFAS No. 142 “Goodwill and Other Intangible Assets.”  Under the rules, goodwill and other indefinite lived intangible assets are no longer amortized but are reviewed annually or sooner if deemed necessary, for impairment. Separate intangible assets that are not considered to have an indefinite life will continue to be amortized over their useful lives.

As a result of the adoption of SFAS 142, management has reviewed the useful lives and remaining values of the intangible assets to determine if any adjustments need to be made to the amortization periods. As a result, they are continuing to amortize patents and trademarks acquired prior to September 1, 2000 over estimated useful lives of five to ten years. Patents and trademarks acquired after September 1, 2000 have been determined to have indefinite useful lives and therefore will no longer be amortized, but instead will be reviewed at least annually for impairment. Amortization expense for the years ended December 31, 2004 and 2003 was $5,466 and $7,201, respectively.

FIBRE-METAL PRODUCTS COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

December 31, 2004 and 2003

NOTE 2—Translation of Foreign Currency Financial Statements

The foreign subsidiary’s financial statements have been translated in accordance with Financial Accounting Standards Board Statement No. 52. This statement requires translation of the balance sheet using the current exchange rate in effect at the balance sheet date. The income statement is translated at an appropriate weighted average of exchange rates in effect during the period. Gains or losses resulting from the translations are shown as a separate component of Accumulated Other Comprehensive Income (Loss). Gains or losses from foreign currency transactions are reflected in the consolidated statements of income as incurred.

The effect of the exchange translation on Accumulated Other Comprehensive Income (Loss) is as follows:

	2004	2003
Balance—Beginning	$80,780	$(429,297)
Adjustment Resulting from Translation of Financial Statements into U.S. Dollars	227,333	510,077
BALANCE—ENDING	$308,113	$80,780

NOTE 3—Inventories

Inventories at December 31 consist of the following:

	2004	2003
Finished Goods	$4,238,735	$3,113,810
Raw Materials and Supplies	2,351,598	1,697,640
TOTAL INVENTORIES	$6,590,333	$4,811,450

NOTE 4—Property, Plant and Equipment

Property, plant and equipment at December 31 consisted of the following:

	2004	2003
Land	$611,645	$265,067
Buildings and Improvements	4,225,155	4,036,207
Transportation Equipment	70,466	70,466
Machinery and Equipment	10,185,803	9,541,401
Computer Equipment	1,147,314	1,253,749
Furniture and Fixtures	439,063	425,125
TOTAL PROPERTY, PLANT AND EQUIPMENT	16,679,446	15,592,015
Less: Accumulated Depreciation	10,982,239	10,627,728
NET PROPERTY, PLANT AND EQUIPMENT	$5,697,207	$4,964,287

Depreciation expense for the years ended December 31, 2004 and 2003 was $693,753 and $700,286, respectively.

FIBRE-METAL PRODUCTS COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

December 31, 2004 and 2003

NOTE 5—Note Receivable from Related Party

At December 31, 2004 and 2003, the company has outstanding a note receivable to an owner of the company. The note is payable upon demand including interest at 5%.

NOTE 6—Notes Payable—Bank

The company has available a $3,000,000 line of credit secured by an open-ended mortgage and collateralized by real estate and corporate assets. Interest is payable monthly based on the London Interbank Offered Rate (“LIBOR”) plus 2%. There was no balance outstanding at December 31, 2004 and 2003.

The Canadian subsidiary has available a line of credit with Toronto Dominion Bank not to exceed $500,000 with interest at prime plus .5%. The balance at December 31, 2004 was $315,514. There was no balance outstanding at December 31, 2003.

NOTE 7—Subordinated Debt

On March 1, 2002, the company issued $1,860,600 of subordinated notes to related parties with maturity dates of March 1, 2022. Interest is to be paid in 80 quarterly installments at a rate of 10% per annum. Payment of subordinated notes, both principal and interest, is subordinated to the prior payment of any indebtedness of the company to any bank or financial institution. Interest incurred was $185,150 and $186,060 for the years ended December 31, 2004 and 2003, respectively.

NOTE 8—Stockholders’ Equity

Common Stock—Common stock has a $.10 par value with 20,000 shares authorized, 503.5 shares issued, and 246 shares outstanding.

Treasury Stock—Treasury stock is shown at cost and consists of 257.5 shares of common stock.

NOTE 9—Employee Retirement Plans

Effective March 2003, Fibre-Metal Products Company implemented a savings plan under Section 401(k) of the Internal Revenue Code. The savings plan allows eligible employees to contribute up to 25% of their compensation on a pre-tax basis. Additionally, the plan includes a company matching contribution of 50% of the employee’s contribution up to 6% of the employee’s base compensation. Under the plan, Fibre-Metal Products Company’s matching contributions for the years ended December 31, 2004 and 2003 were $66,151 and $62,678, respectively.

Fibre-Metal Products Company also has a profit sharing plan covering substantially all non-union eligible employees. The amount of the contribution to the plan each year is determined by the Board of Directors. The contribution is discretionary. The maximum contribution cannot exceed 15% of eligible payroll. The company recognized contributions of $471,220 and $408,606 for the years ended December 31, 2004 and 2003, respectively.

FIBRE-METAL PRODUCTS COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

December 31, 2004 and 2003

NOTE 9—Employee Retirement Plans (Continued)

The company’s foreign subsidiary also has a retirement plan that is a group registered retirement savings plan that covers all eligible employees. Contributions for the years ended December 31, 2004 and 2003 were approximately $54,142 and $36,675, respectively.

The company contributes to a defined benefit pension plan under a collective bargaining agreement which provides for pension benefits to employees of the company who are members of the United Steelworkers of America Local Union 5739. The Union contract requires the company to contribute monthly to the plan. Contributions to the plan during the years ended December 31, 2004 and 2003 were $170,000 and $193,068, respectively. Benefits paid from the plan during the years ended December 31, 2004 and 2003 were $138,696 and $105,360, respectively.

FIBRE-METAL PRODUCTS COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

December 31, 2004 and 2003

NOTE 9—Employee Retirement Plans (Continued)

The following table sets forth the details of the funded status of the pension plan, the amounts recognized in the consolidated balance sheets, the components of net periodic cost, and the weighted average assumptions used in determining these amounts:

	2004	2003
Change in Benefit Obligation:
Benefit obligation—Beginning of Year	$2,817,271	$2,516,138
Service Cost	54,866	65,491
Interest Cost	161,028	162,096
Benefits Paid	(138,696)	(105,360)
Amendments	106,248	0
Actuarial Loss	76,633	178,906
BENEFIT OBLIGATION—END OF YEAR	$3,077,350	$2,817,271
Change in Plan Assets:
Fair Value of Plan Assets—Beginning of Year	$2,666,720	$2,168,141
Actual Return on Plan Assets	278,360	410,871
Employer Contributions	170,000	193,068
Benefits Paid	(138,696)	(105,360)
FAIR VALUE OF PLAN ASSETS—END OF YEAR	$2,976,384	$2,666,720
Reconciliation of Amount Recognized in the Consolidated Balance Sheets:
Accumulated Benefit Obligation	$(3,077,350)	$(2,817,271)
Market Value of Assets	2,976,384	2,666,720
FUNDED STATUS	(100,966)	(150,551)
Unrecognized Actuarial Loss	661,114	688,533
Unrecognized Prior Service Cost	217,298	171,863
Unrecognized Transition Liability	0	5,436
NET AMOUNT RECOGNIZED—END OF YEAR	$777,446	$715,281
Consists of:
Unfunded Pension Liability	$(100,966)	$(150,551)
Intangible Asset	217,298	177,299
Accumulated Other Comprehensive Loss	661,114	688,533
NET AMOUNT RECOGNIZED—END OF YEAR	$777,446	$715,281

FIBRE-METAL PRODUCTS COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

December 31, 2004 and 2003

NOTE 9—Employee Retirement Plans (Continued)

	2004	2003
Change in Accrued Benefit Cost:
Accrued Benefit Cost—Beginning of Year	$715,281	$702,640
Net Periodic Benefit Cost	(107,835)	(180,427)
Contributions	170,000	193,068
ACCRUED BENEFIT COST—END OF YEAR	$777,446	$715,281
Weighted Average Assumptions Used to Determine Year-End Benefit Obligation:
Discount Rate	5.56%	5.86%
Rate of Compensation Increase	0.00%	0.00%

	2004	2003
Components of Net Periodic Benefit Cost:
Service Cost	$54,866	$65,491
Interest Cost	161,028	162,096
Expected Return on Plan Assets	(214,590)	(176,960)
Amortization of Transition Obligations	8,148	8,148
Amortization of Prior Service Cost	60,813	51,377
Amortization of Actuarial Loss	37,570	70,275
NET PERIODIC EXPENSE	$107,835	$180,427
Weighted Average Assumptions Used to Determine Net Periodic Benefit Cost are as Follows:
Discount Rate	5.85%	6.58%
Expected Return on Plan Assets	8.00%	8.00%
Rate of Compensation Increase	0.00%	0.00%

The long-term rate of inflation of 3% was increased by 5% to reflect the long-term rates of real investment return available on the investments currently used by the plan. The assumptions used in the measurement of net periodic pension cost were the 1971 Group Annuity Mortality, Turnover Rates and Age 65 for retirement.

Measurement date used to determine benefit obligation information was December 31, 2004.

Measurement date used for determination of the net periodic benefit cost was January 1, 2004.

FIBRE-METAL PRODUCTS COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

December 31, 2004 and 2003

NOTE 9—Employee Retirement Plans (Continued)

The following is an analysis of plan assets by category:

	2004	2003
Fair Value—December 31:
Equity Securities	62%	61%
Fixed Income	35%	36%
Cash	3%	3%
	100%	100%

The company’s investment policy for plan assets is to effectively meet its future benefit obligations consistent with the company’s goals and objectives. The company’s investment policy considers the following factors:

•       The company is in an established industry that is closely tied to the general economy and should experience fluctuations in line with the economy.

•       The plan is currently well-funded and should maintain a healthy funded ration.

•       Plan demographics indicate an older-than-average labor pool.

•       The company’s strong financial condition and long-term goals of the Pension Committee.

The Pension Committee has determined the following target asset class selections to achieve the objectives of the plan:

U.S. Large Cap Stocks	25% - 35%
U.S. Mid Cap Stocks	11% - 17%
International Stocks	9% - 13%
U.S. Fixed Income	30% - 50%

The company’s expected rate of return on plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation, and estimates of future long-term returns by asset class.

The company expects to contribute approximately $125,000 to the plan in 2005. Benefits expected to be paid by the plan during the ensuing five years and thereafter are approximately as follows:

2005	$170,756
2006	170,234
2007	166,460
2008	162,697
2009	174,209
Thereafter	913,129

FIBRE-METAL PRODUCTS COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

December 31, 2004 and 2003

NOTE 10—Employee Benefit Commitments

Fibre-Metal Products Company has entered into an employment agreement with a certain executive through December 31, 2004, renewable annually thereafter. The agreement provides for a minimum annual salary, supplemental retirement plan, phantom stock plan, and incentives based upon the company’s attainment of specified levels of financial performance.

The supplemental retirement plan provides deferred compensation to be paid to the individual or the individual’s heir over a period of fifteen years commencing on the retirement date. Although the plan is unfunded, the company has earmarked a life insurance policy with investment features, death benefits and a cash surrender value as a source of funding. Total expense recognized for the supplemental retirement plan was $67,472 and $183,343 for the years ended 2004 and 2003, respectively.

Under the phantom stock plan, the executive is granted performance units, the value of which is related to the appreciation in the value of common stock. The performance units granted vest over a period of three years beginning January 1, 2001 and may be exercised at any time up to and including December 31, 2011, subject to restrictions described in the agreement. Under the agreement, no units may be exercised prior to January 1, 2004. Total expense recognized for the plan was $116,682 for the year ended December 31, 2004.

Effective January 1, 2004, the company implemented a non-qualified deferred compensation plan for certain directors, officers and key employees of the company. Life insurance policies were issued on the lives of the individuals participating in the deferred compensation plan and the company is the owner of the policies. Total expense recognized, which represents the vested earnings due participants plus employer contributions, was $60,750 for the year ended December 31, 2004.

NOTE 11—Lease Commitments

Operating Leases—The company operates in various leased warehouse facilities under non-cancelable operating leases expiring at various dates through the year 2009. The company also leases transportation equipment under operating leases.

Rent expense under all operating leases was $270,852 and $294,365 for the years ended December 31, 2004 and 2003, respectively.

Minimum annual rental commitments under all operating leases as of December 31, 2004 are as follows:

2005	$289,041
2006	252,551
2007	210,847
2008	133,548
2009	43,974
TOTAL	$929,961

FIBRE-METAL PRODUCTS COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

December 31, 2004 and 2003

NOTE 12—Income Taxes

The provision for income taxes at December 31 is as follows:

	2004	2003
Current:
Federal	$75,000	$(171,548)
State	10,000	(129,550)
Foreign	354,286	380,426
TOTAL PROVISION FOR INCOME TAXES	$439,286	$79,328

The provision for income taxes reflects foreign taxes that are provided on the income generated by the Canadian subsidiary. The federal and state taxes for the year ended December 31, 2004 represent the net effect of adjustments to the tax provision due to the settlement of taxes for years prior to electing S-Corporation status. The federal and state taxes for the year ended December 31, 2003 are the result of the reversal of deferred taxes on the conversion to an S-Corporation.

NOTE 13—Geographic Data

The following table presents information about the company by geographic area:

	United States	Canada	Consolidated
Year Ended December 31, 2004:
Net Sales	$22,554,700	$8,129,616	$30,684,316
Year Ended December 31, 2003:
Net Sales	$18,243,809	$10,125,377	$28,369,186

NOTE 14—Accrued Expenses

The following represents accrued expenses greater than 5% of current liabilities:

	2004	2003
Accrued Bonus	$163,431	$56,898
Accrued Payroll	532,264	623,924
Accrued Profit Sharing	498,276	476,657
TOTAL	$1,193,971	$1,157,479

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
THE FIBRE-METAL PRODUCTS COMPANY
NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2005

FIBRE-METAL PRODUCTS COMPANY AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2004 and September 30, 2005

	(Audited)	(Unaudited)
	December 31,	September 30,
	2004	2005
ASSETS
Current:
Cash and Cash Equivalents	$2,225,097	$3,089,480
Trade Accounts Receivable, Net	3,703,698	5,549,186
Inventories	6,590,333	6,178,293
Prepaid Expenses and Other Current Assets	604,322	318,274
Note Receivable	300,000	300,000
TOTAL CURRENT ASSETS	13,423,450	15,435,233
Property, Plant and Equipment, Net	5,697,207	5,430,307
Other:
Other Assets	600,375	794,158
Intangible Assets—Unfunded Pension Liability	217,298	217,298
TOTAL OTHER ASSETS	817,673	1,011,456
TOTAL ASSETS	$19,938,330	$21,876,996
LIABILITIES
Current:
Note Payable—Demand	$315,514	$0
Accounts Payable—Trade	967,712	1,515,371
Accrued Expenses	1,594,170	1,223,750
TOTAL CURRENT LIABILITIES	2,877,396	2,739,121
Long-Term:
Unfunded Pension Liability	100,966	100,966
Deferred Compensation	583,246	831,105
Subordinated Notes Payable	1,806,000	1,806,000
TOTAL LONG-TERM LIABILITIES	2,490,212	2,738,071
TOTAL LIABILITIES	5,367,608	5,477,192
STOCKHOLDERS’ EQUITY
Common Stock	51	51
Additional Paid-In Capital	1,940,270	1,940,270
Retained Earnings	20,940,511	22,637,172
Accumulated Other Comprehensive Loss	(353,001)	(220,580)
	22,527,831	24,356,913
Less: Treasury Stock at Cost	(7,957,109)	(7,957,109)
TOTAL STOCKHOLDERS’ EQUITY	14,570,722	16,399,804
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,938,330	$21,876,996

The accompanying notes are an integral part of these statements.

FIBRE-METAL PRODUCTS COMPANY AND SUBSIDIARY
Consolidated Statements of Income
For the Nine Months Ended September 30, 2004 and 2005

	(Unaudited)	(Unaudited)
	2004	2005
Net Sales	$23,333,166	$26,508,214
Cost of Sales	11,731,123	13,215,587
GROSS PROFIT	11,602,043	13,292,627
Operating Expenses:
Shipping and Warehousing	1,865,190	2,021,382
Selling and Advertising	2,018,588	1,852,352
General and Administrative	3,507,504	4,004,137
TOTAL OPERATING EXPENSES	7,391,282	7,877,871
OPERATING INCOME	4,210,761	5,414,756
Other Income (Expenses):
Interest Income	14,775	2,428
Interest Expense	(143,488)	(139,881)
Miscellaneous—Net	7,572	4,948
TOTAL OTHER (EXPENSES)	(121,141)	(132,505)
INCOME BEFORE PROVISION FOR INCOME TAXES	4,089,620	5,282,251
Provision for Income Taxes	368,751	579,749
NET INCOME	$3,720,869	$4,702,502

The accompanying notes are an integral part of these statements.

FIBRE-METAL PRODUCTS COMPANY AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2004 and 2005

	(Unaudited)	(Unaudited)
	2004	2005
Cash Flows From Operating Activities:
Net Income	$3,720,869	$4,702,502
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	510,829	584,826
Loss (Gain) on Disposal of Property and Equipment	(1,268)	223
Bad Debt Expense	5,904	(2,828)
Deferred Compensation	97,252	52,859
Working Capital Changes Due to Foreign Currency Translation	15,514	30,247
Decrease (Increase) in:
Trade Accounts Receivable	(992,945)	(2,287,223)
Inventories	(2,097,714)	477,756
Prepaid Expenses and Other Current Assets	(7,005)	292,973
Intangible Assets—Unfunded Pension Liability	(46,624)	0
Increase (Decrease) in:
Accounts Payable—Trade	592,988	1,011,782
Accrued Expenses	(125,466)	(377,925)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,672,334	4,485,192
Cash Flows From Investing Activities:
Purchase of Property and Equipment	(1,195,796)	(295,642)
Patents and Trademark Costs Paid	(10,605)	(3,812)
Cash Value of Life Insurance	(33,735)	0
Proceeds from Sale of Property and Equipment	2,050	0
NET CASH USED BY INVESTING ACTIVITIES	(1,238,086)	(299,454)
Cash Flows From Financing Activities:
Payments of Debt Obligations	0	(315,514)
Proceeds from Borrowings	141,768	0
Dividends Paid	(5,040,918)	(3,005,841)
NET CASH USED BY FINANCING ACTIVITIES	(4,899,150)	(3,321,355)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,464,902)	864,383
Cash and Cash Equivalents—Beginning	5,310,600	2,225,097
CASH AND CASH EQUIVALENTS—ENDING	$845,698	$3,089,480

The accompanying notes are an integral part of these statements.

FIBRE-METAL PRODUCTS COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1—Basis of Presentation

The accompanying unaudited consolidated financial statements of the company have been prepared in accordance with U. S. generally accepting accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by U. S. generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of financial position and results from operations have been included. Interim results are not necessarily indicative of the results that might be expected for any other interim period or for the fiscal year ending December 31, 2005. The financial statements presented should be read in conjunction with the consolidated financial statements and footnotes thereto included in our 2004 consolidated financial statements.

NOTE 2—Inventories

Inventories consist of the following:

	December 31,	September 30,
	2004	2005
Finished Goods	$4,238,735	$3,453,904
Raw Materials and Supplies	2,351,598	2,724,389
TOTAL INVENTORIES	$6,590,333	$6,178,293

NOTE 3—Debt

The company’s debt consists of the following:

	December 31,	September 30,
	2004	2005
Demand Note Payable	$315,514	$0
Subordinated Notes Payable	1,806,000	1,806,000
TOTAL DEBT	$2,121,514	$1,806,000

Aggregate maturities debt as of September 30, 2005 are as follows:

2006	$0
2007	0
2008	0
2009	0
2010	0
Thereafter	1,806,000
TOTAL	$1,806,000

FIBRE-METAL PRODUCTS COMPANY

AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

NOTE 4—Employee Retirement Plans

The following table sets forth the components of net pension expense:

	September 30,	September 30,
	2004	2005
Service Cost	$41,150	$47,633
Interest Cost	120,771	125,474
Expected Return on Assets Held in the Plan	(160,943)	(178,352)
Net Amortization of Prior Service Cost, Transition Liability and Net Actuarial Loss	79,898	71,336
NET PENSION EXPENSE	$80,876	$66,091

NOTE 5—Comprehensive Income

Total comprehensive income (which includes the impact of foreign currency translation) amounted to $79,859 and $132,421 for the nine months ended September 30, 2004 and 2005, respectively.

NOTE 6—Geographic Data

The following table presents information about the company by geographic area:

	United
	States	Canada	Consolidated
Nine Months Ended September 30, 2005:
Net Sales	$19,091,967	$7,416,247	$26,508,214
Nine Months Ended September 30, 2004:
Net Sales	$17,407,946	$5,925,220	$23,333,166

NOTE 7—Subsequent Event

On November 1, 2005, Norcross Safety Products L.L.C. completed the acquisition of all of the issued and outstanding capital stock of the Company. The purchase price consisted of $68,000,000 in cash which may be increased by the amount that the post-closing working capital adjustment exceeds $9,300,000 or reduced by the amount that the post-closing working capital adjustment falls below $8,900,000.